As filed with the Securities and Exchange Commission on May 31, 2018

Registration No. 333-224968

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Annaly Capital Management, Inc.

(Exact name of registrant as specified in its charter)

Maryland	2834	22-3479661
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1211 Avenue of the Americas

New York, New York 10036

(212) 696-0100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Anthony Green, Esq.

Chief Legal Officer

Annaly Capital Management, Inc.

1211 Avenue of the Americas

New York, New York 10036

(212) 696-0100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Adam O. Emmerich, Esq. Ronald C. Chen, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-2000	Sean P. Reid MTGE Investment Corp. 2 Bethesda Metro Center 12th Floor Bethesda, Maryland 20814 (301) 968-9220	Thomas R. Salley, Esq. J. Kevin Mills, Esq. Cooley LLP (US) 1299 Pennsylvania Avenue, NW. Washington, D.C. 20004 (202) 842-7899

Approximate date of commencement of proposed sale of the securities to the public: May 16, 2018, the date on which the preliminary prospectus and tender offer materials were filed and sent to securityholders. The offer cannot, however, be completed prior to the time this Registration Statement becomes effective. Accordingly, any actual sale or purchase of securities pursuant to the offer will occur only after this Registration Statement is effective, subject to the conditions to the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and the registrant is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

PRELIMINARY AND SUBJECT TO CHANGE, DATED MAY 31, 2018

Offer by

MOUNTAIN MERGER SUB CORPORATION,

a direct wholly owned subsidiary of

ANNALY CAPITAL MANAGEMENT, INC.

to Exchange Each Outstanding Share of Common Stock of

MTGE INVESTMENT CORP.

for

$9.82 in Cash and

0.9519 Shares of Common Stock of Annaly Capital Management, Inc.

or

$19.65 in Cash

or

1.9037 Shares of Common Stock of Annaly Capital Management, Inc.

(subject in each case to the election procedures and, in the case of an all-cash election or an all-stock election, to the proration procedures described in this document and related letter of election and transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JUNE 18, 2018, UNLESS EXTENDED.

Annaly Capital Management, Inc., a Maryland corporation (“Annaly”), through its direct wholly owned subsidiary Mountain Merger Sub Corporation, a Maryland corporation (the “Offeror”), is offering (the “offer”), upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of election and transmittal, to exchange for each outstanding share of common stock, par value $0.01 per share (the “MTGE common stock”), of MTGE Investment Corp., a Maryland corporation (“MTGE”), validly tendered and not validly withdrawn in the offer:

•	$9.82 in cash; and

•	0.9519 shares of Annaly common stock, par value $0.01 per share (the “Annaly common stock”), together with cash in lieu of any fractional shares of Annaly common stock.

We refer to the above as the “mixed consideration.”

In lieu of receiving the mixed consideration, holders of shares of MTGE common stock may elect to receive, for each share of MTGE common stock that they hold, (1) $19.65 in cash (we refer to this election as the “all-cash election” and this amount as the “all-cash consideration”) or (2) 1.9037 shares of Annaly common stock, together with cash in lieu of any fractional shares of Annaly common stock (we refer to this election as the “all-stock election” and this amount as the “all-stock consideration”). The mixed consideration, the all-cash consideration and the all-stock consideration (as applicable) will be paid without interest and less any applicable withholding taxes.

MTGE common stockholders who validly tender and do not validly withdraw their shares of MTGE common stock in the offer but who do not make a valid election will receive the mixed consideration for their shares of MTGE common stock. MTGE common stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 50.0% of the aggregate consideration in the offer will be paid in shares of Annaly common stock and approximately 50.0% of the aggregate consideration in the offer will be paid in cash. See “The Offer—Elections and Proration” for a description of the proration procedure.

The purpose of the offer is for Annaly to acquire control of, and ultimately the entire common equity interest in, MTGE. The offer is the first step in Annaly’s plan to acquire all of the issued and outstanding shares of MTGE common stock. If the offer is completed, promptly following the consummation of the offer, Annaly intends to consummate a merger of MTGE with and into the Offeror, with the Offeror surviving the merger (which we refer to as the “merger”). The purpose of the merger is for Annaly to acquire all of the issued and outstanding shares of MTGE common stock that it did not acquire in the offer. In the merger, each issued and outstanding share of MTGE common stock that was not acquired by Annaly or the Offeror will be converted into the mixed consideration or, at the election of the holder of such shares, the all-cash consideration or all-stock consideration, subject to proration so that approximately 50.0% of the aggregate consideration in the merger will be paid in shares of Annaly common stock and approximately 50.0% of the aggregate consideration in the merger will be paid in cash. In addition, in the merger, each issued and outstanding share of MTGE’s 8.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “MTGE Series A preferred stock”) will be automatically converted into the right of the holders thereof to receive one newly issued share of Annaly’s 8.125% Series H Cumulative Redeemable Preferred Stock, $0.01 par value per share, which will have rights, preferences, privileges and voting powers substantially the same as those of the MTGE Series A preferred stock. After the merger, the MTGE business will be held in a wholly owned subsidiary of Annaly, and the former MTGE stockholders will no longer have any direct ownership interest in the surviving corporation.

NOTICE OF OFFER AND MERGER UNDER SECTION 3-106.1 OF THE MARYLAND GENERAL CORPORATION LAW

In accordance with Section 3-106.1(e) of the Maryland General Corporation Law (the “MGCL”), notice of the offer and the merger and the transactions contemplated thereby is hereby given by Annaly and the Offeror. The Articles of Merger, pursuant to which the Merger will become effective, will be filed with the State Department of Assessments and Taxation of Maryland not earlier than 30 days after the date of this preliminary prospectus/offer to exchange.

The Offeror’s obligation to accept for exchange, and to exchange, shares of MTGE common stock for cash and shares of Annaly common stock in the offer is subject to a number of conditions, including that at least a majority of the outstanding shares of MTGE common stock have been validly tendered (and not validly withdrawn) in the offer. See “The Offer—Conditions of the Offer” for a description of all of such conditions.

Annaly common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “NLY,” and MTGE common stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “MTGE.”

The merger will not entitle MTGE stockholders to dissenters’ rights or rights of objecting stockholders under the MGCL and MTGE’s charter.

For a discussion of certain factors that MTGE common stockholders should consider in connection with the offer, please read the section of this document entitled “Risk Factors” beginning on page 23.

You are encouraged to read this entire document and the related letter of election and transmittal carefully, including the annexes and information referred to or incorporated by reference in this document.

Neither Annaly nor the Offeror has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Annaly or the Offeror.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus/offer to exchange is May 31, 2018.

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ii

This document incorporates by reference important business and financial information about Annaly, MTGE and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this document. This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources. See “Where To Obtain More Information.”

You can obtain the documents incorporated by reference in this document by requesting them in writing or by telephone at the following address and telephone number:

Annaly Capital Management, Inc.

1211 Avenue of the Americas

New York, New York 10036

Attention: Investor Relations

1-888-8ANNALY

http://www.annaly.com/investors

In addition, if you have questions about the offer or the merger, or if you need to obtain copies of this document, the letter of election and transmittal or other documents incorporated by reference in this document, you may contact the information agent for this offer listed below. You will not be charged for any of the documents you request.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Bankers & Brokers Call: (212) 269-5550

All Others Call Toll-Free: (800) 669-5550

If you would like to request documents, please do so by June 11, 2018, in order to receive them before the expiration of the offer.

Information included in this document relating to MTGE, including but not limited to the descriptions of MTGE and its business and the information under the headings “Selected Historical Consolidated Financial Data of MTGE,” “The Offer—Background of the Offer and the Merger,” “The Offer—MTGE’s Reasons for the Offer and the Merger; Recommendation of the MTGE Board of Directors,” “The Offer—Opinion of the MTGE Special Committee’s Financial Advisor,” “The Offer—MTGE Unaudited Prospective Financial Information” and “The Offer—Interests of Certain Persons in the Offer and the Merger” appears in the Solicitation/Recommendation Statement on Schedule 14D-9 dated May 16, 2018 and filed by MTGE with the SEC (the “Schedule 14D-9”). The Schedule 14D-9 was mailed to holders of shares of MTGE common stock on or about May 16, 2018.

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QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER

Below are some of the questions that you as a MTGE stockholder may have regarding the offer and the merger and answers to those questions. You are encouraged to carefully read the remainder of this document and the related letter of election and transmittal, including the annexes and information referred to or incorporated by reference in this document, because the information contained in this section and in the section entitled “Summary” is not complete. Additional important information is contained in the remainder of this document and the related letter of election and transmittal. See “Where To Obtain More Information.” As used in this document, unless otherwise indicated or the context requires, “Annaly,” “we” or “us” refers to Annaly Capital Management, Inc., a Maryland corporation, and its consolidated subsidiaries; the “Offeror” refers to Mountain Merger Sub Corporation, a Maryland corporation and wholly owned subsidiary of Annaly; and “MTGE” refers to MTGE Investment Corp., a Maryland corporation, and its consolidated subsidiaries. The “acceptance time” for purposes of this document and the merger agreement is the time that Annaly will accept for payment, subject to the terms and conditions of the merger agreement, all shares of MTGE common stock, par value $0.01 per share (the “MTGE common stock”), that are validly tendered and not validly withdrawn in the offer.

Who is offering to buy my shares of MTGE common stock and why I am receiving this document?

Annaly Capital Management, Inc. and the Offeror are making this offer to exchange cash and shares of Annaly common stock, par value $0.01 per share (the “Annaly common stock”) for shares of MTGE common stock pursuant to the Agreement and Plan of Merger, dated as of May 2, 2018, entered into by Annaly, the Offeror and MTGE, which is referred to as the “merger agreement”. You are receiving this document because you own shares of MTGE common stock.

Annaly is a leading diversified capital manager that invests in and finances residential and commercial assets. Annaly’s principal business objective is to generate net income for distribution to its shareholders and to preserve capital through prudent selection of investments and continuous management of its portfolio. Annaly has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Annaly is externally managed by Annaly Management Company LLC.

What are the classes and amounts of MTGE securities that Annaly is seeking to acquire in the offer?

Annaly is seeking to acquire all of the issued and outstanding shares of MTGE common stock in the offer.

What will I receive for my shares of MTGE common stock in the offer?

Annaly and the Offeror are offering to exchange for each outstanding share of MTGE common stock validly tendered and not validly withdrawn in the offer:

•	$9.82 in cash; and

•	0.9519 shares of Annaly common stock together with cash in lieu of any fractional shares of Annaly common stock.

We refer to the above as the “mixed consideration.”

In lieu of receiving the mixed consideration, holders of shares of MTGE common stock may elect to receive, for each share of MTGE common stock that they hold, (1) $19.65 in cash (we refer to this election as the “all-cash election” and this amount as the “all-cash consideration”) or (2) 1.9037 shares of Annaly common stock, together with cash in lieu of any fractional shares of Annaly common stock (we refer to this election as the “all-stock election” and this amount as the “all-stock consideration”). The mixed consideration, the all-cash consideration and the all-stock consideration (as applicable) will be paid without interest and less any applicable withholding taxes (such consideration, the “common transaction consideration”).

MTGE common stockholders who validly tender and do not validly withdraw their shares of MTGE common stock in the offer but who do not make a valid election will receive the mixed consideration for their shares of MTGE common stock. MTGE common stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 50.0% of the aggregate consideration in the offer will be paid in shares of Annaly common stock and approximately 50.0% of the aggregate consideration in the offer will be paid in cash. See “The Offer—Elections and Proration” for a description of the proration procedure.

MTGE common stockholders should consider the potential effects of proration and should obtain current market quotations for shares of MTGE common stock and shares of Annaly common stock before deciding whether to tender pursuant to the offer and before electing the form of consideration they wish to receive. The market value of the stock portion of the common transaction consideration will change as the market value of Annaly common stock fluctuates during the offer period and thereafter. Please see “Risk Factors—Risk Factors Relating to the Offer and the Merger.”

What will happen to my shares of MTGE preferred stock?

If you own shares of MTGE’s 8.125% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “MTGE Series A preferred stock”), you do not need to do anything in connection with the offer, as the offer is not applicable to the MTGE Series A preferred stock. If the offer is completed, in connection with the completion of the merger, each issued and outstanding share of MTGE Series A preferred stock will be automatically converted into the right to receive one share of Annaly’s 8.125% Series H Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Annaly Series H preferred stock”) on substantially the same terms.

Will I have to pay any fee or commission to exchange my shares of MTGE common stock?

If you are the record owner of your shares of MTGE common stock and you tender these shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of MTGE common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares of MTGE common stock on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is Annaly making this offer and what is the purpose of the merger?

The purpose of the offer is for Annaly to acquire control of, and ultimately own the entire common equity interest in, MTGE. The offer is the first step in Annaly’s plan to acquire all of the outstanding shares of MTGE common stock. Annaly intends to consummate the merger promptly following the completion of the offer. The purpose of the merger is for Annaly to acquire all of the issued and outstanding shares of MTGE common stock that it did not acquire in the offer. After the merger, the MTGE business will be held in a wholly owned subsidiary of Annaly, and the former MTGE stockholders will no longer have any direct ownership interest in this entity.

What does the MTGE board of directors recommend?

The MTGE board of directors, acting upon the unanimous recommendation of a special committee of the MTGE board of directors comprised of three independent directors (the “MTGE special committee”), has resolved to recommend that the MTGE stockholders accept the offer and tender their shares of MTGE common stock to Annaly in the offer. The MTGE board of directors, upon the unanimous recommendation of the MTGE special committee, also determined that the terms of the merger agreement and the transactions, including the offer, the merger and the issuance of shares of Annaly common stock in connection therewith, are in the best interests of MTGE and its stockholders, and declared the offer, the merger and the other transactions contemplated by the merger agreement advisable.

See “The Offer—MTGE’s Reasons for the Offer and the Merger; Recommendation of the MTGE Board of Directors” for more information. A description of the reasons for this recommendation is also set forth in MTGE’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this document.

What are the most significant conditions of the offer?

The offer is conditioned upon, among other things, the following:

1.	Minimum Tender Condition—MTGE common stockholders having validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of shares of MTGE common stock that, together with any shares of MTGE common stock then owned by Annaly and the Offeror, represents at least a majority of the then-outstanding shares of MTGE common stock at any expiration of the offer (the “minimum tender condition”);

2.	Effectiveness of Form S-4—The registration statement on Form S-4, of which this document is a part, having become effective under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and must not be the subject of any stop order or proceeding seeking a stop order, at any expiration of the offer;

3.	No MTGE Material Adverse Effect—There not having occurred and continuing prior to the expiration of the offer any change, effect, development, circumstance, condition, state of facts, event or occurrence after the date of the merger agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on MTGE and its subsidiaries (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”);

4.	No Annaly Material Adverse Effect—There not having occurred and continuing prior to the expiration of the offer any change, effect, development, circumstance, condition, state of facts, event or occurrence after the date of the merger agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Annaly and its subsidiaries (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”);

5.	Accuracy of MTGE’s Representations and Warranties—The representations and warranties of MTGE contained in the merger agreement being true and correct as of the expiration of the offer, subject to specified materiality standards;

6.	MTGE’s Compliance with Covenants—MTGE must have, in all material respects, performed or complied with its obligations, agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the expiration of the offer;

7.	Accuracy of Annaly’s and the Offeror’s Representations and Warranties—The representations and warranties of Annaly and the Offeror contained in the merger agreement being true and correct as of the expiration of the offer, subject to specified materiality standards;

8.	Annaly’s and the Offeror’s Compliance with Covenants—each of Annaly and the Offeror must have, in all material respects, performed or complied with their agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the expiration of the offer;

9.	Listing of Annaly Common Stock and Annaly Preferred Stock—The shares of Annaly common stock to be issued in the offer and the merger and the shares of Annaly Series H preferred stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance;

10.	No Legal Prohibition—No law, order or injunction (whether temporary, preliminary or permanent) restraining or enjoining or otherwise prohibiting the consummation of the offer or the merger must have been enacted, issued, promulgated or granted by a governmental entity of competent jurisdiction;

11.	Regulatory Approvals—The approvals of the U.S. Department of Housing and Urban Development (“HUD”), the HUD lenders/servicers of certain loans financed by HUD and the Federal National Mortgage Association (“Fannie Mae”), if required, must have been obtained at or prior to the expiration of the offer;

12.	Transaction Tax Opinions—The receipt of a written opinion by each of Annaly and MTGE from its legal counsel, dated as of the expiration date, to the effect that the offer and the merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

13.	REIT Tax Opinions—The receipt of a written opinion by each of Annaly and MTGE from the other party’s tax counsel, dated as of the expiration date, to the effect that at all times since a specified date and, with respect to Annaly, through the expiration date or, with respect to MTGE, through and including the taxable year that ends on the effective time of the merger, such company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and, with respect to Annaly, that the proposed method of operation of Annaly will enable Annaly to continue to meet the requirements for qualification as a REIT under the Code.

The offer is subject to certain other conditions set forth below in the section entitled “The Offer—Conditions of the Offer.” The conditions to the offer are for the sole benefit of Annaly and the Offeror and may be asserted by Annaly or the Offeror regardless of the circumstances giving rise to any such condition (other than as a result of any action or inaction by Annaly or the Offeror that is completely within the control of Annaly or the Offeror), and may be waived by Annaly or the Offeror, by express and specific action to that effect, in whole or in part at any time and from time to time. However, certain specified conditions (including all the conditions noted above other than the conditions related to a material adverse effect on MTGE, accuracy of MTGE’s representations, MTGE’s compliance with covenants and receipt by Annaly of the transaction and REIT tax opinions noted above) may only be waived by Annaly or the Offeror with the express written consent of MTGE. Pursuant to the merger agreement, MTGE has the right to require that Annaly and the Offeror waive the conditions set forth in the fourth, seventh, eighth, twelfth and thirteenth paragraphs above (no material adverse effect on Annaly, accuracy of Annaly’s and the Offeror’s representations and warranties, Annaly’s and the Offeror’s compliance with covenants, MTGE’s receipt of the transaction tax opinion and MTGE’s receipt of the REIT tax opinion). There is no financing condition to the offer.

How long will it take to complete the offer and the merger?

The offer and the merger are expected to be completed during the third quarter of 2018, subject to the satisfaction or waiver of the conditions described in the sections entitled “The Offer—Conditions of the Offer” and “Merger Agreement—Conditions to the Merger.”

How long do I have to decide whether to tender my shares of MTGE common stock in the offer?

The offer is scheduled to expire at 5:00 p.m., Eastern Time, on June 18, 2018, unless further extended or terminated. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. During any such extension, all of the shares of MTGE common stock previously tendered and not validly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means 5:00 p.m., Eastern Time, on June 18, 2018, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Subject to the provisions of the merger agreement and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”), and unless MTGE consents otherwise or the merger agreement is otherwise terminated, the Offeror must (1) extend the offer for one or more successive periods of up to 10 business days each (or for such longer period as may be agreed by MTGE) in order to further seek to satisfy the conditions to the offer in the event that any of the offer conditions (other than the minimum tender condition) have not been satisfied or validly waived as of any then scheduled expiration of the offer, (2) extend the offer for up to two successive periods of 10 business days each (or such longer or shorter period as may be agreed by MTGE) if each of the offer conditions (other than the minimum tender condition) has been satisfied or validly waived and the minimum tender condition has not been satisfied as of the scheduled expiration of the offer, and MTGE requests that the Offeror so extend the offer, and (3) extend the offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or NYSE or Nasdaq that is applicable to the offer or the merger or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer, the merger, the Schedule TO or the related offer documents. However, the Offeror is not required to extend the offer beyond February 2, 2019 (which is the “outside date”).

Any decision to extend the offer will be made public by an announcement regarding such extension as described under the section entitled “The Offer—Extension, Termination and Amendment.”

How do I tender my shares of MTGE common stock?

To tender your shares of MTGE common stock represented by physical certificates in the offer, you must deliver the certificates representing such shares, together with a completed letter of election and transmittal and any other documents required by the letter of election and transmittal, to Computershare Trust Company, N.A. (“Computershare”), the depositary and exchange agent for the offer, not later than the expiration date. The letter of election and transmittal is enclosed with this document.

To tender your shares of MTGE common stock in electronic book-entry form, you must deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and follow the other procedures for book-entry tender set forth herein, not later than the expiration date.

If your shares of MTGE common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), these shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered shares of MTGE common stock only after timely receipt by the exchange agent of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of election and transmittal and any other required documents.

For a complete discussion on the procedures for tendering your shares of MTGE common stock, see “The Offer—Procedure for Tendering.”

Until what time can I withdraw tendered shares of MTGE common stock?

You may withdraw your previously tendered shares of MTGE common stock at any time until the offer has expired and, if the Offeror has not accepted your shares of MTGE common stock for payment by July 15, 2018, you may withdraw them at any time on or after that date until the Offeror accepts shares for payment. Once the Offeror accepts your tendered shares of MTGE common stock for payment upon expiration of the offer, however, you will no longer be able to withdraw them. For a complete discussion of the procedures for withdrawing your shares of MTGE common stock, see “The Offer—Withdrawal Rights.”

How do I withdraw previously tendered shares of MTGE common stock?

To withdraw previously tendered shares of MTGE common stock, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time that you have the right to withdraw shares. If you tendered shares of MTGE common stock by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares of MTGE common stock and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such shares at any time that you have the right to withdraw shares. For a discussion on the procedures for withdrawing your shares of MTGE common stock, including the applicable deadlines for effecting withdrawals, see “The Offer—Withdrawal Rights.”

When and how can I expect to receive the offer consideration in exchange for my tendered shares of MTGE common stock?

The Offeror will exchange all validly tendered and not validly withdrawn shares of MTGE common stock promptly after the expiration date, subject to the terms thereof and the satisfaction or waiver of the conditions to the offer, as set forth in “The Offer—Conditions of the Offer.” The Offeror will deliver the consideration for your validly tendered and not validly withdrawn shares through the exchange agent, that will act as your agent for the purpose of receiving the common transaction consideration from the Offeror and transmitting such consideration to you. In all cases, you will receive the consideration for your tendered shares of MTGE common stock only after timely receipt by the exchange agent of certificates representing such shares of MTGE common stock (or a confirmation of a book-entry transfer of such shares as described in the section entitled “The Offer—Procedure for Tendering”) and a properly completed and duly executed letter of election and transmittal and any other required documents for such shares.

Why does the cover page to this document state that this offer is preliminary and subject to change, and that the registration statement filed with the SEC is not yet effective? Does this mean that the offer has not commenced?

No. Completion of this document and effectiveness of the registration statement are not necessary to commence this offer. The offer was commenced on May 16, 2018, the date of the initial filing of the registration statement on Form S-4 of which this document is a part. The Offeror cannot, however, accept for exchange any shares of MTGE common stock tendered in the offer or exchange any shares until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or waived.

What happens if I do not tender my shares of MTGE common stock?

If, after consummation of the offer, Annaly and the Offeror own a majority of the outstanding shares of MTGE common stock, Annaly and the Offeror intend to promptly complete the merger. Upon consummation of the merger, each issued and outstanding share of MTGE common stock that has not been tendered and accepted for exchange in the offer will be converted in the merger into the right to receive, at the election of the holder, the all-cash consideration, the all-stock consideration or the mixed consideration, but the all-cash consideration and all-stock consideration will be subject to proration so that approximately 50.0% of the aggregate consideration in the merger will be paid in shares of Annaly common stock and approximately 50.0% of the aggregate consideration in the merger will be paid in cash. A letter of election and transmittal will be sent to you following the merger to make these elections. The election deadline to make these elections will be 5:00 p.m. Eastern Time, on the 20th calendar day following the date on which such forms of election and transmittal are mailed. If you do not make a valid election, you will be treated as if you had made an election to receive the mixed consideration.

If the offer is completed, will MTGE continue as a public company?

No. Annaly is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger promptly following the purchase of shares of MTGE common stock in the offer. Upon the effective time of the merger, MTGE will no longer be publicly traded. If, for some reason, the merger does not take place, and Annaly (through the Offeror) purchases all of the shares of MTGE common stock validly tendered and not validly withdrawn, there may be so few remaining stockholders and publicly held shares that MTGE common stock will no longer be eligible to be traded through Nasdaq or other securities exchanges, there may not be an active public trading market for MTGE common stock, and MTGE may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.

Will the offer be followed by a merger if all of the shares of MTGE common stock are not tendered in the offer?

Yes, unless the conditions to the merger are not satisfied or waived. If the Offeror accepts for payment all of the shares of MTGE common stock validly tendered and not validly withdrawn pursuant to the offer, and the other conditions to the merger are satisfied or waived, the merger will take place promptly after the consummation of the offer. If the merger takes place, Annaly will own 100% of the equity of MTGE, and all of the remaining holders of MTGE common stock, other than Annaly and the Offeror, will have the right to receive the mixed consideration, the all-cash consideration or the all-stock consideration, in each case without interest and less any applicable withholding taxes, with the form of such consideration to be subject to further proration as described in this document (such consideration, the “common transaction consideration”).

Because the merger will be governed by Section 3-106.1 of the Maryland General Corporation Law (the “MGCL”), no stockholder vote will be required to consummate the merger in the event that the offer is consummated. Annaly is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger promptly following the consummation of the offer. As such, Annaly does not expect there to be a significant period of time between the consummation of the offer and the consummation of the merger.

Does Annaly have the financial resources to complete the offer and the merger?

Yes. The common transaction consideration will consist of Annaly common stock and cash. The offer and the merger are not conditioned upon any financing arrangements or contingencies.

What are the U.S. federal income tax consequences of receiving shares of Annaly common stock and/or cash in exchange for my shares of MTGE common stock in the offer and/or the merger?

The offer and the merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the offer and the merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders (as defined herein) of MTGE common stock who receive shares of Annaly common stock and/or cash in exchange for their shares pursuant to the offer and/or the merger generally will be as follows:

•	if a MTGE stockholder receives solely shares of Annaly common stock in exchange for its shares of MTGE common stock, such stockholder generally will not recognize any gain or loss, except with respect to cash received in lieu of a fractional share of Annaly common stock;

•	if a MTGE stockholder receives solely cash in exchange for its shares of MTGE common stock, such stockholder generally will recognize gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis in its MTGE common stock surrendered; and

•	if a MTGE stockholder receives a combination of Annaly common stock and cash in exchange for its shares of MTGE common stock, such stockholder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the cash and the fair market value of the Annaly common stock received, less the stockholder’s tax basis in its MTGE common stock surrendered, and (2) the amount of cash received.

Non-U.S. holders (as defined herein) who receive a combination of Annaly common stock and cash in exchange for shares of MTGE common stock pursuant to the offer and/or the merger may be subject to U.S. withholding tax with respect to the cash consideration.

Each MTGE stockholder should read the discussion under “Material U.S. Federal Income Tax Consequences” and should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the offer and the merger to such stockholder in light of its particular circumstances.

Will I have the right to have my shares of MTGE common stock appraised?

No. Appraisal rights, rights of objecting stockholders or dissenters’ rights are not available in connection with the offer or the merger. See “The Offer—Purpose of the Offer and the Merger; Dissenters’ Rights.”

Who should I call if I have questions about the offer?

You may call D.F. King & Co., Inc., the information agent, at (800) 669-5550 (toll free for stockholders) or (212) 269-5550 (banks and brokers).

Where can I find more information about Annaly and MTGE?

You can find more information about Annaly and MTGE from various sources described in the section entitled “Where To Obtain More Information.”

SUMMARY

This section summarizes certain information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to MTGE stockholders. You are urged to carefully read the remainder of this document and the related letter of election and transmittal and the other documents to which we have referred because the information in this section and in the “Questions and Answers About the Offer and the Merger” section is not complete. See “Where To Obtain More Information.”

The Offer (Page 29)

Annaly and the Offeror are offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of election and transmittal, to exchange for each outstanding share of MTGE common stock validly tendered and not validly withdrawn in the offer:

•	$9.82 in cash; and

•	0.9519 shares of Annaly common stock, together with cash in lieu of any fractional shares of Annaly common stock.

We refer to the above as the “mixed consideration.”

In lieu of receiving the mixed consideration, holders of shares of MTGE common stock may elect to receive, for each share of MTGE common stock that they hold, either (1) $19.65 in cash (we refer to this election as the “all-cash election” and this amount as the “all-cash consideration”) or (2) 1.9037 shares of Annaly common stock, together with cash in lieu of any fractional shares of Annaly common stock (we refer to this election as the “all-stock election” and this amount as the “all-stock consideration”). The mixed consideration, the all-cash consideration and the all-stock consideration (as applicable) will be paid without interest and less any applicable withholding taxes (such consideration, the “common transaction consideration”).

MTGE common stockholders who tender their shares of MTGE common stock in the offer but who do not make a valid election will receive the mixed consideration for their shares of MTGE common stock. MTGE common stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 50.0% of the aggregate consideration in the offer will be paid in shares of Annaly common stock and approximately 50.0% of the aggregate consideration in the offer will be paid in cash. See “The Offer—Elections and Proration” for a description of the proration procedure.

MTGE common stockholders will not receive any fractional shares of Annaly common stock in the offer or the merger. No fractional shares of Annaly common stock will be issuable in the offer or the merger and each MTGE stockholder who otherwise would be entitled to receive a fraction of a share of Annaly common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) equal to such fractional part of a share of Annaly common stock multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding the time Annaly accepts for payment shares of MTGE common stock validly tendered and not validly withdrawn pursuant to the offer. See “The Merger Agreement—Fractional Shares.”

Purpose of the Offer; The Merger; The Merger Consideration (Pages 66, 77 and 77)

The purpose of the offer is for Annaly to acquire control of, and ultimately the 100% of the common equity interests in, MTGE. The offer is the first step in Annaly’s plan to acquire all of the outstanding shares of MTGE common stock. Annaly intends to consummate the merger promptly after the consummation of the offer. The purpose of the merger is for Annaly to acquire all of the issued and outstanding shares of MTGE common stock that it did not acquire in the offer.

In the merger, each outstanding share of MTGE common stock that was not acquired by Annaly or the Offeror will be converted into the mixed consideration or, at the election of the holder of such shares, the all-cash consideration or all-stock consideration, subject to proration so that approximately 50.0% of the aggregate consideration in the merger will be paid in shares of Annaly common stock and approximately 50.0% of the aggregate consideration in the merger will be paid in cash. Following the merger, a letter of election and transmittal will be mailed to such non-tendering stockholders to make these elections. The election deadline to make these elections will be 5:00 p.m. Eastern Time on the 20th calendar day following the date on which the forms of election and transmittal are mailed. If you do not make an election, you will be treated as if you had made an election to receive the mixed consideration.

In addition, in the merger, each issued and outstanding share of MTGE Series A preferred stock will be automatically converted into the right to receive one newly issued share of Annaly Series H preferred stock, which will have rights, preferences, privileges and voting powers substantially the same as those of the MTGE Series A preferred stock.

After the merger, the MTGE business will be held by the Offeror, and the former MTGE common stockholders will no longer have any direct ownership interest in such entity.

Annaly expects to consummate the merger promptly after the consummation of the offer in accordance with Section 3-106.1 of the MGCL, and no stockholder vote to approve the offer or the merger, adopt the merger agreement or approve any other action by the MTGE stockholders will be required in connection with the merger. See “The Offer—Purpose of the Offer and the Merger; Dissenters’ Rights.”

Treatment of MTGE Restricted Stock Units (Page 82)

At the effective time of the merger, each MTGE restricted stock unit, whether vested or unvested, will automatically be cancelled, with the holder of such restricted stock unit becoming entitled to receive (a) the mixed consideration in respect of each MTGE share underlying such restricted stock unit immediately prior to the effective time, and (b) a cash payment in lieu of any fractional share of Annaly common stock that such holder would otherwise be entitled to receive, in each case, less applicable tax withholdings.

The Companies (Page 28)

Annaly

Annaly Capital Management, Inc.

1211 Avenue of the Americas

New York, New York 10036

Annaly is a leading diversified capital manager that invests in and finances residential and commercial assets. Annaly’s principal business objective is to generate net income for distribution to its shareholders and to preserve capital through prudent selection of investments and continuous management of its portfolio. Annaly has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Annaly is externally managed by Annaly Management Company LLC. Annaly common stock trades under the ticker symbol “NLY” on the NYSE.

Offeror

Mountain Merger Sub Corporation

c/o Annaly Capital Management, Inc.

1211 Avenue of the Americas

New York, New York 10036

The Offeror, a Maryland corporation, is a wholly owned subsidiary of Annaly. The Offeror is newly formed and was organized for the purpose of making the offer and consummating the merger. The Offeror has not engaged in any business activities to date, and it has no material assets or liabilities of any kind, other than those incidental to its formation and those incurred in connection with the merger agreement and the transactions contemplated thereby, including the offer and the merger.

MTGE

MTGE Investment Corp.

2 Bethesda Metro Center, 12th Floor

Bethesda, Maryland 20814

MTGE Investment Corp. is a real estate investment trust that invests in and manages a leveraged portfolio of agency mortgage investments, non-agency mortgage investments and other real estate-related investments. MTGE is externally managed and advised by MTGE Management, LLC, an affiliate of AGNC Investment Corp. (Nasdaq: AGNC).

MTGE’s common stock trades under the ticker symbol “MTGE” on Nasdaq.

Annaly’s Reasons for the Offer and the Merger (Page 38)

The purpose of the offer is for Annaly to acquire control of, and ultimately the entire common equity interest in, MTGE. Annaly and the Offeror are making the offer and Annaly plans to complete the merger because it believes that the acquisition of MTGE by Annaly will expand and diversify Annaly’s investment portfolio, supporting the continued growth of Annaly’s businesses.

Expiration of the Offer (Page 60)

The offer is scheduled to expire at 5:00 p.m., Eastern Time, on June 18, 2018, unless further extended or terminated. “Expiration date” means 5:00 p.m., Eastern Time, on June 18, 2018, unless and until the Offeror has extended or terminated the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Extension, Termination and Amendment (Page 61)

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, and unless MTGE consents otherwise or the merger agreement is otherwise terminated, the Offeror must (1) extend the offer for one or more successive periods of up to 10 business days (or such longer period as may be agreed by MTGE) each in order to further seek to satisfy the conditions to the offer in the event that any of the offer conditions (other than the minimum tender condition) have not been satisfied or validly waived as of any then scheduled expiration of the offer, (2) extend the offer for up to two successive periods of 10 business days each (or for such longer or shorter period as may be agreed by MTGE) if each of the offer conditions (other than the minimum tender condition) has been satisfied or validly waived and the minimum tender condition has not been satisfied as of the scheduled expiration of the offer, and MTGE requests that the Offeror so extend the offer, and (3) extend the offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or NYSE or Nasdaq which is applicable to the offer or the merger or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer, the merger, the Schedule TO or the related offer documents. However, the Offeror is not required to extend the offer beyond the outside date.

The Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter as described under “The Offer—Extension, Termination and Amendment.”

In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, shares of MTGE common stock previously tendered and not validly withdrawn will remain subject to the offer, subject to the right of each MTGE stockholder to withdraw previously tendered shares of MTGE common stock.

The merger agreement provides that the merger agreement may be terminated if the offer has not been consummated on or before 11:59 p.m., Eastern Time, on February 2, 2019, and the Offeror may not extend the offer beyond such date without the prior written consent of MTGE.

No subsequent offering period will be available following the expiration of the offer.

Conditions of the Offer (Page 68)

The offer is subject to certain conditions, including:

•	that MTGE stockholders have validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of shares of MTGE common stock that, together with any shares of MTGE common stock then owned by Annaly and the Offeror, represents at least a majority of the then-outstanding shares of MTGE common stock at any expiration of the offer;

•	the effectiveness of the registration statement on Form S-4 of which this document is a part;

•	no material adverse effect on MTGE and its subsidiaries (as defined in the merger agreement and described under “The Merger Agreement—Material Adverse Effect”) having occurred and continuing prior to the expiration of the offer;

•	no material adverse effect on Annaly and its subsidiaries (as defined in the merger agreement and described under “The Merger Agreement—Material Adverse Effect”) having occurred and continuing prior to the expiration of the offer;

•	the truth and accuracy of MTGE’s representations and warranties made in the merger agreement, subject to specified materiality standards;

•	MTGE being in material compliance with its covenants under the merger agreement;

•	the truth and accuracy of Annaly’s and the Offeror’s representations and warranties made in the merger agreement, subject to specified materiality standards;

•	Annaly and the Offeror being in material compliance with their covenants under the merger agreement;

•	the listing on the NYSE of the shares of Annaly common stock to be issued in the offer and the merger and the shares of Annaly Series H preferred stock to be issued in the merger;

•	lack of legal prohibitions;

•	receipt of approvals of HUD, lenders/servicers of certain loans financed by HUD and Fannie Mae, if required;

•	the receipt of opinions by each of Annaly and MTGE from their respective legal counsel regarding the U.S. federal income tax treatment of the offer and the merger; and

•	the receipt of opinions by each of Annaly and MTGE from the other party’s respective legal counsel regarding each of Annaly’s and MTGE’s qualification as a REIT.

Subject to applicable SEC rules and regulations, the Offeror also reserves the right, in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in “The Offer—Conditions of the Offer” by giving oral or written notice of such waiver to the exchange agent. However, certain specified conditions (including all conditions noted in the immediately preceding list other than third, fifth, sixth, eleventh, twelfth and thirteenth conditions listed above and other than the receipt by Annaly of the opinions noted above) may only be waived by Annaly or the Offeror with the express written consent of MTGE. Pursuant to the merger agreement, MTGE has the right to require that Annaly and the Offeror waive the fourth, seventh and eighth conditions listed above and the conditions related to receipt by MTGE of the opinions listed above.

Withdrawal Rights (Page 63)

Tendered shares of MTGE common stock may be withdrawn at any time prior to the expiration date. Additionally, if the Offeror has not agreed to accept the shares for exchange on or prior to July 15, 2018, MTGE common stockholders may thereafter withdraw their shares from tender at any time after such date until the Offeror accepts the shares for exchange. Once the Offeror accepts shares for exchange pursuant to the offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering (Page 63)

To validly tender shares of MTGE common stock pursuant to the offer, MTGE common stockholders must:

•	deliver a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other required documents, and certificates for tendered shares of MTGE common stock to the exchange agent at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration date; or

•	deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document, and shares must be tendered pursuant to the procedures for book-entry tender set forth herein (and a confirmation of receipt of that tender received), and in each case be received by the exchange agent prior to the expiration date.

MTGE common stockholders who hold shares of MTGE common stock in “street name” through a bank, broker or other nominee holder, and desire to tender their shares of MTGE common stock pursuant to the offer, should instruct the nominee holder to do so prior to the expiration date.

Exchange of Shares; Delivery of Cash and Annaly Shares (Page 62)

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly following the expiration date, the Offeror will accept for exchange, and will exchange, all shares of MTGE common stock validly tendered and not validly withdrawn prior to the expiration date.

Elections and Proration (Page 57)

By indicating their elections in the applicable section of the letter of election and transmittal, MTGE common stockholders may elect to receive the mixed consideration, the all-cash consideration or the all-stock consideration in exchange for each share of MTGE common stock validly tendered and not validly withdrawn pursuant to the offer, subject in each case to the election procedures and, in the case of elections of the all-cash consideration or the all-stock consideration, to the proration procedures described in this document and the related letter of election and transmittal. If a MTGE common stockholder decides to change its election after tendering its shares of MTGE common stock, it must first validly withdraw the tendered shares of MTGE common stock and then re-tender (and not validly withdraw) the shares prior to the expiration date, with a new letter of election and transmittal that indicates the revised election. MTGE common stockholders who tender their shares of MTGE common stock in the offer but who do not make a valid election will receive the mixed consideration for their shares of MTGE common stock.

Certain Legal Matters; Regulatory Approvals (Page 71)

Annaly and MTGE conduct operations in a number of jurisdictions where regulatory filings or approvals may be required or advisable in connection with the completion of the offer and the merger. In particular, because certain subsidiaries of MTGE are borrowers under loans insured by HUD or serviced loans insured by the U.S. Federal Housing Administration, an office of HUD, or owned by Fannie Mae, the approval of HUD and Fannie Mae may be required to close the offer. Additionally, it is a condition to the closing of the offer that these regulatory approvals, if required, are obtained, which condition may be waived by Annaly in its sole discretion. Annaly and MTGE have initiated a process to obtain these approvals.

Annaly has been advised that the offer and the merger are exempt from the pre-notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). Therefore, we are not attempting to comply with those requirements. The fact that a transaction is exempt from the requirements of the HSR Act does not preclude the Department of Justice or the Federal Trade Commission from seeking to prevent the transaction on the ground that it violates the United States antitrust laws. However, we do not believe that the offer or the merger will be viewed as violating the antitrust laws.

Interests of Certain Persons in the Offer and the Merger (Page 72)

In considering the recommendation of the MTGE board of directors that you accept the offer and tender your shares of MTGE common stock to the Offeror pursuant to the offer, you should be aware that the MTGE directors may have interests that are different from, or in addition to, the interests of MTGE stockholders generally, including the treatment of outstanding restricted stock units held by directors pursuant to the merger agreement, effective as of the closing of the transactions contemplated by the merger agreement.

Management Agreement Termination (Page 73)

In connection with the execution of the merger agreement, MTGE, MTGE TRS, LLC, the MTGE external manager, and Annaly entered into an amendment to the amended and restated MTGE management agreement dated as of July 1, 2016 (the “MTGE management agreement”), which provides that one month following completion of the merger, the MTGE management agreement will terminate (such time, the “termination time”). Pursuant to the termination provisions set forth in the MTGE management agreement, in the event the MTGE external manager is terminated without cause, it is entitled to a termination fee equal to three times the average annual management fee earned by the MTGE external manager during the 24-month period immediately preceding the most recently completed month prior to the termination. Accordingly, MTGE will pay the MTGE external manager $36,659,461.54 million upon the completion of the merger, and $5,000,000 at the termination time (for an aggregate termination fee of $41,659,461.54). The amendment provides that in addition to the termination fee, MTGE will pay the MTGE external manager for accrued management fees through and until the termination time and will reimburse the MTGE external manager for expenses it incurs prior to the termination time in the ordinary course of business and consistent with past practice to the extent reimbursable pursuant to the MTGE management agreement. In addition, the indemnification obligations included in the management agreement shall survive the termination. Subject to completion of the transactions contemplated by the merger agreement, Annaly has guaranteed payment of the termination fee and amounts that become owed to the Manager under the management agreement.

The amendment to the MTGE management agreement also provides that the MTGE external manager may not intentionally and knowingly take any action, directly or indirectly, that is prohibited to be taken by MTGE representatives as it relates to such representatives’ non-solicitation obligations under the merger agreement, and the MTGE external manager is required to otherwise comply with the non-solicitation obligations applicable to MTGE representatives under the merger agreement. However, to the extent that MTGE is permitted to, and in fact does, engage in discussions or negotiations regarding an acquisition proposal in accordance with the merger agreement, the MTGE external manager may assist MTGE in such discussions or negotiations. The MTGE external manager further agreed that, other than those actions that MTGE is permitted to take under the merger agreement, or as required by law, it will not intentionally and knowingly take any action that would reasonably be expected to cause any of the conditions to the offer or the merger to fail to be satisfied.

Source and Amount of Funds (Page 74)

The offer and the merger are not conditioned upon any financing arrangements or contingencies.

Annaly estimates the aggregate amount of cash consideration required to purchase the outstanding shares of MTGE common stock and consummate the merger will be approximately $450.1 million, plus related fees and expenses. Annaly anticipates that the funds needed to complete the transactions will be derived from available cash on hand. Neither Annaly nor the Offeror have any specific alternative financing plans in connection with the offer or the merger. See “The Offer—Source and Amount of Funds.”

Dissenters’ Rights (Page 66)

No appraisal rights, rights of objecting stockholders or dissenters’ rights are available in connection with the offer or the merger. See “The Offer—Purpose of the Offer and the Merger; Dissenters’ Rights.”

Comparative Market Price and Dividend Matters (Page 98)

Annaly common stock is listed on the NYSE under the symbol “NLY” and MTGE common stock is listed on Nasdaq under the symbol “MTGE.” On May 1, 2018, the trading day prior to public announcement of the merger agreement, the closing price per share of MTGE common stock on Nasdaq was $18.15, and the closing price per share of Annaly common stock on the NYSE was $10.34. On May 15, 2018, the most recent trading date prior to the mailing of this document, the closing price per share of MTGE common stock on Nasdaq was $19.65, and the closing price per share of Annaly common stock on the NYSE was $10.33.

The market value of the stock portion of the common transaction consideration will change as the market value of Annaly common stock fluctuates during the offer period and thereafter. MTGE common stockholders should obtain current market quotations for MTGE common stock and Annaly common stock before deciding whether to tender their shares of MTGE common stock in the offer and before electing the form of common transaction consideration they wish to receive. See “Comparative Market Price and Dividend Matters.”

Ownership of Annaly Common Stock After the Offer and the Merger (Page 66)

Annaly estimates that former MTGE common stockholders would own, in the aggregate, approximately 4% of the shares of Annaly common stock outstanding after the merger. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of Annaly Common Stock After the Offer and the Merger.”

Comparison of Stockholders’ Rights (Page 149)

The rights of Annaly common stockholders are different in some respects from the rights of MTGE common stockholders. Therefore, MTGE common stockholders who become Annaly common stockholders as a result of the offer and/or the merger will have different rights once they become Annaly common stockholders. The differences are described in more detail under “Comparison of Stockholders’ Rights.”

Material U.S. Federal Income Tax Consequences (Page 100)

The offer and the merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the offer and the merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences U.S. holders (as defined herein) of MTGE common stock who receive shares of Annaly common stock and/or cash in exchange for their shares pursuant to the offer and/or the merger generally will be as follows:

•	if a MTGE stockholder receives solely shares of Annaly common stock in exchange for its shares of MTGE common stock, such stockholder generally will not recognize any gain or loss, except with respect to cash received in lieu of a fractional share of Annaly common stock;

•	if a MTGE stockholder receives solely cash in exchange for its shares of MTGE common stock, such stockholder generally will recognize gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis in its shares surrendered; and

•	if a MTGE stockholder receives a combination of Annaly common stock and cash in exchange for its shares of MTGE common stock, such stockholder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the cash and the fair market value of the Annaly common stock received, minus the stockholder’s tax basis in its shares surrendered, and (2) the amount of cash received.

Non-U.S. holders (as defined herein) who receive a combination of Annaly common stock and cash in exchange for shares of MTGE common stock pursuant to the offer and/or the merger may be subject to U.S. withholding tax with respect to the cash consideration.

Each MTGE stockholder should read the discussion under “Material U.S. Federal Income Tax Consequences” and should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the offer and the merger to such stockholder in light of its particular circumstances.

Accounting Treatment (Page 74)

In accordance with accounting principles generally accepted in the United States (“GAAP”), Annaly will account for the acquisition of shares through the offer and the merger under the acquisition method of accounting for business combinations.

Questions about the Offer and the Merger

Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The information agent for the offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Bankers & Brokers Call: (212) 269-5550

All Others Call Toll-Free: (800) 669-5550

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ANNALY

The following table sets forth summary consolidated financial data for Annaly as of and for each of the five years ended December 31, 2017, 2016, 2015, 2014 and 2013 and as of and for each of the three months ended March 31, 2018 and 2017. All references to “fiscal years,” unless otherwise noted, refer to the twelve-month fiscal year.

The summary consolidated financial data as of December 31, 2017 and 2016, and for the years ended December 31, 2017, 2016 and 2015, were derived from Annaly’s audited consolidated financial statements included in its Annual Report on Form 10-K for the period ended December 31, 2017, previously filed with the SEC on February 16, 2018 and incorporated by reference into this document. The summary consolidated financial data as of December 31, 2015, 2014 and 2013, and for the years ended December 31, 2014 and 2013, were derived from Annaly’s audited consolidated financial statements not included in or incorporated by reference into this document. The summary consolidated financial data as of and for the three months ended March 31, 2018 was derived from Annaly’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the period ended March 31, 2018, previously filed with the SEC on May 3, 2018 and incorporated by reference into this document. The summary consolidated financial data as of and for the three months ended March 31, 2017 was derived from Annaly’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the period ended March 31, 2017, previously filed with the SEC on May 5, 2017 and which is not included in or incorporated by reference into this document.

Such financial data should be read together with, and is qualified in its entirety by reference to, Annaly’s historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in the above-referenced Annual Report on Form 10-K.

(dollars in thousands, except per share data)	For the Three Months Ended March 31,		For the Years Ended December 31,
	2018	2017	2017	2016		2015	2014	2013
Statement of Operations Data:
Interest income	$879,487	$587,727	$2,493,126		$2,210,951	$2,170,697	$2,632,398	$2,918,127
Interest expense	367,421	198,425	1,008,354		657,752	471,596	512,659	624,714

Net interest income	512,066	389,302	1,484,772		1,553,199	1,699,101	2,119,739	2,293,413

Realized and unrealized gains (losses)	844,689	74,265	199,493		84,204	(1,021,351)	(2,791,399)	1,598,445
Other income (loss)	34,023	31,646	115,857		44,144	(13,717)	44,044	78,134
Less: Total general and administrative expenses	62,510	53,828	224,124		250,356	200,240	209,338	232,081
Income (loss) before income taxes and income from equity method investment in affiliate	1,328,268	441,385	1,575,998		1,431,191	463,793	(836,954)	3,737,911
Less: Income taxes	564	977	6,982		(1,595)	(1,954)	5,325	8,213

Net income (loss)	1,327,704	440,408	1,569,016		1,432,786	465,747	(842,279)	3,729,698
Net income (loss) attributable to noncontrolling interest	(96)	(103)	(588)		(970)	(809)	(196)	—

Net income (loss) attributable to Annaly	1,327,800	440,511	1,569,604		1,433,756	466,556	(842,083)	3,729,698
Dividends on preferred stock	$33,766	$23,473	$109,635	$82,260		$71,968	$71,968	$71,968

Net income (loss) available (related) to common stockholders	1,294,034	417,038	1,459,969		1,351,496	394,588	(914,051)	3,657,730

Net income (loss) per share available (related) to common stockholders:
Basic	$1.12	$0.41	$1.37		$1.39	$0.42	$(0.96)	$3.86

Diluted	$1.12	$0.41	$1.37		$1.39	$0.42	$(0.96)	$3.74

Weighted average number of common shares outstanding:
Basic	1,159,617,848	1,018,942,746	1,065,923,652		969,787,583	947,062,099	947,539,294	947,337,915

Diluted	1,160,103,185	1,019,307,379	1,066,351,616		970,102,353	947,276,742	947,539,294	995,557,026

Other Financial Data:
Total assets	$100,382,233	$84,658,957	$101,760,050		$87,905,046	$75,190,893	$88,355,367	$81,922,460
Total equity	$13,942,935	$12,647,349	$14,871,573		$12,575,972	$11,905,922	$13,333,781	$12,405,055
Dividends declared per common share	0.30	0.30	1.20		1.20	1.20	1.20	1.50
Ratio of earnings to fixed charges (1)(2)	4.11x	2.38x	2.06x		2.16x	1.36x	0.32x	3.39x
Ratio of earnings to combined fixed charges and preferred stock dividends (1)(2)	3.88x	2.28x	1.98x		2.08x	1.34x	0.36x	3.28x

(1)	Includes unrealized gains (losses) on investments and/or derivatives.
(2)	Fixed charges include realized gains (losses) on interest rate swaps.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MTGE

The following table sets forth summary consolidated financial data for MTGE as of and for each of the five years ended December 31, 2017, 2016, 2015, 2014 and 2013 and as of and for each of the three months ended March 31, 2018 and 2017. All references to “fiscal years,” unless otherwise noted, refer to the twelve-month fiscal year.

The summary consolidated financial data as of December 31, 2017 and 2016, and for the years ended December 31, 2017, 2016 and 2015 was derived from MTGE’s audited consolidated financial statements included in its Annual Report on Form 10-K for the period ended December 31, 2017, previously filed with the SEC on February 27, 2018 and incorporated by reference into this document. The summary consolidated financial data as of December 31, 2015, 2014 and 2013, and for the years ended December 31, 2014 and 2013, were derived from MTGE’s audited consolidated financial statements not included in or incorporated by reference into this document. The summary consolidated financial data as of and for the three months ended March 31, 2018 was derived from MTGE’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the period ended March 31, 2018, previously filed with the SEC on May 10, 2018 and incorporated by reference into this document. The summary consolidated financial data as of and for the three months ended March 31, 2017 was derived from MTGE’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the period ended March 31, 2017, previously filed with the SEC on May 9, 2017 and which is not included or incorporated by reference into this document.

Such financial data should be read together with, and is qualified in its entirety by reference to, MTGE’s historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in the above-referenced Annual Report on Form 10-K.

	For the Quarter Ended March 31,		For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(all numbers in thousands, except per share data)
Statement of operations data:
Interest income	$39,630	$33,757	$143,648	$147,770	$174,118	$183,358	$255,699
Interest expense	(17,053)	(10,165)	(52,526)	(39,582)	(30,800)	(28,631)	(38,754)

Net interest income	22,577	23,592	91,122	108,188	143,318	154,727	216,945
Net servicing loss	(200)	(2,427)	(5,337)	(17,690)	(17,367)	(15,213)	(4,139)
Net healthcare investment income	1,965	662	5,862	659	—	—	—
Other gains (losses)	(40,742)	22,069	90,158	(23,844)	(139,062)	45,265	(270,676)
Expenses	(4,967)	(5,095)	(21,029)	(23,767)	(25,205)	(25,362)	(25,921)
Benefit from (provision for) income tax, net	—	—	550	125	(42)	(238)	(679)

Net Income (loss)	(21,367)	38,801	161,326	43,671	(38,358)	159,179	(84,470)
Dividend on preferred stock	(1,117)	(1,117)	(4,468)	(4,468)	(4,468)	(2,718)	—
Noncontrolling interest in net income	5	(2)	9	(2)	—	—	—

Net income (loss) to common shareholders	$(22,479)	$37,682	$156,867	$39,201	$(42,826)	$156,461	$(84,470)

Net income (loss) per common share – basic and diluted	$(0.49)	$0.82	$3.42	$0.85	$(0.85)	$3.06	$(1.59)

Weighted average common shares – basic	45,810	45,798	45,805	46,005	50,506	51,176	53,015

Weighted average common shares –diluted	45,822	45,806	45,811	46,008	50,519	51,192	53,015

Dividends declared per common share	$0.50	$0.45	$1.85	$1.60	$1.80	$2.60	$3.05

	For the Quarter Ended March 31,		For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(all numbers in thousands, except per share data)
Balance Sheet Data
Agency securities, at fair value	$3,660,403	$2,997,725	$3,758,181	$2,803,168	$3,217,252	$4,384,139	$5,641,682
Non-agency securities, at fair value	$833,681	$948,495	$872,084	$1,134,469	$1,557,671	$1,168,834	$1,011,217
Healthcare real estate assets	$282,816	$119,129	$262,833	$93,266	$—	$—	$—
Total assets	$5,857,808	$5,619,182	$5,953,036	$4,797,155	$5,482,402	$7,031,252	$8,397,865
Financing arrangements	$3,945,422	$3,271,342	$4,050,219	$3,311,043	$4,107,615	$5,423,630	$7,158,192
Total liabilities	$4,897,212	$4,669,039	$4,947,414	$3,864,110	$4,491,290	$5,855,283	$7,295,145
Total stockholders’ equity	$959,797	$949,837	$1,005,107	$932,730	$991,112	$1,175,969	$1,102,720
Net asset value per common share	$19.76	$19.54	$20.75	$19.17	$19.66	$21.91	$21.47
Other Financial Data
Dividends declared per common share	$0.50	$0.45	$1.85	$1.60	$1.80	$2.60	$3.05
Ratio of earnings to fixed charges (1)	(0.3)x	4.7x	4.0x	2.0x	(0.3)x	6.2x	(1.2)x
Ratio of earnings to combined fixed charges and preferred stock dividends (2)(3)	(0.2)x	4.3x	3.7x	1.9x	(0.2)x	5.8x	(1.2)x

(1)	Fixed charges consist of primarily interest expense, as defined under U.S. generally accepted accounting principles, on our repurchase agreements.
(2)	Fixed charges consist of primarily interest expense, as defined under U.S. generally accepted accounting principles, on our repurchase agreements.
(3)	There were no shares of preferred stock outstanding prior to 2014, therefore, there are no amounts for preferred stock dividends included in the above calculations.

COMPARATIVE PER SHARE DATA

(UNAUDITED)

The following table reflects historical information about basic and diluted earnings per share and cash dividends per share of common stock for the three months ended March 31, 2018 and the fiscal year ended December 31, 2017, on a historical basis. In addition, the following table reflects historical information about book value per share for the three months ended March 31, 2018, on a historical basis.

MTGE stockholders should read the information presented in the following table together with the historical financial statements of Annaly and MTGE and the related notes which are incorporated herein by reference.

	Annaly Historical	MTGE Historical
Net income (loss) per share attributable to common stockholders for the three months ended March 31, 2018:
Basic earnings per share	$1.12	($0.49)
Diluted earnings per share	$1.12	($0.49)
Cash dividends declared per share common stock for the three months ended March 31, 2018	$.30	$0.50
Book value per share as of March 31, 2018	$10.53	$19.76
Net income per share attributable to common stockholders for the year ended December 31, 2017:
Basic earnings per share	$1.37	$3.42
Diluted earnings per share	$1.37	$3.42
Cash dividends declared per share of common stock for the year ended December 31, 2017	$1.20	$1.85

RISK FACTORS

MTGE stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender their shares pursuant to the offer. Additional risks and uncertainties not presently known to Annaly or MTGE or that are not currently believed to be important may have adverse effects on the offer, the merger and the combined company.

Risk Factors Relating to the Offer and the Merger

The stock portion of the common transaction consideration is fixed and will not be adjusted. Because the market price of Annaly common stock may fluctuate, MTGE common stockholders cannot be certain of the market value of the common transaction consideration they will receive in exchange for their shares of MTGE common stock in connection with the transactions or the value of Annaly common stock thereafter.

In connection with the offer and the merger, MTGE common stockholders will receive, at their election, the mixed consideration, the all-cash consideration or the all-stock consideration. The mixed consideration and all-stock consideration provide for a fixed number of shares of Annaly common stock for each share of MTGE common stock. In addition, MTGE common stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 50.0% of the aggregate consideration in the offer and merger will be paid in shares of Annaly common stock and approximately 50.0% of the aggregate consideration in the offer will be paid in cash. As a result, a portion of the consideration that MTGE common stockholders who make the all-cash election will receive in the offer and the merger may be a fixed number of shares of Annaly common stock. Because the number of shares of Annaly common stock being offered as part of the portion of the common transaction consideration will not vary based on the market value of Annaly common stock, the market value of the common transaction consideration that you will receive in the offer or the merger that is based on the value of Annaly common stock will vary based on the price of such stock at the time you receive the common transaction consideration. The market price of Annaly common stock may decline after the date of this document, after you tender your shares and/or after the offer and the merger are completed.

A decline in the market price of Annaly common stock could result from a variety of factors, some of which are beyond Annaly’s control, including, among other things, an increase in interest rates, the possibility that Annaly may not achieve the expected benefits of the acquisition of MTGE as rapidly or to the extent anticipated, MTGE’s portfolio and businesses may not perform as anticipated following the transactions, the effect of Annaly’s acquisition of MTGE on Annaly’s financial results may not meet the expectations of Annaly, financial analysts or investors, or the addition and integration of MTGE’s business may be unsuccessful, take longer or be more disruptive than anticipated, as well as numerous factors affecting Annaly and its businesses that are unrelated to MTGE, including the price of the securities and loans in Annaly’s existing portfolio.

Because the offer will not be completed until certain conditions have been satisfied or waived, a significant period of time may pass between the commencement of the offer, the time you tender your shares and the time that the Offeror accepts your shares for payment. See “The Offer—Conditions of the Offer.” Therefore, at the time you tender your shares of MTGE common stock pursuant to the offer, you will not know the exact market value of the stock portion of the common transaction consideration that will be issued if the Offeror accepts such shares for payment.

See “Comparative Market Price and Dividend Matters” of this document. You are urged to obtain current market quotations for MTGE common stock and Annaly common stock.

MTGE common stockholders may not receive all consideration in the form elected.

MTGE common stockholders electing to receive either the all-cash consideration or the all-stock consideration in the offer will be subject to proration so that approximately 50.0% of the aggregate consideration in the offer will be paid in shares of Annaly common stock, and approximately 50.0% of the aggregate consideration in the offer will be paid in cash. Similarly, MTGE common stockholders electing to receive either the all-cash consideration or the all-stock consideration in the merger will be subject to proration so that approximately 50.0% of the aggregate consideration in the merger will be paid in shares of Annaly common stock, and approximately 50.0% of the aggregate consideration in the merger will be paid in cash. Accordingly, some of the consideration a MTGE common stockholder receives in the offer or the merger may differ from the type of consideration selected and such difference may be significant. This may result in, among other things, tax consequences that differ from those that would have resulted if the MTGE common stockholder had received solely the form of consideration elected. A discussion of the proration mechanism can be found under the heading “The Offer—Elections and Proration” and a discussion of the material U.S. federal income tax consequences of the offer and the merger can be found under “Material U.S. Federal Income Tax Consequences.”

The offer remains subject to conditions that neither Annaly nor MTGE can control.

The offer is subject to conditions, including that at least a majority of the outstanding shares of MTGE common stock have been validly tendered in the offer (and not validly withdrawn), receipt of required regulatory approvals, lack of legal prohibitions, no material adverse effect (with such term as defined in the merger agreement and described under the section entitled “Merger Agreement—Material Adverse Effect”) having occurred with respect to MTGE, Annaly and their respective subsidiaries, the truth and accuracy of MTGE’s and Annaly’s and the Offeror’s representations and warranties made in the merger agreement, subject to specified materiality standards, MTGE, Annaly and the Offeror being in material compliance with their covenants under the merger agreement, the listing of the shares of the Annaly common and Series H preferred stock to be issued in the offer and the merger being authorized for listing on the NYSE, the receipt of opinions by each of Annaly and MTGE from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Annaly and MTGE (as applicable) meet and, in the case of Annaly, will continue to meet after closing of the merger, the requirements for qualification as a REIT under the Code, and the registration statement on Form S-4 of which this document is a part, becoming effective. There are no assurances that some or all of the conditions to the offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the offer are not met, then Annaly may, subject to the terms and conditions of the merger agreement, allow the offer to expire, or amend or extend the offer. See “The Offer—Conditions of the Offer” for a discussion of the conditions to the offer.

MTGE common stockholders who receive Annaly common stock in the offer will become Annaly common stockholders. Annaly common stock may be affected by different factors and Annaly common stockholders will have different rights than MTGE common stockholders.

Upon consummation of the offer, MTGE common stockholders receiving shares of Annaly common stock will become common stockholders of Annaly. Annaly’s business differs from that of MTGE, and Annaly’s results of operations and the trading price of Annaly common stock may be adversely affected by factors different from those that would affect MTGE’s results of operations and stock price.

In addition, holders of shares of Annaly common stock will have rights as Annaly common stockholders that differ from the rights they had as MTGE common stockholders before the offer or the merger. For a detailed comparison of the rights of Annaly common stockholders to the rights of MTGE common stockholders, see “Comparison of Stockholders’ Rights.”

The receipt of shares of Annaly common stock in the offer and/or the merger may be taxable to MTGE common stockholders.

The offer is conditioned upon the receipt of an opinion by each of Annaly and MTGE from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, if the offer and the merger are not treated as component parts of an integrated transaction for U.S. federal income tax purposes, if the merger is not completed or if the transaction otherwise fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the exchange of shares of MTGE common stock for shares of Annaly common stock in the offer and/or the merger will be a taxable transaction for U.S. federal income tax purposes.

MTGE common stockholders should consult their tax advisors regarding the tax consequences to them of the offer and the merger, including any U.S. federal, state, local, non-U.S. or other tax consequences, and any tax return filing or other reporting requirements, in light of their particular circumstances.

Risk Factors Relating to Annaly as the Combined Company

Annaly, as the combined company, may fail to realize all of the anticipated benefits of the merger or those benefits may take longer to realize than expected.

The full benefits of the transactions may not be realized as expected or may not be achieved within the anticipated time-frame, or at all. Failure to achieve the anticipated benefits of the transactions could adversely affect Annaly’s results of operations or cash flows, cause dilution to the earnings per share or book value per share of Annaly, decrease or delay the expected accretive effect of the transactions, and negatively impact the price of Annaly common stock.

In addition, Annaly and MTGE will be required to devote significant attention and resources prior to closing to prepare for the post-closing operation of Annaly, as the combined company, and Annaly will be required post-closing to devote significant attention and resources to successfully integrate the MTGE portfolio and operating businesses into the existing Annaly structure. In particular, prior to the acquisition, Annaly will have limited experience managing MTGE’s healthcare real estate assets. These businesses present additional regulatory constraints and pose operational risks different from those that Annaly has successfully managed in the past. This integration process, coupled with managing new business lines, may disrupt Annaly’s businesses and, if ineffective, would limit the anticipated benefits of the merger and could adversely affect Annaly’s results of operations or cash flows, cause dilution to the earnings per share or book value per share of Annaly, decrease or delay the expected accretive effect of the transactions, and negatively impact the price of Annaly common stock.

Annaly and MTGE will incur direct and indirect costs as a result of the offer and the merger.

Annaly and MTGE will incur substantial expenses in connection with and as a result of completing the offer and the merger and, following the completion of the merger, Annaly expects to incur additional expenses in connection with integrating the MTGE portfolio and operating businesses into the existing Annaly structure. Factors beyond Annaly’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately.

REITs are subject to a range of complex organizational and operational requirements.

To qualify as a REIT, Annaly must distribute with respect to each taxable year at least 90% of its net income (excluding capital gains) to its stockholders. A REIT must also meet certain other requirements, including with respect to the nature of its income and assets, and the ownership of its stock. For any taxable year that Annaly fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing its net taxable income and thus would become subject to U.S. federal, state and local income tax as if it were a regular taxable corporation. In such an event, Annaly could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, Annaly would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If Annaly failed to qualify as a REIT, the market price of its common stock may decline, and Annaly may need to reduce substantially the amount of distributions to its stockholders because of its increased tax liability.

Risks Related to Annaly’s Business

You should read and consider the risk factors specific to Annaly’s business that will also affect Annaly, as the combined company, after the merger. These risks are described in Part I, Item 1A of Annaly’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in other documents that are incorporated by reference into this document. See “Where To Obtain More Information” for more detail on the information incorporated by reference in this document.

Risks Related to MTGE’s Business

You should read and consider the risk factors specific to MTGE’s business that will also affect Annaly, as the combined company, after the merger. These risks are described in Part I, Item 1A of MTGE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in other documents that are incorporated by reference into this document. See “Where To Obtain More Information” for more detail on the information incorporated by reference in this document.

FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this document may contain forward-looking statements, concerning, among other things, Annaly’s and MTGE’s outlook, financial projections and business strategies, all of which are subject to risks, uncertainties and assumptions. These forward-looking statements are identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “forecast,” “expect,” “continue,” “potential,” “opportunity,” “project” and similar terms. These statements are based on certain assumptions and analyses that we believe are appropriate under the circumstances. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Management believes that these forward-looking statements are reasonable. However, we cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the offer and the merger on the terms summarized in this document. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. Factors that could have a material adverse effect on Annaly’s operations and future prospects or the consummation of the offer and the merger include, but are not limited to:

•	failure to satisfy the conditions to consummate the offer and the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure of the offer or the merger to close in a timely manner or at all for any other reason, including failure to receive required regulatory approvals;

•	the amount of the costs, fees, expenses and charges related to the offer and the merger (collectively, the “transactions”);

•	the ability to successfully integrate MTGE following completion of the transactions;

•	failure to realize the expected benefits of the transactions in a timely manner or at all;

•	effects of the pendency of the transactions on relationships with employees and business partners;

•	general economic and business conditions;

•	global economic growth and activity;

•	industry conditions;

•	changes in interest rates, interest rate spreads and the yield curve;

•	changes in prepayment rates;

•	the availability of mortgage-backed securities and other securities for purchase;

•	the availability of financing, and, if available, the terms of any financing;

•	the ability to maintain qualification as a REIT for U.S. federal income tax purposes;

•	the ability to maintain an exemption from registration under the Investment Company Act of 1940, as amended;

•	changes in program requirements of HUD or Fannie Mae; and

•	changes in laws or regulations.

These risks and uncertainties, along with the risk factors discussed or referenced under “Risk Factors” in this document, should be considered in evaluating any forward-looking statements contained in this document. All forward-looking statements speak only as of the date of this document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

THE COMPANIES

Annaly

Annaly is a leading diversified capital manager that invests in and finances residential and commercial assets. Annaly’s principal business objective is to generate net income for distribution to its shareholders and to preserve capital through prudent selection of investments and continuous management of its portfolio. Annaly has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Annaly is externally managed by Annaly Management Company LLC.

Annaly’s common stock trades under the ticker symbol “NLY” on the NYSE.

The address of Annaly’s principal executive offices is 1211 Avenue of the Americas, New York, New York 10036. Annaly’s telephone number is (212) 696-0100.

Annaly also maintains an Internet site at www.annaly.com. Annaly’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Offeror

Mountain Merger Sub Corporation, a Maryland corporation, is a wholly owned subsidiary of Annaly. The Offeror is newly formed, and was organized for the purpose of making the offer and consummating the merger. The Offeror has not engaged in any business activities to date and it has no material assets or liabilities of any kind, other than those incidental to its formation and those incurred in connection with the merger agreement and the transactions contemplated thereby, including the offer and the merger.

The Offeror’s address is c/o Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, New York 10036.

MTGE

MTGE Investment Corp. is a REIT that invests in and manages a leveraged portfolio of agency mortgage investments, non-agency mortgage investments and other real estate-related investments. MTGE is externally managed and advised by MTGE Management, LLC, an affiliate of AGNC Investment Corp. (Nasdaq: AGNC).

MTGE’s common stock trades under the ticker symbol “MTGE” on Nasdaq.

The address of MTGE’s principal executive offices is 2 Bethesda Metro Center, 12th Floor, Bethesda, Maryland 20814. MTGE’s telephone number is (301) 968-9220.

MTGE also maintains an Internet site at www.mtge.com. MTGE’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

THE OFFER

General

Annaly and the Offeror are offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of election and transmittal, to exchange for each outstanding share of MTGE common stock validly tendered and not validly withdrawn in the offer:

•	$9.82 in cash; and

•	0.9519 shares of Annaly common stock, together with cash in lieu of any fractional shares of Annaly common stock.

We refer to the above as the “mixed consideration.”

In lieu of receiving the mixed consideration, each holder of shares of MTGE common stock may elect to receive, for each share of MTGE common stock that it holds, (1) $19.65 in cash (we refer to this election as the “all-cash election” and this amount as the “all-cash consideration”) or (2) 1.9037 shares of Annaly common stock, together with cash in lieu of any fractional shares of Annaly common stock (we refer to this election as the “all-stock election” and this amount as the “all-stock consideration”). The mixed consideration, the all-cash consideration and the all-stock consideration (as applicable) will be paid without interest and less any applicable withholding taxes (such consideration, the “common transaction consideration”).

Each MTGE common stockholder who validly tenders and does not validly withdraw its shares of MTGE common stock in the offer that does not make a valid election will receive the mixed consideration for their shares of MTGE common stock. MTGE common stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 50.0% of the aggregate consideration in the offer will be paid in shares of Annaly common stock and approximately 50.0% of the aggregate consideration in the offer will be paid in cash. See “The Offer—Elections and Proration” for a description of the proration procedure.

The purpose of the offer is for Annaly to acquire control of, and ultimately the entire common equity interest in, MTGE. The offer is the first step in Annaly’s plan to acquire all of the issued and outstanding shares of MTGE common stock. If the offer is completed, Annaly intends to consummate promptly following the consummation of the offer a merger of MTGE with and into the Offeror, with the Offeror surviving the merger (which we refer to as the “merger”). The purpose of the merger is for Annaly to acquire all of the issued and outstanding shares of MTGE common stock that it did not acquire in the offer. In the merger, each outstanding share of MTGE common stock that was not acquired by Annaly or the Offeror will be converted into the mixed consideration or, at the election of the holder of such shares, the all-cash consideration or all-stock consideration, subject to proration so that approximately 50.0% of the aggregate consideration in the merger will be paid in shares of Annaly common stock and approximately 50.0% of the aggregate consideration in the merger will be paid in cash.

In addition, in the merger, each outstanding share of MTGE Series A preferred stock will be automatically converted into the right to receive one newly issued share of the Annaly Series H preferred stock, which will have rights, preferences, privileges and voting powers substantially the same as those of the MTGE Series A preferred stock.

After the merger, the MTGE business will be held by the Offeror, and the former MTGE stockholders will no longer have any direct ownership interest in the surviving corporation.

Background of the Offer and the Merger

MTGE is a hybrid mortgage REIT that invests in agency mortgage-backed securities, non-agency mortgage investments and other real estate-related assets, including skilled nursing and senior living facilities operated by third parties.

MTGE is externally managed, meaning that all of its day-to-day operations and affairs are managed by a third-party manager, the MTGE external manager, subject to the oversight and direction of the MTGE board of directors. MTGE has no senior management employees. Rather, under the management agreement between MTGE and the MTGE external manager, the MTGE external manager provides MTGE with executive officers and other services and personnel. The MTGE external manager is wholly owned by AGNC Investment Corp. (“AGNC”). AGNC owns approximately 5.7% of outstanding MTGE common stock. All but one of the members of the MTGE board of directors during the relevant period were not affiliated with the MTGE external manager or AGNC. Gary Kain, who was MTGE’s Chief Executive Officer and a member of the MTGE board of directors during the relevant period, is also Chief Executive Officer of AGNC and a member of the AGNC board of directors. As described in more detail below, all relevant actions and decisions of the MTGE board of directors concerning the transaction were undertaken by and at the direction of the MTGE special committee formed by the MTGE board of directors to review a potential transaction, which was comprised entirely of independent members of the MTGE board of directors not affiliated with the MTGE external manager or AGNC.

The MTGE board of directors regularly reviews MTGE’s operations, financial performance, capital structure, strategic initiatives and product portfolio and pipeline. As part of this ongoing review, the MTGE board of directors has regularly evaluated MTGE’s long-term strategy, as well as other strategic alternatives that might be available to enhance stockholder value.

On or about January 11, 2018, David Finkelstein, Chief Investment Officer of Annaly, contacted Steve Abrahams (at the time a member of the MTGE board of directors and an independent director) on an informal basis regarding Annaly’s potential interest in a strategic transaction with MTGE. The independent members of the MTGE board of directors discussed the communication from Annaly in an executive session of independent directors at an in person meeting of the MTGE board of directors on January 30, 2018. The independent directors conferred by phone again on February 5, 2018, with a representative of Cooley LLP (“Cooley”), then outside legal counsel to the independent directors, also participating. The directors determined that the general expression of interest without specific terms was not yet actionable and no response was warranted at that time. They informed Mr. Kain of the contact from Annaly in his capacity as MTGE’s CEO and a member of the MTGE board of directors. After Mr. Abrahams resigned from the MTGE board of directors on February 12, 2018, Mr. Finkelstein contacted Julia Coronado, a member of the MTGE board of directors and an independent director, on an informal basis on or about February 16, 2018, regarding Annaly’s continuing potential interest in a strategic transaction with MTGE. Ms. Coronado informed Mr. Finkelstein that MTGE was not currently considering a strategic transaction, but acknowledged that Annaly was free to submit a more specific proposal.

Subsequently, on February 22, 2018, Annaly delivered an unsolicited non-binding written proposal to Randy Dobbs, Chairman of the MTGE board of directors and an independent director, to acquire 100% of MTGE’s capital stock based on a valuation of 95% of the book value of MTGE common stock (the “Annaly February 22 Proposal”). The Annaly February 22 Proposal was based on publicly-available information and subject to completion of customary due diligence and other conditions. Annaly indicated that it was prepared to pay the purchase price in a consideration mix of cash and Annaly common stock to be agreed by the parties. With respect to MTGE’s outstanding shares of preferred stock, Annaly proposed to issue a new series of Annaly preferred stock on substantially similar terms. As part of its proposal, Annaly also requested a 30-day exclusive negotiation period.

On February 26, 2018, the independent directors of the MTGE board of directors held a telephonic meeting to further discuss the process for determining whether to continue as an independent company or to pursue a strategic transaction, including the Annaly February 22 Proposal or an alternative transaction. Mr. Kain did not attend or participate in this meeting. Representatives of Cooley also attended this meeting and reviewed with the MTGE independent directors their legal duties in connection with their consideration of acquisition proposals. The independent directors were cognizant of the fact that AGNC, as the parent entity of the MTGE external manager, could be a logical acquirer of the company and may have interest in making an acquisition proposal if MTGE were to consider a strategic transaction. The independent directors were also mindful that Annaly or another acquirer would likely plan to terminate MTGE’s management relationship with the MTGE external manager without cause in connection with an acquisition and therefore MTGE would be required to pay a termination fee of approximately $42 million to the MTGE external manager pursuant to the termination provisions of the management agreement. The amount of the termination fee is prescribed in the management agreement and calculated based on three times the average annual management fee for the prior two-year period, and it was thought that the amount of the fee could affect the prices that Annaly or another acquirer might pay relative to AGNC if it were to make a proposal. Given these considerations and the potential conflicts of interest of AGNC and Mr. Kain, the independent directors and Cooley also discussed the formation of a special committee of the MTGE board of directors consisting of the independent directors to evaluate the Annaly February 22 Proposal and other strategic alternatives. As a next step, the independent directors of the MTGE board of directors instructed Mr. Dobbs to seek additional clarification from Annaly about certain terms of the Annaly February 22 Proposal (including the proposed cash-stock consideration mix, treatment of the potential termination fee payable to the MTGE external manager and integration and operational issues). Mr. Dobbs contacted Kevin Keyes, Chairman, Chief Executive Officer and President of Annaly, by email indicating that the board needed additional information before it could act on the proposal and consider a change in strategic direction.

On March 1, 2018, Annaly delivered a presentation to the independent directors of the MTGE board of directors affirming its proposal to acquire MTGE based on a valuation of 95% of a mutually agreed upon book value of MTGE common stock and proposing an acquisition consideration mix of 50% cash and 50% Annaly common stock. Annaly also clarified that it was prepared to pay the full termination fee to the MTGE external manager. After reviewing this presentation, the independent directors of the MTGE board of directors further discussed the process for considering the proposal and alternatives, including the engagement of a financial advisor. Subsequently, Mr. Dobbs contacted Mr. Keyes by email to inform him that the independent directors were evaluating Annaly’s proposal.

On March 15, 2018, the MTGE board of directors, including Mr. Kain, unanimously approved the formation of a special committee of independent directors comprised of Mr. Dobbs, Ms. Coronado and Rob Couch (the “MTGE special committee”) in connection with the consideration of the Annaly February 22 Proposal and strategic alternatives generally. In particular, the MTGE board of directors authorized the MTGE special committee to consider whether to pursue a strategic transaction with Annaly or other interested parties or remain independent, to negotiate the terms and conditions of a possible transaction, to reject or recommend to the MTGE board of directors for approval of a possible transaction, and to engage legal and financial advisors. The MTGE board of directors retained the authority to recommend any strategic transaction to MTGE’s stockholders. The MTGE board of directors appointed Mr. Dobbs as Chairman of the MTGE special committee. Cooley was engaged as counsel to the MTGE special committee.

On March 22, 2018, the MTGE special committee held a telephonic meeting and conducted separate phone interviews with three investment banks (including Barclays) to act as financial advisor to the MTGE special committee in connection with the consideration of a potential strategic transaction. The MTGE special committee discussed the potential financial advisor candidates and their industry knowledge and experience and that the MTGE special committee desired to engage a financial advisor that would best assist the MTGE special committee in determining which alternative would best enhance shareholder value. Representatives of Cooley also attended the meeting and discussed with the MTGE special committee its legal duties in connection with the consideration of a potential strategic transaction.

On March 23, 2018, Annaly submitted an updated non-binding written proposal to Mr. Dobbs providing additional detail on the terms on which Annaly would be prepared to acquire MTGE based on its continuing analysis of MTGE (the “Annaly March 23 Proposal”). Annaly proposed to acquire MTGE in an all-cash transaction for 95% of MTGE’s book value per share, which equated to $19.71 per share based on MTGE’s book value per share of $20.75 as of December 31, 2017. This valuation represented a 10.7% premium to MTGE’s share price of $17.80 as of March 22, 2018. Annaly indicated that the final price would be based on the book value as of a more recent valuation date and indicated a willingness to include Annaly common shares in the mix of consideration if the MTGE special committee preferred a stock component. Annaly reiterated that it was prepared to proceed and complete due diligence expeditiously. Annaly again requested a 30-day exclusive negotiation period. Subsequent to receipt of the Annaly March 23 Proposal, Mr. Dobbs contacted Mr. Keyes by email to inform him that the independent directors were evaluating Annaly’s updated proposal.

During this period the MTGE special committee concluded discussions with the financial advisor candidates, and on March 25, 2018, the MTGE special committee informed Barclays of its decision to engage Barclays as its financial advisor in connection with the consideration of a potential strategic transaction. The MTGE special committee entered into the formal engagement agreement with Barclays on March 29, 2018.

On April 2, 2018, the MTGE special committee held a telephonic meeting, with representatives of Barclays and Cooley also attending, to discuss the Annaly March 23 Proposal. The MTGE special committee, together with input from Cooley, discussed the importance of adequately considering strategic alternatives in addition to the Annaly March 23 Proposal in connection with fulfilling its fiduciary duties. The MTGE special committee authorized Barclays to inform Annaly that it had been retained by the MTGE special committee. The MTGE special committee also instructed Barclays to consider additional prospective acquirers, including AGNC, that may be interested in a strategic transaction.

On April 2, 2018, representatives of Barclays held a telephonic conference call with Mr. Keyes and other representatives of Annaly to clarify certain aspects of the Annaly March 23 Proposal.

On April 6, 2018, the MTGE special committee held a telephonic meeting to further discuss the Annaly March 23 Proposal, with representatives of Barclays and Cooley also attending. Barclays made a presentation to the MTGE special committee to assist its consideration of the Annaly March 23 Proposal. Barclays reviewed MTGE’s current positioning and outlook relative to its peer group and provided an initial framework for analyzing MTGE’s valuation. Barclays also reviewed reasons for the MTGE board of directors to continue pursuing MTGE’s diversification strategy as a stand-alone company and reasons to pursue potential strategic alternatives. Barclays also reviewed the current M&A market for the REIT industry and the potential interest of other parties, including AGNC, in a possible strategic transaction with MTGE. Barclays and Cooley also discussed with the MTGE special committee potential sale process considerations and strategy, including how to respond to Annaly and a process to solicit additional parties on their interest in a potential strategic transaction. The MTGE special committee decided to continue its consideration of the various alternatives and instructed Barclays to continue its analysis of the Annaly March 23 Proposal and consideration of other prospective acquirers.

On April 9, 2018, the MTGE special committee held a telephonic meeting, with representatives of Barclays and Cooley also attending, to continue its consideration of the Annaly March 23 Proposal and alternatives. Barclays made a presentation to the MTGE special committee comparing Annaly’s proposal to a hypothetical acquisition by AGNC. The MTGE special committee and Barclays viewed AGNC as a logical acquirer with the ability and potential willingness to pay a higher price for MTGE. Barclays also reviewed various process alternatives, and the MTGE special committee instructed Barclays to solicit additional parties, including AGNC, that were believed to be the most able and willing to pay the highest price for MTGE.

On April 10, 2018, Annaly delivered an updated non-binding written proposal to Mr. Dobbs that increased Annaly’s proposed price to approximately 98.0% of the book value of MTGE common stock (which equated to $20.33 per common share net of expenses based on MTGE’s book value per share as of December 31, 2017), subject to due diligence and other conditions (the “Annaly April 10 Proposal”). The Annaly April 10 Proposal assumed that Annaly would bear the full cost of the $42 million management termination fee and up to $20 million of additional transaction expenses. Annaly reiterated that it was prepared to pay 100% of the consideration in cash or include a stock component in the consideration mix if the MTGE board of directors preferred. Annaly also indicated that its proposal would expire on April 13, 2018 unless the parties entered into an exclusivity agreement prior to that time.

The MTGE special committee held a telephonic meeting on April 11, 2018 to discuss the Annaly April 10 Proposal, with representatives of Barclays and Cooley also attending. Barclays presented its updated valuation analysis of MTGE and Annaly’s latest proposal, including the desirability and relative value of a stock consideration component and the potential for a higher after-tax return for stockholders. The MTGE special committee also discussed Annaly’s request for exclusivity and the desirability of obtaining an alternative acquisition proposal from AGNC and other potentially interested parties. The MTGE special committee instructed Barclays to contact AGNC again to encourage it to make an alternative proposal, and to reach out to other potential acquirers.

On April 11, 2018, Barclays reached out to two large REITs (“Company A” and “Company B”, respectively) whom Barclays considered would be the most interested and able to engage in a potential strategic transaction. Company A initially declined to pursue an acquisition of MTGE based on its relationship with AGNC. Company B expressed an interest in pursuing an acquisition of MTGE, and Barclays encouraged Company B to work to be in a position to respond with a proposal regarding valuation of MTGE by April 13, 2018. Barclays also contacted AGNC again, who indicated that it would respond with a proposed valuation of MTGE common stock by April 13, 2018.

On April 12, 2018, in a follow up call with Barclays, Company A expressed interest in a potential acquisition but did not indicate a proposed valuation and never submitted an acquisition proposal.

On April 12, 2018, AGNC delivered a non-binding written proposal to Barclays to acquire 100% of the shares of MTGE common stock at 95% of the book value of MTGE common stock, which represented a price of $19.72 per share net of the termination fee and other expenses based on the book value of MTGE common stock as of December 31, 2017 (the “AGNC April 12 Proposal”). AGNC proposed a consideration mix of cash (20%) and AGNC common stock (80%) for MTGE common stock, with MTGE preferred stock being exchanged for AGNC preferred stock containing substantially similar terms.

On April 13, 2018, Company B verbally indicated that it was considering an offer representing approximately 100% of book value of MTGE common stock based on the latest book value estimate.

On April 13, 2018, the MTGE special committee held a telephonic meeting, with representatives of Barclays and Cooley also attending, to discuss the process and the status of the various proposals. Barclays reviewed and compared the Annaly April 10 Proposal and the AGNC April 12 Proposal. From a financial point of view, the MTGE special committee considered the Annaly April 10 Proposal more favorable to MTGE stockholders based on the higher price and higher mix of cash consideration. Barclays also updated the MTGE special committee on the status of potential proposals from Company A and Company B. Company A had not followed up with an indicative valuation. Barclays noted that the verbal proposal from Company B was based on deal consideration comprised 100% of stock of the acquirer and would likely require a vote of the stockholders of both Company B and MTGE as a condition to closing. The MTGE special committee and Barclays considered the proposal as less favorable to MTGE stockholders. Barclays advised the MTGE special committee that it believed it was unlikely that MTGE would receive an improved offer from Company B in advance of Annaly’s deadline to enter into exclusivity.

Based on the status of the various proposals, the MTGE special committee considered the risk probability that Annaly may withdraw its proposal, which the MTGE special committee considered to be the most favorable from a financial point of view, if MTGE did not enter into an exclusivity agreement with Annaly and considered the terms and conditions on which the MTGE special committee may be willing to enter into an exclusive negotiating period with Annaly. The MTGE special committee instructed Barclays to encourage AGNC to increase its price and submit its best offer and to explore an exclusivity arrangement with Annaly based on mutual agreement on certain key terms, including: (1) the diligence and regulatory approval timetables, (2) shortening the exclusivity period to 10-14 days, (3) retaining flexibility for MTGE to elect an all cash transaction or a cash-stock mix based on further analysis and reverse due diligence, and (4) early termination of exclusivity if Annaly adversely changed its price or other material terms of its proposal.

Later that day, the MTGE special committee held another telephonic meeting, with representatives of Barclays and Cooley also attending. Barclays reported that AGNC indicated a willingness to increase its price to 96.0%-96.5% of book value contingent upon the satisfaction of certain conditions but that was likely its best offer and any final agreement at this price would be contingent on a number of factors, including AGNC’s stock price performance. Barclays also reported that Company A and Company B had not submitted any further proposals. Following discussion, the MTGE special committee instructed Barclays and Cooley to attempt to negotiate an acceptable exclusivity agreement with Annaly.

Following that meeting and over the weekend, Barclays and Cooley discussed and negotiated the terms of a confidentiality and exclusivity agreement with Annaly’s financial advisors, Wells Fargo Securities (“Wells Fargo”) and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), and counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”). On April 16, 2018, MTGE and Annaly signed a confidentiality agreement that included mutual confidentiality restrictions, mutual standstill covenants and a 14-day exclusive negotiating period consistent with the terms authorized by the MTGE special committee. The agreement also included information sharing protocols that would facilitate the MTGE special committee’s ability to rely on the MTGE external manager during its strategic review process (and, as necessary, during negotiations with third parties) without sharing confidential information with the MTGE external manager regarding the terms of Annaly’s proposal and without sharing with the MTGE external manager reverse due diligence information concerning Annaly. The parties also discussed the potential regulatory approvals required for a transaction between the parties and a process for conducting due diligence and reverse due diligence. Certain employees of the MTGE external manager were identified to assist the MTGE special committee and its advisors in facilitating information sharing and Annaly’s due diligence review of MTGE, negotiation of certain operationally-specific sections of the merger agreement, the preparation of disclosure schedules to the merger agreement, and the provision of financial projections based on MTGE’s business plan to provide a baseline against which the MTGE special committee, with the assistance of Barclays, could evaluate MTGE’s prospects, stand-alone value and potential strategic transactions, including Annaly’s proposal.

Barclays opened a data room to Annaly and its advisors on April 16, 2018 containing information for their diligence process.

Later that day, on April 16, 2018, Cooley delivered a first draft of a merger agreement to Wachtell Lipton. Among other terms, the initial draft provided for a two-step transaction with an exchange offer followed by a merger pursuant to which all outstanding common shares would be exchanged for cash or a mix of cash and Annaly common stock to be agreed, all outstanding preferred shares would be exchanged for a new class of Annaly preferred stock on substantially the same terms, the full acceleration of all non-executive director equity awards, and customary deal protection terms and exceptions, including rights for the MTGE board of directors to respond to unsolicited acquisition proposals received after the announcement of a transaction, to change its recommendation to MTGE’s stockholders following receipt of a superior proposal and to terminate the merger agreement to accept a superior proposal, subject in certain cases to the payment of a termination fee to Annaly equal to 2.5% of the transaction value of MTGE’s common equity.

On April 17, 2018, the MTGE special committee held a telephonic meeting, with representatives of Barclays and Cooley also attending. Barclays and Cooley reported on the execution of the confidentiality and exclusivity agreement and the advisors reviewed the status and timeline of a potential transaction.

On April 17, 2018, Barclays and Cooley received access to a data room from Annaly for the purposes of reverse due diligence. On April 18, 2018, representatives of Barclays, Annaly, Wells Fargo and Sandler O’Neill met at Annaly’s offices in New York City, with representatives of Cooley and Wachtell Lipton joining telephonically, to discuss their respective due diligence investigations. Representatives of the MTGE external manager also joined telephonically, but only for the portion of the meeting covering Annaly’s due diligence investigation of MTGE.

Between April 18, 2018 and April 23, 2018, Wachtell Lipton and Cooley exchanged drafts of the merger agreement and had various phone calls to discuss the drafts and open issues. Among other issues, Annaly proposed a higher termination fee (equal to 3.5% of the transaction value of MTGE’s common equity) if the MTGE board of directors changed its recommendation or terminated the agreement to accept a superior proposal. Annaly also requested that the MTGE external manager enter into an amendment to the management agreement concurrently with MTGE’s entry into a merger agreement to memorialize the parties’ understanding that the management agreement would be terminated without cause early in connection with the transaction closing.

Also during this time, MTGE and Annaly held a series of due diligence and reverse due diligence calls with their respective advisors. These calls covered, among other topics, financial diligence on MTGE and Annaly, accounting diligence on MTGE and Annaly, diligence on Annaly’s financial projections, diligence on MTGE’s healthcare real estate assets and diligence on Annaly’s commercial real estate assets.

On April 20, 2018, the MTGE special committee had a telephonic meeting, with representatives of Barclays and Cooley also attending. Barclays made a presentation regarding the valuation of Annaly’s common stock and how a hypothetical cash stock election could operate and be valued based on a 50%-50% mix and proration. The MTGE special committee and their advisors continued this discussion at a subsequent telephonic meeting on April 22, 2018. They discussed the value to MTGE’s stockholders of an all cash transaction versus a mix of cash and stock consideration at various trading prices for Annaly’s common stock and the potential desirability of a collar to protect against a drop in the trading price of Annaly’s common stock between announcement and closing of a potential transaction. They also discussed Annaly’s preference to announce a transaction prior to its quarterly earnings call scheduled for May 3, 2018 and the potential impact of the earnings release and a transaction announcement on Annaly’s stock price. Barclays also reported that no new unsolicited proposals had been received from AGNC, Company A, Company B or any other party since MTGE entered into exclusive negotiations with Annaly. After discussion, the MTGE special committee instructed Barclays to communicate to Annaly that MTGE would continue to negotiate expeditiously but would not be unduly rushed and to explore with Annaly’s advisors whether Annaly would agree to a stock exchange ratio collar.

On April 24, 2018, the MTGE special committee had a telephonic meeting, with representatives of Barclays and Cooley also attending. Cooley reviewed the material terms of the proposed merger agreement, including the expected timing of the exchange offer and regulatory approvals, the deal protection provisions and termination fee, and the closing conditions. The MTGE special committee and advisors also reviewed the economic terms of Annaly’s proposal and expressed a preference for a mix of cash and stock consideration. After discussion, the MTGE special committee instructed Barclays to provide further analysis of a cash-stock election and provided guidance to Cooley on the open merger agreement issues. The MTGE special committee also noted the potential for extending the exclusive negotiation period and determined it would be appropriate to extend for seven days to provide for an additional period of negotiation if needed after Annaly’s earnings announcement on May 3, 2018. Later that day, representatives of MTGE and Annaly had a call, with Cooley and Wachtell Lipton (along with regulatory counsel) present, to negotiate the representations and covenants in the merger agreement. That evening, Cooley and Wachtell Lipton continued to discuss the merger agreement and timing of regulatory approvals.

On April 25, 2018 and April 28, 2018, Cooley and Wachtell Lipton had calls with MTGE’s and Annaly’s outside federal and HUD regulatory counsel, respectively, to discuss required approvals and timelines. Cooley sent Wachtell Lipton a revised draft of the merger agreement later in the day on April 25, 2018.

In the evening of April 25, 2018, MTGE agreed to Annaly’s request to extend exclusivity for seven additional days to May 7, 2018.

On April 26, 2018, AGNC delivered an updated unsolicited non-binding written proposal to Barclays that increased its price to 98.25% of book value, which equated to $19.50 per share net of the termination fee and other expenses based on the $19.85 book value of MTGE’s common stock as of April 19, 2018 (the “AGNC April 26 Proposal”). AGNC continued to propose a consideration mix of cash (20%) and AGNC common stock (80%). The AGNC April 26 Proposal was higher than the Annaly April 10 Proposal (98.0%) based on percentage of book value, but neither the MTGE special committee nor its advisors were permitted to engage with AGNC with respect to the April 26 Proposal because MTGE was under exclusivity with Annaly. Barclays reached out to Annaly to inform them that MTGE had received an unsolicited offer from AGNC with a higher price. Barclays did not disclose the terms of the revised AGNC proposal but indicated that the MTGE special committee was no longer in a position to recommend the Annaly April 10 proposal.

On April 27, 2018, Wachtell Lipton sent a revised draft of the merger agreement to Cooley and a draft of Annaly’s disclosure letter.

On April 28, 2018, Cooley sent a draft of MTGE’s disclosure letter to Wachtell Lipton.

On April 29, 2018, the MTGE special committee held a telephonic meeting, with representatives of Barclays and Cooley also attending, to discuss the AGNC April 26 Proposal. At the beginning of the meeting, Barclays informed the MTGE special committee that it had just received an enhanced verbal proposal from Annaly to increase its price from 98.0% to 100% of the book value of MTGE’s common stock based on a consideration mix of cash (50%) and Annaly common stock (50%) (the “Annaly April 29 Proposal”). Barclays reviewed a presentation on the AGNC April 26 Proposal with the MTGE special committee and compared the Annaly April 29 Proposal that was just received. Barclays informed the MTGE special committee that the Annaly April 29 Proposal was $0.35 per share higher than the AGNC April 26 Proposal after adjusting both prices to reflect a $19.75 per fully diluted share book value valuation as of March 31, 2017. Barclays also informed the MTGE special committee that Annaly was keenly focused on signing the merger agreement and announcing the transaction prior to its earnings call scheduled for the morning of May 3, 2018. To facilitate that timetable, Annaly was also prepared to negotiate the amendment with the MTGE external manager and deliver a termination notice after the merger agreement was signed and announced.

On April 30, 2018, Cooley and Wachtell Lipton discussed the merger agreement terms. Over the course of that discussion, Cooley expressed its view that the merger agreement should be revised to clarify that submission of an acquisition proposal by AGNC after announcement of a merger agreement with Annaly should not be attributed to MTGE (because AGNC is a related-party through the management relationship) or deemed a breach of MTGE’s covenant not to solicit acquisition proposals. Cooley also proposed a termination fee of 3.0% of the transaction value of MTGE’s common equity. Subsequently, Wachtell Lipton sent Cooley a revised draft of the merger agreement and the disclosure letters. Wachtell Lipton’s draft of the merger agreement did not address the acquisition proposal clarification and proposed a 3.33% termination fee.

That evening, the MTGE special committee held a telephonic meeting, with representatives of Barclays and Cooley also attending, to review the status of the open economic and legal terms. Barclays reported that Annaly rejected the concept of a stock exchange ratio collar but was willing to consider offering an independent member of the MTGE board of directors a seat on the Annaly board of directors if that was important to the MTGE special committee. The MTGE special committee instructed Barclays to continue to negotiate for the collar and board seat with Annaly and gave guidance to Cooley with respect to addressing the open legal terms. Cooley and Wachtell Lipton had another call following the MTGE special committee meeting to discuss the open issues in the merger agreement. Following this call, Wachtell Lipton sent Cooley a further revised draft of the merger agreement.

On May 1, 2018, Cooley and Wachtell Lipton had another call to discuss the merger agreement. Wachtell Lipton communicated that, in light of AGNC’s proposal, Annaly’s position was that MTGE should pay a higher termination fee (of 6%) in the event MTGE changes its recommendation or terminates the merger agreement in connection with an AGNC superior proposal. Cooley responded that a 6% termination fee and a two-tier termination fee would not be acceptable to the MTGE special committee. Later that day Cooley also sent a revised draft of MTGE’s disclosure letter to Wachtell Lipton.

On May 1, 2018, the MTGE external manager provided Barclays (who subsequently provided to Annaly, Wells Fargo and Sandler O’Neill) an updated estimate of the book value of MTGE’s common stock of $19.65 per fully diluted share as of April 30, 2018. Representatives of Annaly, Wells Fargo, Sandler O’Neill, Barclays and the MTGE external manager held an additional telephonic conference that evening to conduct additional due diligence on this updated estimate.

Over the course of the evening of May 1, 2018 and the morning of May 2, 2018, the advisors of the MTGE special committee and Annaly continued to negotiate resolutions of the open issues. Subject to final approval by the MTGE special committee, Barclays, Wells Fargo and Sandler O’Neill agreed on the cash and exchange ratio calculations based on a transaction price of $19.65 per share price net of expenses (representing 100% of the book value of MTGE’s common shares as of April 30, 2018) and an Annaly stock price of $10.32 per share (based on a volume weighted average trading price for Annaly’s common stock for the ten trading day period ended April 30, 2018), with MTGE stockholders having the right to elect, for each share of MTGE common stock, $19.65 in cash, 1.9037 shares of Annaly common stock, or $9.82 in cash and 0.9519 shares of Annaly common stock, without a collar and subject to proration so that 50% of the aggregate consideration is payable in cash and 50% of the aggregate consideration is payable in shares of Annaly common stock; that an acquisition proposal submitted by AGNC would be treated like an acquisition proposal submitted by any other party; and that there would be a single termination fee of 3.9% of the transaction value of MTGE’s common equity (or approximately $35.1 million).

During the evening of May 1, 2018, representatives of Annaly and representatives of the MTGE external manager also spoke concerning the termination of the management agreement and Annaly’s need for a short transition period after closing. They agreed to negotiate an amendment to the management agreement that could be executed concurrently with the execution of the merger agreement.

Also on May 1, 2018 and May 2, 2018, representatives of Annaly and their advisors held several telephonic conferences with representatives of MTGE, MTGE’s advisors and the MTGE external manager to complete due diligence.

On the morning of May 2, 2018, the MTGE special committee held a telephonic meeting, with representatives of Barclays and Cooley also attending. Representatives of Barclays reviewed the sales process and its financial analysis of the proposed economic terms. At the conclusion of its presentation, Barclays rendered to the MTGE special committee its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated as of May 2, 2018, that, as of the date of such opinion, and based upon and subject to the matters and the limitations set forth therein, the aggregate consideration to be paid to the holders of MTGE common stock (other than as specified in such opinion) is fair from a financial point of view to such holders. For a more detailed discussion of Barclays’ opinion, please see below under the caption “Opinion of the MTGE Special Committee’s Financial Advisor.” The opinion of Barclays is attached to MTGE’s Schedule 14D-9 as Annex A. Representatives of Cooley then reviewed the material terms of the proposed merger agreement and the proposed authorizing resolutions for approval by the MTGE special committee. Cooley also reported that Annaly and the MTGE external manager were in the process of negotiating an amendment to the management agreement, which needed to be completed prior to final MTGE special committee approval. Following discussion, the meeting was adjourned until later in the day.

Following the meeting of the MTGE special committee, the MTGE board of directors held a telephonic meeting, with representatives of Cooley also attending. At this meeting, consistent with the board’s prior determination, Mr. Kain informed the other members of the MTGE board of directors that he would recuse himself from the board’s deliberations and vote on the proposed transaction in light of his role with AGNC. After Mr. Kain left the meeting, the MTGE board of directors then suspended its meeting agreeing to reconvene later in the day once the final terms of the transaction were negotiated.

During the day of May 2, 2018, MTGE, Annaly, the MTGE external manager, Cooley and Wachtell Lipton finalized the merger agreement, disclosure schedules and the amendment to the management agreement.

At 4:00 p.m. on May 2, 2018, the MTGE special committee held a telephonic meeting to approve the final terms of the transaction, with representatives of Barclays and Cooley also attending. During this meeting, Cooley updated the MTGE special committee on the final terms of the merger agreement and amendment to the management agreement. Following consideration of the merger agreement and the transactions contemplated by the merger agreement, including consideration of the factors described in “MTGE’s Reasons for the Offer and the Merger; Recommendation of the MTGE Board of Directors,” the MTGE special committee unanimously recommended that the MTGE board of directors (a) determine that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable to, and in the best interests of, MTGE and its stockholders, (b) agree that the merger shall be effected under Section 3-106.1 of the MGCL, (c) approve the execution, delivery and performance by MTGE of the merger agreement and the consummation of the transactions contemplated thereby, including the offer and the merger, and (d) resolve to recommend that the stockholders of MTGE tender their shares in connection with the offer.

The prior meeting of the MTGE board of directors reconvened immediately following the meeting of the MTGE special committee. During this meeting, the independent directors of the MTGE board (a) determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable to, and in the best interests of, MTGE and its stockholders, (b) agreed that the merger shall be effected under Section 3-106.1 of the MGCL, (c) approved the execution, delivery and performance by MTGE of the merger agreement and the consummation of the transactions contemplated thereby, including the offer and the merger, and (d) resolved to recommend that the stockholders of MTGE tender their shares in connection with the offer.

Following the MTGE board meeting, the definitive merger agreement was executed and publicly announced on the afternoon of May 2, 2018 after the close of the market.

Annaly’s Reasons for the Offer and the Merger

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the offer and the merger, Annaly’s board of directors consulted with Annaly’s senior management team and external manager, as well as Annaly’s outside advisors, and considered a number of factors, including the following material factors (not in any relative order of importance), which it viewed as supporting its decision to approve the merger agreement and the transactions contemplated thereby, including the offer and the merger:

•	the fact that MTGE’s portfolio consists primarily of agency and non-agency residential backed mortgage securities and healthcare real estate assets and the expectation that these assets will be complementary to Annaly’s existing portfolio;

•	the expectation that the combined company’s enhanced capital base will support the continued growth of all businesses;

•	the expectation that the acquisition would create incremental efficiency and growth opportunities;

•	the fact that the offer and merger are expected to be accretive to Annaly’s core earnings and to provide a competitive cash-on-cash return;

•	the expectation that the merger and offer would further enhance Annaly’s leadership position in the fragmented mortgage REIT market;

•	the amount and form of consideration to be paid in the offer and merger, including the fact that the exchange ratio and aggregate mix of consideration to be paid are fixed;

•	the view that the terms and conditions of the merger agreement and the transactions contemplated thereby, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the proposed transaction;

•	the fact that the merger agreement places limitations on MTGE’s ability to seek a superior proposal and requires MTGE to pay Annaly a termination fee of $35,118,500 if Annaly or MTGE terminates the merger agreement under certain circumstances, including if MTGE consummates or enters into an agreement with respect to a competing acquisition proposal within a specified time period after termination of the merger agreement under certain circumstances;

•	the scope and results of the due diligence investigation of MTGE conducted by Annaly management and outside advisors, and the findings of that investigation;

•	current financial market conditions and forecast and the current and historical market prices, and trading information with respect to, shares of Annaly and MTGE common stock; and

•	the recommendation of Annaly’s management and external manager in favor of the offer and the merger.

The Annaly board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the transactions, including the following (not in any relative order of importance):

•	the risk that the acquisition of MTGE might not be completed in a timely manner or at all and the attendant adverse consequences for Annaly’s and MTGE’s businesses as a result of the pendency of the acquisition and operational disruption;

•	costs associated with the offer and the merger;

•	the risk that the offer and merger may not be consummated despite the parties’ efforts or that the closing of the transactions may be unduly delayed due to regulatory processes or other factors outside of the parties’ control;

•	the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of MTGE and its subsidiaries, which may not entitle Annaly to terminate the merger agreement;

•	the risk that the potential benefits of the acquisition may not be fully or partially achieved, or may not be achieved within the expected time frame;

•	the challenges and difficulties relating to combining the portfolios and operations of Annaly and MTGE;

•	the risk of diverting Annaly’s management’s focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with MTGE, and other potential disruption associated with combining the companies, and the potential effects of such diversion and disruption on the businesses of Annaly and MTGE;

•	the effects of general competitive, economic, political and market conditions and fluctuations on Annaly, MTGE or the combined company; and

•	various other risks associated with the acquisition and the businesses of Annaly, MTGE and the combined company, some of which are discussed or referenced under “Risk Factors.”

The Annaly board of directors concluded that the potential negative factors associated with the acquisition were outweighed by the potential benefits that it expected Annaly to achieve as a result of the offer and the merger. Accordingly, the Annaly board of directors approved the merger agreement and the transactions contemplated thereby, including the offer and the merger.

The foregoing discussion of the information and factors considered by the Annaly board of directors is not intended to be exhaustive, but includes the material factors considered by the Annaly board of directors. In view of the variety of factors considered in connection with its evaluation of the acquisition, the Annaly board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The Annaly board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Annaly board of directors based its determination on the totality of the information presented.

MTGE’s Reasons for the Offer and the Merger; Recommendation of the MTGE Board of Directors

The MTGE board of directors, acting upon the unanimous recommendation of the MTGE special committee, has (i) determined that the terms of the offer, the merger and the transactions contemplated by the merger agreement, are in the best interests of MTGE and its stockholders, (ii) declared the offer, the merger and the other transactions contemplated by the merger agreement advisable, (iii) approved the execution and delivery by MTGE of the merger agreement, the performance by MTGE of its covenants and agreements contained in the merger agreement and the consummation of the offer, the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions contained therein, and (iv) resolved to recommend that MTGE stockholders accept the offer and tender their shares of MTGE common stock to Annaly in the offer.

In evaluating the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of shares of Annaly common stock in connection therewith, the MTGE special committee (consisting entirely of independent directors) and the MTGE board of directors consulted with their financial and legal advisors, including Barclays, as financial advisor to the MTGE special committee, and Cooley, as counsel to the MTGE special committee.

In the course of reaching a determination that the offer and the merger are in the best interests of MTGE and its stockholders, and a recommendation that the holders of MTGE common stock accept the offer and tender their shares of MTGE common stock to Annaly in the offer, the MTGE special committee and the MTGE board of directors considered numerous factors, including the following material factors and benefits of the offer and the merger, each of which the MTGE special committee and the MTGE board of directors believed supported its determination and recommendation:

•	Recommendation of the MTGE Special Committee. The MTGE board of directors considered the unanimous recommendation of the MTGE special committee that the MTGE board of directors determine that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of shares of Annaly common stock in connection therewith, are in the best interests of MTGE and its stockholders and declare the offer, the merger and the other transactions contemplated by the merger agreement advisable, as well as the independence of the members of the MTGE special committee making such recommendation and the independence, experience and expertise of Barclays as the financial advisor to the MTGE special committee.

•	Industry and Business Considerations. The MTGE special committee and the MTGE board of directors considered the current and historical industry conditions and the financial condition, results of operations, business, and financing prospects of MTGE, including the following:

•	the challenges facing the residential mortgage REIT sector in general, including significant uncertainty regarding the outlook for interest rates as well as uncertainty regarding the outlook for the financial markets generally;

•	the challenges facing MTGE in particular, including that, since June 23, 2017, the price per share of MTGE common stock has traded at a discount to MTGE’s tangible book value per share, which makes raising equity capital to fund new investments dilutive to shareholders and has made it difficult for MTGE to significantly increase its size and scale through capital market transactions; and

•	the general views of the members of the MTGE special committee and the MTGE board of directors with respect to the business, financial condition, current business strategy and prospects of MTGE, including the potential challenges for MTGE to continue to access financing resources on acceptable terms.

•	Offer Price and Right to Participate in Annaly’s Future Growth. The MTGE special committee and the MTGE board of directors considered:

•	the fact that the value of the consideration represents a premium of approximately 12% to the 60-day volume-weighted average price of MTGE common stock ending on April 30, 2018;

•	the fact that for each outstanding share of MTGE common stock accepted for payment in the offer or converted and exchanged in the merger the holder thereof will be entitled to receive approximately 50% of the consideration in Annaly common stock and, therefore, participate in the upside potential of the combined company;

•	the ability for stockholders to elect stock consideration which may allow them to defer a portion of their taxable gain;

•	the fact that in lieu of receiving the mixed consideration, holders of shares of MTGE common stock may elect to receive, for each share of MTGE common stock that they hold, the all-cash consideration or the all-stock consideration, in each case, subject to proration;

•	the belief of the MTGE special committee that as a result of extensive negotiations between the parties it had obtained Annaly’s best and final offer for the MTGE common stock, which was increased multiple times from Annaly’s initial proposal of 95% of book value to 100% of book value per share; and

•	the offer and the merger are expected to be immediately accretive to Annaly’s earnings per share.

•	Evaluation of Strategic Alternatives. The MTGE special committee’s and the MTGE board of directors’ belief that the value offered to MTGE’s stockholders in the offer and merger was more favorable to MTGE’s stockholders on a risk-adjusted basis than the potential value of remaining an independent public company and that the value per share obtained was the highest per share consideration that was reasonably attainable. This belief was supported in part by the results of the MTGE special committee’s evaluation of strategic alternatives, through which MTGE and its financial advisors engaged with other parties that were believed to be the most able and willing to pay the highest price for MTGE and MTGE received alternative acquisition proposals that were not as favorable to MTGE and its stockholders as the offer and merger with Annaly (as more fully described above in “—Background of the Offer and the Merger”).

•	Negotiations with Annaly. The MTGE special committee considered the course of negotiations between MTGE and Annaly, resulting in multiple increases in the price per share originally offered by Annaly, as well as several changes in the terms and conditions of the merger agreement from the terms and conditions proposed by Annaly that were favorable to MTGE. The MTGE special committee believed, based on these negotiations, that the offer price was the highest price per share that Annaly was willing to pay and that the merger agreement contained the most favorable terms to MTGE to which Annaly was willing to agree.

•	No Financing Condition. The MTGE special committee considered the contractual representation of Annaly and Offeror that they would have access to sufficient funds to pay the amounts required to be paid under the merger agreement and that the offer and the merger are not subject to a financing condition.

•	Benefits of Combining with Annaly of Increased Scale, Portfolio Diversity and other Operating Considerations. The MTGE special committee and the MTGE board of directors considered the following benefits and operating considerations in combining with Annaly:

•	the increased portfolio diversification of the combined company, taking into account Annaly’s diversified portfolio of agency and non-agency mortgage-backed securities, commercial real estate debt and equity and commercial credit and MTGE’s portfolio which consists of agency and non-agency residential mortgage backed securities and healthcare real estate assets;

•	the potential access to capital and asset acquisition opportunities resulting from the scale and resources of the combined company, the fact that Annaly’s average expenses have historically been a lower percentage of assets and equity than other residential mortgage REITs, and the potential for increased capital allocation alternatives for the combined company;

•	the potential access to additional financing resources that would not be available to MTGE as a stand-alone company; and

•	the continuing access to Annaly’s external manager with broad expertise and resources to invest across a range of asset classes at a cost that has historically been a lower percentage of assets and equity than other residential mortgage REITs.

•	Opinion of Barclays and Related Analysis. The MTGE special committee and the MTGE board of directors considered the oral opinion of Barclays, subsequently confirmed in writing, dated May 2, 2018, that, as of such date, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Barclays in preparing its written opinion, as set forth in such written opinion, the Aggregate Consideration (as defined in the written opinion) to be offered to the holders of the shares of MTGE common stock (other than the stockholders of Cancelled Shares (as defined in the written opinion)) in the offer was fair from a financial point of view to such holders, as more fully described below in “—Opinion of MTGE’s Financial Advisor.” The MTGE special committee and the MTGE board of directors were aware that Barclays will become entitled to certain fees upon consummation of the offer and merger, as more fully described below in “—Opinion of the MTGE Special Committee’s Financial Advisor.”

•	Other Terms of the Merger Agreement. The MTGE special committee and the MTGE board of directors considered certain other terms of the merger agreement, which are more fully described under the caption “Merger Agreement.” Certain provisions of the merger agreement that the MTGE special committee and the MTGE board of directors considered important included:

•	the merger agreement provides for the prompt commencement of the offer, which may enable holders of MTGE common stock who tender their shares into the offer to receive their consideration more quickly than in a transaction structured as a one-step merger;

•	the ability to respond to unsolicited acquisition proposals by the MTGE board of directors, upon the recommendation of the MTGE special committee and determination that the failure to take such action would be inconsistent with the directors’ duties under applicable law, and to engage in negotiations or discussions with third parties regarding alternative transactions under certain circumstances (see “Merger Agreement—No Solicitation of Other Offers by MTGE” for more information);

•	the right of the MTGE board of directors to change or withdraw its recommendation to holders of MTGE common stock, following receipt of an unsolicited superior proposal or upon the occurrence of certain other intervening events and upon the recommendation of the MTGE special committee and determination that the failure to take such action would be inconsistent with the directors’ duties under applicable law (see “Merger Agreement—No Solicitation of Other Offers by MTGE” for more information);

•	the right of the MTGE board of directors to terminate the merger agreement and to accept a superior proposal, if certain conditions are met, subject to the payment of the termination fee to Annaly (see “Merger Agreement—Termination of the Merger Agreement—Termination by MTGE” for more information);

•	the fact that Offeror’s obligations to purchase (and Annaly’s obligation to cause the Offeror to purchase) the shares of MTGE common stock tendered in the offer and to close the merger are subject to limited conditions, and that the offer and the merger are reasonably likely to be consummated; and

•	the fact that the Offeror must generally extend the offer for one or more periods until the offer conditions have been satisfied.

The MTGE special committee in making its recommendation to the MTGE board of directors and the MTGE board of directors in making its determination also identified and considered the following potentially negative factors in its deliberations:

•	Fluctuations in the Price of Annaly Common Stock. The MTGE special committee and the MTGE board of directors considered the fact that holders of shares of MTGE common stock who receive shares of Annaly common stock in the offer or the merger will receive a fixed number of shares of Annaly common stock which is based on the MTGE common stock being valued at $19.65 per share and the volume weighted average closing price of Annaly common stock for the ten trading day period ended April 30, 2018, and such number of shares will not be adjusted for any decrease in the trading price of shares of Annaly common stock between the date of the merger agreement and the completion of the offer or the merger, and the fact that MTGE is not permitted to terminate the merger agreement solely because of changes in the market price of shares of Annaly common stock;

•	Non-Solicitation Covenant. The MTGE special committee and the MTGE board of directors considered the fact that the merger agreement imposes restrictions on soliciting and responding to competing acquisition proposals from third parties;

•	Termination Fee. The MTGE special committee and the MTGE board of directors considered that the termination fee of $35,118,500.00 payable in cash to Annaly if the merger agreement is terminated under certain circumstances, including if the merger agreement is terminated in order for the MTGE board of directors to accept a superior proposal, may discourage third parties that may otherwise have an interest in a business combination with, or an acquisition of, MTGE from pursuing such a transaction;

•	Interim Operating Covenants. The MTGE special committee and the MTGE board of directors considered that the merger agreement imposes restrictions on the conduct of the business of MTGE and its subsidiaries prior to the consummation of the merger (see “Merger Agreement—Conduct of Business Before Completion of the Merger—Restrictions on MTGE’s Operations”);

•	Risks the Offer and Merger May Not Be Completed. The MTGE special committee and the MTGE board of directors considered the following factors in connection with the risk that the offer and the merger may not be completed:

•	the risk that the conditions to the offer may not be satisfied and that, therefore, shares of MTGE common stock may not be purchased pursuant to the offer and the merger may not be consummated; and

•	the risks and costs to MTGE of the adverse effect of the resulting public announcement of any termination of the merger agreement on the market price of shares of MTGE common stock, and operating results of MTGE, particularly in light of the diversion of management resources from operational matters and other strategic opportunities and the costs incurred in connection with the transaction;

•	Potential Conflict of Interest Relating to Termination of Management Agreement. The MTGE special committee and the MTGE board of directors considered the potential conflict of interest created as a result of the amendment to, and termination of, the management agreement in connection with the transaction and the resulting payment of a termination fee to the MTGE external manager;

•	Interests of Directors and Executive Officers. The MTGE special committee and the MTGE board of directors considered the interests of certain directors and executive officers in the merger, each as more fully described “The Offer—Interests of Certain Persons in the Offer and the Merger.”;

•	Regulatory Approvals. The MTGE special committee and the MTGE board of directors considered the period of time necessary to obtain the regulatory approvals that would be required to consummate the offer;

•	Cash Component of Consideration. The MTGE special committee and the MTGE board of directors considered that the holders of MTGE common stock who receive cash consideration, either because of an affirmative election or because of subsequent proration, will not be able to participate in the future benefits of the combined company and the fact that the receipt of cash will be a taxable transaction for U.S. federal income tax purposes; and

•	Other Risks of the Offer and the Merger. The MTGE special committee and the MTGE board of directors also considered the following additional risks:

•	the substantial costs to be incurred in connection with the transaction;

•	the absence of appraisal rights for holders of MTGE common stock under Maryland law and MTGE’s charter; and

•	the risks described in the section captioned “Risk Factors” in the prospectus/offer to exchange.

Although the foregoing discussion sets forth the material factors considered by the MTGE special committee in making its recommendation to the MTGE board of directors and the MTGE board of directors in reaching its determination, it does not include all of the factors considered by either the MTGE special committee or the MTGE board of directors, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, neither the MTGE special committee nor the MTGE board of directors found it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. Both the MTGE special committee and the MTGE board of directors realized that there can be no assurance about future results, including results expected or considered in the factors above. However, both the MTGE special committee and the MTGE board of directors concluded that the potential positive factors described above significantly outweighed the negative factors described above. The recommendations were made after consideration of all of the factors as a whole.

THE MTGE BOARD OF DIRECTORS, ACTING UPON THE UNANIMOUS RECOMMENDATION OF THE MTGE SPECIAL COMMITTEE, HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTION, INCLUDING THE OFFER, THE MERGER AND THE ISSUANCE OF SHARES OF ANNALY COMMON STOCK IN CONNECTION THEREWITH, WERE IN THE BEST INTERESTS OF MTGE AND ITS STOCKHOLDERS, DECLARED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ADVISABLE, APPROVED THE EXECUTION AND DELIVERY BY MTGE OF THE MERGER AGREEMENT, THE PERFORMANCE BY MTGE OF ITS COVENANTS AND AGREEMENTS CONTAINED IN THE MERGER AGREEMENT AND THE CONSUMMATION OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ON THE TERMS AND SUBJECT TO THE CONDITIONS CONTAINED THEREIN, AND RECOMMENDS THAT MTGE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF MTGE COMMON STOCK TO ANNALY IN THE OFFER.

In considering the MTGE special committee’s recommendation and the MTGE board of directors’ determination with respect to the offer and the merger, you should be aware that the MTGE external manager and certain executive officers of MTGE and the MTGE external manager have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of MTGE stockholders generally “The Offer—Interests of Certain Persons in the Offer and the Merger.”

Opinion of the MTGE Special Committee’s Financial Advisor

The MTGE special committee engaged Barclays to act as its financial advisor with respect to pursuing strategic alternatives for MTGE, including a possible sale of MTGE, pursuant to an engagement letter dated March 29, 2018. On May 2, 2018, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the MTGE special committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the aggregate consideration to be offered to the stockholders of MTGE in the proposed offer and merger is fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of May 2, 2018, is attached as Annex B to this document. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the MTGE special committee, addresses only the fairness, from a financial point of view, of the aggregate consideration to be offered to the stockholders of MTGE and does not constitute a recommendation to any stockholder of MTGE as to whether or not such stockholder should tender the shares of common stock pursuant to the offer or how such stockholder should act with respect to the transaction. The terms of the proposed transaction were determined through arm’s-length negotiations between the MTGE special committee and Annaly and were approved by the MTGE board of directors (following the unanimous recommendation of the MTGE special committee). Barclays did not recommend any specific form of consideration to MTGE or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, MTGE’s underlying business decision to proceed with or effect the proposed transaction, the likelihood of the consummation of the proposed transaction, or the relative merits of the proposed transaction as compared to any other transaction in which MTGE may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation paid to the MTGE external manager or to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the aggregate consideration to be offered to the stockholders of MTGE in the proposed transaction. No limitations were imposed by the MTGE special committee upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the merger agreement, dated as of May 1, 2018, and the specific terms of the proposed transaction as set forth therein;

•	reviewed and analyzed publicly available information concerning MTGE that Barclays believed to be relevant to its analysis, including MTGE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	reviewed and analyzed publicly available information concerning Annaly that Barclays believed to be relevant to its analysis, including Annaly’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of MTGE furnished to Barclays by MTGE, including financial projections of MTGE prepared by the MTGE external manager (the “MTGE Projections”);

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Annaly furnished to Barclays by Annaly, including financial projections of Annaly prepared by Annaly Management Company LLC, the manager of Annaly (the “Annaly Manager”) (the “Annaly Projections”);

•	reviewed and analyzed a trading history of MTGE common stock from August 4, 2011 through May 1, 2018 and a trading history of Annaly common stock from August 4, 2011 to May 1, 2018, and a comparison of that trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of MTGE and Annaly with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and net asset value of MTGE and Annaly and price targets of MTGE and Annaly;

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays deemed relevant;

•	had discussions with the MTGE external manager and the Annaly Manager concerning Annaly’s business, operations, assets, liabilities, financial condition and prospects;

•	had discussions with the MTGE external manager and the Annaly Manager concerning MTGE’s business, operations, assets, liabilities, financial condition and prospects; and

•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of each of the MTGE external manager and the Annaly Manager that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the MTGE Projections, upon the advice and at the direction of the MTGE special committee, Barclays has assumed that such projections, based on the assumptions stated therein, have been reasonably prepared and reflect the most reasonable currently available estimates and judgments of the MTGE external manager as to MTGE’s future financial performance and that MTGE would perform substantially in accordance with such projections. With respect to the Annaly Projections, upon the advice and at the direction of the MTGE special committee, Barclays has assumed that such projections, based on the assumptions stated therein, have been reasonably prepared and reflect the most reasonable currently available estimates and judgments of the Annaly Manager as to Annaly’s future financial performance and that Annaly would perform substantially in accordance with such projections. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of MTGE or Annaly and did not make or obtain any evaluations or appraisals of the assets or liabilities of MTGE or Annaly. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 2, 2018. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after May 2, 2018. Barclays expressed no opinion as to the prices at which shares of MTGE common stock would trade following the announcement of the proposed transaction or shares of Annaly common stock would trade following the announcement or consummation of the proposed transaction. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of Annaly common stock to be held by the stockholders of MTGE after the consummation of the proposed transaction will be in excess of the market value of MTGE common stock owned by such stockholders at any time prior to the announcement or consummation of the proposed transaction.

Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all the agreements related thereto. Barclays also assumed, upon the advice and at the direction of the MTGE special committee, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction would be obtained within the constraints contemplated by the merger agreement and that the proposed transaction will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood MTGE had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the MTGE common stock but rather made its determination as to fairness, from a financial point of view, to MTGE’s stockholders of the aggregate consideration to be offered to such stockholders in the proposed offer and merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the MTGE special committee. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and review, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MTGE or any other parties to the proposed transaction. No company, business or transaction considered in Barclays’ analyses and review is identical to MTGE, Annaly, the Offeror or the proposed transaction, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of MTGE, the Manager, Annaly, the Offeror, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

Selected Comparable Company Analysis

In order to assess how the market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of MTGE and of Annaly, Barclays reviewed and compared specific financial and operating data relating to MTGE and Annaly, respectively, with selected companies that Barclays, based on its experience in the Mortgage REIT industry, deemed comparable to MTGE and Annaly, respectively. The selected comparable companies with respect to MTGE were:

•	Two Harbors Investment Corp.

•	Annaly Capital Management, Inc.

•	ARMOUR Residential REIT, Inc.

•	Invesco Mortgage Capital Inc.

The selected comparable companies with respect to Annaly were:

•	AGNC Investment Corp.

•	ARMOUR Residential REIT, Inc.

•	Capstead Mortgage Corporation

Barclays calculated and compared various financial multiples and ratios of MTGE and Annaly and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each applicable company’s (i) price per share as of May 1, 2018 as a multiple of tangible book value per share as of December 31, 2017 (“P/TBV 12/31”) and as of March 31, 2018, (“P/TBV 3/31”), (ii) ratio of its current stock price to its calendar year 2018 estimated earnings per share (commonly referred to as a price earnings ratio, or P/E), based on each of (x) the MTGE Projections (“Mgt.”)(1) and (y) market data, with such median based upon research reports available to Barclays (“Street”) and (iii) implied dividend yield by annualizing the dividends paid in the most recent quarter.

The results of this selected comparable company analysis are summarized below:

MTGE Peers

	Low	Mean	Median	High
P / TBV(1)	0.88x	0.92x	0.92x	0.97x
P / ‘18E Earnings(2)	8.1x	8.9x	9.1x	9.3x
Dividend Yield	10.0%	11.1%	11.0%	12.3%

(1)	Tangible book value based on latest tangible book value publically available
(2)	2018 Earnings based on Median analyst estimates available to Barclays through FactSet

MTGE

	Metric	Selected Companies Range	Implied Share Price Range
P/TBV 3/31	$19.61	0.85x – 0.95x	$16.67 – $18.63
P/TBV 12/31	$20.62	0.85x – 0.95x	$17.53 – $19.59
P/2018E (Mgt.)(1)	$2.29	8.5x – 9.5x	$19.47 – $21.76
P/2018E (Street)	$1.98	8.5x – 9.5x	$16.83 – $18.81
Annualized Dividend Yield	$2.00	12.0% – 10.0%	$16.67 – $20.00

(1)	Represents Net Spread, Dollar Roll and Healthcare Income, excluding “catch up” amortization.

Annaly Peers

	Low	Mean	Median	High
P / TBV(1)	0.87x	0.93x	0.92x	1.01x
P / ‘18E Earnings(2)	7.9x	10.6x	9.3x	14.5x
Dividend Yield	7.0%	9.5%	10.0%	11.4%

(1)	Tangible book value based on latest tangible book value publically available
(2)	2018 Earnings based on Median analyst estimates available to Barclays through FactSet

Annaly

	Metric	Selected Companies Range	Implied Share Price Range
P/TBV 3/31	$10.40	0.90x – 1.00x	$9.36 – $10.40
P/2018E (Mgt.)	$1.18	8.0x – 10.5x	$9.47 – $12.43
Annualized Dividend Yield	$1.20	11.5% – 10.0%	$10.43 – $12.00

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with MTGE or Annaly, as applicable. However, because no selected comparable company is exactly the same as MTGE or Annaly, as applicable, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of MTGE or Annaly, as applicable, and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between MTGE or Annaly, as applicable, and the companies included in the selected company analysis.

Barclays noted that on the basis of the selected comparable company analysis, the transaction consideration of $19.65 per MTGE share was (i) above the range of implied values per share of $16.67 – $18.63 derived from the P/TBV 3/31 calculation, (ii) above the range of implied values per share of $17.53 – $19.59 derived from the P/TBV 12/31 calculation, (iii) within the range of implied values per share of $19.47 – $21.76 derived from the P/2018E (Mgt.) calculation, (iv) above the range of implied values per share of $16.83 – $18.81 derived from the P/2018E (Street) calculation and (v) within the range of implied values per share of $16.67 – $20.00 derived from the annualized dividend yield calculation.

Barclays also noted that on the basis of the selected comparable company analysis, the transaction exchange ratio price of $10.32 per Annaly share was within the range of implied exchange ratios per share of (i) $9.36 – $10.40 derived from the P/TBV 3/31 calculation and (ii) $9.47 – $12.43 derived from the P/2018E (Mgt.)

calculation, and below the range of implied exchange ratios per share of (iii) $10.43 – $12.00 derived from the annualized dividend yield calculation. The exchange ratio price of $10.32 is the price per share of Annaly shares which was used in the calculation of exchange ratios.

Selected Precedent Transactions Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions with a focus on U.S. target companies based on, among other things, the similarity of the applicable target companies in the transactions to MTGE with respect to the size, industry or business mix, margins, competitive dynamics and other characteristics of their businesses. Barclays reviewed the following transactions:

Date Announced	Acquiror	Target
April 26, 2018	Two Harbors Investment Corp.	CYS Investments, Inc.
April 11, 2016	Annaly Capital Management, Inc.	Hatteras Financial Corporation
April 7, 2016	Sutherland Asset Management Corp	ZAIS Financial Corp.
March 2, 2016	ARMOUR Residential REIT, Inc.	JAVELIN Mortgage Investment Corp.
February 26, 2016	Apollo Commercial Real Estate Finance, Inc.	Apollo Residential Mortgage

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of MTGE and the companies included in the selected precedent transaction analysis. Although none of the selected transactions is directly comparable to the transaction, the target companies in the selected transactions were companies that, for purposes of analysis, may be considered similar to MTGE.

Accordingly, for the above selected transactions, based on information from SEC filings, SNL Financial and FactSet, Barclays calculated and reviewed the final announced transaction price as a multiple of the target company’s last reported book value as of the time of announcement, which is referred to as “Transaction P/BV”. The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

	Low	Mean	Median	High
Transaction P/BV	0.85x	0.92x	0.89x	1.05x

Barclays noted that on the basis of the selected precedent transaction analysis, the transaction consideration of $19.65 per share was within the range of implied values per share of $16.67 – $20.60 calculated using March 31, 2018 tangible book value.

Dividend Discount Analysis of MTGE

Barclays performed a dividend discount analysis on MTGE using the MTGE Projections and certain publicly available information, which was used as a basis for discount rates and terminal value range. Barclays used two different methods to calculate annual discount rates that were then applied to the MTGE Projections and a range of terminal values estimated using a price to tangible book value ratio (“P/TBV”) methodology. In one method, Barclays calculated a range implied by the dividend yield of selected comparable companies, resulting in a selected discount range of 10.0% to 12.0%. Barclays then applied those discount rates to the projected quarterly dividends for MTGE from 2Q2018 through 4Q2020 (as set forth in MTGE Projections) and to an estimated terminal value (based on projected tangible book value in 4Q2020). Barclays calculated the net present value of the dividends and the net present value of the terminal value, which was based on applying the value range of 0.85x to 0.95 to quarter-11 tangible book value, and then divided by the number of fully diluted shares to get an implied value per share. This analysis assumed 100% of Net Spread, Dollar Roll and Healthcare

Income, excluding “catch up” amortization, is paid out through dividends to common shareholders of MTGE. This analysis resulted in a range of implied present values per share of MTGE common stock of $17.59 to $19.86. In the other method, Barclays calculated a discount range implied by the capital asset pricing model, resulting in a selected range of 8.0% to 9.5%. Barclays then applied those discount rates to the projected quarterly dividends for MTGE from 2Q2018 through 4Q2020 (as set forth in MTGE Projections) and to an estimated terminal value (based on projected tangible book value in 4Q2020). This analysis resulted in a range of implied present values per share of MTGE common stock of $18.55 to $20.75

Barclays noted that on the basis of the dividend discount analysis, the transaction consideration of $19.65 was within the range of implied values per share calculated using the MTGE Projections.

Dividend Discount Analysis of Annaly

Barclays performed a dividend discount analysis on Annaly using the Annaly Projections and certain publicly available information, which was used as a basis for discount rates and terminal value range. Additionally, based on diligence, a 2.0% decline in tangible book value per share was modeled over the forecast period. Barclays used two different methods to calculate annual discount rates that were then used in the subsequent dividend discount analysis and applied to the Annaly Projections and a range of terminal values estimated using a P/TBV methodology. In one method, Barclays calculated a discount range implied by the dividend yield of selected comparable companies, resulting in a selected range of 10.0% to 11.5%. Barclays then applied those discount rates to the Annaly Projections and calculated the net present value of the dividends and the net present value of the terminal value, which was based on applying the value range of 0.90x to 1.00x to quarter-6 tangible book value, and then divided by the number of fully diluted shares (1,160 million shares) to get an implied value per share. This analysis assumed 100% of core earnings (Ex. PAA) are paid out through dividends to common shareholders of Annaly. This analysis resulted in a range of implied present values per share of Annaly common stock of $9.37 to $10.43. In the other method, Barclays calculated a discount range implied by the capital asset pricing model, resulting in a selected range of 6.0% to 8.0%. Barclays then applied those discount rates to the Annaly Projections and an estimated terminal value (based on projected tangible book value in 4Q2020). This analysis resulted in a range of implied present values per share of Annaly common stock of $9.80 to $10.99

Barclays noted that on the basis of the dividend discount analysis, the transaction exchange ratio price of $10.32 was within the range of implied values per share calculated using the Annaly Projections.

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the Historical Trading and the Analyst Target Prices, each described below.

Historical Trading

To illustrate the trend in the historical trading prices of the MTGE and Annaly shares, respectively, Barclays reviewed, for informational purposes, historical data with regard to the trading prices of such shares for the period from August 4, 2011 to May 1, 2018 and compared such data with the relative stock price performances during the same periods of the respective selected companies listed under the caption “Selected Comparable Company Analysis” above.

Barclays noted that during the period from May 1, 2017 to May 1, 2018, the price of the MTGE common stock ranged from $16.15 to $20.00 and that during the period from May 1, 2017 to May 1, 2018, the price of the Annaly common stock ranged from $10.00 to $12.73.

Analyst Target Prices

Barclays reviewed, for informational purposes, as of May 1, 2018, the publicly available price targets of the MTGE and Annaly common stock published by equity research analysts associated with various Wall Street firms and available through FactSet and SNL Financial. The research analysts’ price target per share of MTGE common stock ranged from $19.00 – $21.00 per share and the price target per share of Annaly common stock ranged from $10.00 – $11.50 per share. The publicly available share price targets published by such equity research analysts do not necessarily reflect the current market trading price for MTGE or Annaly common stock and these estimates are subject to uncertainties, including future financial performance of MTGE and Annaly and future market conditions.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The MTGE special committee selected Barclays because of its familiarity with MTGE and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to the MTGE special committee in connection with the proposed transaction and will receive compensation for its services in connection with the proposed transaction, $500,000 of which became payable from MTGE to Barclays upon the delivery of Barclays’ opinion, which is referred to as the “Opinion Fee”. The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the proposed transaction. A retainer fee of $125,000 per month, which is referred to as the “Retainer Fee” also became payable to Barclays as of March 29, 2018 . The Retainer Fee may not exceed $500,000. Barclays will receive compensation of $7 million upon consummation of the offer against which the amounts paid pursuant to the Opinion Fee (but not the Retainer Fee) will be credited. In addition, MTGE has agreed to reimburse Barclays for a portion of its reasonable and documented out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by MTGE and the rendering of Barclays’ opinion. Barclays has performed various investment banking services for MTGE and Annaly in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, in the past two years, Barclays has not performed any investment banking and financial services for MTGE or Annaly for which it has earned investment banking fees.

Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of MTGE and Annaly for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

MTGE Unaudited Prospective Financial Information

MTGE does not publicly disclose projections as to future interest income, performance, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates as well as the high likelihood that actual results will vary from any such estimates. As a result, MTGE does not endorse the unaudited prospective financial information included in this document as a reliable indication of future results.

At the request of the special committee’s financial advisor, and on behalf of the special committee, the MTGE external manager prepared the MTGE limited unaudited prospective financial information (identified below). This limited unaudited prospective financial information is being included in this document solely because it was made available to the special committee and its financial advisor for use in connection with the financial advisor’s analyses and opinion. The MTGE limited unaudited prospective financial information was also made available to Annaly and its financial advisors. While the limited unaudited prospective financial information presented below was reviewed by the special committee, such information was not reviewed or approved by the full MTGE board of directors. As such, the unaudited prospective financial information may vary from subsequent forecasts, financial plans, guidance and/or actual results due to a number of factors, including (but not limited to) changes in the MTGE investment portfolio and changes in interest rates, trading activity, market valuations, general market and economic conditions, capital commitments, other unexpected changes that cannot be predicted with any certainty, or at all, and the other factors described below. Although presented with numerical specificity, the limited unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the MTGE external manager.

Additionally, MTGE’s future financial results may also materially differ from those expressed in the unaudited prospective financial information due to numerous factors that are beyond MTGE’s, Annaly’s or anyone else’s ability to control or predict, including with respect to the interest rate environment, industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to MTGE’s business, including with respect to MTGE’s investment and capital allocation strategy and future business initiatives. The assumptions underlying the unaudited prospective financial information may not prove to have been, or may no longer be, accurate.

The MTGE external manager estimated the unaudited prospective financial information in the context of the business, economic, regulatory, market and financial conditions that existed at that time, and the unaudited prospective financial information has not been updated to reflect revised prospects for MTGE’s business and investment portfolio, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such unaudited prospective financial information was prepared, including costs and expenses of the merger or other obligations or limitations on its business, operations, affairs or activities imposed by the merger agreement.

Specifically, the unaudited prospective financial information as of December 31, 2017, is based on the MTGE unaudited balance sheet and unaudited investment portfolio as of March 31, 2018 and does not take into account any circumstances or events occurring after April 1, 2018, and specifically does not include any financial or other consequences resulting from the May 2, 2018 announcement of the offer and the merger or subsequent integration planning activities to follow. Additionally, the unaudited prospective financial information does not give effect to any other changes that may result from the offer, the merger or the other transactions contemplated by the merger agreement or compliance with the terms of the merger agreement.

Moreover, the unaudited prospective financial information was based upon numerous assumptions, and the realization of any or all of these assumptions is uncertain. As such, stockholders are cautioned not to place undue, if any, reliance on the unaudited prospective financial information included in this document, including in making a decision as to whether to tender their shares of MTGE common stock in the offer. The following are among the assumptions used for preparing the unaudited prospective financial information:

•	no material change in leverage;

•	fed funds rate projected increase of 50 basis points over the next four quarters;

•	no material change in agency mortgage backed securities and non-agency mortgage backed securities spreads;

•	no capital raises or repurchase or retirement of shares throughout the projection period;

•	no changes in common shares outstanding; and

•	no changes in tangible book value over the forecast period.

Given the high degree of uncertainty of the aforementioned assumptions, actual results are likely to differ from the unaudited prospective financial information, and such differences may be material. Without limiting the generality of the foregoing, nothing in the unaudited prospective financial information reflects any change in or intention to change MTGE dividend payment practices, and the merger agreement imposes limitations on the payment of dividends.

THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION PRESENTED IN THIS DOCUMENT HAS NOT BEEN AND WILL NOT BE UPDATED SINCE THE DATE OF ITS PREPARATION TO REFLECT CIRCUMSTANCES EXISTING AT OR AFTER THE DATE OF ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS AFTER MARCH 31, 2018, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

The inclusion of this information should not be regarded as an indication that MTGE, the MTGE external manager, the MTGE board of directors, Barclays, the Offeror, Annaly, the Annaly board of directors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Since the unaudited prospective financial information included in this document covers multiple quarterly periods, such information by its nature becomes less predictive with each successive quarterly period. Holders of shares of MTGE common stock are urged to review the information under the caption “Risk Factors” and SEC filings of MTGE for a description of risk factors with respect to the business of MTGE. See “Forward-Looking Statements,” “Risk Factors” and “Where to Obtain More Information.”

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, Ernst & Young LLP does not express an opinion or provide any form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the unaudited prospective financial information. The Ernst & Young LLP report incorporated by reference into this document relates to MTGE’s historical financial information. It does not extend to the prospective financial information of MTGE and should not be read to do so.

The inclusion of the unaudited prospective financial information below should not be deemed an admission or representation by MTGE, the MTGE external manager, the Offeror, Annaly, Barclays, or any of their affiliates with respect to such information or that such information is or was viewed by any such person as material information regarding MTGE, and in fact MTGE views such information as non-material because such information is based on preliminary assessments of future performance that are inconsistent with past experience, practice and results and involves inherent risks and uncertainties.

The unaudited prospective financial information is not being included in this document to influence your decision whether to tender your shares of MTGE common stock in the offer, but solely because such information was provided to Barclays and/or Annaly.

The unaudited prospective financial information should be evaluated, if at all, only in conjunction with the historical financial statements and other information regarding MTGE contained in MTGE’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, stockholders are cautioned not to place undue, if any, reliance on the unaudited prospective financial information included in this document, including in making a decision as to whether to tender their shares of MTGE common stock in the offer.

MTGE Forecast

(in millions, except per share data)	Q2-2018	Q3-2018	Q4-2018	2019	2020
Net Spread, Dollar Roll and Healthcare Income, excluding “catch up” amortization	$27	$26	$26	$106	$106
Shares outstanding	46	46	46	46	46
Net Spread, Dollar Roll and Healthcare Income Per Common Share, excluding “catch up” amortization	$0.58	$0.56	$0.57	$2.32	$2.32

The following information was used for reference:

($ per share)	Q2-2018	Q3-2018	Q4-2018	2019	2020
Median Street Estimate(1)	$0.50	$0.50	$0.50	$1.85	—

(1)	EPS estimated based on median analyst estimates available to Barclays through FactSet.

Annaly Unaudited Prospective Financial Information

Annaly does not publicly disclose projections as to future interest income, performance, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates as well as the high likelihood that actual results will vary from any such estimates. As a result, Annaly does not endorse the unaudited prospective financial information included in this document as a reliable indication of future results.

Annaly is including the limited unaudited prospective financial information in this document solely because it was among the financial information made available to Barclays and the MTGE board of directors in connection with their evaluation of the offer and the merger. The limited unaudited prospective financial information presented below was not reviewed or approved by the Annaly board of directors, and is not the result of any formal internal review or process. As such, the unaudited prospective financial information may vary significantly from subsequent forecasts, financial plans, guidance and/or actual results due to a number of factors, including (but not limited to) changes in interest rates, trading activity, market valuations, general market and economic conditions, capital commitments, other unexpected changes that cannot be predicted with any certainty or at all, and the other factors described below. Although presented with numerical specificity, the limited unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Annaly.

Additionally, Annaly’s future financial results may also materially differ from those expressed in the unaudited prospective financial information due to numerous factors that are beyond Annaly’s, the combined company’s or anyone else’s ability to control or predict, including with respect to the interest rate environment, industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to Annaly’s business, including with respect to future business initiatives. The assumptions underlying the unaudited prospective financial information may not prove to have been, or may no longer be, accurate.

Annaly’s management estimated the unaudited prospective financial information in the context of the business, economic, regulatory, market and financial conditions that existed at that time, and the unaudited prospective financial information has not been updated to reflect revised prospects for Annaly’s business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such unaudited prospective financial information was prepared.

Specifically, the unaudited prospective financial information does not take into account any circumstances or events occurring after April 19, 2018, the date it was prepared, and specifically does not include any financial consequences resulting from the May 2, 2018 announcement of the offer and the merger or subsequent integration planning activities to follow. Additionally, the unaudited prospective financial information does not give effect to any other changes that may result from the offer, the merger or the other transactions contemplated by the merger agreement.

Moreover, the unaudited prospective financial information was based upon several assumptions, and the realization of any or all of these assumptions is less than certain. As such, stockholders are cautioned not to place undue, if any, reliance on the unaudited prospective financial information included in this document, including in making a decision as to whether to tender their shares of MTGE common stock in the offer. The following are among the assumptions used for preparing the unaudited prospective financial information:

•	static interest rates through the prospective periods with no change in overall level of interest rates or shape of the yield curve;

•	no material changes in overall size of portfolio assets;

•	no material changes in leverage;

•	no material changes in portfolio net interest margins or net interest spreads; and

•	no material changes in hedge ratio or net duration measures.

Given the relatively static nature of the aforementioned assumptions, actual results are likely to differ from the unaudited prospective financial information, and such differences may be material.

THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION PRESENTED IN THIS DOCUMENT HAS NOT BEEN AND WILL NOT BE UPDATED SINCE THE DATE OF ITS PREPARATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE OF ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

The inclusion of this information should not be regarded as an indication that the Offeror, Annaly, its board of directors, Barclays, MTGE, its board of directors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Since the unaudited prospective financial information included in this document covers multiple quarterly periods, such information by its nature becomes less predictive with each successive quarterly period. Holders of shares of MTGE common stock are urged to review the section of this document titled “Risk Factors” and SEC filings of Annaly for a description of risk factors with respect to the business of Annaly. See “Forward-Looking Statements,” “Risk Factors” and “Where to Obtain More Information”.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information (or unaudited prospective financial information presented under the heading “MTGE Unaudited Prospective Financial Information”) for the purpose of its inclusion herein, and accordingly, Ernst & Young LLP does not express an opinion or provide any form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the unaudited prospective financial information. The Ernst & Young LLP report incorporated by reference into this document relates to Annaly’s historical financial information. It does not extend to the prospective financial information of Annaly and should not be read to do so.

The inclusion of the unaudited prospective financial information below should not be deemed an admission or representation by Annaly, the Offeror, MTGE, Barclays, or any of their affiliates with respect to such information or that such information is or was viewed by any such person as material information regarding Annaly, and in fact Annaly views such information as non-material because such information is based on preliminary assessments of future performance and involves inherent risks and uncertainties.

The unaudited prospective financial information is not being included in this document to influence your decision whether to tender your shares of MTGE common stock in the offer, but because such information was provided to MTGE’s board of directors and MTGE’s financial advisor.

The unaudited prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Annaly contained in Annaly’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, stockholders are cautioned not to place undue, if any, reliance on the unaudited prospective financial information included in this document, including in making a decision as to whether to tender their shares of MTGE common stock in the offer.

The following table presents the limited unaudited prospective financial data with respect to Annaly that were made available to Barclays and MTGE in connection with their evaluation of the offer and the merger:

	For the quarter ending
($ in ‘000s)	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
Interest Income	$800,616	$817,063	$825,171	$833,144	$843,156	$853,468
Core Earnings (ex. PAA) (1)	$346,670	$341,767	$336,924	$329,033	$328,827	$330,225

(1)	Core earnings is a non-GAAP measure and is defined as net income (loss) excluding gains or losses on disposals of investments and termination or maturity of interest rate swaps, unrealized gains or losses on interest rate swaps and investments measured at fair value through earnings, net gains and losses on trading assets, impairment losses, net income (loss) attributable to noncontrolling interest, transaction expenses and certain other non-recurring gains or losses, and inclusive of TBA dollar roll income (a component of Net gains (losses) on trading assets) and realized amortization of MSRs (a component of net unrealized gains (losses) on investments measured at fair value through earnings). Core earnings (excluding PAA) excludes the premium amortization adjustment representing the cumulative impact on prior periods, but not the current period, of quarter-over-quarter changes in estimated long-term prepayment speeds related to Annaly’s Agency mortgage-backed securities.

Elections and Proration

MTGE common stockholders electing the mixed consideration will not be subject to proration; however, holders electing the all-cash consideration or the all-stock consideration may receive a different form of consideration than selected. MTGE common stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 50.0% of the aggregate consideration in the offer will be paid in cash and approximately 50.0% of the aggregate consideration in the offer will be paid in shares of

Annaly common stock. MTGE common stockholders who validly tender and do not validly withdraw their shares of MTGE common stock in the offer but who do not make a valid election will receive the mixed consideration for their shares of MTGE common stock. See “Consequences of Tendering with No Election” for more information.

The number of shares of MTGE common stock eligible to receive the all-cash consideration in the offer will be equal to 50.0% multiplied by the sum of the total number of shares making an all-cash election in the offer and the total number of shares making an all-stock election in the offer (such product is referred to as the “maximum all-cash shares in offer”).

The number of shares of MTGE common stock eligible to receive the all-stock consideration in the offer will be equal to 50.0% multiplied by the sum of the total number of shares making an all-cash election in the offer and the total number of shares making an all-stock election in the offer (such product is referred to as the “maximum all-stock shares in offer”).

Over-Election of Cash

If the aggregate number of shares attributable to holders of MTGE common stock making an all-cash election in the offer is greater than the maximum all-cash shares in offer, such shares will be subject to proration. To determine the amount of proration, an “offer cash proration factor” will apply. The “offer cash proration factor” will be equal to:

•	the maximum all-cash shares in offer

divided by

•	the aggregate number of shares of MTGE common stock for which an all-cash election in the offer has been made.

Proration will be calculated so that for each MTGE common stockholder making an all-cash election, the number of shares of MTGE common stock entitled to the all-cash consideration will be equal to the number of shares of MTGE common stock for which such stockholder has made an all-cash election, multiplied by the offer cash proration factor (as calculated above), rounded down to the nearest share. The shares of MTGE common stock that do not receive the all-cash consideration as a result of such proration will instead receive the all-stock consideration.

If following proration a MTGE common stockholder would be entitled to receive a fractional share of Annaly common stock, such stockholder will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding the acceptance time.

Over-Election of Cash Example

For purposes of this example, assume the following:

•	there are 100,000,000 outstanding shares of MTGE common stock;

•	MTGE stockholders make a mixed election with respect to 50,000,000 (or 50%) shares of MTGE common stock;

•	MTGE stockholders make the all-cash election with respect to 30,000,000 (or 30%) shares of MTGE common stock;

•	MTGE stockholders make the all-stock election with respect to 20,000,000 (or 20%) shares of MTGE common stock; and

•	The 10-day volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding the acceptance time is $10.41 per share.

In this example, without proration, there would be an over-election of cash because the number of shares of MTGE common stock making the all-cash election is 30,000,000, which is greater than 25,000,000, which is the maximum all-cash shares in offer (calculated as follows: 0.50 × (30,000,000 + 20,000,000)). To adjust for the over-election, the number of shares of MTGE common stock making the all-cash election will be multiplied by the offer cash proration factor of 0.8333, with the resulting number of shares rounded down to the nearest share. The offer cash proration factor is calculated by dividing 25,000,000 (which is the maximum all-cash shares in offer) by 30,000,000 (which is the aggregate number of shares of MTGE common stock making an all-cash election in the offer).

In this example, a MTGE stockholder who makes an all-cash election for 100 shares of MTGE common stock would be entitled to receive the all-cash consideration for 83 of those shares (calculated as follows: 100 shares × 0.8333 offer cash proration factor, rounded down to the nearest share), and the all-stock consideration for the remaining 17 of those shares. This equates to $1,630.95 in cash (calculated as follows: 83 shares × $19.65 all-cash consideration per share) plus 32.3629 shares of Annaly common stock (calculated as follows: 17 shares × 1.9037 shares of Annaly common stock, the all-stock consideration per share). Because fractional shares of Annaly common stock will be converted to cash, the number of actual shares of Annaly common stock such holder would be entitled to receive would be 32, with the additional 0.3629 shares of Annaly common stock converted into $3.77 in cash (calculated as follows: 0.3629 × $10.41).

See “Risk Factors—Risk Factors Relating to the Offer and the Merger—MTGE common stockholders may not receive all consideration in the form elected.”

Over-Election of Stock

If the aggregate number of shares attributable to holders of MTGE common stock making an all-stock election in the offer is greater than the maximum all-stock shares in offer, such shares will be subject to proration. To determine the amount of proration, an “offer stock proration factor” will apply. The “offer stock proration factor” will be equal to:

•	the maximum all-stock shares in offer

divided by

•	the aggregate number of shares of MTGE common stock for which an all-stock election in the offer has been made.

Proration will be calculated so that for each MTGE common stockholder making an all-stock election, the number of shares of MTGE common stock entitled to the all-stock consideration will be equal to the number of shares of MTGE common stock for which such stockholder has made an all-stock election, multiplied by the offer stock proration factor (as calculated above), rounded down to the nearest share. The shares of MTGE common stock that do not receive the all-stock consideration as a result of proration will instead receive the all-cash consideration.

If following proration a MTGE common stockholder would be entitled to receive a fractional share of Annaly common stock, such stockholder will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding the acceptance time.

Over-Election of Stock Example

For purposes of this example, assume the following:

•	there are 100,000,000 outstanding shares of MTGE common stock;

•	MTGE stockholders make the mixed election with respect to 20,000,000 (or 20%) shares of MTGE common stock;

•	MTGE stockholders make the all-cash election with respect to 10,000,000 (or 10%) shares of MTGE common stock;

•	MTGE stockholders make the all-stock election with respect to 70,000,000 (or 70%) shares of MTGE common stock; and

•	The 10-day volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on trading day immediately preceding the acceptance time is $10.41 per share.

In this example, without proration, there would be an over-election of stock because the number of shares of MTGE common stock making the all-stock election is 70,000,000, which is greater than 40,000,000, which is the maximum all-stock shares in offer (calculated as follows: 0.5 × (10,000,000 + 70,000,000)). To adjust for the over-election, the number of shares of MTGE common stock making the all-stock election will be multiplied by the offer stock proration factor of 0.5714, with the resulting number of shares rounded down to the nearest share. The offer stock proration factor is calculated by dividing 40,000,000 (which is the maximum all-stock shares in offer) by 70,000,000 (which is the aggregate number of shares of MTGE common stock making an all-stock election in the offer).

In this example, a MTGE stockholder who makes an all-stock election for 100 shares of MTGE common stock would be entitled to receive the all-stock consideration for 57 of those shares (calculated as follows: 100 shares × 0.5714 offer stock proration factor, rounded down to the nearest share), and the all-cash consideration for the remaining 43 of those shares. This equates to $844.95 in cash (calculated as follows: 43 shares × $19.65 all-cash consideration per share) plus 108.5109 shares of Annaly common stock (calculated as follows: 57 shares × 1.9037 shares of Annaly common stock, the all-stock consideration per share). Because fractional shares of Annaly common stock will be converted to cash, the number of actual shares of Annaly common stock such holder would be entitled to receive would be 108, with the additional 0.5109 shares converted into $5.31 in cash (calculated as follows: 0.5109 × $10.41).

See “Risk Factors—Risk Factors Relating to the Offer and Merger—MTGE common stockholders may not receive all consideration in the form elected.”

Consequences of Tendering with No Election

MTGE common stockholders who validly tender and do not validly withdraw their shares of MTGE common stock in the offer that do not make an election will be deemed to have elected to receive the mixed consideration.

Distribution of Offering Materials

This document, the related letter of election and transmittal and other relevant materials will be delivered to record holders of shares of MTGE common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on MTGE’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares of MTGE common stock.

Expiration of the Offer

The offer is scheduled to expire at 5:00 p.m., Eastern Time, on June 18, 2018, unless further extended or terminated. “Expiration date” means 5:00 p.m., Eastern Time, on June 18, 2018, unless and until the Offeror has extended or terminated the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Extension, Termination and Amendment

Subject to the provisions of the merger agreement and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”), and unless MTGE consents otherwise or the merger agreement is otherwise terminated, the Offeror must (1) extend the offer for one or more successive periods of up to 10 business days each (or for such longer period as may be agreed by MTGE) in order to further seek to satisfy the conditions to the offer in the event that any of the offer conditions (other than the minimum tender condition) have not been satisfied or validly waived as of any then scheduled expiration of the offer, (2) extend the offer for up to two successive periods of 10 business days each (or such longer or shorter period as may be agreed by MTGE) if each of the offer conditions (other than the minimum tender condition) has been satisfied or validly waived and the minimum tender condition has not been satisfied as of the scheduled expiration of the offer, and (3) extend the offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or NYSE or Nasdaq that is applicable to the offer or the merger or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer, the merger, the Schedule TO or the related offer documents. However, the Offeror is not required to extend the offer beyond the outside date.

The merger agreement prohibits the Offeror and Annaly from making certain changes to the offer or waiving certain conditions to the offer without the express written consent of MTGE. Changes to the offer that require the express written consent of MTGE include changes (i) to the terms or conditions to the offer that change the form of consideration to be paid in the offer, (ii) that decrease the amount of consideration in the offer or the number of shares sought in the offer, (iii) that extend the offer (other than extensions required by law or SEC or NYSE or Nasdaq regulation, extensions (x) of up to 10 business days each (or such longer period as may be agreed by MTGE) if either any of the conditions to the offer (other than the minimum tender condition) have not been satisfied or validly waived as of the then-scheduled expiration date in order to seek the satisfaction of such conditions, (y) of 10 business days each (or such longer or shorter period as may be agreed by MTGE) if all of the conditions (other than the minimum tender condition) have been satisfied or validly waived as of the then-scheduled expiration date in order to seek the satisfaction of the minimum tender condition, or (z) for any period necessary to meet the notice requirements for a short form merger pursuant to Section 3-106.1(e)(1) of the MGCL), (iv) that impose conditions in the offer not included in the merger agreement, or (v) that amend or modify any other terms or conditions of the offer in any manner that is adverse or would reasonably be expected to be adverse to MTGE common stockholders in their capacities as such. Conditions to the offer that the Offeror and Annaly may not waive without the express written consent of MTGE include (i) the minimum tender condition, (ii) effectiveness of the registration statement on Form S-4 of which this document is a part, (iii) there not having occurred a material adverse effect (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”) with respect to Annaly and its subsidiaries, (iv) the accuracy of Annaly’s and the Offeror’s representations and warranties, (v) Annaly and the Offeror’s compliance with covenants under the merger agreement, (vi) the approval for listing on the NYSE of the shares of Annaly common stock to be issued in the offer and the merger and Series H preferred stock to be issued in the merger, (vii) lack of legal prohibitions, (viii) the receipt of an opinion by MTGE from its legal counsel to the effect that the offer and the merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ix) the receipt of a written opinion by MTGE from Annaly’s legal counsel to the effect that since a specified date Annaly has and through the expiration date meets the requirements for REIT qualification under the Code, and that the proposed method of operation of Annaly will enable Annaly to continue to meet the requirements for qualification as a REIT under the Code.

The Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.

If the Offeror materially changes the terms of the offer or the information concerning the offer, or if the Offeror waives a material condition of the offer, the Offeror will extend the offer to the extent legally required under the Exchange Act. If, prior to the expiration date, the Offeror changes the percentage of shares being sought or the consideration offered, that change will apply to all MTGE common stockholders whose shares are accepted for exchange pursuant to the offer. If, at the time notice of that change is first published, sent or given to MTGE common stockholders, the offer is scheduled to expire at any time earlier than the 10th business day from and including the date that such notice is first so published, sent or given, the Offeror will extend the offer until the expiration of that 10 business day period. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

No subsequent offering period will be available following the expiration of the offer.

Exchange of Shares; Delivery of Cash and Annaly Shares

Annaly has retained Computershare as the depositary and exchange agent for the offer and the merger (the “exchange agent”) to handle the exchange of shares for the common transaction consideration in each of the offer and the merger. In addition, the exchange agent will handle the exchange of shares of MTGE Series A preferred stock for the shares of Annaly Series H preferred stock.

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange, and will exchange, shares validly tendered and not validly withdrawn promptly after the expiration date. In all cases, a MTGE stockholder will receive consideration for tendered shares of MTGE common stock only after timely receipt by the exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed letter of election and transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the offer, the Offeror will be deemed to have accepted for exchange shares validly tendered and not validly withdrawn if and when it notifies the exchange agent of its acceptance of those shares pursuant to the offer. The exchange agent will deliver to the applicable MTGE common stockholders any cash and shares of Annaly common stock issuable in exchange for shares validly tendered and accepted pursuant to the offer promptly after receipt of such notice. The exchange agent will act as the agent for tendering MTGE common stockholders for the purpose of receiving cash and shares of Annaly common stock from the Offeror and transmitting such cash and stock to the tendering MTGE common stockholders. MTGE common stockholders will not receive any interest on any cash that the Offeror pays in the offer, even if there is a delay in making the exchange.

If the Offeror does not accept any tendered shares of MTGE common stock for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted representing more shares than are tendered for, the Offeror will return certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures set forth below in “—Procedure for Tendering,” the shares to be returned will be credited to an account maintained with DTC as soon as practicable following expiration or termination of the offer.

Withdrawal Rights

MTGE common stockholders can withdraw tendered shares of MTGE common stock at any time until the expiration date and, if the Offeror has not agreed to accept the shares for exchange on or prior to July 15, 2018, MTGE common stockholders can thereafter withdraw their shares from tender at any time after such date until the Offeror accepts shares for exchange.

For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the MTGE stockholder at one of its addresses set forth elsewhere in this document, prior to the expiration date. The notice must include the MTGE stockholder’s name, address, social security number, the certificate number(s), the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled “—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates representing the shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.

The Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding to the fullest extent permitted by law, subject to the rights of holders of shares of MTGE common stock to challenge such decision in a court of competent jurisdiction. None of the Offeror, Annaly, MTGE, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares validly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a MTGE stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “—Procedure for Tendering” at any time prior to the expiration date.

Procedure for Tendering

For a MTGE common stockholder to validly tender shares of MTGE common stock held of record pursuant to the offer, a MTGE common stockholder must:

•	if such shares are in certificated form, deliver to the exchange agent a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other documents required by the letter of election and transmittal, and certificates for tendered shares of MTGE common stock held in certificate form, at one of its addresses set forth elsewhere in this document before the expiration date; or

•	if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

If shares of MTGE common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by the nominee holding such shares by book-

entry transfer through DTC. To validly tender such shares held in street name, MTGE common stockholders should instruct such nominee to do so prior to the expiration date.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of election and transmittal and that the Offeror may enforce that agreement against such participant.

The exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the expiration date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of election and transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this document prior to the expiration date. The Offeror cannot assure MTGE common stockholders that book-entry delivery of shares will be available. If book-entry delivery is not available, MTGE common stockholders must tender shares by means of delivery of MTGE share certificates. We are not providing for guaranteed delivery procedures and, therefore, you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect.

Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of election and transmittal or for the account of an eligible institution.

If the certificates for shares are registered in the name of a person other than the person who signs the letter of election and transmittal, or if certificates for unexchanged shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

The method of delivery of MTGE share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering MTGE stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, the Offeror recommends registered mail with return receipt requested and properly insured. In all cases, MTGE stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal backup withholding with respect to any cash payments, each MTGE stockholder that is a “United States person” (as defined in the Code), other than a stockholder exempt from backup withholding who otherwise establishes its exemption from U.S. federal backup withholding, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding of U.S. federal income tax by completing the Internal Revenue Service (“IRS”) Form W-9 included in the letter of election and transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for a MTGE stockholder that is a foreign person to qualify as an exempt recipient for purposes of U.S. federal backup withholding, the stockholder must submit an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status. In addition, MTGE stockholders that are foreign persons may be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to cash received pursuant to the offer and/or the merger. See the discussion under “Material U.S. Federal Income Tax Consequences.”

The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between the Offeror and the tendering MTGE stockholder upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment).

No Guaranteed Delivery

We are not providing for guaranteed delivery procedures and, therefore, MTGE common stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. MTGE common stockholders must tender their shares of MTGE common stock in accordance with the procedures set forth in this document. In all cases, the Offeror will exchange shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described above), a properly completed and duly executed letter of election and transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

Grant of Proxy

By executing a letter of election and transmittal as set forth above, a MTGE stockholder irrevocably appoints the Offeror’s designees as such MTGE stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its shares tendered and accepted for exchange by the Offeror and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that the Offeror accepts tendered shares of MTGE common stock for exchange pursuant to the offer and deposits with the exchange agent the cash consideration or the shares of Annaly common stock consideration for such shares. All such proxies will be considered coupled with an interest in the tendered shares of MTGE common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the MTGE stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). The Offeror’s designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of the MTGE’s stockholders or otherwise.

The Offeror reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon the exchange of such shares, the Offeror must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by the Offeror in accordance with terms of the offer, the appointment will not be effective, and the Offeror will have no voting rights as a result of the tender of shares.

Fees and Commissions

Tendering registered MTGE stockholders who tender shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering MTGE stockholders who hold MTGE shares through a broker or bank should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer. Except as set forth in the instructions to the letter of election and transmittal, transfer taxes on the exchange of shares pursuant to the offer will be paid by the Offeror.

Matters Concerning Validity and Eligibility

The Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of shares of MTGE common stock to challenge such determination in a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived by the Offeror. None of the Offeror, Annaly, MTGE, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the offer (including the letter of election and transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law.

MTGE common stockholders who have any questions about the procedure for tendering shares in the offer should contact the information agent at the address and telephone number set forth elsewhere in this document.

Announcement of Results of the Offer

Annaly will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether the Offeror will accept the tendered shares of MTGE common stock for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.

Ownership of Annaly Common Stock After the Offer and the Merger

It is estimated that former common stockholders of MTGE will own in the aggregate approximately 4% of the outstanding shares of common stock of Annaly immediately following the consummation of the offer and the merger, assuming that:

•	Annaly acquires through the offer and the merger 100% of the outstanding shares of MTGE common stock;

•	Annaly issues 43,631,378 shares of Annaly common stock as part of the consideration in the offer and the merger; and

•	immediately following completion of the offer and the merger, there are 1,203,328,965 shares of Annaly common stock outstanding (calculated by adding 1,159,697,587, the number of shares of Annaly common stock outstanding as of May 14, 2018, plus 43,631,378, the number of shares of Annaly common stock estimated to be issued as part of the offer and merger consideration).

Purpose of the Offer and the Merger; Dissenters’ Rights

Purpose of the Offer and the Merger

The purpose of the offer is for Annaly to acquire control of, and ultimately the entire common equity interest in, MTGE. The offer, as the first step in the acquisition of MTGE, is intended to facilitate the acquisition of MTGE. The purpose of the merger is for Annaly to acquire all of the issued and outstanding shares of MTGE common stock it did not acquire in the offer. If the offer is successful, Annaly intends to consummate the merger promptly after the consummation of the offer. After the merger, the MTGE business will be held in a wholly owned subsidiary of Annaly, and the former MTGE stockholders will no longer have any direct ownership interest in the surviving corporation.

No Stockholder Approval

If the offer is consummated, Annaly is not required to and will not seek the approval of MTGE’s remaining public stockholders before effecting the merger. Section 3-106.1 of the MGCL provides that following consummation of a successful tender offer for any and all of the outstanding shares of the target corporation, and subject to certain other statutory requirements, if the acquiring corporation owns at least the percentage of the shares, and of each class or series of the shares, of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if Annaly consummates the offer, it intends to effect the closing of the merger without a vote of the MTGE stockholders in accordance with Section 3-106.1 of the MGCL.

No Rights of Objecting Stockholders

Pursuant to the MGCL and MTGE’s charter, no appraisal rights, rights of objecting stockholders or dissenters’ rights are available to MTGE stockholders in connection with the offer or the merger.

“Going Private” Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the merger or another business combination following the purchase of shares pursuant to the offer in which the Offeror seeks to acquire the remaining shares not held by it. The Offeror believes that Rule 13e-3 will not be applicable to the merger because it is anticipated that the merger will be effected within one year following the consummation of the offer and, in the merger, stockholders will receive the same consideration as that paid in the offer.

Plans for MTGE

In connection with the offer, Annaly has reviewed and will continue to review various possible business strategies that it might consider in the event that the Offeror acquires control of MTGE. Following a review of additional information regarding MTGE, these changes could include, among other things, changes in MTGE’s business, operations, personnel, corporate structure and capitalization.

Delisting and Termination of Registration

If MTGE qualifies for termination of registration under the Exchange Act after the offer is consummated, Annaly intends to seek to have MTGE withdraw the MTGE common stock and preferred stock from listing on Nasdaq and to terminate the registration of MTGE common stock and preferred stock under the Exchange Act. See “—Effect of the Offer on the Market for MTGE Shares; Nasdaq Listing; Registration Under the Exchange Act; Margin Regulations.”

Board of Directors and Management

Upon consummation of the merger, the directors and officers of the Offeror immediately prior to the merger will be the directors and officers of the surviving corporation from and after the effective time of the merger.

Effect of the Offer on the Market for the MTGE Shares; Nasdaq Listing; Registration Under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for MTGE Shares

If the offer is successful, there will be no market for the MTGE common stock because the Offeror intends to consummate the merger promptly following the consummation of the offer.

Nasdaq Listing

The MTGE common stock and the MTGE Series A preferred stock are currently listed on Nasdaq. Immediately following the consummation of the merger (which is expected to occur promptly following the consummation of the offer), the MTGE common stock and the MTGE Series A preferred stock will no longer meet the requirements for continued listing on Nasdaq because the only stockholder of the surviving corporation will be Annaly. Nasdaq requires, among other things, that any listed shares have at least 450 total stockholders, provided the listed shares satisfy certain trading volume requirements, or 2,200 total stockholders otherwise. Immediately following the consummation of the merger, Annaly expects to cause the delisting of the MTGE common stock and preferred stock from Nasdaq.

Margin Regulations

The shares of MTGE common stock are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of shares of MTGE common stock. Depending upon factors similar to those described above regarding the market for MTGE common stock and stock listing, it is possible that, following the offer, the shares of MTGE common stock would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Registration under the Exchange Act

The MTGE common stock and preferred stock are currently registered under the Exchange Act. Such registration may be terminated upon application by MTGE to the SEC if MTGE shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of MTGE shares under the Exchange Act would substantially reduce the information required to be furnished by MTGE to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to MTGE, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of MTGE and persons holding “restricted securities” of MTGE to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of MTGE shares under the Exchange Act were terminated, MTGE shares would no longer be “margin securities” or be eligible for listing on Nasdaq as described above. After consummation of the offer and the merger, Annaly and the Offeror currently intend to cause MTGE to terminate the registration of MTGE shares under the Exchange Act as soon as the requirements for termination of registration are met.

Conditions of the Offer

Notwithstanding any other provisions of the offer and in addition to the Offeror’s rights to extend, amend or terminate the offer in accordance with the terms and conditions of the merger agreement, the Offeror and Annaly are not required to accept for exchange or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), exchange the common transaction consideration for any tendered shares of MTGE common stock, if at any expiration of the offer any of the following conditions have not been satisfied or waived:

1.	Minimum Tender Condition—MTGE stockholders having validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of shares of MTGE common stock that, together with any shares of MTGE common stock then owned by Annaly and the Offeror, represents at least a majority of the then-outstanding shares of MTGE common stock at any expiration of the offer;

2.	Effectiveness of Form S-4—The registration statement on Form S-4, of which this document is a part, having become effective under the Securities Act, and must not be the subject of any stop order or proceeding seeking a stop order, at any expiration of the offer;

3.	No MTGE Material Adverse Effect—There not having occurred and continuing prior to the expiration of the offer any change, effect, development, circumstance, condition, state of facts, event or occurrence after the date of the merger agreement that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on MTGE and its subsidiaries (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”);

4.	No Annaly Material Adverse Effect—There not having occurred and continuing prior to the expiration of the offer any change, effect, development, circumstance, condition, state of facts, event or occurrence after the date of the merger agreement that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Annaly and its subsidiaries (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”);

5.	Accuracy of MTGE’s Representations and Warranties—The representations and warranties of MTGE contained in the merger agreement must be true and correct as of the expiration of the offer as though made on and as of the expiration of the offer (except for representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MTGE (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”); provided that (1) MTGE’s representations and warranties related to the absence of a material adverse effect on MTGE (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”) having occurred from December 31, 2017 through May 2, 2018 (the date of the merger agreement), its qualification as a REIT under the Code and its exemption under the Investment Company Act of 1940, as amended (the “Investment Company Act”) must be true and correct in all respects, (2) MTGE’s representations and warranties related to its subsidiaries, restricted stock units schedule, authority, the opinion of its financial advisor, state takeover statutes and brokers must be true and correct in all material respects, and (3) MTGE’s representations and warranties related to its capitalization must be true and correct in all respects, except for any de minimis exceptions;

6.	MTGE’s Compliance with Covenants—MTGE must have in all material respects performed or complied with the obligations, agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the expiration of the offer;

7.	Accuracy of Annaly’s and the Offeror’s Representations and Warranties—The representations and warranties of Annaly and the Offeror contained in the merger agreement must be true and correct as of the expiration of the offer as though made on and as of the expiration of the offer (except for representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Annaly (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”); provided that (1) Annaly’s representations and warranties related to the absence of a material adverse effect on Annaly (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”) having occurred from December 31, 2017 through May 2, 2018 (the date of the merger agreement), its qualification as a REIT under the Code, and its exemption under the Investment Company Act must be true and correct in all respects, (2) Annaly’s representations and warranties related to authority must be true and correct in all material respects, and (3) Annaly’s representations related to its capitalization must be true and correct in all respects, except for any de minimis exceptions;

8.	Annaly’s and Offeror’s Compliance with Covenants—Annaly and the Offeror must have in all material respects performed or complied with the agreements or covenants required to be performed or complied with by them under the merger agreement on or prior to the expiration of the offer;

9.	Listing of Annaly Common Stock and Annaly Preferred Stock—The shares of Annaly common stock to be issued in the offer and the merger and the shares of Annaly Series H preferred stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance;

10.	No Legal Prohibition—No law, order or injunction (whether temporary, preliminary or permanent) restraining or enjoining or otherwise prohibiting the consummation of the offer or the merger must have been enacted, issued, promulgated or granted by a governmental entity of competent jurisdiction;

11.	Regulatory Approvals—The required approvals of HUD, the lenders/servicers of certain loans financed by HUD and Fannie Mae, if required, must have been obtained at or prior to the expiration of the offer;

12.	MTGE Transaction Tax Opinion—MTGE must have received an opinion of Cooley LLP, counsel to MTGE, in form and substance reasonably satisfactory to MTGE, dated as of the expiration date, to the effect that, based on facts, representations and assumptions described or referred to in such opinion, the offer and the merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

13.	REIT Tax Opinion with Respect to Annaly—MTGE shall have received a written opinion of Hunton Andrews Kurth LLP, tax counsel to Annaly, in form and substance as set forth in an exhibit to the merger agreement and with such changes as are mutually agreeable to Annaly and MTGE, dated as of the expiration date, to the effect that, based on facts, representations and assumptions described or referred to in such opinion, at all times since the taxable year ended December 31, 2014 and through the expiration date, Annaly has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and the proposed method of operation of Annaly will enable Annaly to continue to meet the requirements for qualification as a REIT under the Code;

14.	Annaly Transaction Tax Opinion—Annaly must have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to Annaly, in form and substance reasonably satisfactory to Annaly, dated as of the expiration date, to the effect that, based on facts, representations and assumptions described or referred to in such opinion, the offer and the merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

15.	REIT Tax Opinion with Respect to MTGE—Annaly shall have received a written opinion of Hogan Lovells US LLP, tax counsel to MTGE, in form and substance as set forth in an exhibit to the merger agreement and with such changes as are mutually agreeable to Annaly and MTGE, dated as of the expiration date, to the effect that, based on facts, representations and assumptions described or referred to in such opinion, at all times commencing with its taxable year ended December 31, 2011 and through and including the taxable year that ends on the effective time of the merger, MTGE has been organized and operated in conformity with the requirements for qualification as a REIT under the Code;

16.	Officer’s Certificate—Annaly must have received from MTGE a certificate dated as of the expiration date and signed by MTGE’s Chief Executive Officer or Chief Financial Officer certifying as to the satisfaction of the conditions related to the accuracy of MTGE’s representations and warranties, MTGE’s compliance with covenants and the absence of a MTGE material adverse effect; and

17.	No Termination of the Merger Agreement—The merger agreement will not have been terminated in accordance with its terms.

The foregoing conditions are in addition to, and not a limitation of, the rights of Annaly and the Offeror to extend, terminate or modify the offer in accordance with the terms and conditions of the merger agreement.

Except for certain conditions, the waiver of which require the consent of MTGE, the conditions to the offer are for the sole benefit of Annaly and the Offeror and may be asserted by Annaly or the Offeror regardless of the circumstances giving rise to any such condition (other than as a result of any action or inaction by Annaly or the Offeror that is completely within the control of Annaly or the Offeror) or may be waived by Annaly or the Offeror, by express and specific action to that effect, in whole or in part, at any time and from time to time, in each case. However, certain specified conditions may only be waived by Annaly or the Offeror with the express written consent of MTGE. These conditions include the minimum tender condition, the effectiveness of the registration statement on Form S-4 of which this document is a part, the absence of an Annaly material adverse effect, the accuracy of Annaly’s and the Offeror’s representations and warranties, Annaly’s and Offeror’s compliance with covenants, the shares of Annaly common and preferred stock to be issued in the offer and the merger having been approved for listing on the NYSE, lack of legal prohibitions, the receipt of an opinion by MTGE from its legal counsel to the effect that the offer and the merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the receipt of a written opinion by MTGE from Annaly’s tax counsel, dated as of the expiration date, to the effect that at all times since December 31, 2014 through the expiration date, Annaly has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and that the proposed method of operation of Annaly will enable Annaly to continue to meet the requirements for qualification as a REIT under the Code. Pursuant to the merger agreement, MTGE has the right to require that Annaly and the Offeror waive the conditions relating to the absence of an Annaly material adverse effect, the accuracy of Annaly’s and the Offeror’s representations and warranties, Annaly’s and Offeror’s compliance with covenants, the receipt of an opinion by MTGE from its legal counsel to the effect that the offer and the merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the receipt of a written opinion by MTGE from Annaly’s tax counsel, dated as of the expiration date, to the effect that at all times since December 31, 2014 through the expiration date, Annaly has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and that the proposed method of operation of Annaly will enable Annaly to continue to meet the requirements for qualification as a REIT under the Code. There is no financing condition to the offer.

Certain Legal Matters; Regulatory Approvals

Regulatory Approvals

Annaly and MTGE conduct operations in a number of jurisdictions where regulatory filings or approvals may be required or advisable in connection with the completion of the offer and the merger. In particular, because certain subsidiaries of MTGE are borrowers under loans insured by HUD or serviced loans insured by the U.S. Federal Housing Administration, an office of HUD, or owned by Fannie Mae, the approval of HUD and Fannie Mae may be required to close the offer. Additionally, it is a condition to the closing of the offer that these regulatory approvals, if required, are obtained, which condition may be waived by Annaly in its sole discretion. The merger agreement provides that the parties must use their reasonable best efforts to obtain the approvals that are necessary, proper or advisable to consummate the offer and the merger. Annaly and MTGE have initiated a process to obtain these approvals.

Although we do not expect regulatory authorities to raise any significant objections in connection with their review of the offer and merger, we cannot assure you that we will obtain all required regulatory approvals on a timely basis (or at all) or that these regulatory approvals will not contain terms, conditions or restrictions that would be detrimental to the combined company after the completion of the offer and the merger.

Annaly has been advised that the offer and the merger are exempt from the pre-notification and waiting period requirements of the HSR Act. Therefore, we are not attempting to comply with those requirements. The fact that a transaction is exempt from the requirements of the HSR Act does not preclude the Department of Justice or the Federal Trade Commission from seeking to prevent the transaction on the ground that it violates the United States antitrust laws. However, we do not believe that the offer or the merger will be viewed as violating the antitrust laws.

Litigation

Subsequent to the public announcement of the proposed acquisition of MTGE by Annaly, three civil actions were filed challenging the adequacy of the disclosures disseminated in connection with the proposed transaction. On May 25, 2018, Jeroen Van Poeck, a purported stockholder of MTGE, commenced an action in the United States District Court for the District of Maryland against MTGE, certain current MTGE directors named therein, Annaly and the Offeror. The complaint asserts claims under Sections 14(e) and 20(a) of the Securities Exchange Act of 1934 challenging the adequacy of the public disclosures made concerning the proposed transaction. The plaintiff seeks, among other things, an injunction preventing consummation of the proposed transaction, rescission of the proposed transaction or damages in the event it is consummated, and the award of attorneys’ fees and expenses. On May 25, 2018, Giampaolo Dell’Acqua, a purported stockholder of MTGE, commenced a putative class action in the United States District Court for the District of Maryland against MTGE, certain current and former MTGE directors named therein, Annaly and the Offeror. The complaint asserts claims under Sections 14(e) and 20(a) of the Securities Exchange Act of 1934 challenging the adequacy of the public disclosures made concerning the proposed transaction. The plaintiff seeks, among other things, an injunction preventing consummation of the proposed transaction, rescission of the proposed transaction or damages in the event it is consummated, and the award of attorneys’ fees and expenses. On May 30, 2018, Anthony Franchi, a purported stockholder of MTGE, commenced a putative class action in the United States District Court for the District of Maryland against MTGE, certain current MTGE directors named therein, Annaly and Offeror. The complaint asserts claims under Sections 14(e), 14(d) and 20(a) of the Securities Exchange Act of 1934 challenging the adequacy of the public disclosures made concerning the proposed transaction. The plaintiff seeks, among other things, an injunction preventing consummation of the proposed transaction, rescission of the proposed transaction or damages in the event it is consummated, and the award of attorneys’ fees and expenses. The defendants believe the claims asserted in the actions are without merit.

Interests of Certain Persons in the Offer and the Merger

MTGE directors may have interests in the offer, the merger, and the other transactions contemplated by the merger agreement that are different from, or in addition to, the interests of the MTGE stockholders generally. These interests may create actual or potential conflicts of interest. The MTGE board of directors was aware of these interests during its deliberations and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement, as more fully discussed below in “The Offer—MTGE’s Reasons for the Offer and the Merger; Recommendation of the MTGE Board of Directors.”

Consideration for MTGE Restricted Stock Units in the Merger

As of May 2, 2018, MTGE’s directors held outstanding 38,407 shares of MTGE restricted stock units. Pursuant to, and as further described in, the merger agreement, at the effective time of the merger, each MTGE restricted stock unit held by a MTGE non-executive director that is outstanding, whether vested or unvested, immediately prior to the effective time of the merger will automatically be cancelled, with the holder of such restricted stock unit becoming entitled to receive the mixed consideration in respect each share of MTGE common stock underlying the restricted stock unit immediately prior to the effective time. MTGE non-executive directors who otherwise would be entitled to receive a fractional share of Annaly common stock in respect of their restricted stock unit will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding the acceptance time, less any applicable tax withholding.

The estimated aggregate value, based on a price per share of MTGE common stock of $19.55, which is the average closing price per share of MTGE common stock on Nasdaq over the first five business days following the first public announcement of the merger on May 2, 2018, of the unvested restricted stock units held by the MTGE non-executive directors as of May 16, 2018 is $512,151.

MTGE Management Agreement

In connection with the execution of the merger agreement, MTGE, MTGE TRS, LLC, the MTGE external manager and Annaly entered into an amendment to the MTGE management agreement, which provides that one month following completion of the merger, the MTGE management agreement will terminate (such time, the “termination time”). Pursuant to the termination provisions set forth in the Management Agreement, in the event the MTGE external manager is terminated without cause, it is entitled to a termination fee equal to three times the average annual management fee earned by the MTGE external manager during the 24-month period immediately preceding the most recently completed month prior to the termination. Accordingly, MTGE will pay the MTGE external manager $36,659,461.54 upon the completion of the merger, and $5,000,000 one month following completion of the merger, at the termination time (for an aggregate termination fee of $41,659,461.54). The amendment provides that in addition to the termination fee, MTGE will pay the MTGE external manager for accrued management fees through and until the termination time and will reimburse the MTGE external manager for expenses it incurs prior to the termination time in the ordinary course of business and consistent with past practice to the extent reimbursable pursuant to the MTGE management agreement. The indemnification obligations included in the management agreement shall survive the termination. Subject to completion of the transactions contemplated by the merger agreement, Annaly has guaranteed payment of the termination fee and amounts that become owed to the MTGE external manager under the management agreement. For more information, see “—Management Agreement Termination” below.

MTGE Special Committee Fees

Each member of the MTGE special committee earns cash committee fees in connection with their service on the MTGE special committee. Each member of the MTGE special committee receives a monthly retainer in the amount of $10,000, effective March 15, 2018 and for as long as the MTGE special committee is formed and continues to work, up to an aggregate amount of $60,000 for each member of the special committee. As of the date of this document, Randy E. Dobbs, Julia L. Coronado and Robert M. Couch earned aggregate fees of $90,000 for their role on the MTGE special committee.

Indemnification of Directors and Officers

The merger agreement provides that Annaly will and will cause the ultimate surviving company of the merger to indemnify and hold harmless, to the fullest extent permitted under applicable law and provided pursuant to organizational documents of MTGE or its subsidiaries, or any indemnification agreements in existence as of the time of the merger agreement that were provided to Annaly (including the MTGE management agreement), each current and former director, officer and agent of MTGE and its subsidiaries against costs and expenses in connection with claims asserted or claimed prior to, at or after the effective time of the merger, in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, based on or arising out of the fact that such person is or was serving as an officer, director, employee, agent or fiduciary of MTGE or its subsidiaries or any other entity if such service was at the request or for the benefit of MTGE or any of its subsidiaries. In addition, for a period of six years following the effective time of the merger, Annaly and Offeror are required to maintain in effect the provisions in any organizational documents of MTGE and its subsidiaries and contracts (including the MTGE management agreement) of MTGE and its subsidiaries regarding elimination of liability, indemnification, and advancement of expenses in favor of the current and former directors, officers, and agents of MTGE and its subsidiaries that are in existence as of the time of the merger agreement and were provided to Annaly prior to the date of the merger agreement, except to the extent that any such contract provides for an earlier termination. For a more complete description of the indemnification of the officers and directors of MTGE and its subsidiaries, see “The Merger Agreement—Directors’ and Officers’ Indemnification.”

Certain Relationships With MTGE

As of the date of this document, Annaly does not own any shares of MTGE common stock. Neither Annaly nor the Offeror have effected any transaction in securities of MTGE in the past 60 days. As of the date of this document, David Finkelstein, Annaly’s Chief Investment Officer, beneficially owns 5,525 shares of MTGE Series A preferred stock. To the best of Annaly’s and the Offeror’s knowledge, after reasonable inquiry, none of the other persons listed on Annex C hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of MTGE or has effected any transaction in securities of MTGE during the past 60 days.

Management Agreement Termination

In connection with the execution of the merger agreement, MTGE, MTGE TRS, LLC, the MTGE external manager and Annaly entered into an amendment to the MTGE management agreement, which provides that one month following completion of the merger, the MTGE management agreement will terminate. MTGE will pay the MTGE external manager $36,659,461.54 upon the completion of the merger, and $5,000,000 one month following completion of the merger, at the termination time. The indemnification obligations included in the management agreement shall survive the termination. Subject to completion of the transactions contemplated by the merger agreement, Annaly has guaranteed payment of the termination fee and amounts that become owed to the Manager under the management agreement. The amendment provides that in addition to the termination fee, MTGE will pay the MTGE external manager for accrued management fees through and until the termination time and will reimburse the MTGE external manager for expenses it incurs prior to the termination time in the ordinary course of business and consistent with past practice to the extent reimbursable pursuant to the MTGE management agreement.

The amendment to the MTGE management agreement also provides that the MTGE external manager may not intentionally and knowingly take any action, directly or indirectly, that is prohibited to be taken by MTGE representatives as it relates to such representatives’ non-solicitation obligations under the merger agreement, and the MTGE external manager is otherwise required to comply with the non-solicitation obligations applicable to MTGE representatives under the merger agreement. However, to the extent that MTGE is permitted to, and in fact does, engage in discussions or negotiations regarding an acquisition proposal in accordance with the merger agreement, the MTGE external manager may assist MTGE in such discussions or negotiations. The MTGE external manager further agreed that, other than those actions that MTGE is permitted to take under the merger agreement, or as required by law, it will not intentionally and knowingly take any action that would reasonably be expected to cause any of the conditions to the offer or the merger to fail to be satisfied.

Except for those rights that, pursuant to the express terms of the amendment to the MTGE management agreement, survive the termination, including indemnification obligations and the payment of certain accrued management fees and expenses, the amendment to the MTGE management agreement provides that each party to the amendment to the MTGE management agreement and their respective affiliates fully and unconditionally release any claims or liabilities whatsoever that they may have against each other party and the affiliates of each other party arising under, or pursuant to, the MTGE management agreement.

Source and Amount of Funds

The offer and the merger are not conditioned upon any financing arrangements or contingencies.

Annaly estimates the aggregate amount of cash consideration required to purchase the outstanding shares of MTGE common stock and consummate the merger will be approximately $450.1 million, plus related fees and expenses. Annaly anticipates that the funds needed to complete the transactions will be derived from available cash on hand. Neither Annaly nor the Offeror have any specific alternative financing arrangements or alternative financing plans in connection with the offer or the merger.

Fees and Expenses

Annaly has retained D.F. King & Co., Inc. as information agent in connection with the offer and the merger. The information agent may contact holders of shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer and the merger to beneficial owners of shares. Annaly will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Annaly agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

In addition, Annaly has retained Computershare as exchange agent in connection with the offer and the merger. Annaly will pay the exchange agent reasonable and customary compensation for its services in connection with the offer and the merger, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Annaly will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither Annaly nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, Annaly will account for the acquisition of shares through the offer and the merger under the acquisition method of accounting for business combinations.

Stock Exchange Listing

Shares of Annaly common stock and preferred stock are listed on the NYSE. Annaly intends to submit a supplemental listing application to list on the NYSE the shares of Annaly common stock and Annaly Series H preferred stock that Annaly will issue in the offer and the merger. Such listing (subject to official notice of issuance) is a condition to completion of the offer.

Resale of Annaly Common Stock

All shares of Annaly common stock and/or Annaly Series H preferred stock (as applicable) received by MTGE stockholders as consideration in the offer and/or the merger will be freely tradable for purposes of the Securities Act, except for Annaly common stock and/or preferred stock received by any person who is deemed an “affiliate” of Annaly at the time of the closing of the merger. Annaly common stock and/or preferred stock held by an affiliate of Annaly may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of Annaly common stock and/or preferred stock received upon completion of the merger by any person, and no person is authorized to make any use of this document in connection with any resale.

Exchange Agent Contact Information

The contact information for the exchange agent for the offer and the merger is:

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Express or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement entered into by Annaly, the Offeror and MTGE, a copy of which is attached hereto as Annex A. This summary may not contain all of the information about the merger agreement that is important to MTGE common stockholders, and MTGE common stockholders are encouraged to read the merger agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the merger agreement and not this summary.

The Offer

Pursuant to the terms of the merger agreement, the Offeror is offering to exchange for each outstanding share of MTGE common stock validly tendered and not validly withdrawn in the offer:

•	$9.82 in cash; and

•	0.9519 shares of Annaly common stock.

We refer to the above as the “mixed consideration.”

In lieu of receiving the mixed consideration, holders of shares of MTGE common stock may elect to receive, for each share of MTGE common stock that they hold, (1) $19.65 in cash (we refer to this election as the “all-cash election” and this amount as the “all-cash consideration”) or (2) 1.9037 shares of Annaly common stock (we refer to this election as the “all-stock election” and this amount as the “all-stock consideration”). The mixed consideration, the all-cash consideration and the all-stock consideration (as applicable) will be paid without interest and less any applicable withholding taxes.

See “The Offer—Elections and Proration” for a detailed description of the proration procedures applicable to the offer.

The Offeror’s obligation to accept for exchange and to exchange shares of MTGE common stock validly tendered and not validly withdrawn in the offer is subject to the satisfaction or waiver by the Offeror of certain conditions, including the valid tender of at least a majority of the shares of MTGE common stock outstanding as of the expiration of the offer, including any shares of MTGE common stock then owned by Annaly and the Offeror (the “minimum tender condition”), as more fully described under “The Offer—Conditions of the Offer.”

Under the merger agreement, unless MTGE consents otherwise or the merger agreement is otherwise terminated, the Offeror must extend the offer:

•	for any period required by law, or by any rule, regulation, interpretation or position of the SEC, the SEC’s staff or NYSE or Nasdaq applicable to the offer or merger, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer, the Schedule TO, the registration statement of which this document is a part, or any other related document;

•	for one or more successive periods of up to 10 business days each (or such longer period as may be agreed by MTGE) if any of the conditions to the offer (other than the minimum tender condition) have not been satisfied or validly waived as of any then-scheduled expiration of the offer in order to permit satisfaction of such condition or conditions; and

•	for up to two successive periods of 10 business days each (or for such longer or shorter period as may be agreed by MTGE) if each condition to the offer (other than the minimum tender condition) has been satisfied or validly waived and the minimum tender condition has not been satisfied as of any then-scheduled expiration of the offer, and MTGE requests that the Offeror so extend the offer.

No extension will impair, limit or otherwise restrict the right of the parties to terminate the merger agreement pursuant to its terms.

The merger agreement may be terminated by either Annaly or MTGE if the acceptance time has not occurred by 11:59 p.m., Eastern Time, on February 2, 2019, which is referred to as the “outside date” (as described below under “—Termination of the Merger Agreement”). The Offeror will not be required to extend the offer beyond the outside date.

The “acceptance time” for purposes of the merger agreement is the time that the Offeror accepts for payment all shares of MTGE common stock that are validly tendered and not validly withdrawn in the offer.

For a more complete description of the offer, see “The Offer.”

The Merger

The merger agreement provides that, promptly following the acceptance time, the parties will effect the merger of MTGE with and into the Offeror, with the Offeror continuing as the surviving corporation in the merger. After the merger, the surviving corporation will be a wholly owned subsidiary of Annaly, and the former MTGE stockholders will not have any direct equity ownership interest in the surviving corporation.

Completion and Effectiveness of the Merger

Under the merger agreement, the closing of the merger must occur as promptly as practicable after the acceptance time, and in any case no later than the second business day after satisfaction or permitted waiver of the conditions to closing of the merger, unless Annaly or MTGE agrees otherwise in writing (see “—Conditions to the Merger”). The merger will become effective at the time the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland unless a later date (not to exceed 30 days after the acceptance for record of the articles of merger) is specified therein.

Merger Consideration for Common Stock

General

In the merger, MTGE common stockholders will have the opportunity to elect to receive the mixed consideration, the all-cash consideration or the all-stock consideration, subject to proration of the all-cash consideration or the all-stock consideration, in each case without interest and less any applicable withholding taxes (such consideration, the “common transaction consideration”).

Election Procedures

Each MTGE common stockholder as of immediately prior to the consummation of the merger will be entitled to elect to receive the mixed consideration, the all-cash consideration or the all-stock consideration. The election will be made on a form of election and transmittal that will be mailed promptly after the effective time of the merger to record holders of shares of MTGE common stock and to brokers, dealers, commercial banks, trust companies and similar persons who names, or the names of whose nominees, appear on MTGE’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can complete the forms of election and transmittal on behalf of beneficial owners of shares of MTGE common stock. To make such election, MTGE common stockholders must submit an effective, properly completed form of election and transmittal to the exchange agent before 5:00 p.m. Eastern Time, on the 20th calendar day following the date on which the forms of election are mailed (the “merger election deadline”). Holders of record of shares of MTGE common stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple forms of election on behalf of their respective beneficial holders.

Any form of election and transmittal may be revoked or changed by the person who submitted such form of election by written notice received by the exchange agent prior to the merger election deadline. If a form of election and transmittal is revoked prior to the merger election deadline, the shares of MTGE common stock represented by such form of election and transmittal will be deemed to have elected to receive the mixed consideration, unless a subsequent form of election and transmittal is properly submitted prior to the merger election deadline.

The exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any form of election and transmittal, and any good-faith decisions of the exchange agent regarding such matters will be binding and conclusive. The exchange agent will have no obligation to notify any person of a defect in such person’s form of election.

Consequences of Failing to Make an Election in the Merger

MTGE common stockholders with shares to be converted into the common transaction consideration in the merger who do not make an election will be deemed to have elected to receive the mixed consideration.

Proration

MTGE common stockholders electing the mixed consideration will not be subject to proration; however, holders electing the all-cash consideration or the all-stock consideration may receive a different form of consideration than selected. MTGE common stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 50.0% of the aggregate consideration in the merger will be paid in cash and approximately 50.0% of the aggregate consideration in the merger will be paid in shares of Annaly common stock.

The number of shares of MTGE common stock eligible to receive the all-cash consideration in the merger will be equal to 50.0% multiplied by the sum of the total number of shares making an all-cash election in the merger and the total number of shares making an all-stock election in the merger (such product is referred to as the “maximum all-cash shares in merger”).

The number of shares of MTGE common stock eligible to receive the all-stock consideration in the merger will be equal to 50.0% multiplied by the sum of the total number of shares making an all-cash election in the merger and the total number of shares making an all-stock election in the merger (such product is referred to as the “maximum all-stock shares in merger”).

Over-Election of Cash

If the aggregate number of shares attributable to holders of MTGE common stock making an all-cash election in the merger is greater than the maximum all-cash shares in merger, such shares will be subject to proration. To determine the amount of proration, a “merger cash proration factor” will apply. The “merger cash proration factor” will be equal to:

•	the maximum all-cash shares in merger

divided by

•	the aggregate number of shares of MTGE common stock for which an all-cash election in the merger has been made.

Proration will be calculated so that for each MTGE common stockholder making an all-cash election, the number of shares of MTGE common stock entitled to the all-cash consideration will be equal to the number of shares of MTGE common stock for which such stockholder has made an all-cash election, multiplied by the merger cash proration factor (as calculated above), rounded down to the nearest share. The shares of MTGE common stock that do not receive the all-cash consideration as a result of such proration will instead receive the all-stock consideration.

If following proration a MTGE common stockholder would be entitled to receive a fractional share of Annaly common stock, such stockholder will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding the acceptance time.

Over-Election of Cash Example

For purposes of this example, assume the following:

•	there are 100,000,000 outstanding shares of MTGE common stock;

•	MTGE stockholders make a mixed election with respect to 50,000,000 (or 50%) shares of MTGE common stock;

•	MTGE stockholders make the all-cash election with respect to 30,000,000 (or 30%) shares of MTGE common stock;

•	MTGE stockholders make the all-stock election with respect to 20,000,000 (or 20%) shares of MTGE common stock; and

•	The 10-day volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding the acceptance time is $10.41 per share.

In this example, without proration, there would be an over-election of cash because the number of shares of MTGE common stock making the all-cash election is 30,000,000, which is greater than 25,000,000, which is the maximum all-cash shares in merger (calculated as follows: 0.50 × (30,000,000 + 20,000,000)). To adjust for the over-election, the number of shares of MTGE common stock making the all-cash election will be multiplied by the merger cash proration factor of 0.8333, with the resulting number of shares rounded down to the nearest share. The merger cash proration factor is calculated by dividing 25,000,000 (which is the maximum all-cash shares in merger) by 30,000,000 (which is the aggregate number of shares of MTGE common stock making an all-cash election in the merger).

In this example, a MTGE stockholder who makes an all-cash election for 100 shares of MTGE common stock would be entitled to receive the all-cash consideration for 83 of those shares (calculated as follows: 100 shares × 0.8333 merger cash proration factor, rounded down to the nearest share), and the all-stock consideration for the remaining 17 of those shares. This equates to $1630.95 in cash (calculated as follows: 83 shares × $19.65 all-cash consideration per share) plus 32.3629 shares of Annaly common stock (calculated as follows: 17 shares × 1.9037 shares of Annaly common stock, the all-stock consideration per share). Because fractional shares of Annaly common stock will be converted to cash, the number of actual shares of Annaly common stock such holder would be entitled to receive would be 32, with the additional 0.3629 shares of Annaly common stock converted into $3.77 in cash (calculated as follows: 0.3629 × $10.41).

See “Risk Factors—Risk Factors Relating to the Offer and the Merger—MTGE common stockholders may not receive all consideration in the form elected.”

Over-Election of Stock

If the aggregate number of shares attributable to holders of MTGE common stock making an all-stock election in the merger is greater than the maximum all-stock shares in merger, such shares will be subject to proration. To determine the amount of proration, a “merger stock proration factor” will apply. The “merger stock proration factor” will be equal to:

•	the maximum all-stock shares in merger

divided by

•	the aggregate number of shares of MTGE common stock for which an all-stock election in the merger has been made.

Proration will be calculated so that for each MTGE common stockholder making an all-stock election, the number of shares of MTGE common stock entitled to the all-stock consideration will be equal to the number of shares of MTGE common stock for which such stockholder has made an all-stock election, multiplied by the merger stock proration factor (as calculated above), rounded down to the nearest share. The shares of MTGE common stock that do not receive the all-stock consideration as a result of proration will instead receive the all-cash consideration.

If, following proration, a MTGE common stockholder would be entitled to receive a fractional share of Annaly common stock, such stockholder will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding the acceptance time.

Over-Election of Stock Example

For purposes of this example, assume the following:

•	there are 100,000,000 outstanding shares of MTGE common stock;

•	MTGE stockholders make the mixed election with respect to 20,000,000 (or 20%) shares of MTGE common stock;

•	MTGE stockholders make the all-cash election with respect to 10,000,000 (or 10%) shares of MTGE common stock;

•	MTGE stockholders make the all-stock election with respect to 70,000,000 (or 70%) shares of MTGE common stock; and

•	The 10-day volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding the acceptance time is $10.41 per share.

In this example, without proration, there would be an over-election of stock because the number of shares of MTGE common stock making the all-stock election is 70,000,000, which is greater than 40,000,000, which is the maximum all-stock shares in merger (calculated as follows: 0.50 × (10,000,000 + 70,000,000)). To adjust for the over-election, the number of shares of MTGE common stock making the all-stock election will be multiplied by the merger stock proration factor of 0.5714, with the resulting number of shares rounded down to the nearest share. The merger stock proration factor is calculated by dividing 40,000,000 (which is the maximum all-stock shares in merger) by 70,000,000 (which is the aggregate number of shares of MTGE common stock making an all-stock election in the merger).

In this example, a MTGE stockholder who makes an all-stock election for 100 shares of MTGE common stock would be entitled to receive the all-stock consideration for 57 of those shares (calculated as follows: 100 shares × 0.5714 merger stock proration factor, rounded down to the nearest share), and the all-cash consideration for the remaining 43 of those shares. This equates to $844.95 in cash (calculated as follows: 43 shares × $19.65 all-cash consideration per share) plus 108.5109 shares of Annaly common stock (calculated as follows: 57 shares × 1.9037 shares of Annaly common stock, the all-stock consideration per share). Because fractional shares of Annaly common stock will be converted to cash, the number of actual shares of Annaly common stock such holder would be entitled to receive would be 108, with the additional 0.5109 shares covered into $5.31 in cash (calculated as follows: 0.5109 × $10.41).

See “Risk Factors—MTGE common stockholders may not receive all consideration in the form elected.”

No Rights of Objecting Stockholders

Pursuant to MTGE’s charter, MTGE stockholders will not be entitled to rights of objecting stockholders as a result of the offer or merger.

Treatment of Shares of MTGE Preferred Stock

The merger agreement provides that each issued and outstanding share of MTGE Series A preferred stock issued and outstanding as of immediately prior to the effective time of the merger will be automatically converted into the right to receive one newly issued share of Annaly Series H preferred stock, which will have rights, preferences, privileges and voting powers substantially the same as those of the MTGE Series A preferred stock.

Exchange of MTGE Stock Certificates or Book-Entry Shares for the Merger Consideration

Annaly has retained Computershare as the depositary and exchange agent for the offer and the merger to handle the exchange of shares of MTGE common stock for the common transaction consideration, and to handle the exchange of shares of MTGE Series A preferred stock for the shares of Annaly Series H preferred stock, as applicable.

To effect the exchange of shares of MTGE common stock, promptly after the effective time of the merger, Annaly will cause the exchange agent to mail to each record holder of shares of MTGE common stock a form of election and letter of transmittal and instructions for surrendering the book-entry shares and/or the stock certificates that formerly represented shares for the common transaction consideration. See “—Merger Consideration for Common Stock—Election Procedures.” After surrender to the exchange agent of book-entry shares and/or certificates that formerly represented shares of MTGE common stock for cancellation, together with an executed form of election and transmittal, the record holder of the surrendered book-entry shares and/or certificates will be entitled to receive the applicable common transaction consideration. To effect the exchange of shares of MTGE Series A preferred stock, promptly after the effective time of the merger, the exchange agent will mail to each record holder of MTGE Series A preferred stock a form of letter of transmittal and instructions for surrendering the book-entry shares and/or stock certificates that formerly represented shares for the shares of Annaly Series H preferred stock. After surrender to the exchange agent of book-entry shares and/or certificates that formerly represented MTGE Series A preferred stock for cancellation, together with an executed form of letter of transmittal, the record holder of the surrendered book-entry shares and/or certificates will be entitled to receive shares of Annaly Series H preferred stock.

After the effective time of the merger, each book-entry share and stock certificate formerly representing shares of MTGE common stock and MTGE Series A preferred stock that has not been surrendered will represent only the right to receive upon such surrender the applicable common transaction consideration and shares of Annaly Series H preferred stock to which such applicable holder is entitled by virtue of the merger and any dividends or other distributions payable to such holder upon such surrender.

Fractional Shares

Annaly will not issue fractional shares of Annaly common stock in the offer or the merger. Instead, each holder of shares of MTGE common stock who otherwise would be entitled to receive a fractional share of Annaly common stock will be entitled to receive an amount of cash (without interest) equal to such fractional part of a share of Annaly common stock multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding the acceptance time.

Treatment of MTGE Restricted Stock Units

At the effective time of the merger, each MTGE restricted stock unit whether vested or unvested, will automatically be cancelled, with the holder of such restricted stock unit becoming entitled to receive the mixed consideration in respect of each share of MTGE common stock underlying the restricted stock unit immediately prior to the effective time. Holders of MTGE restricted stock units who otherwise would be entitled to receive a fractional share of Annaly common stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding the acceptance time, less any applicable tax withholding.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of MTGE with respect to:

•	organization and qualification;

•	subsidiaries;

•	capitalization;

•	corporate authority relative to the merger agreement and the transactions;

•	governmental consents;

•	no violations;

•	SEC filings;

•	financial statements;

•	internal controls and procedures;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	permits;

•	employee benefit plans;

•	tax matters;

•	labor matters;

•	investigations;

•	litigation;

•	intellectual property;

•	real property;

•	material contracts;

•	mortgage-backed securities;

•	insurance;

•	information supplied;

•	opinion of financial advisor to the MTGE special committee;

•	state takeover statutes;

•	the Investment Company Act; and

•	finders and brokers.

The merger agreement also contains customary representations and warranties of Annaly and the Offeror, including among other things:

•	organization and qualification;

•	subsidiaries;

•	capitalization;

•	corporate authority relative to the merger agreement and transactions;

•	governmental consents;

•	no violations;

•	SEC filings;

•	financial statements;

•	internal controls and procedures;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	permits;

•	investigations;

•	litigation;

•	information supplied;

•	availability of sufficient funds to consummate the offer and merger;

•	absence of Offeror activity prior to the date of the merger agreement;

•	tax matters;

•	Annaly’s lack of ownership of shares of MTGE common stock; and

•	the Investment Company Act.

The representations and warranties contained in the merger agreement are generally qualified by “material adverse effect,” as defined in the merger agreement and described below under “—Material Adverse Effect.” The representations and warranties contained in the merger agreement will expire at the effective time of the merger. The representations, warranties and covenants made by MTGE in the merger agreement are qualified by information contained in the confidential disclosure schedules delivered to Annaly and the Offeror in connection with the execution of the merger agreement and by filings that MTGE has made with the SEC prior to the date of the merger agreement. The representations, warranties and covenants made by Annaly and the Offeror in the merger agreement are qualified by information contained in the confidential disclosure schedules delivered to MTGE in connection with the execution of the merger agreement and by filings that Annaly has made with the SEC prior to the date of the merger agreement. Stockholders are not third-party beneficiaries of these representations and warranties under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of MTGE or any of its affiliates or of Annaly or any of its affiliates.

Material Adverse Effect

A “material adverse effect” with respect to Annaly or MTGE, means (1) any material adverse effect on the ability of such party to consummate the transactions contemplated by the merger agreement, including the offer and the merger, by the outside date, or (2) any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or operations of such party and its subsidiaries, taken as a whole; provided, however, with respect to clause (2), no such change, effect, development, circumstance, condition, state of facts, event or occurrence resulting or arising from any of the following will be deemed to constitute a material adverse effect or will be taken into account when determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur:

(a)	any changes in general U.S. or global economic conditions;

(b)	conditions (or changes therein) in any industry or industries in which such party operates;

(c)	general legal, tax, economic, political and/or regulatory conditions, or changes therein, including any changes affecting financial, credit, foreign exchange or capital market conditions;

(d)	any changes in U.S. GAAP or interpretation thereof or, with respect to MTGE, other applicable accounting regulations or principles or interpretations thereof;

(e)	any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law of or by any governmental entity;

(f)	any failure by such party to meet internal or published projections or internal budgets, plans or forecasts, in and of itself (provided that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account);

(g)	any change in the trading price of such party’s common stock (provided that facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of “material adverse effect” may be taken into account);

(h)	any change, effect, development, circumstance, condition, state of facts, event or occurrence arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war, armed hostility, weather or other force majeure events, including a material worsening of conditions threatened or existing as of the date of the merger agreement;

(i)	the execution and delivery of the merger agreement or the consummation of the offer and the merger, or the public announcement (or, with respect to MTGE, the pendency) of the merger agreement or the transactions contemplated thereby (other than for purposes of the parties’ representation and warranties related to governmental consents and no violations, or any other representation or warranty to the extent such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby);

(j)	any action expressly required to be taken by such party under the merger agreement;

(k)	any action or failure to take any action that is consented to or requested by the other party, in each case, in writing; and

(l)	any claims, actions, investigations, suits and proceedings brought or threatened by stockholders of either Annaly or MTGE (whether on behalf of MTGE, Annaly or otherwise) asserting allegations of breach of duty relating to the merger agreement or violations of securities laws solely in connection with the offer or the merger;

provided that with respect to the exceptions in clauses (a), (b), (c), (d), (e) and (h), if the change, effect, development, circumstance, condition, state of facts, event or occurrence has had a disproportionate adverse impact on such party relative to other companies of comparable size operating in the same industry, then the incremental impact of such event shall be taken into account for the purpose of determining whether a “material adverse effect” has occurred.

No Solicitation of Other Offers by MTGE

Under the terms of the merger agreement, subject to certain exceptions described below, MTGE has agreed that, from the date of the merger agreement until the earlier of the acceptance time or the date the merger agreement is validly terminated, MTGE will not, and will cause its subsidiaries, directors, officers, employees and other representatives not to, directly or indirectly:

•	solicit, initiate, or knowingly encourage or facilitate (including by way of providing non-public information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, in each case which constitutes or would be reasonably expected to lead to an “acquisition proposal” (as defined in the merger agreement and as described below);

•	participate in any negotiations regarding, or furnish to any person any non-public information relating to MTGE or any of its subsidiaries in connection with, an actual or potential acquisition proposal (other than to state that the terms of the merger agreement prohibit such negotiations); or

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal.

In addition, under the merger agreement, MTGE has agreed that it will:

•	immediately cease, and will cause its subsidiaries and its and their respective directors, officers, employees and other representatives to cease, any and all existing discussions or negotiations, or provision of any non-public information to any party, with respect to any acquisition proposal or potential acquisition proposal;

•	promptly request that each person that executed a confidentiality agreement within the eighteen months preceding the date of the merger agreement with MTGE relating to an acquisition proposal or a potential acquisition proposal promptly destroy or return to MTGE all non-public information relating to such acquisition proposal, MTGE, or MTGE’s businesses or assets (provided MTGE is not required to make such request if the confidentiality agreements were executed more than one year prior to the date of the merger agreement and MTGE had previously made such a request); and

•	take no action to exempt any person (other than Annaly or the Offeror) from the restrictions on business combinations in any applicable state takeover statute or, with respect to a person who has made or is considering making an acquisition proposal, the stock ownership limitations contained in MTGE’s charter and bylaws or otherwise cause such restrictions or limitations not to apply.

Notwithstanding the foregoing, submission of an acquisition proposal by the MTGE external manager or its affiliates and their actions related thereto will not be deemed a breach or violation of the foregoing non-solicit provisions of the merger agreement so long as the directors and officers and other representatives of MTGE not otherwise affiliated with the MTGE external manager did not take actions that would breach the non-solicit provisions with respect to such acquisition proposal.

Under the merger agreement, MTGE is obligated to promptly notify Annaly (and in any event within the earlier of thirty-six hours and one business day) after the receipt by MTGE or any of its subsidiaries or representatives of any acquisition proposal, any proposals or inquiries that would reasonably be expected to lead to an acquisition proposal, or any inquiry or request for non-public information relating to MTGE or any subsidiary by any person who has made or would reasonably be expected to make any acquisition proposal. The notice must indicate the identity of the person making the proposal, inquiry or request and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to any such inquiry or request, including copies of all written requests, proposals, correspondence or offers (including any proposed agreements received by MTGE or any of its subsidiaries or representatives). MTGE also must keep Annaly informed, on a prompt and timely basis, of the status and material terms of any such acquisition proposal or potential proposal (including any amendments or proposed amendments), and as to the nature of any information requested and must provide to Annaly copies of all written materials received or sent by MTGE related to such proposal, inquiry or request. MTGE also must promptly provide Annaly with any material non-public information concerning MTGE provided to any other person in connection with any acquisition proposal that was not previously provided to Annaly.

Notwithstanding the prohibitions described above, if MTGE receives prior to the acceptance time an unsolicited, written acquisition proposal that did not result from a breach of MTGE’s non-solicitation obligations, MTGE is permitted to furnish non-public information to such person and engage in discussions or negotiations with such person with respect to the acquisition proposal, as long as:

•	the MTGE board of directors, upon the recommendation of the MTGE special committee, determines in good faith, after consulting with MTGE’s outside legal and financial advisors, that such proposal constitutes, or could reasonably be expected to result in, a “superior proposal” (as defined in the merger agreement and described below);

•	the MTGE board of directors determines in good faith, after consulting with MTGE’s outside legal and financial advisors, that the failure to take such action would be inconsistent with the directors’ duties under applicable law; and

•	prior to providing any such information, the person making the acquisition proposal enters into a confidentiality agreement containing terms that are no less favorable in the aggregate to MTGE than those contained in the confidentiality agreement between Annaly and MTGE (provided that the confidentiality agreement is not required to include a standstill provision) and that does not in any way restrict MTGE or its representatives from complying with its disclosure obligations under the merger agreement.

If MTGE decides to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal, it must promptly notify Annaly (and in any event within the earlier of thirty-six hours and one business day) in writing after making such decision.

An “acquisition proposal” for purposes of the merger agreement means any offer, proposal or indication of interest from any person or group (other than Annaly or a subsidiary of Annaly) at any time relating to any transaction or series of related transactions involving:

•	any acquisition or purchase of more than 20% of any class of MTGE voting or equity securities (excluding any MTGE preferred stock);

•	any tender offer (including a self-tender offer) or exchange offer that would result in any person or group beneficially owning more than 20% of any class of MTGE voting or equity securities if consummated (excluding any MTGE preferred stock);

•	any merger, consolidation, share exchange, business combination, joint venture, recapitalization or reorganization, or any similar transaction, in each case involving MTGE and any other person, if it would result in the MTGE stockholders prior to such transaction holding less than 80% of the equity interests in the surviving or resulting entity of such transaction; or

•	any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to any person or group of more than 20% of the consolidated assets of MTGE and its subsidiaries (measured by their fair market value).

A “superior proposal” for purposes of the merger agreement means a bona fide acquisition proposal which the MTGE board of directors determines in good faith (after consultation with MTGE’s outside legal and financial advisors) would result in a transaction more favorable to the MTGE stockholders from a financial point of view than the offer and the merger, taking into account all relevant factors as determined in good faith by the

MTGE board of directors (including all the terms and conditions of such proposal (including the transaction consideration, conditionality, timing, certainty of financing and likelihood of consummation of such proposals) and the merger agreement (and any changes to the terms of the merger agreement proposed by Annaly in response to any acquisition proposal)). When determining whether an offer constitutes a superior proposal, references in the definition of the term “acquisition proposal” to “20%” will be changed to be references to “50%” and references to “80%” will be changed to be references to “50%.”

Change of Recommendation

The merger agreement requires the MTGE board of directors to recommend that MTGE common stockholders accept the offer and tender their shares of MTGE common stock in the offer. The MTGE board of directors (including any committee) may not, and may not resolve or agree to (any of the following being a “change of recommendation”):

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal;

•	withdraw, change, amend, modify or qualify, in a manner adverse to Annaly, the recommendation of the MTGE board of directors in favor of the offer and the merger, or propose publicly to do any of the foregoing;

•	fail to publicly recommend against an acquisition proposal within 10 business days of being requested to do so by Annaly, if such acquisition proposal is an exchange or tender offer that has been commenced (provided Annaly can only make one such request with respect to such acquisition proposal, unless the acquisition proposal is amended or supplemented, in which case Annaly can make one request with respect to such amendment or supplement);

•	fail to reaffirm the recommendation of the MTGE board of directors in favor of the offer and the merger within 10 business days of being requested to do so by Annaly if an acquisition proposal has been publicly disclosed (provided Annaly can only make one such request with respect to such acquisition proposal, unless the acquisition proposal is amended or supplemented, in which case Annaly can make one request with respect to such amendment or supplement); or

•	enter into any merger agreement, acquisition agreement, reorganization agreement, letter of intent or similar agreement or document relating to, or any other agreement or commitment providing for, any acquisition proposal (other than a confidentiality agreement entered into in accordance with the merger agreement containing terms that are no less favorable in the aggregate to MTGE than those contained in the confidentiality agreement between Annaly and MTGE).

Notwithstanding the foregoing, the MTGE board of directors may take such actions if, prior to the acceptance time:

•	an intervening event (as defined in the merger agreement and described below) has occurred, and the MTGE board of directors, upon the recommendation of the MTGE special committee, has determined in good faith (after consultation with MTGE’s outside financial advisors and outside legal counsel) that failure to make such change of recommendation would be inconsistent with the directors’ duties under applicable law; or

•	MTGE has received an unsolicited acquisition proposal which the MTGE board of directors, upon recommendation of the MTGE special committee, has determined in good faith (after consultation with MTGE’s outside financial and legal advisors) both (a) that such unsolicited acquisition proposal is a superior proposal, and (b) that failure to make a change of recommendation and terminate the merger agreement would be inconsistent with the MTGE directors’ duties under applicable law, and in such case the MTGE board of directors must also cause MTGE to terminate the merger agreement in order to enter into a definitive agreement providing for such unsolicited acquisition proposal.

Prior to making a change of recommendation for any reason set forth above, MTGE must give Annaly three business days’ prior written notice of its intent to make a change of recommendation. The notice must specify in reasonable detail the reasons for any change in recommendation due to an intervening event or the material terms and conditions of the acquisition proposal for any change in recommendation due to a superior proposal. In each case, MTGE must negotiate in good faith, and cause its representatives (including its executive officers) to negotiate in good faith (and to the extent Annaly desires to negotiate, and does negotiate, Annaly must cause its representatives (including its executive officers) to negotiate in good faith)), any proposal from Annaly to amend the merger agreement in a way that would eliminate the need to make a change of recommendation, and the MTGE board of directors must make the required determination regarding its duties again at the end of such three business day negotiation period after in good faith taking into account any amendments proposed by Annaly. With respect to any change of recommendation due to a superior proposal, each time there is any material amendment, revision or change to the terms of the then-existing superior proposal (including any revision to the amount, form or mix of consideration proposed to be received by MTGE’s stockholders as a result of such superior proposal, whether or not material), MTGE must give notice to Annaly of such amendment, revision or change and the three business day period described above will be extended until at least two business days after the time Annaly receives such notice, and MTGE must not make a change of recommendation prior to the end of each such extended period.

An “intervening event” for purposes of the merger agreement is any event, change in circumstance or development that is material to MTGE and its subsidiaries (taken as a whole) and was not known or reasonably foreseeable by the MTGE board of directors as of or prior to the date of the merger agreement and which becomes known to the MTGE board of directors prior to the acceptance time. However, the following may not be an intervening event for purposes of the merger agreement: (a) the receipt, existence or terms of an acquisition proposal or any matter relating thereto or a consequence thereof, or (b) changes, in and of itself, in the market price or trading volume of MTGE common stock or Annaly common stock or the fact that MTGE meets or exceeds (or that Annaly fails to meet or exceed) internal or published projections, forecasts or revenue or earnings predictions for any period.

Nothing in the merger agreement prohibits the MTGE board of directors from taking and disclosing to the MTGE stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable law, or from making any “stop, look and listen” communication to MTGE’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (except if such disclosure is a change of recommendation, the disclosure may only be made to the extent otherwise permitted under the merger agreement, as described above).

Conduct of Business Before Completion of the Merger

Restrictions on MTGE’s Operations

The merger agreement provides for certain restrictions on MTGE’s and its subsidiaries’ activities until either the completion of the merger or the termination of the merger agreement. In general, unless required by law, specifically permitted or required by the merger agreement, otherwise approved in writing by Annaly (which approval may not be unreasonably withheld, conditioned or delayed), or reasonably necessary (as determined in the reasonable judgment of MTGE upon advice of counsel) for MTGE to maintain its qualification as a REIT under the Code for any period or portion of a period ending on or prior to the effective time of the merger or to avoid incurring entity level income or excise taxes under the Code, MTGE is required to:

•	maintain its status as a REIT;

•	conduct, and cause its subsidiaries to conduct, its and their respective businesses in all material respects in the ordinary course consistent with past practice, and use commercially reasonable efforts to preserve intact its and their respective present business organizations, goodwill and ongoing businesses and its and their respective present relationships with customers, suppliers, vendors, governmental entities, program lenders, employees, and other persons with which it and they have material business relationships; and

•	maintain compliance with a liquidity ratio test measuring the ratio of aggregate fair value of unencumbered mortgage-backed securities issued or guaranteed by a U.S. government agency,

unencumbered factor payment receivables due from a U.S. government agency and unrestricted cash and cash equivalents to the aggregate amount of outstanding indebtedness of MTGE and its subsidiaries in respect of repurchase agreements, warehouse facilities, “to be announced” contracts and similar financing arrangements.

In addition, unless required by law, specifically permitted or required by the merger agreement, otherwise approved in writing by Annaly (which approval may not be unreasonably withheld, conditioned or delayed), or reasonably necessary (as determined in the reasonable judgment of MTGE upon advice of counsel) for MTGE to maintain its qualification as a REIT under the Code for any period or portion of a period ending on or prior to the effective time of the merger or to avoid incurring entity level income or excise taxes under the Code, none of MTGE nor any MTGE subsidiary may, among other things, directly or indirectly (subject to specified exceptions):

•	amend, waive, rescind or otherwise change its organizational documents, or with respect to any person who has made or is considering making an acquisition proposal, waive the stock ownership limitation contained in MTGE’s charter (unless the merger agreement has been validly terminated);

•	enter into any agreement with respect to voting or registration of its capital stock or other equity interests;

•	authorize, declare or pay any dividends or distributions on its outstanding capital stock, other than, among other exceptions, (a) regular quarterly cash dividends on its outstanding shares of common stock with declaration, record and payment dates consistent with past practice and at a rate not to exceed a quarterly rate of $0.50 per share, (b) dividends expressly provided in the merger agreement, as described below under “—Additional Dividends,” and (c) dividends on the outstanding shares of the MTGE Series A preferred stock, with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate as specified by the terms of the MTGE Series A preferred stock;

•	split, combine, subdivide, reduce or reclassify any shares of its capital stock or other equity interests, or redeem, purchase, or otherwise acquire any of its capital stock or other equity interests;

•	issue or authorize the issuance of any securities in substitution of its capital stock or other equity interests;

•	(a) increase the compensation or benefits payable to any of its directors, executive officers or employees, (b) grant any increase in severance pay or termination pay to any director, executive officer or employee (other than as required by certain of MTGE’s benefit plans in effect as of the date of the merger agreement and made available to Annaly), (c) pay or award, or commit to pay or award, any bonuses or incentive compensation to any director, executive officer or employee, (d) enter into any employment, severance or retention agreement, (e) establish, adopt, enter into, amend or terminate any collective bargaining agreement or MTGE benefit plan or arrangement that would be a MTGE benefit plan if in existence on the date of the merger agreement, (f) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any MTGE benefit plan, (g) terminate the employment of any employee other than for cause, (h) hire any new employees or (i) provide any funding for any MTGE benefit plan through any “rabbi trust,” or similar arrangement;

•	take any action that would increase the absolute notional value of the asset base of MTGE and its subsidiaries by more than 10% over the notional value of the asset base of MTGE and its subsidiaries of the date of the merger agreement, excluding any increases in the size of the asset base resulting from mark to market valuation adjustments;

•

acquire, authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any assets or equity interests in any person, entity or business or division thereof, or otherwise engage in any mergers, consolidations, acquisitions or business combinations, other than

(a) transactions between MTGE and a wholly owned subsidiary of MTGE, (b) acquisitions of agency mortgage-backed securities (including “to be announced” agency mortgage-backed securities) in the ordinary course of business consistent with past practice or (c) acquisitions of non-agency mortgage-backed securities (including agency credit risk transfer securities) in the ordinary course of business consistent with past practice;

•	restructure, reorganize, dissolve or liquidate;

•	make loans, advances or capital contributions to, or investments in, any other person or entity, other than (a) loans among MTGE and its wholly owned subsidiaries, (b) advances for reimbursable employee expenses in the ordinary course of business consistent with past practices, (c) subservicing advances (including, without limitation, in respect to legal fees) in the ordinary course of business consistent with past practice and (d) transactions under repurchase agreements entered into the ordinary course of MTGE’s business and consistent with past practice;

•	except as otherwise permitted under the merger agreement, sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to a lien (other than a permitted lien), any properties, rights or assets (including shares of MTGE or its subsidiaries), other than sales of assets in the ordinary course of business so long as such dispositions do not exceed a cumulative aggregate of $300 million in notional value in any 30-day period based on trade dates (excluding the monthly sale of agency flow new production mortgage-backed securities, “to be announced” agency mortgage-backed securities and transactions under repurchase agreements financing or refinancing of mortgage-backed securities and credit risk transfer securities in the ordinary course of business consistent with past practice);

•	enter into specified “material contracts” (as defined in the merger agreement); modify, amend or terminate any material contract; waive, release or assign any rights or claims thereunder; acquire any healthcare owned property (as defined in the merger agreement); or subject any healthcare owned property to any lien;

•	make or commit to make any capital expenditure, other than in accordance with MTGE’s budget previously disclosed to Annaly and other than as may be expressly required under any operator lease or real property lease in existence as of the date of the merger agreement and made available to Annaly;

•	waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding in excess of $500,000 (other than (x) compromises or settlements up to the amount to the amount reserved for the applicable legal contingency as reflected in the consolidated financial statements of MTGE made available to Annaly or (y) compromises or settlement of legal contingencies for which MTGE or any MTGE subsidiary reasonably and in good faith determined based on past practices will be reimbursed in fully by investors (and where such compromise or settlement does not exceed in the aggregate $2,000,000 excluding any amounts reimbursed));

•	change any financial accounting policies, practices, principles or procedures, or any method of reporting income, deductions or other material items for financial accounting purposes;

•	(a) make or change any material tax election or liquidate any MTGE subsidiary for U.S. federal income tax purposes, (b) adopt or change any tax accounting period or material method of tax accounting, (c) file any amended tax return if the filing of such amended tax return would result in a material increase in the taxes payable by MTGE or any of its subsidiaries, (d) settle or compromise any material liability for taxes or any tax audit or other proceeding relating to a material amount of taxes, (e) enter into any closing or similar agreement with any tax authority, (f) surrender any right to claim a material refund of taxes, or (g) except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes (other than, in each case, (i) to the extent necessary based on advice of counsel to preserve MTGE’s qualification as a REIT or (ii) to qualify or preserve the status of any MTGE subsidiary as a disregarded entity or partnership, or as a qualified REIT subsidiary or taxable REIT subsidiary);

•	take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause (a) MTGE to fail to qualify as a REIT or (b) any MTGE subsidiary to cease being treated as a partnership or disregarded entity for U.S. federal income tax purposes or a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, or if such subsidiary was not treated as a taxable REIT subsidiary as of the date of the merger agreement, to be so treated;

•	redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for, or modify in any material respect, the terms of any indebtedness, derivatives or hedging arrangements, or issue or sell any debt securities or rights to acquire any debt securities;

•	fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof);

•	fail to duly and timely file all material reports and other material documents required to be filed with Nasdaq, SEC or any governmental entity or program lender, subject to extensions permitted by law or applicable rules and regulations;

•	enter into any transactions or contracts with any affiliates or other person that would be required to be disclosed by MTGE under Item 404 of Regulation S-K of the SEC, or with the MTGE external manager or its affiliates;

•	enter into any transactions or contracts that would restrict the ability of Annaly and the Offeror to engage after the acceptance time or the effective time of the merger in all activities in which MTGE was engaged as of the date of the merger agreement;

•	take any action, or fail to take any action, which action or failure would reasonably be expected to cause MTGE or any of its subsidiaries to be required to be registered as an investment company under the Investment Company Act;

•	take any action or fail to take any action, which action or failure would reasonably be expected to cause MTGE or any of its subsidiaries to fail to be eligible for relief from certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 related to the use of swaps as hedging instruments;

•	enter into any new line of business;

•	fail to pay the premiums on or cancel MTGE’s insurance policies;

•	amend in any material respect the investment policy of MTGE or any of its subsidiaries in effect as of the date of the merger agreement, or fail to comply with such investment policy;

•	terminate, materially amend, materially restate, materially supplement or waive any material rights under certain operator leases entered into by MTGE with respect to MTGE’s healthcare properties;

•	transfer, market, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, create or incur liens, or allow to lapse or expire or otherwise dispose of any real property other than in the ordinary course of business and consistent with past practice;

•	enter into any partnership agreement, limited liability company agreement or other similar agreement with any entity that is not a wholly owned subsidiary, or distribute or otherwise make available any offering document for purposes of, or make any commitments with respect to, obtaining equity capital; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Restrictions on Annaly’s Operations

The merger agreement provides for certain restrictions on Annaly’s and its subsidiaries’ activities until either the completion of the merger or the termination of the merger agreement. In general, unless required by law, specifically permitted or required by the merger agreement, otherwise approved in writing by MTGE (which approval may not be unreasonably withheld, conditioned or delayed), or reasonably necessary (as determined in the reasonable judgment of Annaly upon advice of counsel) for Annaly to maintain its qualification as a REIT under the Code for any period or portion of a period ending on or prior to the effective time of the merger or to avoid incurring entity level income or excise taxes under the Code, Annaly is required to maintain its status as a REIT and conduct, and cause its subsidiaries to conduct, its and their respective businesses in all material respects in the ordinary course consistent with past practice, and use commercially reasonable efforts to preserve intact its and their respective present business organizations, goodwill and ongoing businesses and its and their respective present relationships with customers, suppliers, vendors, governmental entities and other persons with which it and they have material business relations.

In addition, unless required by law, specifically permitted or required by the merger agreement, otherwise approved in writing by MTGE (which approval may not be unreasonably withheld, conditioned or delayed), or reasonably necessary (as determined in the reasonable judgment of Annaly upon advice of counsel) for Annaly to maintain its qualification as a REIT under the Code for any period or portion of a period ending on or prior to the effective time of the merger or to avoid incurring entity level income or excise taxes under the Code, none of Annaly nor any Annaly subsidiary may, among other things, directly or indirectly (subject to specified exceptions):

•	authorize, declare or pay any dividends or distributions on its outstanding capital stock, other than (a) regular quarterly cash dividends on its outstanding shares of common stock with declaration, record and payment dates consistent with past practice, (b) dividends expressly provided in the merger agreement, as described below in “—Additional Dividends,” and (c) dividends on the outstanding shares of its Series C, Series D, Series F and Series G cumulative redeemable preferred stock, with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate as specified by the terms of its Series C, Series D, Series F and Series G cumulative redeemable preferred stock, respectively;

•	split, combine, reduce or reclassify any shares of its capital stock;

•	amend Annaly’s charter or bylaws in a way that would prevent or materially impede or delay the consummation of the offer, the merger or the other transactions contemplated by the merger agreement or that would be material and adverse to the holders of MTGE common stock relative to the treatment of existing holders of Annaly common stock;

•	fail to duly and timely file all material reports and other material documents required to be filed with the NYSE, SEC or any program lender, subject to extensions permitted by law or applicable rules and regulations;

•	adopt a plan of complete or partial liquidation of Annaly or resolutions providing for a complete or partial liquidation, dissolution or recapitalization of Annaly;

•	take any action, or fail to take any action, which action or failure would reasonably be expected to cause Annaly to fail to qualify as a REIT; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Additional Dividends

The merger agreement provides that MTGE will declare a dividend to its stockholders, with a record and payment date as of the close of business on the fourth business day prior to the day on which the acceptance time occurs, and the payment date for which will be on the business day on which the acceptance time occurs. The per share dividend amount will be the per share amount of MTGE’s then-most recent quarterly dividend, prorated for the number of days between the record date of MTGE’s last dividend, plus any additional amount required to satisfy the requirements for REIT distributions under the Code and to avoid the imposition of income tax and excise tax under the Code. It is expected that Annaly will declare and pay a comparable stub-period dividend, with a record date as of the close of business on the last business day prior to the day on which the acceptance time occurs.

Access

The merger agreement provides that during the period prior to the effective time of the merger, MTGE and Annaly will give each other and each other’s representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, contracts, personnel (other than, with respect to MTGE, MTGE external manager’s portfolio management personnel), books and records, and will furnish promptly to the other party all information concerning their business, properties and personnel as the other party reasonably requests, including with respect to MTGE, information about its (x) financing reporting, cash management, accounts payable and receivable and portfolio level information and (y) the duration and notional balance of MTGE’s mortgaged-backed securities, “to be announced” agency mortgage-backed securities, credit risk transfer securities, legacy residential mortgage-backed securities and swaptions. However, neither party is required to disclose information that may not be disclosed pursuant to contractual or legal restrictions or to avoid loss of legal privileges, provided that the disclosing party will use commercially reasonable efforts to make alternative arrangements for disclosure that do not violate such restrictions or to the maximum extent possible that does not result in loss of a privilege.

Existing Financing Cooperation

The merger agreement provides that MTGE and its subsidiaries are required to, and are required to use their commercially reasonable efforts to cause their representatives to, (a) cooperate with Annaly and the Offeror in connection with the replacement, backstopping or amendment, as of the effective time of the merger, of outstanding financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments and obligations of MTGE and its subsidiaries, including granting any waivers in respect thereof and facilitating the migration of such financial products to the facilities of Annaly or its affiliates and the satisfaction or amendment, as of the effective time of the merger, of derivative financial instruments or arrangements (including any swaps, caps, floors, futures, forward contracts and option agreements), and (b) obtain and deliver to Annaly, no later than three business days prior to the effective time of the merger, customary payoff letters for any indebtedness of MTGE or any of its subsidiaries.

Other Agreements

Under the merger agreement, Annaly and MTGE are required to use reasonable best efforts to prepare and file or otherwise provide all documentation to effect all necessary applications, notices, petitions, filings, and other documents in order to consummate the offer or the merger; and obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity and/or program lender in order to consummate the offer or the merger.

Employee Matters

All of MTGE’s executive officers are employees of the parent of the Manager, and receive no compensation from MTGE. There are no agreements or understandings, whether written or unwritten, between any executive officer of MTGE and MTGE or Annaly concerning any type of compensation, whether present, deferred or contingent, that is based upon or otherwise relates to the merger.

As of the date of this document, a subsidiary of MTGE employed four individuals. Each of the four continuing employees, who are not and have not been an officer or employee of the Manager, is party to a severance agreement providing for certain payments upon such continuing employee’s termination by his or her employer, Residential Credit Solutions, Inc., an indirect subsidiary of MTGE, without cause. Pursuant to the terms of the merger agreement, Annaly will, and will cause the surviving corporation or a subsidiary thereof to, comply with certain existing severance agreements between MTGE or a subsidiary of MTGE and certain employees of a MTGE subsidiary, provided that after the closing Annaly may amend, modify or otherwise alter each such severance agreement in accordance with its terms.

In addition, with respect to any continuing employees, Annaly has agreed (a) to ensure, or cause the surviving corporation or any subsidiary thereof to ensure, that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any continuing employees or their dependents or beneficiaries under any welfare benefit plans sponsored by Annaly and its subsidiaries in which such continuing employees or their dependents or beneficiaries first become eligible to participate following the effective time of the merger, except to the extent that such exclusions, limitations or restrictions would apply under the analogous benefit plan in which a continuing employee was a participant or was eligible to participate immediately prior to the effective time, and (b) that any costs or expenses incurred by continuing employees (and their dependents or beneficiaries) up to (and including) the effective time of the merger shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such Annaly plans for the plan year in which the closing date occurs, except to the extent such exclusions, limitations or restrictions would apply or costs or expenses would not be taken into account for such purposes under the analogous benefit plan in which any such continuing employee was a participant or was eligible to participate immediately prior to the effective time of the merger.

Furthermore, with respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Annaly or its affiliates in which the continuing employees become eligible to participate after the effective time, Annaly has agreed to credit continuing employees for all service with MTGE and its affiliates and their predecessors prior to the closing date for purposes of eligibility to participate, vesting credit, eligibility to commence benefits, and benefit accrual, but excluding (i) benefit accrual under any defined benefit pension plan or retiree medical program and (ii) any such credit that would result in a duplication of benefits.

Directors’ and Officers’ Indemnification

Under the merger agreement, for a period of no less than six years after the effective time of the merger, Annaly and the Offeror must indemnify and hold harmless, to the fullest extent permitted under applicable law and provided pursuant to organizational documents of MTGE or its subsidiaries, or any indemnification agreements in existence as of the time of the merger agreement that were provided to Annaly (including the MTGE management agreement), each current and former director, officer, agent or fiduciary of MTGE and its subsidiaries against costs and expenses in connection with claims asserted or claimed prior to, at or after the effective time of the merger, in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, based on or arising out of the fact that such person is or was serving as an officer, director, employee or agent of MTGE or its subsidiaries or any other entity if such service was at the request or for the benefit of MTGE or any of its subsidiaries. In addition, for a period of six years following the effective time of the merger, Annaly and Offeror are required to maintain in effect the provisions in any organizational documents of MTGE and its subsidiaries and contracts (including the MTGE management agreement) of MTGE and its subsidiaries regarding elimination of liability, indemnification, and advancement of expenses in favor of the current and former directors, officers, and agents of MTGE and its subsidiaries that are in existence as of the time of the merger agreement and were provided to Annaly prior to the date of the merger agreement, except to the extent that any such contract provides for an earlier termination.

At or prior to the acceptance time, MTGE, in consultation with Annaly, is required to purchase a directors’ and officers’ liability insurance “tail” insurance policy for a period of six years after the effective time of the merger with respect to acts or omissions committed at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, provided that MTGE will, in cooperation with Annaly, use commercially reasonably efforts to obtain the most favorable pricing and most comprehensive coverage reasonably available and MTGE will not commit or spend on such “tail” policy more than 300% of the last aggregate annual premium paid by MTGE for its directors’ and officers’ liability insurance prior to the date of the merger agreement. If the cost of such “tail” policy would be in excess of such 300% threshold, MTGE will be permitted to purchase as much coverage as reasonably practicable for such amount. Following the effective time of the merger, Annaly will cause such “tail” policy to be maintained in full force and effect for its full term, and cause all obligations thereunder to be honored by the surviving corporation.

Conditions to the Merger

The respective obligations of MTGE, Annaly and the Offeror to complete the merger under the merger agreement are subject to the satisfaction or waiver of the following conditions:

•	the Offeror having accepted for payment all shares of MTGE common stock validly tendered in the offer and not validly withdrawn;

•	no governmental entity of competent jurisdiction having issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the effective time of the merger which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger; and

•	no governmental entity of competent jurisdiction having enacted, issued or promulgated any law that is in effect as of immediately prior to the effective time of the merger that has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger.

Termination of the Merger Agreement

Termination by Annaly or MTGE

The merger agreement may be terminated at any time before the acceptance time:

•	by mutual written consent of Annaly and MTGE;

•	by either Annaly or MTGE, if:

•	any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the offer and/or the merger, provided that such termination right is not available to any party whose action or failure to fulfill any obligation under the merger agreement has proximately caused the issuance of such order, injunction, decree or ruling;

•	the acceptance time has not occurred on or before 11:59 p.m., Eastern Time, on February 2, 2019 (the “outside date”), provided that such termination right is not available to any party whose action or failure to fulfill any obligation under the merger agreement has proximately caused any of the conditions to the closing of the offer to fail to be satisfied and such action or failure to act constitutes a material breach of the merger agreement; or

•	the offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Annaly to extend the offer) without all the conditions to the offer having been satisfied, provided that such termination right is not available to any party whose action or failure to fulfill any obligation under the merger agreement has proximately caused any of the conditions to the closing of the offer to fail to be satisfied and such action or failure to act constitutes a material breach of the merger agreement.

Termination by MTGE

The merger agreement may be terminated at any time before the acceptance time by MTGE:

•	in order for MTGE to enter into a definitive agreement providing for a superior proposal, as long as (a) MTGE has complied with its obligations to provide notice to, and negotiate with, Annaly regarding amendments to the merger agreement, as described under “—Change of Recommendation” prior to such termination and (b) immediately prior (and as a condition) to such termination, MTGE pays to Annaly the termination fee of $35,118,500; or

•	if (a) Annaly and/or the Offeror has breached, failed to perform or violated their respective covenants or agreements under the merger agreement or any of the representations and warranties of Annaly and the Offeror have become inaccurate, in each case in a manner that would give rise to the failure of any of the conditions to the consummation of the offer related to Annaly’s and/or the Offeror’s compliance with their covenants and agreements or the accuracy of Annaly’s and/or the Offeror’s representations and warranties to be satisfied, (b) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the outside date, or, if capable of being cured by the outside date, is not cured by Annaly and/or the Offeror within 30 calendar days following receipt of written notice from MTGE, and (c) MTGE is not then in material breach of the merger agreement.

Termination by Annaly and the Offeror

The merger agreement may be terminated at any time before the acceptance time by Annaly if:

•	MTGE or the MTGE board of directors (or any committee thereof) has made a change of recommendation or breached its non-solicitation/no change of recommendation obligations under the merger agreement in any material respect; or

•	(a) MTGE has breached, failed to perform or violated its covenants or agreements under the merger agreement or any of the representations and warranties of MTGE have become inaccurate, in each case in a manner that would give rise to the failure of any of the conditions to the consummation of the offer related to MTGE’s compliance with its covenants and agreements or the accuracy of MTGE’s representations and warranties to be satisfied, (b) such breach, failure to perform, violation or inaccuracy is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured by MTGE within 30 calendar days following receipt of written notice from Annaly, and (c) Annaly and the Offeror are not then in material breach of the merger agreement.

Termination Fee and Expenses

Except as set forth below, all fees and expenses incurred in connection with the merger agreement, the offer and the merger will be paid by the party incurring such fee or expense.

Termination Fee

The merger agreement provides that MTGE will pay Annaly a termination fee of $35,118,500.00 (the “termination fee”) if:

•	Annaly terminates the merger agreement because of a change of recommendation by MTGE or the MTGE board of directors (or any committee thereof);

•	Annaly terminates the merger agreement because MTGE or the MTGE board of directors (or any committee thereof) has breached its non-solicitation/no change of recommendation obligations under the merger agreement in any material respect;

•	MTGE terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal; or

•

(a) either Annaly or MTGE terminates the merger agreement as a result of having reached the outside date, the offer having terminated or expired in accordance with its terms without all conditions to the offer having been satisfied or Annaly terminates the merger agreement as a result of a breach, failure to perform or violation by MTGE of its covenants or agreements under the merger agreement that gives rise to the failure of any of the conditions to the consummation of the offer related to MTGE’s compliance with its covenants and agreements to be satisfied (and such breach, failure, or violation is incapable of being cured by the outside date or, if capable of being cured by such time, is not cured within 30 days after receiving written notice from Annaly), (b) an acquisition proposal has been publicly disclosed after the date of the merger agreement and prior to the date of such termination and shall not have been publicly withdrawn prior to the termination of the merger agreement, and (c) within 12 months of such termination any acquisition proposal is consummated or a definitive agreement with respect to any acquisition proposal is entered into and such acquisition proposal is thereafter consummated (with references to “20%” and “80%” in the definition of acquisition proposal being replaced with references to “50%” for this purpose).

In no event will MTGE be obligated to pay the termination fee on more than one occasion.

Effect of Termination

In the event of the valid termination of the merger agreement prior to the acceptance time for the offer in accordance with the terms of the merger agreement, the merger agreement will become null and void, and there will be no liability or further obligation on the part of Annaly, the Offeror or MTGE, except that the confidentiality agreement and certain miscellaneous provisions of the merger agreement shall survive and provided that no party will be relieved of liability for fraud or any willful breach of the merger agreement prior to such termination or any requirement to pay the termination fee.

Amendments; Enforcement and Remedies; Extensions and Waivers

Amendments

The merger agreement may be amended, modified, or supplemented by written agreement of the parties at any time.

Enforcement and Remedies

Under the merger agreement, the parties have agreed that, prior to the valid termination of the merger agreement, each party will be entitled to:

•	an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the merger agreement by any other party;

•	a decree or order of specific performance specifically enforcing the terms and provisions of the merger agreement; and

•	any further equitable relief.

Extensions and Waivers

Under the merger agreement, at any time prior to the effective time of the merger, each party may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other party, as applicable; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement for the benefit of the waiving party.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History

Annaly common stock is listed on the NYSE under the symbol “NLY,” and MTGE common stock is listed on Nasdaq under the symbol “MTGE.” The following table sets forth, for the periods indicated, as reported by the NYSE or Nasdaq, as applicable, the per share high and low sales prices of each company’s common stock.

	Annaly Common Stock			MTGE Common Stock
	High	Low	Dividend	High	Low	Dividend
2015
First Calendar Quarter	$11.09	$10.29	$0.30	$19.39	$17.76	$0.50
Second Calendar Quarter	$10.55	$9.19	$0.30	$18.29	$15.90	$0.50
Third Calendar Quarter	$10.59	$9.17	$0.30	$16.89	$14.37	$0.40
Fourth Calendar Quarter	$10.35	$8.98	$0.30	$15.22	$13.63	$0.40
2016
First Calendar Quarter	$10.48	$8.25	$0.30	$14.79	$12.01	$0.40
Second Calendar Quarter	$11.13	$10.16	$0.30	$16.11	$14.31	$0.40
Third Calendar Quarter	$11.29	$10.33	$0.30	$17.77	$15.45	$0.40
Fourth Calendar Quarter	$10.50	$9.83	$0.30	$17.40	$15.40	$0.40
2017
First Calendar Quarter	$11.37	$9.95	$0.30	$17.05	$15.50	$0.45
Second Calendar Quarter	$12.73	$11.09	$0.30	$19.65	$16.35	$0.45
Third Calendar Quarter	$12.58	$11.70	$0.30	$20.00	$18.45	$0.45
Fourth Calendar Quarter	$12.43	$10.97	$0.30	$19.90	$17.65	$0.50
2018
First Calendar Quarter	$11.92	$10.00	$0.30	$18.65	$16.15	$0.50
Second Calendar Quarter (through May 30, 2018)	$10.62	$10.17		$20.15	$17.60

On May 1, 2018, the last trading day prior to public announcement of the merger agreement, the closing price per share of MTGE common stock on Nasdaq was $18.15, and the closing price per share of Annaly common stock on the NYSE was $10.34. On May 15, 2018, the most recent trading date prior to the mailing of this document, the closing price per share of MTGE common stock on Nasdaq was $19.65, and the closing price per share of Annaly common stock on the NYSE was $10.33. The market value of the stock portion of the common transaction consideration will change as the market value of Annaly common stock fluctuates during the offer period and thereafter. MTGE common stockholders should obtain current market quotations for shares of MTGE common stock and shares of Annaly common stock before deciding whether to tender their shares of MTGE common stock in the offer and before electing the form of common transaction consideration they wish to receive.

Dividends

In accordance with our requirement for maintaining REIT status, Annaly will distribute to stockholders aggregate dividends equaling at least 90% of its REIT taxable income for each taxable year and will endeavor to distribute at least 100% of its REIT taxable income so as not to be subject to tax. Distributions of economic profits from our enterprise could be classified as return of capital due to differences between book and tax accounting rules. Annaly may make additional returns of capital when the potential risk-adjusted returns from new investments fail to exceed our cost of capital. Subject to the limitations of applicable securities and state corporation laws, Annaly can return capital by making purchases of its own stock or through payment of dividends.

Annaly has not established a minimum dividend payment level and its ability to pay dividends may be adversely affected. In addition, unrealized changes in the estimated fair value of available-for-sale investments may have a direct effect on dividends. All distributions will be made at the discretion of Annaly’s board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as Annaly’s board of directors may deem relevant from time to time.

The merger agreement provides that MTGE will declare a dividend to its stockholders, with a record date as of the close of business on the fourth business day prior to the day on which the acceptance time occurs, and the payment date for which will be on the business day on which the acceptance time occurs. The per share dividend amount will be the per share amount of MTGE’s then-most recent quarterly dividend, prorated for the number of days between the record date of MTGE’s last dividend and the fourth business day prior to the acceptance time, plus any additional amount required to satisfy the requirements for REIT distributions under the Code and to avoid the imposition of income tax and excise tax under the Code. It is expected that Annaly will declare and pay a comparable stub-period dividend, with a record date as of the close of business on the last business day prior to the day on which the acceptance time occurs.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of (i) the material U.S. federal income tax consequences of the offer and the merger, taken together, to holders of MTGE common stock and (ii) the material U.S. federal income tax considerations relating to Annaly’s qualification and taxation as a REIT and to the ownership and disposition of Annaly common stock received pursuant to the offer and/or the merger. This summary is based on provisions of the Code, final, temporary or proposed Treasury Regulations promulgated thereunder, judicial opinions, published positions of the IRS and all other applicable authorities, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of MTGE common stock or Annaly common stock, as applicable, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of MTGE common stock or Annaly common stock, as applicable, that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds MTGE common stock or Annaly common stock, as applicable, the tax treatment of a partner in such entity generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding MTGE common stock or Annaly common stock, as applicable, please consult your tax advisor.

This discussion only addresses holders of MTGE common stock (or, following the offer and the merger, Annaly common stock) who hold their shares as capital assets under the Code (generally, property held for investment). Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations (except as described in “ —Taxation of Tax-Exempt Holders of Annaly Common Stock” below), partnerships or other flow-through entities and their partners or members, U.S. expatriates, controlled foreign corporations and passive foreign investment companies, holders liable for the alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, holders who hold their MTGE common stock (or, following the offer and the merger, Annaly common stock) as part of a hedge, straddle, constructive sale or conversion transaction, holders who acquired their MTGE common stock (or, in connection with the offer and/or the merger, Annaly common stock) through the exercise of employee stock options or other compensation arrangements and, except to the extent discussed below, non-U.S. holders). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 (except as described in “ —Taxation of U.S. Holders of Annaly Common Stock” below), the tax consequences of transactions occurring prior to, concurrently with or after the offer and/or merger (whether or not such transactions are in connection with the offer and/or merger) are not discussed, including without limitation the tax consequences of the payment of dividends to holders of MTGE common stock prior to the offer and/or merger, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

MTGE stockholders are urged to consult their tax advisors regarding the particular tax consequences (including the application and effect of any state, local or non-U.S. income and other tax laws) to them of the offer and the merger, and of acquiring, holding and disposing of Annaly common stock received pursuant to the offer and/or the merger, in light of their particular circumstances.

Material U.S. Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material U.S. federal income tax consequences of the offer and the merger to holders of MTGE common stock. Except to the extent specifically discussed below, this summary does not address the tax consequences of any transaction other than the offer and the merger. In addition, no information is provided herein with respect to the tax consequences of the offer and the merger under applicable state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

Treatment of the Offer and the Merger as a “Reorganization”

It is a condition to the consummation of the offer that each of Annaly and MTGE receive an opinion from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinions will be based on factual representations contained in letters provided by Annaly and MTGE, and on certain customary factual assumptions, all of which must continue to be true and accurate as of the consummation of the offer. However, no ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the offer and the merger. Consequently, there can be no assurance that the offer and the merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. There also can be no assurance that the IRS will not disagree with, or challenge, any of the conclusions described below.

Consequences of the Offer and the Merger to U.S. Holders

If the offer and the merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders who receive shares of Annaly common stock and/or cash in exchange for shares pursuant to the offer and/or the merger generally will be as follows:

U.S. Holders Who Receive Solely Annaly Common Stock

A U.S. holder who receives solely shares of Annaly common stock pursuant to the offer and/or the merger will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of Annaly common stock (see the discussion under “—Cash in Lieu of a Fractional Share”). The aggregate tax basis of the shares of Annaly common stock received (including any fractional shares deemed received and exchanged for cash) will be equal to the U.S. holder’s aggregate tax basis in the MTGE common stock surrendered. The holding period of the Annaly common stock received (including any fractional shares deemed received and exchanged for cash) will include the U.S. holder’s holding period of the MTGE common stock surrendered (see the discussion under “—Cash in Lieu of a Fractional Share”).

If a U.S. holder acquired different blocks of MTGE common stock at different times and different prices, such U.S. holder should consult its tax advisor as to the determination of the tax bases and holding periods of the shares of Annaly common stock received in the offer and/or the merger.

U.S. holders electing to receive the all-stock consideration in the offer may be subject to proration (see the discussion under “The Offer—Elections and Proration”), which may result in the receipt of a portion of the merger consideration in cash, in addition to Annaly common stock. See the discussion under “—U.S. Holders Who Receive a Combination of Shares of Annaly Common Stock and Cash” for a general description of the material U.S. federal income tax consequences to U.S. holders of the receipt of Annaly common stock and cash.

U.S. Holders Who Receive Solely Cash

A U.S. holder who receives solely cash in exchange for MTGE common stock pursuant to the offer and/or the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) such U.S. holder’s tax basis in the MTGE common stock surrendered. Any such gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the U.S. holder’s holding period in the MTGE common stock surrendered exceeds one year. The deductibility of capital losses is subject to limitations.

U.S. holders electing to receive the all-cash consideration in the offer may be subject to proration (see the discussion under “The Offer—Elections and Proration”), which may result in the receipt of a portion of the merger consideration in Annaly common stock, in addition to cash. See the discussion under “—U.S. Holders Who Receive a Combination of Shares of Annaly Common Stock and Cash” for a general description of the material U.S. federal income tax consequences to U.S. holders of the receipt of Annaly common stock and cash.

U.S. Holders Who Receive a Combination of Shares of Annaly Common Stock and Cash

A U.S. holder who receives a combination of Annaly common stock and cash (other than cash in lieu of a fractional share of Annaly common stock) pursuant to the offer and/or the merger generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the amount of cash (other than cash received in lieu of a fractional share of Annaly common stock) and the fair market value of the Annaly common stock received, less the adjusted tax basis of the MTGE common stock surrendered in exchange therefor, and (2) the amount of cash received by the U.S. holder (other than cash received in lieu of a fractional share of Annaly common stock). Any gain that the U.S. holder recognizes generally will be long-term capital gain if, as of the date of the exchange, the U.S. holder’s holding period in its MTGE common stock surrendered exceeds one year.

If a U.S. holder of MTGE common stock acquired different blocks of shares at different times or at different prices, any gain or loss will be determined separately with respect to each block of MTGE common stock, and such U.S. holder’s tax basis and holding period in its Annaly common stock received in the offer and/or the merger may be determined with reference to each identifiable block of MTGE common stock. U.S. holders should consult their tax advisors regarding the manner in which cash and shares of Annaly common stock received in the offer and/or the merger is allocated among different blocks of MTGE common stock and with respect to identifying the bases or holding periods of particular shares of Annaly common stock received in the offer and/or the merger.

In certain cases, if a U.S. holder actually or constructively owns Annaly common stock other than Annaly common stock received in the transaction, the gain that is recognized by the U.S. holder could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income for U.S. federal income tax purposes. In such cases, corporate U.S. holders should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

The aggregate tax basis of the Annaly common stock received (including any fractional shares deemed received and exchanged for cash) by a U.S. holder that exchanges its MTGE common stock for a combination of Annaly common stock and cash will be equal to the U.S. holder’s aggregate adjusted tax basis of the shares surrendered, reduced by the amount of cash received by the U.S. holder (excluding any cash received instead of fractional shares of Annaly common stock) and increased by the amount of gain, if any, recognized by the U.S. holder (excluding any gain recognized with respect to cash received in lieu of fractional shares of Annaly common stock) on the exchange.

The holding period of the Annaly common stock received (including any fractional shares deemed received and exchanged for cash; see the discussion under “—Cash in Lieu of a Fractional Share”) will include the holding period of the MTGE common stock surrendered. U.S. holders receiving a combination of Annaly common stock and cash should consult their tax advisors regarding the manner in which cash and Annaly common stock should be allocated among the U.S. holder’s shares and the manner in which the above rules would apply in the U.S. holder’s particular circumstances.

Cash in Lieu of a Fractional Share

A U.S. holder that receives cash in lieu of a fractional share of Annaly common stock generally will be treated as having received such fractional share in the offer and/or the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of Annaly common stock. Such gain or loss generally will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Consequences of the Offer and the Merger to Non-U.S. Holders

If the offer and the merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a non-U.S. holder’s gain or loss from the offer and/or the merger will be determined in the same manner as that of a U.S. holder. A non-U.S. holder will not be subject to U.S. federal income taxation on any gain recognized from the receipt of the exchange consideration, unless (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder, (2) the non-U.S. holder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) the non-U.S. holder’s MTGE common stock constitutes a “U.S. real property interest,” (a “USRPI”), within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).

A non-U.S. holder whose gain is effectively connected with the conduct of trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable) will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on the after-tax amount of such effectively connected gain.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S.-source capital losses of such non-U.S. holder, if any.

If the non-U.S. holder’s MTGE common stock constitutes a USRPI under FIRPTA, such non-U.S. holder will be subject to U.S. federal income tax on the gain recognized in the exchange on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s MTGE common stock generally will not constitute a USRPI, and gain recognized by a non-U.S. holder generally will not be taxed under FIRPTA, if (1) MTGE is treated as a “domestically controlled REIT” on the effective date of the exchange, (2) the non-U.S. holder owned (after application of certain constructive ownership rules) not more than 10% of the MTGE common stock at any time during the five years preceding the effective date of the exchange, or (3) MTGE is not and has not been at any time during the shorter of (i) the five years preceding the effective date of the exchange and (ii) the non-U.S. holder’s holding period for its MTGE common stock, a United States real property holding corporation (a “USRPHC”). MTGE believes that it is and, at the effective time of the exchange, will be a “domestically controlled REIT,” although there can be no assurances in that regard.

A non-U.S. holder that receives cash in lieu of a fractional share of Annaly common stock generally will be treated as having received such fractional share in the offer and/or the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of Annaly common stock and will be subject to U.S. federal income taxation in a manner described below in “—Material U.S. Federal Income Tax Considerations Applicable to Annaly’s Treatment as a REIT and to Holders of Annaly Common Stock—Taxation of Non-U.S. Holders—Dispositions of Annaly Common Stock.”

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) may apply to payments made in connection with the offer and/or the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a holder who is a U.S. person as defined in the instructions to the IRS Form W-9, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9, (b) in the case of a holder who is not such a U.S. person, furnishes the appropriate IRS Form W-8, or (c) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Material U.S. Federal Income Tax Considerations Applicable to Annaly’s Treatment as a REIT and to Holders of Annaly Common Stock

General

The following is a general summary of the material U.S. federal income tax considerations relating to Annaly’s treatment as a REIT and to holders of Annaly common stock who receive such stock pursuant to the offer and/or the merger. For purposes of this discussion, references to “we” or “us” refer to Annaly, and references to “our common stock” refer to Annaly common stock.

We elected to be taxed as a REIT under the U.S. federal income tax laws beginning with our taxable year ended December 31, 1997. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue to so operate. Moreover, our continued qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, certain qualification tests in the U.S. federal income tax laws. Those qualification tests involve the percentage of our income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership and the percentage of our earnings that we distribute. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. As a result, we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify,” below.

The sections of the Code and the corresponding regulations that govern the U.S. federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof.

Provided that we qualify for taxation as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal income tax on that portion of our net taxable income that we distribute currently to our stockholders, although taxable income generated by domestic taxable REIT subsidiaries, if any, will be subject to regular corporate income.

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax as follows:

•	We will pay U.S. federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time after, the calendar year in which the income is earned.

•	For taxable years beginning prior to December 31, 2017, under some circumstances, we may be subject to the “alternative minimum tax” due to our undistributed items of tax preference and alternative minimum tax adjustments.

•	If we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” which is, in general, property acquired by us as a result of having bid in a foreclosure or through other legal means subsequent to a default on a lease of such property or on an indebtedness secured by such property, we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. corporate income tax at the highest applicable rate (currently 21%).

•	If due to reasonable cause and not willful neglect we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

•	If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test of the 10% vote or value test, as described below under “—Asset Tests”) as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets by the highest U.S. federal income tax rate applicable to corporations during the periods when such assets would have caused us to fail to satisfy such asset tests.

•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification.”

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for such calendar year;

•	95% of our REIT capital gain net income for such calendar year; and

•	any undistributed taxable income from earlier periods,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. holder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the holder) in its income, and would receive a credit or a refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on amounts received by us from a taxable REIT subsidiary (or on certain expenses deducted by a taxable REIT subsidiary or income earned by a taxable REIT subsidiary) if certain arrangements between us and a taxable REIT subsidiary of ours, as further described below, do not reflect arm’s-length terms.

•	With respect to an interest in a taxable mortgage pool or a residual interest in a real estate mortgage investment conduit, or REMIC, the ownership of which is attributed to us or to a REIT in which we own an interest, although the law on the matter is unclear as to the ownership of an interest in a taxable mortgage pool, we may be taxable at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our stock that is held in record name by “disqualified organizations.” For a discussion of “excess inclusion income,” see “—Taxable Mortgage Pools.” A “disqualified organization” includes:

•	The U.S.;

•	any state or political subdivision of the U.S.;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•	any other tax-exempt organization, other than a farmer’s cooperative described in Section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

•	any rural electrical or telephone cooperative.

•	We do not anticipate owning REMIC residual interests; we may, however, own 100% of the equity interests in one or more collateralized debt obligation, or CDO, offerings or one or more trusts formed in connection with our securitization transactions, but we intend to structure each CDO offering and each securitization transaction so that the issuing entity would not be classified as a TMP. See “—Taxable Mortgage Pools.”

•	If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation’s “built-in gain” in its assets. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable U.S. Treasury regulations, however, allow us to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until we dispose of that built-in gain asset during the five-year period following its acquisition, at which time we would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner as they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic taxable REIT subsidiary in which we own an interest will be subject to U.S. federal, state and local corporate income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

4.	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.	of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) after applying certain attribution rules;

7.	that makes an election to be taxed as a REIT for the current taxable year or has made such an election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT-qualification, which has not been terminated or revoked; and

8.	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year but neither conditions (5) nor (6) apply to the first taxable year for which an election to become a REIT is made. For purposes of determining the stock ownership requirement described in (6) above, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of the requirement described in (6) above. We believe that we have maintained and will maintain sufficient diversity of ownership to allow us to continue to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the ownership and transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock (as discussed below), and we do not know, or, exercising reasonable diligence, would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

To monitor compliance with the share ownership requirements described in (5) and (6) above, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by U.S. Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information. In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS to elect and maintain REIT status, use a calendar year for U.S. federal income tax purposes, and comply with the record keeping requirements of the Code and regulations promulgated thereunder.

Ownership of Disregarded Entities and Partnership Interests. An unincorporated domestic entity, such as a partnership, limited liability company, or trust that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes, including for purposes of the gross income and asset tests applicable to REITs. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, U.S. Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below (see “—Asset Tests”), the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership or limited liability company, the partnership’s or limited liability company’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Under the Bipartisan Budget Act of 2015, Congress revised the rules applicable to U.S. federal income tax audits of partnerships and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs, and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by us in the event of a U.S. federal income tax audit of a subsidiary partnership.

Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the stock of which is owned directly or indirectly by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.

In the event that a qualified REIT subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries. A taxable REIT subsidiary is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a taxable REIT subsidiary. Overall, no more than 20% of the value of a REIT’s assets (25% for our taxable years between 2009 and 2017) may consist of stock or securities of one or more taxable REIT subsidiaries.

Income earned by a taxable REIT subsidiary is not attributable to the REIT. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs could be earned by a taxable REIT subsidiary without affecting our status as a REIT.

Several provisions of the Code regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to affiliated REITs. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, a taxable REIT subsidiary if the IRS were to assert successfully that the economic arrangements between us and a taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Any income earned by a taxable REIT subsidiary that is attributable to services provided to us, or on our behalf to any of our tenants, that is less than the amounts that would have been charged based upon arm’s-length negotiations, will also be subject to a 100% penalty tax. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a taxable REIT subsidiary in an effort to ensure that we do not become subject to this penalty tax; however, we cannot assure you that we will be successful in avoiding this penalty tax. Also, for taxable years beginning after December 31, 2017, overall limitations on the deductibility of net interest expense could apply to any taxable REIT subsidiary.

Taxable Mortgage Pools. An entity, or a portion of an entity, that does not elect to be treated as a REMIC may be classified as a taxable mortgage pool, or TMP, under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

We do not intend to structure or enter into securitization or financing transactions that will cause us to be viewed as owning interests in one or more TMPs. Generally, if an entity or a portion of an entity is classified as a TMP, then the entity or portion thereof is treated as a taxable corporation and it cannot file a consolidated U.S. federal income tax return with any other corporation. If, however, a REIT owns 100% of the equity interests in a TMP, then the TMP is a qualified REIT subsidiary and, as such, ignored as an entity separate from the REIT.

If, notwithstanding our intent to avoid having the issuing entity in any of our securitization or financing transactions classified as a TMP, one or more of such transactions were so classified, then as long as we owned 100% of the equity interests in the TMP, all or a portion of the income that we recognize with respect to our investment in the TMP will be treated as excess inclusion income. Section 860E(c) of the Code defines the term

“excess inclusion” with respect to a residual interest in a REMIC. The IRS, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT. Generally, however, excess inclusion income with respect to our investment in any TMP and any taxable year will equal the excess of (i) the amount of income we accrue on our investment in the TMP over (ii) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest. The term “applicable federal rate” refers to rates that are based on weighted average yields for Treasury securities and are published monthly by the IRS for use in various tax calculations. If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable income for that year.

Although we intend to structure our securitization and financing transactions so that we will not recognize any excess inclusion income, we cannot assure you that we will always be successful in this regard. If, notwithstanding our intent, we recognized excess inclusion income, then under guidance issued by the IRS we would be required to allocate the excess inclusion income proportionately among the dividends we pay to our stockholders and we must notify our stockholders of the portion of our dividends that represents excess inclusion income. The portion of any dividend you receive that is treated as excess inclusion income is subject to special rules. First, your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. Second, if you are a tax-exempt organization and your excess inclusion income is subject to the unrelated business income tax, then the excess inclusion portion of any dividend you receive will be treated as unrelated business taxable income. Third, dividends paid to Non-U.S. holders who hold stock for investment and not in connection with a trade or business conducted in the U.S. will be subject to U.S. federal withholding tax without regard to any reduction in rate otherwise allowed by any applicable income tax treaty.

If we recognize excess inclusion income, and one or more disqualified organizations are record holders of shares of common stock, we will be taxable at the highest U.S. federal corporate income tax rate on the portion of any excess inclusion income equal to the percentage of our stock that is held by disqualified organizations. In such circumstances, we may reduce the amount of our distributions to a disqualified organization whose stock ownership gave rise to the tax. To the extent that our common stock owned by disqualified organizations is held by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to our common stock held by the broker/dealer or other nominee on behalf of the disqualified organizations.

If we own less than 100% of the equity interests in a TMP, the foregoing rules would not apply. Rather, the entity would be treated as a corporation for U.S. federal income tax purposes and would potentially be subject to U.S. federal corporate income tax. This could adversely affect our compliance with the REIT gross income and asset tests described above. We currently do not have, and currently do not intend to enter into any securitization or financing transaction that is a TMP in which we own some, but less than all, of the equity interests, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT. We cannot assure you that we will be successful in this regard.

Tax-exempt investors, non-U.S. investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

Income Tests

To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income for each taxable year generally must be derived directly or indirectly from:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) that is not treated as inventory property or property held for sale to customers in the ordinary course of business;

•	abatements and refunds of taxes on real property;

•	income and gain derived from foreclosure property (as described above);

•	amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•	interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

Second, at least 95% of our gross income for each taxable year must be derived from sources that qualify for purposes of the 75% gross income test, and from (i) dividends, (ii) interest and (iii) gain from the sale or disposition of stock or securities (provided that such stock or securities are not inventory property, i.e., property held primarily for sale to customers in the ordinary course of business), or any combination of these.

Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of both gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. Finally, gross income attributable to cancellation of indebtedness income will be excluded from both the numerator and the denominator for purposes of both of the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us. We will monitor the amount of our non-qualifying income and we will seek to manage our portfolio to comply at all times with the gross income tests, but we cannot assure you that we will be successful in this effort. The following paragraphs discuss some of the specific applications of the gross income tests to us.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person, however, it generally includes the following: (i) an amount that is received or accrued based on a fixed percentage or percentages of receipts or sales, and (ii) an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT. We do not expect that any of our loans will be based in whole or in part on the income or profits of any person.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, original issue discount, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. If a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date (i) we agreed to originate or acquire the loan or (ii) as discussed below, in the event of a “significant modification,” the date we modified the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. However, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining the interest on such loan is qualifying income for purposes of the 75% gross income test. If apportionment is required, the portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

We expect that the mortgage-backed securities, or MBS, in which we invest generally will be treated either as interests in a grantor trust or as regular interests in a REMIC for U.S. federal income tax purposes and that all interest income from such MBS will be qualifying income for the 95% gross income test. In the case of MBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of MBS treated as regular interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities.

We purchase and sell Agency MBS through to-be-announced forward contracts, or TBAs, and recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. While there is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test, we treat income and gains from our TBAs as qualifying income for purposes of the 75% gross income test, based on an opinion of prior tax counsel substantially to the effect that for purposes of the 75% REIT gross income test, any gain recognized by us in connection with the settlement of our TBAs should be treated as gain from the sale or disposition of an interest in mortgages on real property. If the IRS were to successfully challenge this opinion of counsel, we could be subject to a penalty tax or we could fail to remain qualified as a REIT if a sufficient portion of our income consists of income or gains from the disposition of TBAs.

We own interests in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in the ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, our mezzanine loans may not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that we acquire do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. We believe we have invested, and intend to continue to invest, in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

We may modify the terms of our mortgage or mezzanine loans. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2014-51 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is (i) occasioned by a borrower default or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. To the extent we significantly modify loans in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified, which could result in a portion of the interest income on the loan being treated as non-qualifying income for purposes of the 75% gross income test. In determining the value of the real property securing such a loan, we generally will not obtain third-party appraisals but rather will rely on internal valuations.

The interest, original issue discount, and market discount income that we will receive from our mortgage-related assets generally will be qualifying income for purposes of both gross income tests. Some of our investments, such as the investments we acquire through our middle market lending activities, will not be secured by mortgages on real property or interests in real property. Our interest income from those investments will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

We also invest in excess mortgage servicing rights (“MSR”), which represent the portion of the servicing fee paid to mortgage servicers in excess of the reasonable compensation that would be charged for mortgage servicing in an arm’s length transaction. In private letter rulings issued to taxpayers, the IRS has ruled substantially to the effect that interest received in respect of an excess MSR will be considered interest on obligations. Private letter rulings cannot be relied upon by persons other than the taxpayer to which they were issued. Nonetheless, we treat income from any excess MSR that have terms consistent with those described in such private letter rulings as qualifying income for purposes of the 75% gross income test. In the event that such income were determined not to qualify for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income, together with our other income that does not qualify for the 75% gross income test, were to exceed 25% of our gross income for any taxable year.

We have entered, and intend to enter, into financing arrangements that are structured as sale and repurchase agreements pursuant to which we would nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements are financings that are secured by the assets sold pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the assets that are the subject of any such sale and repurchase agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Hedging Transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by U.S. Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in U.S. Treasury regulations before the close of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests that is clearly identified as such before the close of the day on which it was acquired, originated or entered into and satisfies other identification requirements, or (iii) in connection with the effective termination of certain hedging transactions described above, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

We may conduct some or all of our hedging activities through a taxable REIT subsidiary or other corporate entity, the income of which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

Fee Income. Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test. Any fees earned by a taxable REIT subsidiary will not be included for purposes of the gross income tests.

Rents from Real Property. To the extent that we own or acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, we, or an actual or constructive owner of 10% or more of the value of our stock, must not actually or constructively own 10% or more of the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space, or (ii) the property is a qualified lodging or qualified health facility and such property is operated on behalf of the taxable REIT subsidiary by a person who is an “independent contractor” and certain other requirements are met. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are only allowed to provide services that are both usually or “customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” We may, however, render services to our tenants through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. We may also own a taxable REIT subsidiary which provides non-customary services to tenants without tainting our rental income from the related properties.

Even if a REIT furnishes or renders services that are non-customary with respect to a property, if the greater of (i) the amounts received or accrued, directly or indirectly, or deemed received by the REIT with respect to such services, or (ii) 150% of our direct cost in furnishing or rendering the services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such non-customary services are not treated as rent for purposes of the REIT gross income tests.

In connection with the offer and the merger, we will acquire certain senior housing properties. As described above, rental revenue will generally not qualify as “rents from real property” for purposes of the REIT income tests if we directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity. Rents we receive from a tenant that also is our taxable REIT subsidiary, however, will generally not be excluded from the definition of “rents from real property” as a result of our ownership interest in the taxable REIT subsidiary if the property to which the rents relate is a “qualified lodging facility” or a “qualified healthcare property” and such property is operated on behalf of the taxable REIT subsidiary by a person who is an “eligible independent contractor.” An operator will qualify as an eligible independent contractor if it meets certain ownership tests with respect to us, and if, at the time the operator enters into the property management agreement, the operator is actively engaged in the trade or business of operating qualified healthcare properties for any person who is not a related person to us or the taxable REIT subsidiary. A “qualified healthcare property” means any real property (or any personal property incidental thereto) that is, or that is necessary or incidental to the use of, a healthcare facility. Certain of the senior housing properties that we own are leased to a taxable REIT subsidiary in a structure intended to satisfy the foregoing conditions. If, however, any of the above conditions were not satisfied, then the rents from such a lease would not be considered income from a qualifying source for purposes of the REIT rules, which could cause us to incur penalty taxes or to fail to qualify as a REIT.

Prohibited Transactions Tax. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we generally intend to conduct our operations so that no asset that we own will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. We cannot assure you that we will comply with certain safe harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, if more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or a taxable REIT subsidiary.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests.

We may have the option to foreclose on mortgage loans when a borrower is in default. The foregoing rules could affect a decision by us to foreclose on a particular mortgage loan and could affect whether we choose to foreclose with regard to a particular mortgage loan.

Foreign Currency Gain. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT that satisfies the 75% gross income test and 75% asset test on a stand-alone basis. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Dividends. Our dividend income from stock in any corporation (other than any REIT) and from any taxable REIT subsidiary will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. If we own stock in other REITs, the dividends that we receive from those REITs and our gain on the sale of the stock in those REITs will be qualifying income for purposes of both gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Phantom Income. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain assets in advance of our receipt of cash flow from or proceeds from disposition of such assets, and may be required to report taxable income that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments or MBS in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

We may agree to modify the terms of distressed and other loans we hold. These modifications may be considered “significant modifications” for U.S. federal income tax purposes that give rise to a deemed debt-for-debt exchange upon which we may recognize taxable income or gain without a corresponding receipt of cash.

Some of the loans and debt securities that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the debt securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though such yield may exceed cash payments, if any, received on such debt instrument. Under the recent tax legislation informally known as the Tax Cuts and Jobs Act, or TCJA, we generally will be required to take certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule may require the accrual of income with respect to our debt instruments or MBS, such as original issue discount or market discount, earlier than would be the case under the general tax rules, although the precise application of this rule is unclear at this time. This rule generally will be effective for tax years beginning after December 31, 2017 or, for debt instruments or MBS issued with original issue discount, for tax years beginning after December 31, 2018. To the extent that this rule requires the accrual of income earlier than under the general tax rules, it could increase our “phantom income,” which may make it more likely that we could be required to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. We currently do not expect that this rule will have a material impact on the timing of accrual of our income or on the amount of our distribution requirement.

In addition, in the event that any debt instruments or debt securities acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinated MBS at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

As a result of each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under certain provisions of the Code. These relief provisions generally would be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, and we attach a schedule of the sources of our income to our U.S. federal income tax return. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally recognize exceeds the limits on non-qualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions were inapplicable to a particular set of circumstances, we would fail to qualify as a REIT. Even if these relief provisions applied, a penalty tax would be imposed based on the amount of non-qualifying income. See “—General” and “—Failure to Qualify.”

Asset Tests

At the close of each quarter of our taxable year, we must satisfy the following tests relating to the nature of our assets.

•	At least 75% of the value of our total assets must be represented by the following:

•	interests in real property, including leaseholds and options to acquire real property and leaseholds, and, for taxable years beginning after December 31, 2015, personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property”;

•	interests in mortgages on real property;

•	stock in other REITs and debt instruments issued by “publicly offered” REITs;

•	cash and cash items;

•	government securities;

•	investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

•	regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC.

•	Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

•	Except for securities in taxable REIT subsidiaries and the securities in the 75% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets (or, the 5% asset test).

•	Except for securities in taxable REIT subsidiaries and the securities in the 75% asset class, we may not own more than 10% of any one issuer’s outstanding voting securities (or, the 10% vote test).

•	Except for securities of taxable REIT subsidiaries and the securities in the 75% asset class, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below (or, 10% value test).

•	Not more than 20% (25% for our taxable years between 2009 and 2017) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

•	For any taxable year beginning after December 31, 2015, not more than 25% of the value of our total assets may be represented by debt instruments of “publicly offered” REITs that are not secured by real property or interests in real property.

Securities, for the purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer that does not qualify for purposes of the 75% asset test will not be taken into account for purposes of the 10% value test if the debt securities meet the straight debt safe harbor. Debt will meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. In the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

In addition, the following instruments will not be taken into account for purposes of the 10% value test: (i) a REIT’s interest as a partner in a partnership; (ii) any debt instrument issued by a partnership (other than straight debt or any other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; (iii) any debt instrument issued by a partnership (other than straight debt or any other excluded security) will not be to the extent of the REIT’s interest as a partner in the partnership; (iv) any loan to an individual or an estate; (v) any “Section 467 rental agreement,” other than an agreement with a related party tenant; (vi) any obligation to pay “rents from real property”; (vii) certain securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; and (viii) any security (including debt securities) issued by another REIT. For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described clause (i) and (ii) in the preceding sentence.

For purposes of the 75% asset test, mortgage loans generally will qualify as real estate assets to the extent that they are secured by real property. Where a mortgage covers both real property and other property, an apportionment may be required in the same manner as described under “—Income Tests—Interest.” IRS Revenue Procedure 2014-51 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the loan on the relevant quarterly REIT asset testing date or (ii) the greater of (a) the fair market value of the real property securing the loan on the relevant quarterly REIT asset testing date or (b) the fair market value of the real property securing the loan on the date the REIT committed to originate or acquire the loan. It is unclear how the safe harbor in Revenue Procedure 2014-51 is affected by the subsequent legislative changes regarding the treatment of loans secured by both real property and personal property where the fair market value of the personal property does not exceed 15% of the sum of the fair market values of the real property and personal property securing the loan.

As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote test or 10% value test). See “—Income Tests.” We believe our mezzanine loans should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% vote or 10% value test. To the extent we originate or acquire mezzanine loans, we intend to do so only to the extent such loans will not cause us to fail the asset tests described above.

We expect that our investments in MBS will generally be treated as interests in a grantor trust or as regular interests in a REMIC for U.S. federal income tax purposes. In the case of MBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. In the case of MBS treated as an interest in a REMIC, such interests will generally qualify as real estate assets, and income derived from REMIC regular interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. We purchase and sell Agency MBS through TBAs. While there is no direct authority with respect to the qualification of TBAs as real estate assets or U.S. Government securities for purposes of the 75% asset test, we treat our TBAs as qualifying assets for purposes of the REIT asset tests, based on an opinion of prior tax counsel substantially to the effect that for purposes of the REIT asset tests, our ownership of a TBA should be treated as ownership of real estate assets. If the IRS were to successfully challenge the opinion of counsel, we could be subject to a penalty tax or we could fail to remain qualified as a REIT if a sufficient portion of our assets consists of TBAs.

We believe that most of the assets that we hold and those we expect to hold will be qualifying assets for purposes of the 75% asset test. However, our investment in other asset-backed securities, bank loans and other instruments that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will be required to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the senior loans and mezzanine loans that we hold. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurances that the IRS may not disagree with these determinations and assert that a different value is applicable, in which case we may not satisfy the 75% and the other asset tests.

We will not lose our REIT status for a de minimis failure to meet the 5% or 10% asset requirements if the failure is due to ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets or $10 million. If we fail to satisfy any of the asset requirements for a particular tax quarter, we may still qualify as a REIT if we (1) identify the failure on a separate schedule, (2) the failure is due to reasonable cause and not willful neglect, (3) the assets causing the failure are disposed of within six months of the last day of the quarter in which the failure occurred and (4) we pay a tax computed as the greater of either $50,000 or the net income generated by the assets causing the failure multiplied by the highest corporate income tax rate.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. However, an acquisition of property by a REIT requires the REIT to revalue all of its assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by eliminating the discrepancy within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

Annual Distribution Requirements

To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

•	the sum of (i) 90% of our REIT taxable income, computed without regard to the dividends-paid deduction and our net capital gain and (ii) 90% of our net income after tax, if any, from foreclosure property; minus

•	the excess of the sum of specified items of non-cash income (including original issue discount on our senior loans and mezzanine loans) over 5% of our REIT taxable income, computed without regard to the dividends-paid deduction and our net capital gain.

Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

Generally, in order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro-rata among all outstanding shares of stock within a particular class, and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents. However, for taxable years after 2014, to the extent we are a “publicly offered REIT,” the preferential dividend rule will not apply to us.

If we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior years) and (y) the amounts of income retained on which we have paid corporate income tax.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the distribution requirements. However, due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets. For instance, we may be required to accrue interest and discount income on mortgage loans, MBS, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. See “—Income Tests—Phantom Income.” Moreover, in certain instances we may be required to accrue taxable income that we may not actually recognize as economic income. For example, if we own a residual equity position in a mortgage loan securitization, we may recognize taxable income that we will never actually receive due to losses sustained on the underlying mortgage loans. Although those losses would be deductible for tax purposes, they would likely occur in a year subsequent to the year in which we recognized the taxable income.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may not have sufficient cash to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common stock or preferred stock.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued a revenue procedure authorizing publicly offered REITs to treat certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends-paid deduction for U.S. federal income tax purposes. We have no current intention to make a taxable dividend payable in cash and stock.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements of REIT qualification, other than the income tests or asset requirements, then we may still retain REIT qualification if the failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each failure.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax for taxable years beginning prior to December 31, 2017, on our taxable income at regular corporate rates. This would significantly reduce both our cash available for distribution to our stockholders and our earnings. If we fail to qualify as a REIT, we will not be required to make any distributions to stockholders and any distributions that are made will not be deductible by us. Moreover, all distributions to stockholders would be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains of ours. Unless entitled to relief under specific statutory provisions, we (and any successor entity) also would be disqualified from taxation as a REIT for the four taxable years following the year during which our qualification was lost. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the requirements applicable to REITs.

Taxation of U.S. Holders of Annaly Common Stock

The rules governing U.S. federal income taxation of U.S. holders are complex. This section is only a summary of such rules. We urge U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on ownership of our common stock, including any reporting requirements.

Distributions

Ordinary Dividends. As long as we qualify as a REIT, distributions made to taxable U.S. holders of our common stock out of current or accumulated earnings and profits that are not designated as capital gain dividends generally will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the reduced capital gains rates that currently generally apply to distributions by non-REIT C corporations to certain non-corporate U.S. holders. However, for tax years beginning prior to January 1, 2026, non-corporate U.S. holders generally may deduct up to 20% of certain pass-through income, including ordinary REIT dividends that are not “capital gain dividends” or “qualified dividend income,” subject to certain limitations. Corporate stockholders will not be eligible for the dividends received deduction with respect to dividends distributed by us.

Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the adjusted basis of the stock. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock and then to our common stock. To the extent that distributions exceed the adjusted basis of a U.S. holder’s stock, the distributions will be taxable as capital gains. A U.S. holder’s initial basis in a share of our common stock is, in general, equal to the amount paid per share.

Distributions generally will be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

Capital Gain Dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. holders of our stock as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the U.S. holders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate U.S. holders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

Instead of paying capital gain dividends, we may elect to require U.S. holders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder of our common stock will increase the basis in its shares of our common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

We will classify portions of our designated capital gain dividend into the following categories:

•	a 20% gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a rate of up to 20%;

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 25%; or

•	a 28% gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a rate of up to 28%.

We must determine the maximum amounts that we may designate as 20%, 25% and 28% capital gain dividends by performing the computation required by the Code as if we were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The IRS currently requires that distributions made to different classes of stock be composed proportionately of dividends of a particular type.

The maximum amount of dividends that we may designate as capital gain and as “qualified dividend income” (discussed below) with respect to any taxable year (effective for distributions in tax years beginning after December 31, 2015) may not exceed the dividends actually paid by us with respect to such year, including dividends paid by us in the succeeding tax year that relate back to the prior tax year for purposes of determining our dividends-paid deduction.

Qualified Dividend Income. Distributions that we make generally will not be eligible for the 20% reduced rate of tax currently applicable for “qualified dividend income.” However, provided that certain holding periods and other requirements are met, a non-corporate U.S. holder will be eligible for the 20% reduced rate with respect to (i) distributions attributable to dividends we receive from certain C corporations, such as our domestic taxable REIT subsidiaries, and (ii) distributions attributable to income upon which we have paid corporate income tax.

If we designate any portion of a dividend as a capital gain dividend or as qualified dividend income, the amount that will be taxable to the U.S. holder as capital gain or as qualified dividend income will be indicated to U.S. holders on IRS Form 1099-DIV.

Passive Activity Loss and Investment Interest Limitation. Distributions and gain from the disposition of our common stock will not be treated as passive activity income, and therefore U.S. holders will not be able to apply any “passive activity losses” against such income. Dividends paid by us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deduction of the investment interest.

Other Tax Considerations. U.S. holders of our common stock may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

Sales of Our Common Stock. Upon any taxable sale or other disposition of our common stock, a U.S. holder of our common stock will recognize gain or loss for U.S. federal income tax purposes on the disposition of our common stock in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. holder’s adjusted basis in such REIT stock for tax purposes.

Gain or loss will be capital gain or loss. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket.

Medicare Tax. Certain U.S. holders, including individuals and estates and trusts, are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which includes net gain from a sale or exchange of our common stock and income from dividends paid on our common stock. The temporary 20% deduction allowed by Section 199A of the Code with respect to ordinary REIT dividends received by non-corporate taxpayers is allowed only for purposes of Chapter 1 of the Code and thus is apparently not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Chapter 2A of the Code. U.S. holders are urged to consult their tax advisors regarding the Medicare tax.

Taxation of Non-U.S. Holders of Annaly Common Stock

The rules governing U.S. federal income taxation of non-U.S. holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on ownership of our common stock, including any reporting requirements.

For most non-U.S. investors, investment in a REIT that invests principally in mortgage loans and MBS is not the most tax-efficient way to acquire and manage, through our subsidiaries, such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments, with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the U.S.

Distributions

Distributions by us to a non-U.S. holder of our common stock that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent the income allocated to the non-U.S. holder is excess inclusion income. Although we do not expect to recognize any excess inclusion income, if we did recognize excess inclusion income that exceeds our undistributed REIT taxable income in a particular year, it would be allocated to our stockholders. See “—Taxable Mortgage Pools.” Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN-E or other applicable IRS Form W-8 with us evidencing eligibility for that reduced rate is filed with us; or

•	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in our common stock will reduce the non-U.S. holder’s adjusted basis in our common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in our common stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See “—Taxation of Non-U.S. Holders of Annaly Common Stock—Sales of Our Common Stock.” Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend.

We would be required to withhold at least 15% of any distribution to a non-U.S. holder in excess of our current and accumulated earnings and profits if our common stock constitutes a U.S. real property interest with respect to such non-U.S. holder, as described below under “—Sales of Our Common Stock.” This withholding would apply even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

•	the investment in our common stock is effectively connected with the non-U.S. holder’s trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

•	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Under FIRPTA, distributions to certain non-U.S. holders that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause such non-U.S. holders to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Such non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. Unless the non-U.S. holder is a “qualified shareholder” or a “qualified foreign pension fund” (each as defined below), we will be required to withhold and remit to the IRS 21% of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, 21% of a distribution that could have been designated as a capital gain dividend, whether or not attributable to sales of U.S. real property interests. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder’s U.S. federal income tax liability.

However, the 21% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead, any capital gain dividend to such holder will be treated as a distribution of ordinary income subject to the rules discussed above under “—Distributions.” Also, the branch profits tax will not apply to such a distribution.

Sales of Our Common Stock. Gain recognized by a non-U.S. holder upon the sale or exchange of our common stock generally would not be subject to U.S. federal income or withholding tax unless:

•	the investment in our common stock is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain;

•	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a tax home in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	the non-U.S. holder is not a “qualified shareholder” or a “qualified foreign pension fund” and our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our common stock will not constitute a U.S. real property interest if we either are not a U.S. real property holding corporation or we are a domestically-controlled REIT. Whether we are a U.S. real property holding corporation will depend upon whether the fair market value of U.S. real property interests owned by us equals or exceeds 50% of the fair market value of these interests, any interests in real estate outside of the U.S., and our other trade and business assets. The term “U.S. real property interests” generally does not include mortgage loans or MBS. Even if we are a U.S. real property holding corporation, the disposition of our common stock will not be subject to FIRPTA if we are a domestically-controlled REIT. Generally, a REIT is domestically controlled if, at all times during a specified testing period, less than 50% of the value of its shares is held directly or indirectly by non-U.S. persons.

Because our common stock will be publicly traded, no assurance can be given that we are or will be a domestically-controlled REIT. Even if we were a U.S. real property holding corporation and were not a domestically-controlled REIT, a sale of common stock by a non-U.S. holder would nevertheless not be subject to taxation under FIRPTA as a sale of a U.S. real property interest if:

•	our common stock were “regularly traded” on an established securities market within the meaning of applicable Treasury regulations; and

•	the non-U.S. holder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of our common stock at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such case, under FIRPTA, the purchaser of common stock may be required to withhold 15% of the purchase price and remit this amount to the IRS.

Qualified Shareholders. Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, the portion of REIT distributions attributable to certain investors in a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and directly or indirectly hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding. REIT distributions received by a “qualified shareholder” that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax.

In addition, a sale of our stock by a “qualified shareholder” who holds such stock directly or indirectly (through one or more partnerships) generally will not be subject to U.S. federal income taxation under FIRPTA. As with distributions, the portion of amounts realized attributable to certain investors in a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and directly or indirectly hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to U.S. federal income taxation and FIRPTA withholding on a sale of our stock.

A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the U.S. and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or Nasdaq markets, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

Qualified Foreign Pension Funds. Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. REIT distributions received by a “qualified foreign pension fund” that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax. In addition, a sale of our stock by a “qualified foreign pension fund” that holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA.

A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the U.S., (ii) which is established by such country or an employer to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and with respect to which annual information reporting about its beneficiaries is provided or is otherwise available to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or arrangement or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Taxation of Tax-Exempt Holders of Annaly Common Stock

Provided that a tax-exempt holder has not held its common stock as “debt-financed property” within the meaning of the Code, the dividend and interest income from us generally will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of our common stock will not constitute UBTI unless the tax-exempt holder has held its common stock as debt-financed property within the meaning of the Code. Although we do not expect to recognize any excess inclusion income, to the extent that we, or a part of us, or a disregarded subsidiary of ours, is a taxable mortgage pool, a portion of the dividends paid to a tax-exempt stockholders that is allocable to excess inclusion income may be subject to tax as UBTI. See “—Taxable Mortgage Pools.”

Notwithstanding the above, however, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Moreover, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a “pension-held REIT” if it meets the following two tests:

•	it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•	either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension-held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts). Our 9.8% ownership limit may make it less likely that a pension trust would hold more than 25% of the value of our capital stock or that a group of pension trusts each holding more than 10% of the value of our capital stock would hold more than 50% of the value of our capital stock. No assurance can be given, however, that we will not be a “pension-held REIT” because of ownership waivers or otherwise.

Backup Withholding Tax and Information Reporting

U.S. Holders of Our Common Stock. In general, information-reporting requirements will apply to payments of dividends and interest on and payments of the proceeds of the sale of our common stock held by U.S. holders, unless an exception applies. The payor is required to withhold tax on such payments if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect. In addition, a payor of the dividends or interest on our common stock is required to withhold tax if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. A U.S. holder that does not provide us with a correct TIN may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their U.S. status to us. Some U.S. holders of our common stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS. The payor will be required to furnish annually to the IRS and to holders of our common stock information relating to the amount of dividends paid on our common stock, and that information reporting may also apply to payments of proceeds from the sale of our common stock. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-U.S. Holders of Our Common Stock. Generally, information reporting will apply to payments of interest and dividends on our common stock, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of our common stock to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding if in accordance with instructions directly transmitted to such office from outside the U.S. by the non-U.S. holder, the broker’s non-U.S. office completes the acts necessary to effect the sale outside the U.S. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

Applicable U.S. Treasury regulations provide presumptions regarding the status of a holder of our common stock when payments to such holder cannot be reliably associated with appropriate documentation (i.e., the appropriate IRS Form W-8) provided to the payer. Because the application of these U.S. Treasury regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in us. The U.S. federal income tax rules dealing with REITs constantly are under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, which results in statutory changes as well as frequent revisions to regulations and interpretations. The TCJA significantly changes the U.S. federal income tax laws applicable to businesses and their owners, including REITs and their stockholders. Technical corrections or other amendments to the TCJA or administrative guidance interpreting the TCJA may be forthcoming. Future revisions in federal tax laws and interpretations thereof could affect or cause us to change our investments and commitments and affect the tax considerations of an investment in us.

State and Local Taxes

We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

Tax Shelter Reporting

If a stockholder recognizes a loss as a result of a transaction with respect to our stock of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one non-corporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, the stockholder must file a disclosure statement with the IRS on IRS Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax will apply to dividends that we pay and, beginning January 1, 2019, gross proceeds from the disposition of our common stock, in each case paid to certain foreign entities if such entities do not satisfy disclosure requirements related to U.S. accounts or ownership. Foreign entities must provide documentation evidencing compliance with or an exemption from FATCA, typically provided on IRS Form W-8BEN-E, to avoid this withholding tax. If a payment is both subject to withholding under FATCA and subject to withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders and U.S. holders holding through foreign accounts or intermediaries should consult their tax advisors to determine the applicability of FATCA in light of their individual circumstances.

DESCRIPTION OF ANNALY CAPITAL STOCK

The following discussion is a summary of the terms of the capital stock of Annaly and should be read in conjunction with the section entitled “Comparison of Stockholders’ Rights.” The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to relevant provisions of the MGCL, Annaly’s charter and Annaly’s bylaws. You are urged to read those documents carefully. Copies of Annaly’s charter and Annaly’s bylaws are incorporated by reference as exhibits to the registration statement on Form S-4, of which this document forms a part, and will be sent to stockholders of MTGE upon request. See “Where to Obtain More Information.”

General

Annaly’s charter provides that the total number of shares of stock of all classes which it has the authority to issue is 2,000,000,000 shares of capital stock, par value $0.01 per share. Of these shares of capital stock, 1,909,750,000 shares are classified as shares of common stock, 12,000,000 shares are classified as shares of 7.625% Series C Cumulative Redeemable Preferred Stock (the “Annaly Series C preferred stock”), 18,400,000 shares are classified as shares of 7.50% Series D Cumulative Redeemable Preferred Stock (the “Annaly Series D preferred stock”), 11,500,000 shares are classified as shares of 7.625% Series E Cumulative Redeemable Preferred Stock (the “Annaly Series E preferred stock”), 28,800,000 shares are classified as shares of 6.95% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Annaly Series F preferred stock”) and 19,550,000 shares are classified as shares of 6.50% Series G Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Annaly Series G preferred stock”).

Annaly’s board of directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.

As of the effective time of the merger, Annaly’s board of directors will reclassify 2,200,000 shares of capital stock currently classified as common stock into 2,200,000 shares of the Annaly Series H preferred stock.

As of April 30, 2018, Annaly had 1,159,697,587 shares of common stock outstanding. In addition, as of April 30, 2018, there were 7,000,000 shares of Annaly Series C preferred stock outstanding, 18,400,000 shares of Annaly Series D preferred stock outstanding, 0 shares of Annaly Series E preferred stock outstanding, 28,800,000 shares of Annaly Series F preferred stock outstanding and 17,000,000 shares of Annaly Series G preferred stock outstanding.

All shares of Annaly common stock to be issued in connection with the offer and the merger will be duly authorized, fully paid and nonassessable. The shares of Annaly Series H preferred stock to be issued in connection with the merger will also be duly authorized, fully paid and nonassessable.

Description of Common Stock

Voting

Each of holder of shares of Annaly common stock is entitled to one vote for each share held of record on each matter submitted to a vote of common stockholders.

Annaly’s bylaws provide that annual stockholders’ meetings will be held on the date and at the time and place determined by Annaly’s board of directors, and special meetings may be called by Annaly’s board of directors, the chairman of the board of directors, the president, the chief executive officer, or generally the secretary of Annaly upon the written request of stockholders entitled to cast not less than a majority of the votes that all stockholders are entitled to cast at the meeting. Annaly’s charter may be amended if the amendment is advised by Annaly’s board of directors and approved by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote thereon.

Dividends; Liquidation; Other Rights

Common stockholders are entitled to receive dividends when authorized by Annaly’s board of directors and declared by Annaly out of legally available assets. The right of common stockholders to receive dividends is subordinate to the rights of preferred stockholders or other senior stockholders. If Annaly has a liquidation, dissolution or winding up, its common stockholders will share ratably in all of its assets remaining after the payment of all of its liabilities and the payment of all liquidation and other preference amounts to preferred stockholders and other senior stockholders. Common stockholders have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to the shares of common stock.

Classification or Reclassification of Common Stock or Preferred Stock

Annaly’s charter authorizes its board of directors to classify or reclassify any unissued shares of common or preferred stock into other classes or series of stock, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each class or series.

Description of Annaly Series H Preferred Stock

This section describes the material terms and provisions of the shares of Annaly Series H preferred stock to be issued in connection with the merger, which terms and provisions are set forth in the form of Annaly’s articles supplementary creating the Annaly Series H preferred stock and attached as Annex C to the merger agreement, which is attached as Annex A to this document, which forms a part of the registration statement on Form S-4. This summary may not contain all of the information about the Annaly Series H preferred stock that is important to you. Annaly and MTGE urge you to carefully read the full text of Annaly’s articles supplementary, because they will be the legal documents that will govern the Annaly Series H preferred stock.

General

In connection with the merger, the Annaly board of directors will designate 2,200,000 shares of Annaly Series H preferred stock. At the effective time of the merger, each outstanding share of MTGE Series A preferred stock will be automatically converted into the right to receive one newly issued share of Annaly Series H preferred stock. It is a condition to the closing of the offer that the newly issued shares of Annaly Series H preferred stock be approved for listing on the NYSE, subject to official notice of issuance. Annaly expects that the Annaly Series H preferred stock will trade on the NYSE under the ticker symbol “NLY-PrH.”

Ranking

The Annaly Series H preferred stock will rank, with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of Annaly common stock, and to any other class or series of Annaly’s capital stock expressly designated as ranking junior to the Annaly Series H preferred stock;

•	on parity with Annaly’s Series C preferred stock, Series D preferred stock, Series F preferred stock and Series G preferred stock, and with all other equity securities issued by the Annaly with terms specifically providing that those equity securities rank on a parity with the Series H preferred stock; and

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the Annaly Series H preferred stock, none of which exists on the date hereof.

The term “capital stock” does not include convertible or exchangeable debt securities, none of which is outstanding as of the date hereof, which, prior to conversion or exchange, will rank senior in right of payment to the Annaly Series H preferred stock. The Annaly Series H preferred stock will also rank junior in right of payment to Annaly’s other existing and future debt obligations.

Dividends

Subject to the preferential rights of the holders of any class or series of Annaly’s capital stock ranking senior to the Annaly Series H preferred stock with respect to dividend rights, holders of shares of the Annaly Series H preferred stock are entitled to receive, when, as and if authorized by Annaly’s board of directors and declared by Annaly out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.125% per annum of the $25.00 liquidation preference per share of the Annaly Series H preferred stock (equivalent to the fixed annual amount of $2.03125 per share of the Annaly Series H preferred stock).

Dividends on the Annaly Series H preferred stock will be payable to holders quarterly in arrears on or about the last day of March, June, September and December of each year or, if such day is not a business day, on either the immediately preceding business day or the next succeeding business day (provided no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after such date to the next succeeding business day), in each case with the same force and effect as if made on such date. The term “business day” means each day, other than a Saturday or a Sunday, which is not a legal holiday or day on which banks in the State of Maryland are authorized or required by law, regulation or executive order to close.

The amount of any dividend payable on the Annaly Series H preferred stock for any dividend period, including any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. A quarterly dividend period is the respective period commencing on, and including, the first day of January, April, July and October of each year. Dividends will be payable to holders of record as they appear in Annaly’s stock records at the close of business on the applicable record date, which shall be the first day of the calendar month (whether or not a business day) in which the applicable dividend payment date falls, or on such record date set by the Annaly board of directors not more than 30 days preceding the applicable dividend payment date.

The initial accrual and dividend payment dates for the Annaly Series H preferred stock will depend on the timing of the effective time of the merger.

Dividends on the Annaly Series H preferred stock will accrue whether or not:

•	Annaly has earnings;

•	there are funds legally available for the payment of those dividends; or

•	those dividends are declared.

Except as described in the next two paragraphs, unless full cumulative dividends on the Annaly Series H preferred stock for all past dividend periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, Annaly will not:

•	declare and pay or declare and set aside for payment of dividends, and Annaly will not declare and make any distribution of cash or other property on or with respect to any shares of Annaly common stock or shares of any other class or series of preferred stock ranking, as to dividends or upon liquidation, on parity with or junior to the Annaly Series H preferred stock, for any period; or

•	redeem, purchase or otherwise acquire for any consideration or pay or make available any monies for a sinking fund for the redemption of, any common stock or shares of any other class or series of preferred stock ranking, as to dividends or upon liquidation, on parity with or junior to the Annaly Series H preferred stock.

The foregoing sentence, however, will not prohibit:

•	the conversion into or exchange for other shares of capital stock of Annaly ranking junior to the Annaly Series H preferred stock as to dividends and upon liquidation;

•	any transfers pursuant to Annaly’s charter to the extent necessary to preserve Annaly’s qualification as a REIT as discussed under “—Restrictions on Ownership and Transfer” below;

Unless full cumulative dividends on the Annaly Series H preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any class or series of preferred stock that Annaly may issue ranking junior to the Annaly Series H preferred stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of common stock or preferred stock that Annaly may issue ranking junior to or on a parity with the Annaly Series H preferred stock as to dividends or upon liquidation. Nor shall any other distribution be declared or made upon shares of common stock or preferred stock that Annaly may issue ranking junior to or on a parity with the Annaly Series H preferred stock as to dividends or upon liquidation. In addition, any shares of our common stock or preferred stock that Annaly may issue ranking junior to or on a parity with the Annaly Series H preferred stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Annaly (except by conversion into or exchange for other capital stock that Annaly may issue ranking junior to the Annaly Series H preferred stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of the Annaly charter relating to restrictions on ownership and transfer of Annaly capital stock). When Annaly does not pay dividends in full (or set apart a sum sufficient to pay them in full) upon the Annaly Series H preferred stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Annaly Series H preferred stock, Annaly will declare any dividends upon the Annaly Series H preferred stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Annaly Series H preferred stock pro rata, so that the amount of dividends declared per share of Annaly Series H preferred stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accumulated dividends per share on the Annaly Series H preferred stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Annaly Series H preferred stock which may be in arrears.

Holders of shares of Annaly Series H preferred stock are not entitled to any dividend in excess of full cumulative dividends on the Annaly Series H preferred stock as described above. Any dividend payment made on the Annaly Series H preferred stock will first be credited against the earliest accumulated but unpaid dividends due with respect to the Series H preferred stock.

Annaly does not intend to authorize dividends on the Annaly Series H preferred stock, or pay or set apart for payment dividends on the Annaly Series H preferred stock, if the terms of any of Annaly’s agreements, including any agreements relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by Annaly’s board of directors and declared by Annaly or paid or set apart for payment if such authorization, payment or setting apart for payment is restricted or prohibited by law. Annaly does not believe that these restrictions currently have any adverse impact on its ability to pay dividends on the Annaly Series H preferred stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Annaly, before any distribution or payment shall be made to holders of shares of Annaly common stock or any other class or series of preferred stock ranking, as to liquidation rights, junior to the Annaly Series H preferred stock, holders of shares of Annaly Series H preferred stock will be entitled to be paid out of Annaly’s assets legally available for distribution to its stockholders, a liquidation preference of $25.00 per share of Annaly Series H preferred stock, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment. If, upon Annaly’s voluntary or involuntary liquidation, dissolution or winding up, Annaly’s available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Annaly Series H preferred stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on parity with the Annaly Series H preferred stock in the distribution of assets, then holders of shares of Annaly Series H preferred stock and each such other class or series of capital stock ranking will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of shares of Annaly Series H preferred stock will be entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of Annaly not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of Annaly Series H preferred stock will have no right or claim to any of Annaly’s remaining assets. Annaly’s consolidation or merger of Annaly, or a statutory share exchange, with or into any other corporation, trust or entity or of any other entity with or into Annaly, or the sale, lease, transfer or conveyance of all or substantially all of Annaly’s property or business, will not be deemed to constitute a liquidation, dissolution or winding up of Annaly.

In determining whether a distribution (other than upon liquidation, dissolution or winding up), whether by dividend, or upon redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if Annaly were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of any class or series of capital stock whose preferential rights upon dissolution are superior or prior to those receiving the distribution will not be added to Annaly’s total liabilities.

Optional Redemption

Except with respect to the special optional redemption described below and in certain limited circumstances relating to Annaly’s ability to continue to qualify as a REIT as described in “—Restrictions on Ownership and Transfer,” Annaly may not redeem shares of Annaly Series H preferred stock prior to May 22, 2019. On and after May 22, 2019, Annaly may, at its option, upon not less than 30 and not more than 60 days’ written notice, redeem the Annaly Series H preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends to, but not including, the date fixed for redemption.

If fewer than all of the outstanding shares of the Annaly Series H preferred stock are to be redeemed, Annaly will select the shares of Annaly Series H preferred stock to be redeemed pro rata (as nearly as may be practicable without creating fractional shares), or by any other equitable method that the Annaly board of directors may determine will not violate the 9.8% Annaly Series H preferred stock ownership limit. Unless full cumulative dividends on all shares of Annaly Series H preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Annaly Series H preferred stock will be redeemed, unless all outstanding shares of Annaly Series H preferred stock are simultaneously redeemed and Annaly will not purchase or otherwise acquire directly or indirectly any shares of Annaly Series H preferred stock (except by exchanging Annaly Series H preferred stock for capital stock of Annaly ranking junior to the Series H preferred stock as to dividends and upon liquidation); provided, however, that whether or not the requirements set forth above have been met, Annaly may purchase or acquire shares of Annaly Series H preferred stock (a) to the extent necessary for Annaly to preserve its REIT status for U.S. federal income tax purposes or (b) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Annaly Series H preferred stock. See “—Restrictions on Ownership and Transfer” below.

Notice of redemption will be mailed by Annaly, postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Annaly Series H preferred stock to be redeemed at their respective addresses as they appear on our stock transfer records of Annaly named in “—Transfer Agent and Registrar” below. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Annaly Series H preferred stock except as to the holder to whom notice was defective or not given. Each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Annaly Series H preferred stock to be redeemed;

•	the place or places where the certificates, if any, representing shares of Annaly Series H preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares of Annaly Series H preferred stock to be redeemed will cease to accumulate on such redemption date; and

•	whether the redemption is being effected in order for Annaly to preserve its REIT status for U.S. federal income tax purposes, is an option redemption made on or after May 22, 2019 or is a redemption in connection with a Change of Control (as defined below).

If fewer than all of the shares of Annaly Series H preferred stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Annaly Series H preferred stock held by such holder to be redeemed.

If a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, each holder of shares of the Annaly Series H preferred stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares prior to such dividend payment date. Except as described above, Annaly will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Annaly Series H preferred stock to be redeemed.

Any shares of Annaly Series H preferred stock that Annaly acquires in any manner will return to the status of authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Future debt instruments may prohibit Annaly from redeeming or otherwise repurchasing any shares of its capital stock, including the Annaly Series H preferred stock.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), Annaly may, at its option, redeem the Annaly Series H preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined in “—Conversion Rights” below), Annaly has provided notice of redemption with respect to the Annaly Series H preferred stock (whether pursuant to Annaly’s optional redemption right or its special optional redemption right), the holders of Annaly Series H preferred stock will not have the conversion right described below under “—Conversion Rights.”

Annaly will mail to each record holder of the Annaly Series H preferred stock a notice of redemption not less than 30 days nor more than 60 days before the redemption date. Annaly will send the notice to the address for each record holder of Annaly Series H preferred stock shown on its stock transfer records. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Annaly Series H preferred stock except as to the holder to whom notice was defective or not given. Each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Annaly Series H preferred stock to be redeemed;

•	the place or places where the certificates, if any, representing shares of Annaly Series H preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares of Annaly Series H preferred stock to be redeemed will cease to accumulate on such redemption date;

•	whether the redemption is being effected in order for Annaly to preserve its REIT status for U.S. federal income tax purposes, is an option redemption made on or after May 22, 2019 or is a redemption in connection with a Change of Control;

•	that the Annaly Series H preferred stock is being redeemed pursuant to Annaly’s special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

•	that the holders of the Annaly Series H preferred stock to which the notice relates will not be able to tender such Annaly Series H preferred stock for conversion in connection with the Change of Control and each share of Annaly Series H preferred stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If fewer than all of the shares of Annaly Series H preferred stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Annaly Series H preferred stock held by such holder to be redeemed.

If a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, each holder of shares of the Annaly Series H preferred stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares prior to such dividend payment date. Except as described above, Annaly will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Annaly Series H preferred stock to be redeemed.

Any shares of Annaly Series H preferred stock that Annaly acquires in any manner will return to the status of authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

A “Change of Control” is when, after the original issuance of the Annaly Series H preferred stock, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of capital stock of Annaly entitling that person to exercise more than 50% of the total voting power of all stock of Annaly entitled to vote generally in the election of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet point above, neither Annaly nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American LLC or Nasdaq or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American LLC or Nasdaq.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of Annaly Series H preferred stock will have the right, unless, prior to the Change of Control Conversion Date, Annaly has provided or provides notice of its election to redeem some or all of the Annaly Series H preferred stock as described above under “—Optional Redemption” or “—Special Optional Redemption,” to convert some or all of the Annaly Series H preferred stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Annaly common stock per share of Annaly Series H preferred stock to be converted (the “Common Stock Conversion Consideration”), which is equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of the Annaly Series H preferred stock to be converted plus the amount of any accumulated and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for an Annaly Series H preferred stock dividend payment and prior to the corresponding Annaly Series H preferred stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	a number to be determined as of the effective time of the merger (the “Share Cap”), equal to (A) 2.51004 multiplied by (B) a fraction in which (i) the numerator is equal to the sum of (x) the cash portion of the mixed consideration and (y) the product of (1) the stock portion of the mixed consideration and (2) the 10-day volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding the acceptance time, and (ii) the denominator is the 10-day volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding to the acceptance time.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of Annaly common stock to existing holders of Annaly common stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to Annaly common stock as follows: the adjusted Share Cap as the result of a Stock Split will be the number of shares of Annaly common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of Annaly common stock outstanding immediately after giving effect to such Stock Split and the denominator of which is the number of shares of Annaly common stock outstanding immediately prior to such Stock Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Annaly common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Annaly Series H preferred stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which Annaly common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Annaly Series H preferred stock will receive upon conversion of such Annaly Series H preferred stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Annaly common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”). The Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to in this prospectus supplement as the “Conversion Consideration.”

If the holders of Annaly common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of Annaly common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Annaly common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Annaly common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

Annaly will not issue fractional shares of common stock upon the conversion of the Annaly Series H preferred stock in connection with a Change of Control. Instead, Annaly will make a cash payment equal to the value of such fractional shares based on the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control. Within 15 days following the occurrence of a Change of Control, Annaly will mail to the record holders of Annaly Series H preferred stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. Annaly will send the notice to the address shown on its stock transfer records, and the notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Annaly Series H preferred stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

•	that if, prior to the Change of Control Conversion Date, Annaly has provided or provides notice of its election to redeem all or any portion of the Annaly Series H preferred stock, holders of Annaly Series H preferred stock will not be able to convert the Annaly Series H preferred stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Annaly Series H preferred stock;

•	the name and address of the paying agent, transfer agent and the conversion agent;

•	the procedures that the holders of Annaly Series H preferred stock must follow to exercise the Change of Control Conversion Right; and

•	the last date on which holders of Annaly Series H preferred stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

Annaly will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first business day following any date on which Annaly provides the notice described above to the holders of Annaly Series H preferred stock.

To exercise the Change of Control Conversion Right, the holders of Annaly Series H preferred stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Annaly Series H preferred stock to be converted, duly endorsed for transfer (or, in the case of any shares of Annaly Series H preferred stock held in book-entry form through a depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Annaly Series H preferred stock to be converted through the facilities of such depositary), together with a written conversion notice completed, to Annaly’s transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of Annaly Series H preferred stock to be converted; and

•	that the Annaly Series H preferred stock is to be converted pursuant to the applicable provisions of the Annaly charter.

The “Change of Control Conversion Date” is the date the Annaly Series H preferred stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which Annaly mails the notice described above to the holders of Annaly Series H preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of Annaly common stock is solely cash, the amount of cash consideration per share of Annaly common stock or (ii) if the consideration to be received in the Change of Control by holders of Annaly common stock is other than solely cash (x) the average of the closing sale prices per share of Annaly common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which Annaly common stock is then traded, or (y) the average of the last quoted bid prices for Annaly common stock in the over-the-counter market as reported by OTC Link LLC or a similar organization for the 10 consecutive trading days immediately preceding, but not including, the date of the Change of Control, if Annaly common stock is not then listed for trading on a U.S. securities exchange.

Holders of Annaly Series H preferred stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to Annaly’s transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Annaly Series H preferred stock;

•	if certificated Annaly Series H preferred stock has been issued, the certificate numbers of the withdrawn shares of Annaly Series H preferred stock; and

•	the number of shares of Annaly Series H preferred stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Annaly Series H preferred stock is held in book-entry from through The Depository Trust Company or a similar depositary, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company or such other depositary.

Annaly Series H preferred stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, Annaly has provided or provides notice of its election to redeem such shares of Annaly Series H preferred stock, whether pursuant to its optional redemption right or its special optional redemption right, in which case only the shares of Series H preferred stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If Annaly elects to redeem shares of Annaly Series H preferred stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Annaly Series H preferred stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of redemption, in accordance with our optional redemption right or special optional redemption right. See “—Optional Redemption” and “—Special Optional Redemption” above.

Annaly will deliver the applicable Conversion Consideration upon conversion no later than the third business day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, Annaly will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of the Annaly Series H preferred stock into shares of its common stock or other property. Notwithstanding any other provision of the Annaly Series H preferred stock, no holder of Annaly Series H preferred stock will be entitled to convert such Annaly Series H preferred stock into shares of its common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the stock ownership limits contained in Annaly’s charter, including the articles supplementary setting forth the terms of the Annaly Series H preferred stock, unless Annaly provides an exemption from the applicable limits for such holder. See “—Restrictions on Ownership and Transfer” below.

The Change of Control conversion feature may make it more difficult for a party to take over Annaly or discourage a party from taking over Annaly. Except as provided above in connection with a Change of Control, the Annaly Series H preferred stock is not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption

The Annaly Series H preferred stock has no maturity date and Annaly is not required to redeem the Annaly Series H preferred stock at any time. Accordingly, the Annaly Series H preferred stock will remain outstanding indefinitely, unless Annaly decides, at its option, to exercise its redemption right or otherwise repurchase the Annaly Series H preferred stock or, under circumstances where the holders of the Annaly Series H preferred stock have a conversion right, such holders convert the Annaly Series H preferred stock into Annaly common stock. The Annaly Series H preferred stock is not subject to any sinking fund.

Limited Voting Rights

Holders of shares of the Annaly Series H preferred stock will generally have no voting rights, except as set forth below or as otherwise required by law.

If dividends on the Annaly Series H preferred stock are in arrears for six or more quarterly periods, whether or not consecutive (a “preferred dividend default”), the number of directors constituting the board of directors will, subject to the maximum number of directors authorized under the bylaws then in effect, be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of preferred stock that Annaly may issue and upon which like voting rights have been conferred and are exercisable and with which the Annaly Series H preferred stock is entitled to vote as a class with respect to the election of those two directors) and the holders of shares of the Annaly Series H preferred stock (voting together as a single class with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors to serve on Annaly’s board of directors (the “preferred stock directors”), until all dividends accumulated for past dividend periods and the then current dividend period (if after a dividend record date and prior to the corresponding dividend payment date for the then current dividend period) with respect to the Annaly Series H preferred stock and any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable have been fully paid or declared and a sum sufficient for payment thereof is set apart for such payment. In that case, the right of holders of the Annaly Series H preferred stock to elect any directors will cease and, unless there are other classes or series of preferred stock of Annaly upon which like voting rights have been conferred and are exercisable, any directors elected by holders of the Annaly Series H preferred stock shall immediately resign and the number of directors constituting the board of directors shall be reduced accordingly. Each preferred stock director will serve until his successor is duly elected and qualified or until the director’s right to hold the office terminates, whichever occurs earlier, subject to such director’s earlier death, disqualification, resignation or removal. The election will take place at:

•	either a special meeting called upon the written request of holders of record of at least 25% of the outstanding shares of Annaly Series H preferred stock together with any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable, if this request is received more than 90 days before the date fixed for Annaly’s next annual or special meeting of stockholders or, if Annaly receives the request for a special meeting within 90 days of the date fixed for its next annual or special meeting of stockholders, at its next annual or special meeting of stockholders; and

•	each subsequent annual meeting of stockholders until all past dividends and dividends for the then current dividend period (if after a dividend record date and prior to the corresponding dividend payment date for the then current dividend period) on the Annaly Series H preferred stock and on any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable have been paid in full or declared and a sum sufficient for the payment thereof set aside for payment.

If and when all accumulated dividends on the Annaly Series H preferred stock and all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable for the past dividend periods shall have been paid in full or declared and a sum sufficient for such payment in full is set apart for payment, holders of shares of Annaly Series H preferred stock and holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and each preferred stock directors will immediately resign and the number of directors constituting the board of directors will be reduced accordingly.

Any preferred stock director elected by holders of shares of Annaly Series H preferred stock and other holders of preferred stock upon which like voting rights have been conferred and are exercisable may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Annaly Series H preferred stock and other parity preferred stock entitled to vote thereon when they have the voting rights described above (voting as a single class). So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by the preferred stock director remaining in office, or by a vote of the outstanding shares of Annaly Series H preferred stock when they have the voting rights described above (voting as a single class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable).

In addition, so long as any shares of Annaly Series H preferred stock remain outstanding, Annaly will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Annaly Series H preferred stock together with the holders of all other shares of any class or series of preferred stock ranking on parity with the Annaly Series H preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (voting as a single class):

•	authorize or create, or increase the number of authorized or issued amount of, any class or series of stock ranking senior to such Annaly Series H preferred stock with respect to payment of dividends, or the distribution of assets upon Annaly’s liquidation, dissolution or winding up, or reclassify any of Annaly’s authorized shares of capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•	amend, alter or repeal the provisions of Annaly’s charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Annaly Series H preferred stock, except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the Annaly Series H preferred stock remains outstanding with the terms of the Annaly Series H preferred stock materially unchanged (or a substantially similar security to the Series H preferred stock is issued), taking into account that Annaly may not be the surviving entity, then the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Annaly Series H preferred stock, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above.

In addition, holders of shares of Annaly Series H preferred stock will not have any voting rights with respect to any increase in the amount of the authorized preferred stock, including the Series H preferred stock, or the creation or issuance of any additional shares of Series H preferred stock or other classes or series of preferred stock that Annaly may issue, or any increase in the amount of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series H preferred stock that Annaly may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series H preferred stock.

In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, Annaly has redeemed or called for redemption upon proper procedures all outstanding shares of Annaly Series H preferred stock.

In any matter in which Annaly Series H preferred stock may vote (as expressly provided in the articles supplementary setting forth the terms of the Annaly Series H preferred stock), each share of Annaly Series H preferred stock will be entitled to one vote, except that when shares of any other class or series of preferred stock have the right to vote with the Series H preferred stock as a single class on any matter, the Series H preferred stock and the shares of such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

Information Rights

During any period in which Annaly is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Annaly Series H preferred stock are outstanding, Annaly will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Annaly Series H preferred stock, as their names and addresses appear in Annaly’s record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that Annaly would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holder or prospective holder of Annaly Series H preferred stock. Annaly will use its best efforts to mail (or otherwise provide) the information to the holders of Annaly Series H preferred stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC if Annaly were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which Annaly would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Restrictions on Ownership and Transfer

In order for Annaly to qualify as a REIT under the Code, its shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of any taxable year.

To assist Annaly in qualifying as a REIT, among other purposes, its charter prohibits anyone from acquiring or holding, directly or constructively, ownership of a number or value of shares of any class of its capital stock in excess of 9.8% of the outstanding shares. The Annaly Series H preferred stock articles supplementary will provide that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Annaly Series H preferred stock.

The consequences of attempting to own or transfer shares of Annaly common stock or capital stock in violation of the ownership restrictions are described below under “—Restrictions on Ownership and Transfer.” Those consequences also apply to any person who attempts to own, or would be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Annaly Series H preferred stock. The beneficial ownership and/or constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. See “—Restrictions on Ownership and Transfer.”

Transfer Agent and Registrar

The transfer agent and registrar for the Annaly Series H preferred stock will be Computershare.

Certain Provisions of Maryland Law and Annaly’s Charter and Bylaws

Classification of Board of Directors, Vacancies and Removal of Directors

Annaly has a classified board of directors that is divided into three classes, with terms of three years each. The number of directors in each class and the expiration of each class term are as follows:

Class I	3 Directors	Expires 2021
Class II	4 Directors	Expires 2019
Class III	4 Directors	Expires 2020

At each annual meeting of Annaly’s stockholders, successors of the class of directors whose term expires at that meeting will be elected for a three year term and until their successors are duly elected and qualify and the directors in the other two classes will continue in office. A classified board of directors may delay, defer or prevent a change in control or other transaction that might involve a premium over the then-prevailing market price for Annaly common stock or other attributes that Annaly stockholders may consider desirable. In addition, a classified board of directors could prevent stockholders who do not agree with the policies of the board of directors from replacing a majority of the board of directors for two years, except in the event of removal for cause.

Any vacancy on the board of directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority of the entire board of directors. Any individual so elected as a director shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. A director may be removed at any time only for cause upon the affirmative vote of at least a majority of the votes entitled to be cast in the election of directors. These provisions preclude stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Indemnification

Annaly’s charter and bylaws obligate Annaly to indemnify its directors and officers, including the advancement of expenses for them to the full extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Limitation of Liability

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services; or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Annaly’s charter provides for elimination of the liability of its directors and officers to Annaly or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Exclusive Forum

Annaly’s bylaws provide that unless Annaly consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Annaly, (2) any action asserting a claim of breach of any duty owed by any director or officer or other employee of Annaly to Annaly or its stockholders, (3) any action asserting a claim against Annaly or any director or officer or other employee of Annaly arising pursuant to any provision of the MGCL or the Annaly charter or Annaly bylaws, or (4) any other action asserting a claim against Annaly or any director or officer or other employee of Annaly that is governed by the internal affairs doctrine.

Maryland Business Combination Act

The MGCL establishes special requirements for “business combinations” between a Maryland corporation and an “interested stockholder” unless exemptions are applicable. An interested stockholder is any person who beneficially owns, directly or indirectly, 10% or more of the voting power of Annaly’s then-outstanding voting stock after the date on which Annaly had 100 or more beneficial owners of its stock; or is an affiliate or associate of Annaly and was the beneficial owner, directly or indirectly, of 10% or more of the voting power of Annaly’s then-outstanding stock at any time within the two-year period immediately prior to the date in question and after the date on which Annaly had 100 or more beneficial owners of its stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between Annaly and an interested stockholder unless the board of directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares; and

•	two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder or an affiliate or associate of the interested stockholder with whom (or with whose affiliate) the business combination is to be effected.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

As permitted by the MGCL, Annaly has elected not to be governed by the Maryland business combination statute. Annaly made this election by opting out of this statute in its charter. If, however, Annaly amends its charter to opt back in to the statute, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if the acquisition of Annaly would be in its stockholders’ best interests.

Maryland Control Share Acquisition Act

Maryland law provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of the other stockholders. Two-thirds of the votes entitled to be cast on the matter must vote in favor of granting the “control shares” voting rights. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock that, taken together with all other shares of stock the acquirer previously acquired or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third of all voting power;

•	one-third or more but less than a majority of all voting power; or

•	a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel the Annaly board of directors to call a special meeting of stockholders to consider the voting rights of the shares. If such a person makes no request for a meeting, Annaly has the option to present the question at any stockholders’ meeting.

If voting rights are not approved at a meeting of stockholders or the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, Annaly may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Annaly will determine the fair value of the shares, without regard to the absence of voting rights, as of the date of either:

•	the last control share acquisition; or

•	the meeting of stockholders where stockholders considered and did not approve voting rights of the control shares.

If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may obtain rights as objecting stockholders and, thereunder, exercise appraisal rights. This means that you would be able to force Annaly to redeem your stock for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters’ rights would not apply in the context of a control share acquisition. The control share acquisition statute would not apply (a) to shares acquired in a merger, consolidation or share exchange if Annaly were a party to the transaction or (b) to acquisitions approved or exempted by Annaly’s charter or bylaws. Annaly has not opted out of the Maryland Control Share Acquisition Act. The control share acquisition statute could have the effect of discouraging offers to acquire Annaly and of increasing the difficulty of consummating any such offers, even if the acquisition of Annaly would be in its stockholders’ best interests.

Restrictions on Ownership and Transfer

To assist Annaly in qualifying as a REIT, among other purposes, its charter prohibits anyone from acquiring or holding, directly or constructively, ownership of a number or value of shares of any class of its capital stock in excess of 9.8% of the outstanding shares. For this purpose, the term “ownership” generally means either direct ownership or constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Code, as modified in Section 856(h) of the Code.

The constructive ownership provisions of Section 544 of the Code generally (a) attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries; (b) attribute ownership of securities owned by family members to other members of the same family; and (c) set forth rules for attributing securities constructively owned by one person to another person. To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owning not only shares of capital stock actually owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit.

Any transfer of shares of capital stock that would cause Annaly to be disqualified as a REIT or that would (a) create a direct or constructive ownership of shares of capital stock in excess of the 9.8% ownership limit, or (b) result in the shares of capital stock being beneficially owned (within the meaning of Section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), (c) result in us being “closely held” within the meaning of Section 856(h) of the Code or (d) otherwise failing to qualify as a REIT, will be null and void, and the intended transferee (the “purported transferee”) will acquire no rights to those shares. These restrictions on transferability and ownership will not apply if the Annaly board of directors determines that it is no longer in Annaly’s best interests to continue to qualify as a REIT.

Any purported transfer of shares of capital stock that would result in a purported transferee owning (directly or constructively) shares of capital stock in excess of the 9.8% ownership limit due to the unenforceability of the transfer restrictions described above will constitute “excess securities.” Excess securities will be transferred by operation of law to a trust that Annaly will establish for the exclusive benefit of a charitable organization, until such time as the trustee of the trust retransfers the excess securities. The trustee will be a banking institution designated by Annaly that is not affiliated with the purported transferee or Annaly. While the excess securities are held in trust, the purported transferee will not be entitled to vote or to share in any dividends or other distributions with respect to the securities. Subject to the 9.8% ownership limit, excess securities may be transferred by the trust to any person (if such transfer would not result in excess securities). Upon such a transfer, the purported transferee shall receive a price for such excess securities equal to the lesser of (i) the price per share such purported transferee paid in the transfer that resulted in the excess securities (or, if the purported transferee did not give value for such excess securities (such as through a gift, devise or other transaction), a price per share equal to the market price (as defined in Annaly’s charter) for the excess securities on the date of the purported transfer that resulted in the excess securities), or (ii) the price per share for the excess securities received by the trust from the sale or other disposition of the excess securities to the new owner, at which point the excess securities will automatically cease to be excess securities.

Upon a purported transfer of excess securities, the purported transferee will cease to be entitled to distributions, voting rights and other benefits with respect to the shares of capital stock except the right to payment of the purchase price for the shares of capital stock on the retransfer of securities as provided above. Any dividend or distribution paid to a purported transferee on excess securities prior to Annaly’s discovery that shares of capital stock have been transferred in violation of its charter, shall be paid to the trust. If these transfer restrictions are determined to be void, invalid or unenforceable by a court of competent jurisdiction, then the purported transferee of any excess securities may be deemed, at Annaly’s option, to have acted as an agent on Annaly’s behalf in acquiring the excess securities and to hold the excess securities on its behalf. All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

Any person who acquires shares in violation of Annaly’s charter, or any person who is a purported transferee, such that excess securities results, must immediately give written notice or, in the event of a proposed or attempted transfer that would be void as set forth above, give at least 15 days’ prior written notice to Annaly of such event and shall provide Annaly such other information as Annaly may request in order to determine the effect, if any, of the transfer on Annaly’s qualification as a REIT. In addition, every record owner of more than 5.0% (during any period in which the number of record stockholders is 2,000 or more) or 1.0% (during any period in which the number of record stockholders is greater than 200 but less than 2,000) or 0.5% (during any period in which the number of record stockholders is 200 or less) of the number or value of Annaly’s outstanding shares of capital stock must send Annaly an annual written notice by January 30 stating the name and address of the record owner and the number of shares held and describing how the shares are held. Further, each stockholder is required to disclose to Annaly in writing information with respect to the direct and constructive ownership of shares as Annaly may reasonably request in order to comply with the REIT provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Annaly’s board of directors may increase or decrease the 9.8% ownership limit unless, after giving effect to any increased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 50% in value of the shares of our stock then outstanding. In addition, to the extent consistent with the REIT provisions of the Code, the board of directors may, upon receipt of a ruling from the Internal Revenue Service or an opinion of Annaly’s tax advisor or other documents or evidence satisfactory to the board of directors and upon such other conditions as the board of directors may direct, waive the 9.8% ownership limit for a purchaser of Annaly stock.

The provisions described above may inhibit market activity and may delay, defer or prevent a change in control or other transaction and the resulting opportunity for the holders of Annaly capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make Annaly an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of any class or series of Annaly’s capital stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the offer and the merger, holders of MTGE common stock will become holders of Annaly common stock. Both Annaly and MTGE are Maryland corporations and are governed by the MGCL. The differences between the rights of the stockholders of Annaly and the current rights of the stockholders of MTGE arise primarily from differences in their respective constituent documents.

The following is a summary of the material differences between the current rights of holders of MTGE common stock and the current rights of holders of Annaly common stock under Maryland law and their respective constituent documents. It is not a complete statement of the provisions affecting, and the differences between, the rights of Annaly and MTGE common stockholders. This summary is qualified in its entirety by reference to Maryland law and Annaly’s and MTGE’s respective constituent documents. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

	MTGE	Annaly
Authorized Capital Stock	The authorized capital stock of MTGE currently consists of 350,000,000 shares of stock, consisting of 300,000,000 shares of MTGE common stock and 50,000,000 shares of preferred stock, $0.01 par value per share. Of these shares of preferred stock, 2,300,000 shares are classified as 8.125% Series A Cumulative Redeemable Preferred Stock.	The authorized capital stock of Annaly currently consists of 2,000,000,000 shares of capital stock, par value $0.01 per share. Of these shares of capital stock 1,909,750,000 shares are classified as shares of common stock, 12,000,000 shares are classified as shares of 7.65% Series C Cumulative Redeemable Preferred Stock, 18,400,000 shares are classified as shares of 7.50% Series D Cumulative Redeemable Preferred Stock, 11,500,000 shares are classified as shares of 7.625% Series E Cumulative Redeemable Preferred Stock, 28,800,000 shares are classified as shares of 6.95% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock and 19,550,000 shares are classified as shares of 6.50% Series G Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock.

Number of Directors and Size of Board	The MTGE charter provides that the size of the board may be increased or decreased pursuant to the bylaws, but shall never be less than the minimum number required by the MGCL. MTGE’s bylaws authorize a majority of the entire board of directors to set the number of directors, provided that, the number may not be less than the minimum required by the MGCL, which is one, or more than 15 and further provided that the number of directors shall not be increased by	The Annaly charter provides that the size of the board may be increased or decreased pursuant to the bylaws. Annaly’s bylaws authorize the board of directors to set the number of directors, provided that, unless the bylaws are amended the number may not be less than the minimum required by the MGCL, which is one, or more than 15.

	MTGE	Annaly
fifty percent or more in any twelve-month period without the approval of at least sixty-six percent of the entire board of directors.

	MTGE’s board of directors currently consists of three directors.	Annaly’s board of directors currently consists of 11 directors.

Term of Directors	MTGE’s directors are elected annually and serve until the next annual meeting of stockholders and until their successors are duly elected and qualify.	Annaly’s directors serve for three-year terms and until their successors are duly elected and qualify. The directors are divided into three classes, and the terms of one class of directors expire each year.

Election of Directors	MTGE’s charter does not provide for cumulative voting in the election of directors and MTGE’s bylaws provide that a nominee for director may only be elected upon receipt of a majority of all votes cast for and against such nominee, except in a contested election, in which case a nominee for director may be elected by a plurality of the votes cast.	Annaly’s charter does not provide for cumulative voting in the election of directors and Annaly’s bylaws provide that a nominee for director may only be elected upon receipt of a majority of the total votes cast for and against such nominee, except in a contested election, in which case a nominee for director may be elected by a plurality of the votes cast.

Removal of Directors	MTGE’s charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in MTGE’s charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.	Because Annaly has a classified board of directors, pursuant to the MGCL, Annaly directors may only be removed for cause, and then only by the affirmative vote of the holders of a majority of the votes entitled to be cast generally in the election of directors.

Vacancies	Subject to the terms of any class or series of preferred stock, vacancies on the MTGE board may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.	The Annaly bylaws provide that any vacancy on the board of directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority of the entire board of directors. Any individual so elected as a director will serve until the next annual meeting of Annaly

	MTGE	Annaly
stockholders and until his or her successor is duly elected and qualifies.

Special Stockholders’ Meetings	The MTGE bylaws provide that special meetings of MTGE stockholders may be called by the chairman of the board of directors, the chief executive officer or the board of directors, or by the secretary upon the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.	The Annaly bylaws provide that special meetings of Annaly stockholders may be called by the chairman of the board of directors, the president, the chief executive officer or the board of directors, or by the secretary upon the request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting.

Advance Notice Requirements of Stockholder Nominations and Proposals

The MTGE bylaws provide that nominations of individuals for election to the board and for the proposal of other business to be properly brought before an annual meeting, the stockholder must (1) be a stockholder of record at the time of giving of notice by the stockholder and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws, and (2) deliver notice to the secretary of MTGE not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced or delayed more than 30 days from the first anniversary of the preceding year’s annual meeting, notice must be delivered not earlier than the 150th day prior to the date of the annual meeting and not later than the later of the 120th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The MTGE bylaws provide that only the business specified in the notice of the meeting may be brought before a special meeting of stockholders. Stockholder nominations of individuals for election to the board of

The Annaly bylaws provide that nominations of individuals for election to the board and for the proposal of other business to be properly brought before an annual meeting, the stockholder must (1) be a stockholder of record at the record date for the meeting, at the time of giving of notice by the stockholder and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws, and (2) deliver notice to the secretary of Annaly not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced or delayed more than 30 days from the first anniversary of the preceding year’s annual meeting, notice must be delivered not earlier than the 150th day prior to the date of the annual meeting and not later than the later of the 120th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The Annaly bylaws provide that only the business specified in the notice of the meeting may be brought before a special meeting of stockholders.

	MTGE	Annaly
	directors may be made at a special meeting, provided a special meeting has been called for purposes of electing directors, by a stockholder who (1) is a stockholder of record at the time of giving notice by the stockholder and at the time of the meeting, is entitled to vote at the meeting and has complied with the advance notice procedures of the bylaws, and (2) delivers notice to the secretary of MTGE not earlier than the 120th day prior to such special meeting and not later than the later of the 90th day prior to the special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.	Stockholder nominations of individuals for election to the board of directors may be made at a special meeting by a stockholder who has requested that a special meeting for the purpose of electing directors in accordance with Annaly’s bylaws, or provided a special meeting has been called for purposes of electing directors, by a stockholder who (1) is a stockholder of record at the record date for the meeting, at the time of giving notice by the stockholder and at the time of the meeting (and any postponement or adjournment thereof), is entitled to vote at the meeting and has complied with the advance notice procedures of the bylaws, and (2) delivers notice to the secretary of Annaly not earlier than the 120th day prior to such special meeting and not later than the later of the 90th day prior to the special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

Stockholder Action by Written Consent	Under the MGCL, MTGE common stockholders may only act by written consent if such written consent is unanimous.	Under the MGCL, Annaly common stockholders may only act by written consent if such written consent is unanimous.

Amendment of Governing Documents	Except for amendments to the provisions of MTGE charter relating to the removal of a director, and amendments to the vote required to amend these provisions (each of which must be advised by the board and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter) and provisions only requiring the approval of the board, the MTGE charter generally may be amended only if the amendment is first advised by the board and thereafter approved by the affirmative vote of stockholders	The Annaly charter generally provides that an amendment to the Annaly charter must be approved by Annaly stockholders by the affirmative vote of the holders of a majority of the total number shares of all classes outstanding and entitled to vote thereon. The Annaly charter does not provide the Annaly board of directors with the power to amend the Annaly charter, without a stockholder vote, to increase or decrease the aggregate number of shares of stock that Annaly is authorized to issue or the number of shares of stock of any class or series that Annaly is authorized to issue.

	MTGE	Annaly
entitled to cast a majority of all of the votes entitled to be cast on the matter. As permitted under the MGCL, the MTGE charter provides that the MTGE board of directors, with the approval of a majority of the entire board, and without action by the stockholders, may amend the MTGE charter to increase or decrease the aggregate number of shares of stock that the corporation is authorized to issue or the number of shares of stock of any class or series that the corporation is authorized to issue.

The MTGE bylaws provide that the MTGE bylaws may be amended, altered or repealed and new bylaws may be adopted, either by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast at any annual meeting or special meeting called for such purpose, or by a majority of the board of directors.

The Annaly bylaws provide that the Annaly bylaws may be amended, altered, repealed or replaced and new bylaws may be adopted, either by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast at any duly organized annual or special meeting, or by a majority of the board of directors, including a majority of Annaly’s independent directors in office at any regular or special meeting of the board of directors.

Approval of Extraordinary Transactions	Under the MGCL, a Maryland corporation generally cannot merge, convert, sell all or substantially all of its assets or engage in a statutory share exchange, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The MTGE charter provides for the approval of these matters by a majority of all the votes entitled to be cast on these matters.	Under the MGCL, a Maryland corporation generally cannot merge, convert, sell all or substantially all of its assets or engage in a statutory share exchange, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The Annaly charter provides for the approval of these matters by a majority of all the votes entitled to be cast on these matters.

Ownership and Transfer Restrictions	Except with regard to persons exempted by the MTGE board of	Except with regard to persons exempted by the Annaly board of

	MTGE	Annaly
	directors from the ownership and transfer restrictions of the MTGE charter, no person may beneficially or constructively own more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding MTGE common stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of all classes or series of MTGE capital stock.	directors from the ownership and transfer restrictions of the Annaly charter, no person may beneficially or constructively own more than 9.8% (in number or value of shares) of any class of Annaly capital stock.

Maryland Business Combination Act	Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the	As permitted by the MGCL, Annaly has elected in its charter not to be governed by the Maryland Business Combination Act.

	MTGE	Annaly

corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board of directors.

Pursuant to the statute, the MTGE board of directors has adopted a resolution exempting from the business combination provisions: (i) any business combination between MTGE and Annaly and the Offeror, (ii) any business combination between MTGE and any other person, provided that the business combination is first approved by a majority of the directors of MTGE (including a majority of the directors who are not affiliates or associates of such person) and (iii) any person acting in concert with any of the foregoing; consequently, these provisions will not apply to the offer or the merger.

Maryland Control Share Acquisition Act	The MTGE bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of MTGE stock.	The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors other than the person who has made or proposes to make the control share acquisition, an officer of the corporation or an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of

MTGE	Annaly

stock that, taken together with all other voting shares of stock the acquirer previously acquired or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•  one-tenth or more but less than one-third of all voting power;

•  one-third or more but less than a majority of all voting power; or

•  a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), such person may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If such a person makes no request for a meeting, the corporation has the option to present the question at any stockholders’ meeting.

If voting rights are not approved at a meeting of stockholders or the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously

	MTGE	Annaly

been approved) for fair value. The corporation will determine the fair value of the shares, without regard to the absence of voting rights, as of the date of either:

•  the last control share acquisition; or

•  the meeting of stockholders where stockholders considered and did not approve voting rights of the control shares.

If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may obtain rights as objecting stockholders and, thereunder, exercise appraisal rights. This means that stockholder would be able to force Annaly to redeem its stock for fair value. Under the MGCL, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters’ rights would not apply in the context of a control share acquisition. The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if the corporation were a party to the transaction.

Annaly has not opted out of the Maryland Control Share Acquisition Act.

Limitation of Liability and Indemnification of Directors and Officers	The MTGE charter provides for elimination of the liability of its directors and officers to MTGE or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time. The MGCL permits a Maryland corporation to limit the liability of its directors and officers to the corporation and its stockholders for	The Annaly charter provides for elimination of the liability of its directors and officers to Annaly or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time. The MGCL permits a Maryland corporation to limit the liability of its directors and officers to the corporation and its stockholders for

MTGE	Annaly

money damages except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated at the proceeding.

The MTGE charter authorizes MTGE and the MTGE bylaws obligate MTGE to indemnify its directors and officers, including the advancement of expenses, to the full extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of such person’s good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by such person or on his money damages except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated at the proceeding.

The Annaly charter and bylaws obligate Annaly to indemnify its directors and officers, including the advancement of expenses, to the full extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of such person’s good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by such person or on his

	MTGE	Annaly
	or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.	or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Exclusive Forum Provision

MTGE’s bylaws provide that unless MTGE consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of MTGE, (2) any action asserting a claim of breach of any duty owed by a director or officer or other employee of MTGE to MTGE or its stockholders, (3) any action asserting a claim against MTGE or any director or officer or other employee of MTGE arising pursuant to any provision of the MGCL or the MTGE charter or MTGE bylaws, or (4) any other action asserting a claim against MTGE or any director or officer or other employee of MTGE that is governed by the internal affairs doctrine.

Annaly’s bylaws provide that unless Annaly consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Annaly, (2) any action asserting a claim of breach of any duty owed by an director or officer or other employee of Annaly to Annaly or its stockholders, (3) any action asserting a claim against Annaly or any director or officer or other employee of Annaly arising pursuant to any provision of the MGCL or the Annaly charter or Annaly bylaws, or (4) any other action asserting a claim against Annaly or any director or officer or other employee of Annaly that is governed by the internal affairs doctrine.

LEGAL MATTERS

Certain matters relating to the issuance of shares of Annaly common stock and Annaly preferred stock will be passed upon for Annaly by DLA Piper LLP (US).

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited Annaly’s consolidated financial statements included in Annaly’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Annaly’s internal control over financial reporting as of December 31, 2017 as set forth in their reports, which are incorporated by reference in this document. Annaly’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, an independent registered public accounting firm, has audited MTGE’s consolidated financial statements included in MTGE’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of MTGE’s internal control over financial reporting as of December 31, 2017 as set forth in their reports, which are incorporated by reference in this document. MTGE’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE TO OBTAIN MORE INFORMATION

Annaly and MTGE file annual, quarterly and current reports, proxy statements and other information with the SEC. MTGE stockholders may read and copy any reports, statements or other information that Annaly or MTGE file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Annaly’s and MTGE’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.

Annaly has filed a registration statement on Form S-4 with the SEC to register the offer and sale of shares of Annaly common stock to be issued in the offer and the merger and shares of Annaly preferred stock to be issued in the merger. This document is a part of that registration statement. Annaly may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which document is a part, Annaly and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer. Annaly and the Offeror may file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. Copies of the Form S-4 and the Schedule TO (and any amendments to those documents) may be obtained by contacting the information agent as directed elsewhere in this document.

The SEC allows Annaly to incorporate information into this document “by reference,” which means that Annaly and the Offeror can disclose important information to MTGE stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This document incorporates by reference the documents and information set forth below that Annaly and MTGE have previously filed with the SEC. These documents contain important information about Annaly and MTGE and their financial conditions.

Annaly Filings:

Annaly Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2017, as filed with the SEC on February 16, 2018

Quarterly Reports on Form 10-Q	Fiscal quarter ended March 31, 2018, as filed with the SEC on May 3, 2018

Definitive Proxy Statement on Schedule 14A	Filed with the SEC on April 10, 2018

The description of Annaly common stock set forth or incorporated by reference in Annaly’s Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description.	Filed with the SEC on October 6, 1997

The description of Annaly Series C Preferred Stock set forth or incorporated by reference in Annaly’s Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description.	Filed with the SEC on May 16, 2012

Annaly Information Incorporated by Reference	Period Covered or Date of Filing

The description of Annaly Series D Preferred Stock set forth or incorporated by reference in Annaly’s Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description.	Filed with the SEC on September 13, 2012

The description of Annaly Series F Preferred Stock set forth or incorporated by reference in Annaly’s Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description	Filed with the SEC on July 27, 2017

The description of Annaly Series G Preferred Stock set forth or incorporated by reference in Annaly’s Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description	Filed with the SEC on January 10, 2018

Current Reports on Form 8-K	Filed on: • January 3, 2018 • January 9, 2018 • January 12, 2018 • May 2, 2018 • May 3, 2018

MTGE Filings:

MTGE Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2017, as filed with the SEC on February 27, 2018

Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2018, as filed with the SEC on May 10, 2018

Definitive Proxy Statement on Schedule 14A	Filed with the SEC on March 22, 2018

The description of MTGE’s common stock set forth or incorporated by reference in MTGE’s Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description.	Filed with the SEC on August 1, 2011

The description of MTGE Series A preferred stock set forth or incorporated by reference in MTGE’s Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description.	Filed with the SEC on May 16, 2014

MTGE Information Incorporated by Reference	Period Covered or Date of Filing

Current Reports on Form 8-K	• February 13, 2018 • May 2, 2018 • May 3, 2018

Annaly also hereby incorporates by reference any additional documents that either it or MTGE may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document until the termination of the offering. Such additional documents, however, are not automatically incorporated by reference into the Schedule TO. Annaly will file amendments to the Schedule TO, to the extent required, specifically to include information that is filed from the date of this document and incorporated by reference herein. Nothing in this document shall be deemed to incorporate information furnished but not filed with the SEC or the contents of Annaly’s and MTGE’s websites.

MTGE stockholders may obtain any of these documents without charge upon request to the information agent, D.F. King & Co., Inc., the information agent, at (800) 669-5550 (toll free for all stockholders) or (212) 269-5550 (banks and brokers), or from the SEC at the SEC’s website at www.sec.gov.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ANNALY CAPITAL MANAGEMENT, INC.

MOUNTAIN MERGER SUB CORPORATION

AND

MTGE INVESTMENT CORP.

DATED AS OF

MAY 2, 2018

A-i

(continued)

A-ii

(continued)

A-iii

Page
10.10	Waiver of Jury Trial	A-62

10.11	Assignment	A-62

10.12	Enforcement; Remedies	A-62

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 2, 2018, is by and among ANNALY CAPITAL MANAGEMENT, INC., a Maryland corporation (“Parent”), MOUNTAIN MERGER SUB CORPORATION, a Maryland corporation and a wholly owned subsidiary of Parent (“Purchaser”), and MTGE INVESTMENT CORP., a Maryland corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement. Parent, Purchaser and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and Parent are Maryland corporations operating as real estate investment trusts for U.S. federal income tax purposes;

WHEREAS, on the terms and subject to the conditions set forth herein, Purchaser has agreed to commence an exchange offer (the “Offer”) to acquire any (subject to the Minimum Condition) and all of the outstanding shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock” or, such shares, “Company Shares”) for the consideration and upon the terms and subject to the conditions set forth herein;

WHEREAS, following the consummation of the Offer, the Parties intend that the Company will be merged with and into Purchaser, with Purchaser being the surviving corporation of such merger (the “Merger”), without the approval of the Company’s stockholders in accordance with Section 3-106.1 of the Maryland General Corporation Law (the “MGCL”), on the terms and subject to the conditions set forth in this Agreement, and the Merger shall be governed by and effected pursuant to Section 3-106.1 of the MGCL;

WHEREAS, the Parties intend that the Offer and the Merger, taken together, will qualify as a “reorganization” under Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code and within the meaning of Section 1.368-2(g) of the Treasury Regulations;

WHEREAS, in connection with the Merger, (a) each Company Share issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) will be automatically converted into the right to receive the Common Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the MGCL, and (b) each Company Preferred Share issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Preferred Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the MGCL;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”), acting upon the unanimous recommendation of the special committee of independent, disinterested directors of the Company (the “Company Special Committee”) formed for the purpose of, among other things, evaluating and making a recommendation to the Company Board of Directors with respect to this Agreement and the transactions contemplated hereby (the “Transactions”), has (i) determined that the terms of this Agreement and the Transactions, including the Offer, the Merger and the issuance of shares of Parent Common Stock in connection therewith, are in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) declared the Offer, the Merger and the other Transactions advisable, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer (including such Company Special Committee recommendation, the “Company Board Recommendation”);

WHEREAS, the respective boards of directors of Parent and Purchaser have unanimously approved and declared advisable this Agreement, the Offer, the Merger, the issuance of shares of Parent Common Stock and Parent Series H Preferred Stock in connection therewith and the other Transactions upon the terms and subject to the conditions contained herein; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribe various terms of and conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

1.1 The Offer.

(a) Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been terminated pursuant to Article IX and that the Company shall have complied with its obligations under this Section 1.1 and Section 1.2, as promptly as practicable after the date hereof (but in no event more than ten (10) business days thereafter), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. In the Offer, each Company Share accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive, at the election of the holder: (i) $19.65 in cash (the “Cash Consideration”), (ii) 1.9037 shares of Parent Common Stock (the “Stock Consideration”), or (iii) $9.82 in cash and 0.9519 shares of Parent Common Stock (the “Mixed Consideration”) (each of the Cash Consideration, Stock Consideration and Mixed Consideration, as applicable, the “Offer Consideration”), in each case subject to proration as set forth in Section 1.1(c) and the other provisions of this Article I. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the holders of Company Shares as and to the extent required by the Exchange Act. The Offer to Purchase will contain the terms and conditions set forth in this Agreement and in Annex B. Each of Parent and Purchaser shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject only to:

(i) the condition that, prior to the expiration of the Offer, there being validly tendered (excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the depositary for the Offer) and not validly withdrawn in accordance with the terms of the Offer a number of Company Shares that, together with the Company Shares then owned by Parent and Purchaser (if any), represents at least a majority of all then-outstanding Company Shares (the “Minimum Condition”); and

(ii) the other conditions set forth in Annex B.

(b) Purchaser expressly reserves the right to waive or modify any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company, in its sole discretion, Purchaser may not (and Parent shall not permit Purchaser to) (i) waive any of the conditions set forth in clauses (A), (B), (C), (D), (E)(5)(ii), (E)(6)(i), (G)(1), (G)(2) or (G)(3) of Annex B (provided that Parent shall (and shall cause Purchaser to) waive any of the conditions set forth in clauses (E)(5)(ii), (E)(6)(i), (G)(1), (G)(2) or (G)(3) of Annex B upon the written request of the Company), or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the amount of consideration in the Offer or the number of Company Shares sought in the Offer (unless an appropriate adjustment is made pursuant to Section 1.1(d)), (C) extends the Offer, other than in a manner required or permitted by the provisions of Section 1.1(e), (D) imposes conditions to the Offer other than those set forth in Annex B, or (E) amends or modifies any other term of, or condition to, the Offer in any manner that is adverse or would reasonably be expected to be adverse to the holders of Company Shares in their capacities as such.

(c) Elections; Proration; Fractional Shares.

(i) Subject to the other provisions of this Section 1.1(c), each holder of Company Shares validly tendered in the Offer shall be entitled to elect (1) the number of Company Shares which such holder desires to exchange for the right to receive the Mixed Consideration (a “Mixed Election,” and such shares, the “Mixed Election Shares”), (2) the number of Company Shares which such holder desires to exchange for the right to receive the Cash Consideration (a “Cash Election,” and such shares, the “Cash Election Shares”), and (3) the number of Company Shares which such holder desires to exchange for the right to receive the Stock Consideration (a “Stock Election,” and such shares, the “Stock Election Shares”). Any Cash Election, Stock Election or Mixed Election shall be referred to herein as an “Election,” and shall be made on a form for that purpose prepared by Parent that is reasonably acceptable to the Company (a “Form of Election in Offer”), included as part of the letter(s) of election and transmittal accompanying the Offer. Holders of record of Company Shares who hold such Company Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election in Offer on behalf of their respective beneficial holders.

(ii) Any Election pursuant to the Offer shall have been properly made only if the depositary for the Offer shall have actually received a properly completed Form of Election in Offer by the expiration date of the Offer. Any Form of Election in Offer may be revoked or changed by the authorized Person properly submitting such Form of Election in Offer, by written notice received by the depositary for the Offer prior to the expiration date of the Offer. In the event an Election is revoked prior to the expiration date of the Offer, the Company Shares represented by such Form of Election in Offer shall become Mixed Election Shares (to the extent such Company Shares remain tendered in the Offer and are not validly withdrawn from the Offer), except to the extent a subsequent election is properly made with respect to any or all of such Company Shares prior to the expiration date of the Offer. Subject to the terms of this Agreement and of the Form of Election in Offer, the depositary for the Offer shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Form of Election in Offer, and any good-faith decisions of the depositary for the Offer regarding such matters shall be binding and conclusive. None of Parent, Purchaser, the Company or the depositary for the Offer shall be under any obligation to notify any Person of any defect in a Form of Election in Offer.

(iii) Notwithstanding any other provision contained in this Agreement, the Cash Elections and the Stock Elections shall be subject to proration as described in this Section 1.1(c).

(1) The maximum number of Company Shares validly tendered and not validly withdrawn in the Offer which shall be eligible to receive the Cash Consideration shall equal 50% of the aggregate number of Company Shares tendered in the Offer (and not validly withdrawn) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Cash Shares in Offer”).

(2) If the total number of Cash Election Shares validly tendered and not validly withdrawn in the Offer exceeds the Maximum Cash Shares in Offer, such Cash Elections shall be subject to proration as follows: for each such Cash Election, the number of Company Shares that shall be exchanged for the right to receive the Cash Consideration shall be (A) the total number of Cash Election Shares validly tendered and not validly withdrawn in the Offer multiplied by (B) the Offer Cash Proration Factor, rounded down to the nearest Company Share. The “Offer Cash Proration Factor” means a fraction (x) the numerator of which shall be the

Maximum Cash Shares in Offer and (y) the denominator of which shall be the total number of Cash Election Shares validly tendered and not withdrawn in the Offer. The Cash Election Shares validly tendered and not validly withdrawn in the Offer that are not exchanged for the right to receive the Cash Consideration in accordance with this Section 1.1(c)(iii)(2) shall instead be exchanged for the right to receive the Stock Consideration.

(3) The maximum number of Company Shares validly tendered and not validly withdrawn in the Offer which shall be eligible to receive the Stock Consideration shall equal 50% of the aggregate number of Company Shares tendered in the Offer (and not validly withdrawn) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Stock Shares in Offer”).

(4) If the total number of Stock Election Shares validly tendered and not validly withdrawn in the Offer exceeds the Maximum Stock Shares in Offer, such Stock Elections shall be subject to proration as follows: for each such Stock Election, the number of Company Shares that shall be exchanged for the right to receive the Stock Consideration shall be (A) the total number of Stock Election Shares validly tendered and not validly withdrawn in the Offer multiplied by (B) the Offer Stock Proration Factor, rounded down to the nearest Company Share. The “Offer Stock Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Stock Shares in Offer and (y) the denominator of which shall be the total number of Stock Election Shares validly tendered and not withdrawn in the Offer. The Stock Election Shares validly tendered and not validly withdrawn in the Offer that are not exchanged for the right to receive the Stock Consideration in accordance with this Section 1.1(c)(iii)(4) shall instead be exchanged for the right to receive the Cash Consideration.

(iv) All prorations resulting from either Section 1.1(c)(iii)(2) or Section 1.1(c)(iii)(4) shall be applied on a pro rata basis, such that each holder of Company Shares who validly tenders Cash Election Shares or Stock Election Shares, as applicable, bears its proportionate share of the proration, based on a percentage of the total Cash Election Shares or Stock Election Shares, as applicable, validly tendered in the Offer (and not validly withdrawn) by such holder of Company Shares bears to all Cash Election Shares or Stock Election Shares, as applicable, validly tendered in the Offer (and not validly withdrawn) by all holders of Company Shares.

(v) Each Company Share validly tendered into the Offer (and not validly withdrawn) but which is not the subject of a valid Election (a “No Election Share”) received prior to the expiration of the Offer shall be deemed to be a Mixed Election Share. In no event shall any Mixed Election Shares or No Election Shares be subject to proration pursuant to Section 1.1(c)(iii)(2) or Section 1.1(c)(iii)(4).

(vi) In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Offer, each holder of Company Shares who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all Company Shares validly tendered in the Offer (and not validly withdrawn) by such holder) will be paid an amount in cash (without interest) equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest cent.

(d) Adjustments to the Offer. The Mixed Consideration, the Cash Consideration, the Stock Consideration, the Maximum Cash Shares in Offer, the Offer Cash Proration Factor, the Maximum Stock Shares in Offer and the Offer Stock Proration Factor shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares or shares of Parent Common Stock outstanding after the date hereof and prior to Purchaser’s acceptance for payment of, and payment for, Company Shares that are validly tendered pursuant to the Offer. Nothing in this Section 1.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at 5:00 p.m., Eastern Time, on the twenty-third (23rd) business day (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 1.1(e)(i) or anything to the contrary set forth in this Agreement:

(A) Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for any period required by any Law, or any rule, regulation, interpretation or position of the SEC or its staff or of the NYSE or NASDAQ, in any such case, which is applicable to the Offer or the Merger, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer Documents or the Form S-4;

(B) in the event that any of the conditions to the Offer (other than the Minimum Condition) have not been satisfied or waived as of any then-scheduled expiration of the Offer, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for one or more consecutive increments of not more than ten (10) business days each (or for such longer period as may be agreed by the Company) in order to permit the satisfaction of such conditions to the Offer (other than the Minimum Condition);

(C) if as of any then-scheduled expiration of the Offer each condition to the Offer (other than the Minimum Condition and those conditions that by their nature are to be satisfied by action to be taken at the relevant expiration date of the Offer) shall have been satisfied or waived and the Minimum Condition shall not have been satisfied, Purchaser may, and, at the written request of the Company, Purchaser shall (and Parent shall cause Purchaser to), extend the Offer for one or more consecutive increments of ten (10) business days each (or for such shorter or longer period as may be agreed by the Company); provided, that in no event shall Purchaser be required to extend the expiration date of the Offer more than two times pursuant to this clause (C); and

(D) Purchaser may extend the Offer for any period necessary to satisfy the notice requirements contained in Section 3-106.1(e)(1) of the MGCL (the “Maryland Short Form Merger Notice”);

provided, however, that (1) any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Article IX (subject, in the case of Section 9.1(h), to Purchaser’s rights and obligations to extend the Offer pursuant to this Section 1.1(e)(ii)), and (2) Purchaser shall not be required to extend the Offer beyond the Outside Date.

(iii) Neither Parent nor Purchaser shall extend the Offer or provide a “subsequent offering period” (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in any manner other than pursuant to and in accordance with the provisions of Section 1.1(e)(ii) without the prior written consent of the Company.

(iv) Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Purchaser shall (and Parent shall cause Purchaser to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) business day) after such termination of this Agreement.

(f) Payment for Company Shares. On the terms of and subject to the conditions set forth in this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 1.1(e)(ii)) (or, at Parent’s election, concurrently with the expiration of the Offer if all conditions to the Offer have been satisfied or waived) (such time of acceptance, the “Acceptance Time”). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent Common Stock necessary to pay for any Company Shares that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not accept for payment, or pay for, any Company Shares if, as a result, Purchaser would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The consideration in the Offer payable in respect of each Company Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash or shares of Parent Common Stock, as applicable, without interest and subject to reduction for any applicable withholding Taxes payable in respect thereof. The Company shall register (and shall use its reasonable best efforts to cause its transfer agent to register) the transfer of Company Shares accepted for payment immediately after the Acceptance Time (such registration to be effective as of the Acceptance Time).

(g) Schedule TO; Offer Documents; Form S-4.

(i) As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Purchaser shall:

(1) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter(s) of election and transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(2) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(3) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(4) subject to the Company’s compliance with Section 1.2, cause the Offer Documents to be disseminated to all holders of Company Shares as and to the extent required by the Exchange Act; and

(5) cause the Maryland Short Form Merger Notice to be given to all holders of Company Shares with the Offer Documents, unless the Maryland Short Form Merger Notice has been disseminated to all holders of Company Shares prior to the date the Offer is first commenced.

(ii) Concurrently with the filing of the Offer Documents with the SEC, Parent shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Common Stock pursuant to the Offer and the Merger and to register the shares of Parent Series H Preferred Stock that will be issued in the Merger (the “Form S-4”). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.

(iii) The Offer Documents and the Form S-4 shall include the Maryland Short Form Merger Notice (whether as an exhibit or otherwise) if the Maryland Short Form Merger Notice has not been disseminated to all holders of Company Shares prior to the date the Offer is first commenced and may include a description of the determinations, approvals and recommendations of the Company Board of Directors, the Company Special Committee and the Company described in this Agreement (and a change to such determinations, approvals and recommendations to the extent applicable at the relevant time). Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies as to form in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4, if the Form S-4 is declared effective by the SEC, effective for so long as necessary to complete the Merger. The Company shall furnish in writing to Parent and Purchaser all information concerning the Company and the Company Subsidiaries (including financial information) that is required by applicable Law or the rules of the SEC and its staff to be included in the Offer Documents and the Form S-4 so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(g), including providing such reasonable cooperation and information as may be necessary or appropriate to include any pro forma financial statements (to the extent required) in the Offer Documents and the Form S-4 in accordance with the rules of the SEC and its staff. Parent, Purchaser and the Company shall reasonably cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Form S-4 in order to satisfy applicable Laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Offer Documents and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall take all steps necessary to cause the Offer Documents and the Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Shares, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or by NASDAQ or the NYSE. Unless the Company Board of Directors or the Company Special Committee has effected a Change of Recommendation to the extent permitted by Sections 6.3(d) and (e), Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and the Form S-4 prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board of Directors or the Company Special Committee has effected a Change of Recommendation to the extent permitted by Sections 6.3(d) and (e), Parent and Purchaser shall provide in writing to the Company and its counsel any and all written comments or other material communications that Parent, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents and the Form S-4 promptly after such receipt, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Purchaser shall give reasonable and good-faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments. Purchaser and Parent shall as promptly as practicable respond to any comments of the SEC or its staff regarding the Offer Documents or the Form S-4. Parent shall notify the Company promptly of the time when the Form S-4 or any amendment or supplement thereto has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Offer and the Merger for offering or sale in any jurisdiction. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer or the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

1.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer upon the terms and subject to the conditions contained in this Agreement and represents and warrants to Parent and Purchaser that, at a meeting duly called and held prior to the date hereof, the Company Board of Directors, upon the unanimous recommendation of the Company Special Committee, has, upon the terms and subject to the conditions set forth herein:

(i) determined that the terms of the Offer, the Merger and the other Transactions are in the best interests of, the Company and its stockholders;

(ii) determined that the Offer, the Merger and the other Transactions are advisable;

(iii) approved the Offer, the Merger and the other Transactions and the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions, upon the terms, and subject to the conditions, contained herein; and

(iv) resolved to make the Company Board Recommendation.

The Company hereby approves and consents to the inclusion of the foregoing determinations and approvals and the Company Board Recommendation in the Offer Documents and the Form S-4; provided that if the Company Board of Directors has effected a Change of Recommendation to the extent permitted by Section 6.3(d) and Section 6.3(e), Parent shall cause the Offer Documents and the Form S-4 to disclose any such event. In addition, the Offer Documents and Form S-4 may include the fairness opinion of the Company’s financial advisor referenced in Section 4.20 and any information that may be required to be provided to holders of Company Shares by the MGCL.

(b) Schedule 14D-9. The Company shall (i) file with the SEC, concurrently with the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of Company Shares promptly after commencement of the Offer. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with requirements of applicable Law. To the extent requested by the Company or Parent, Parent shall cause the initial Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Shares (to the extent required by applicable Laws) together with the Offer Documents. Each of Parent and Purchaser shall furnish in writing to the Company all information concerning Parent and Purchaser that is required by applicable Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.2(b). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or any of its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Company Shares, in each case as and to the extent required by applicable Laws. Unless the Company Board of Directors or the Company Special Committee has effected a Change of Recommendation to the extent permitted by Section 6.3(d) and Section 6.3(e), the Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board of Directors has effected a Change of Recommendation to the extent permitted by Section 6.3(d) and Section 6.3(e), the Company shall provide in writing to Parent, Purchaser and their counsel any written comments or other material communications the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and the Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good-faith consideration to any comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments. The Company shall as promptly as practicable respond to any comments of the SEC or its staff with respect to the Schedule 14D-9. Unless the Company Board of Directors has effected a Change of Recommendation to the extent permitted by Section 6.3(d) and Section 6.3(e), the Company shall include the Company Board

Recommendation in the Schedule 14D-9. The Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisor referenced in Section 4.20 and any information that may be required to be provided to holders of Company Shares by the MGCL.

(c) Company Information. In connection with the Offer and the Merger (including to enable Parent to disseminate the Maryland Short Form Merger Notice promptly after the date hereof), the Company shall, or shall use reasonable best efforts to cause its transfer agent to, promptly furnish Parent and Purchaser with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer, the Merger and the Maryland Short Form Merger Notice to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including lists of stockholders, mailing labels, listings or files of securities positions), and shall promptly furnish Parent and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of security positions) as Parent and Purchaser or their agents may reasonably request in order to communicate the Offer, the Merger and the Maryland Short Form Merger Notice to the holders of Company Shares. Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and the Maryland Short Form Merger Notice and any other documents necessary to consummate the Offer and the Merger, Parent and Purchaser (and their respective agents) shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Offer and the Merger; and

(iii) if this Agreement shall be terminated pursuant to Article IX, promptly return to the Company or destroy (and shall use their respective reasonable efforts to cause their agents to deliver or destroy) any and all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE II

THE MERGER

2.1 The Merger; Effects of the Merger. Promptly following the Acceptance Time, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective as promptly as reasonably practicable without a meeting of the stockholders of the Company as permitted by Section 3-106.1 of the MGCL or otherwise as provided in this Article II. Without limiting the foregoing, the Merger shall be governed by Section 3-106.1 of the MGCL and the Merger shall be effected at the Closing in accordance herewith. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL, the Company shall be merged with and into Purchaser, whereupon the separate existence of the Company will cease, with Purchaser surviving the Merger (Purchaser, as the surviving corporation of the Merger, sometimes being referred to herein as the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall be a wholly owned Parent Subsidiary. The Merger shall have the effects set forth in this Agreement and specified in the applicable provisions of the MGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall transfer to, vest in and devolve on the Surviving Corporation and all debts, obligations, liabilities and duties of the Company and Purchaser shall become the debts, obligations, liabilities and duties of the Surviving Corporation.

2.2 The Closing. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., Eastern Time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, as promptly as practicable following the Acceptance Time, and in any case no later than the second (2nd) business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided, that, for the avoidance of doubt, the Closing shall in any event not occur earlier than thirty (30) days following the date of dissemination of the Maryland Short Form Merger Notice as provided in this Agreement. The date on which the Closing actually takes place is referred to as the “Closing Date.”

2.3 Effective Time. At the Closing, the Parties shall cause the Merger to be consummated by filing with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) articles of merger (the “Articles of Merger”) in connection with the Merger, in such form as is required by, and executed in accordance with, the MGCL, and the Parties shall make all other filings or recordings required under the MGCL in connection with the Merger. The Merger shall become effective at the time the Articles of Merger are accepted for record by the Maryland Department or such later date and time (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the Maryland Department) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”), it being understood and agreed that the Parties shall cause the Effective Time to occur on the Closing Date.

2.4 Governing Documents. At the Effective Time, subject to Section 7.4, the charter and bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the charter and bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the applicable provisions of such charter and bylaws.

2.5 Directors and Officers of the Surviving Corporation.

(a) The directors of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the directors of the Surviving Corporation.

(b) The officers of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation.

2.6 Tax Consequences.

(a) It is intended that, for U.S. federal income tax purposes, (a) the Offer and the Merger, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Code and (b) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Section 1.368-2(g) of the Treasury Regulations.

(b) The parties acknowledge and agree that for purposes of determining the value of Parent Common Stock to be received by Company Stockholders pursuant to the transactions contemplated by this Agreement under Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” will be the Average of the Daily Volume Weighted Average Prices as described in Section 4.01(1) of Revenue Procedure 2018-12; (ii) the “Measuring Period” (within the meaning of Section 4.01 of Rev. Proc. 2018-12) will be the ten (10) consecutive trading days ending on April 30, 2018; (iii) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be the New York Stock Exchange; and (iv) the “authoritative reporting source” within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg Finance L.P.

ARTICLE III

TREATMENT OF SECURITIES

3.1 Treatment of Capital Stock.

(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Purchaser, subject to any applicable withholding Tax, each Company Share issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall be automatically converted into the right to receive, without interest, at the election of the holder: (i) the Cash Consideration, (ii) the Stock Consideration, or (iii) the Mixed Consideration (in each case, the “Common Merger Consideration”), in each case subject to proration as set forth in Section 3.1(e) and the other provisions of this Article III. From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the applicable portion of Common Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 3.2, including the right to receive, pursuant to Section 3.6, cash in lieu of fractional shares of Parent Common Stock, if any, into which such Company Shares have been converted pursuant to this Section 3.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 3.2(f).

(b) Treatment of Certain Company Common Stock. At the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time that is owned by Parent or Purchaser (including Company Shares accepted for payment by Purchaser pursuant to the Offer) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”).

(c) Treatment of Purchaser Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall remain outstanding as shares of common stock of the Surviving Corporation.

(d) Treatment of Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Purchaser, subject to any applicable withholding Tax, each share of the Company’s 8.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Preferred Stock” or such shares, the “Company Preferred Shares”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive one newly issued share of Parent Series H Preferred Stock (the “Preferred Merger Consideration”), subject to the provisions of this Article III. From and after the Effective Time, all such Company Preferred Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration therefor upon the surrender of such Company Preferred Shares in accordance with Section 3.2.

(e) Elections; Proration.

(i) Subject to the other provisions of this Section 3.1(e), each holder of Company Shares as of immediately prior to the consummation of the Merger (other than Cancelled Shares) shall be entitled to elect (1) a number of Cash Election Shares, (2) a number of Stock Election Shares, and (3) a number of Mixed Election Shares. Any Cash Election, Stock Election or Mixed Election shall be made on a form for that purpose prepared by Parent that is reasonably acceptable to the Company (a “Form of Election in Merger”), which shall be mailed to such holders of Company Shares promptly after the Closing Date (such date, the “Mailing Date”). The deadline for submitting an effective, properly completed Form of Election in Merger to the Exchange Agent shall be 5:00 p.m., Eastern Time, on the 20th day following the Mailing Date (or such other time and date as the

Parties may mutually agree) (the “Election Deadline”). Holders of record of Company Shares who hold such Company Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election in Merger on behalf of their respective beneficial holders.

(ii) Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Form of Election in Merger by the Election Deadline. Any Form of Election in Merger may be revoked or changed by the authorized Person properly submitting such Form of Election in Merger, by written notice received by the Exchange Agent prior to the Election Deadline. In the event a Form of Election in Merger is revoked prior to the Election Deadline, the Company Shares represented by such Form of Election in Merger shall become Mixed Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such Company Shares prior to the Election Deadline. Subject to the terms of this Agreement and of the Form of Election in Merger, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Form of Election in Merger, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Purchaser, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election in Merger.

(iii) Notwithstanding any other provision contained in this Agreement, the Cash Election Shares and Stock Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a) shall be subject to proration as described in this Section 3.1(e).

(1) The maximum number of Company Shares which shall be eligible to receive the Cash Consideration pursuant to Section 3.1(a) shall equal 50% of the aggregate number of Company Shares entitled to receive Common Merger Consideration pursuant to Section 3.1(a) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Cash Shares in Merger”).

(2) If the total number of Cash Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a) exceeds the Maximum Cash Shares in Merger, such Cash Elections shall be subject to proration as follows: for each such Cash Election, the number of Company Shares that shall be converted into the right to receive the Cash Consideration shall be (A) the total number of Cash Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a) multiplied by (B) the Merger Cash Proration Factor, rounded down to the nearest Company Share. The “Merger Cash Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Cash Shares in Merger and (y) the denominator of which shall be the aggregate number of Cash Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a). The Cash Election Shares that were not converted into the right to receive the Cash Consideration in accordance with this Section 3.1(e)(iii)(2) shall be converted into the right to receive the Stock Consideration.

(3) The maximum number of Company Shares which shall be eligible to receive the Stock Consideration pursuant to Section 3.1(a) shall equal 50% of the aggregate number of Company Shares entitled to receive Common Merger Consideration pursuant to Section 3.1(a) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Stock Shares in Merger”).

(4) If the total number of Stock Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a) exceeds the Maximum Stock Shares in Merger, such Stock Elections shall be subject to proration as follows: For each such Stock Election, the number of Company Shares that shall be converted into the right to receive the Stock Consideration shall be (A) the total number of Stock Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a) multiplied by (B) the Merger Stock Proration Factor, rounded down to the nearest Company Share. The “Merger Stock Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Stock Shares in Merger and (y) the denominator of which shall be the aggregate number of Stock Election Shares eligible to receive Common

Merger Consideration pursuant to Section 3.1(a). The Stock Election Shares that were not converted into the right to receive the Stock Consideration in accordance with this Section 3.1(e)(iii)(4) shall be converted into the right to receive the Cash Consideration.

(iv) All prorations resulting from either Section 3.1(c)(iii)(2) or Section 3.1(c)(iii)(4) shall be applied on a pro rata basis, such that each holder of Company Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a) bears its proportionate share of the proration, based on a percentage of the total Cash Election Shares or Stock Election Shares, as applicable, elected by such holder of Company Shares bears to all Cash Election Shares or Stock Election Shares, as applicable, elected by holders of Company Shares in the Merger.

(v) Each Company Share eligible to receive the Common Merger Consideration pursuant to Section 3.1(a) for which an election shall not have been properly made by the Election Deadline shall be deemed to be a Mixed Election Share and shall only be entitled to the right to receive the Mixed Consideration in accordance with Section 3.1(a). In no event shall any Mixed Election Shares be subject to proration pursuant to Section 3.1(e)(iii)(2) or Section 3.1(e)(iii)(4).

(f) Adjustment to Merger Consideration. The Merger Consideration, Maximum Cash Shares in Merger, Merger Cash Proration Factor and Merger Stock Proration Factor shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, Company Preferred Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares, Company Preferred Shares or shares of Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(f) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement. For the avoidance of doubt, for Tax purposes, no adjustment shall be made to the Merger Consideration, Maximum Cash Shares in Merger, Merger Cash Proration Factor or Merger Stock Proration Factor to reflect the effect of any cash distribution permitted to be made by the Company under this Agreement prior to the Effective Time, including any cash dividend paid pursuant to Section 6.4(a).

3.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Effective Time, Parent or Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the holders of Company Shares and Company Preferred Shares for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock and Parent Series H Preferred Stock issuable pursuant to Section 3.1(a) and Section 3.1(d), respectively, in book-entry form equal to the aggregate Parent Common Stock portion of the Common Merger Consideration (excluding any Fractional Share Consideration) and the aggregate Preferred Merger Consideration, respectively, and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 3.2(f) (such evidence of book-entry shares of Parent Common Stock and Parent Series H Preferred Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Shares and Company Preferred Shares. In the event the Exchange Fund shall be insufficient (other than as a result of payment of the Merger Consideration in accordance with this Agreement) to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 3.2(f), Parent shall, or shall cause the Surviving Corporation to, promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the shortfall that is required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share

Consideration, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.

(b) Procedures for Surrender. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares or Company Preferred Shares (as applicable the “Certificates”), or non-certificated Company Shares or Company Preferred Shares represented by book-entry (as applicable, “Book-Entry Shares”) and whose Certificates and Book-Entry Shares, as applicable, were converted pursuant to Section 3.1 into the right to receive the applicable Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify (it being understood that the forms of Letter of Transmittal to be mailed to the holders of Company Common Stock and Company Preferred Stock may vary in certain respects due to differences in the respective securities) and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Shares in exchange for payment of the applicable Merger Consideration into which such Company Shares or Company Preferred Shares, as applicable, have been converted pursuant to Section 3.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article III, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) for each Company Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (x) the Election Deadline and the determination of proration pursuant to Section 3.1(e) or (y) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Notwithstanding anything herein to the contrary, at Parent’s election, Parent may instruct the Exchange Agent to automatically convert Book-Entry Shares into the applicable Merger Consideration without any required action on the part of the holders of such Book-Entry Shares. If payment of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), in each case without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Company Shares or Company Preferred Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares or Company Preferred Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares or Company Preferred Shares, as applicable, except as otherwise provided for herein. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement to holders of Certificates or Book-Entry Shares is pending subject only to the Exchange Agent’s routine administrative procedures, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f).

(f) Dividends or Other Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder (for the avoidance of doubt, only with respect to the Common Merger Consideration), and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the

Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

3.3 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

3.4 Treatment of Company RSUs.

(a) Each Company RSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive the Mixed Consideration in respect of each share of Company Common Stock underlying such Company RSU immediately prior to the Effective Time (the “RSU Consideration”), which amount shall be paid in accordance with Section 3.4(c). Any holder of Company RSUs who becomes entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by Company RSUs held by such individual) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock, multiplied by the Parent Trading Price, less any applicable Tax withholding, payable in accordance with Section 3.4(c).

(b) Prior to the Effective Time, the Company Board of Directors (or the appropriate committee(s) thereof) shall pass resolutions as are necessary for the treatment of the Company RSUs as contemplated by this Section 3.4.

(c) The Parties will coordinate to cause any cash payments required pursuant to this Section 3.4 to be made no later than twenty-one (21) days after the Effective Time.

3.5 Withholding. Parent, Purchaser, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

3.6 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Documents filed with or furnished to the SEC since December 31, 2016 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or (b) in the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent as set forth below:

4.1 Qualification, Organization, Subsidiaries, etc.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of either of the Company Governing Documents. The Company has made available to Parent complete and accurate copies of the charter and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each as currently in effect.

(b) Section 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, including a list of each Company Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such Person, (iii) the names and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for United States federal income tax purposes of each Company Subsidiary. All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 Company Shares and 50,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Base Preferred Stock”). As of April 30, 2018 (the “Company Capitalization Date”), (i)(A) 45,797,687 Company Shares were issued and outstanding, (B) 2,200,000 shares of the Company Base Preferred Stock were issued and outstanding, consisting of 2,200,000 shares of Company Preferred Stock, and (C) no Company Shares were held, directly or indirectly, by the Company Subsidiaries, and (ii) (A) 26,011 Company Shares were underlying Company RSUs (excluding those held in the nominee account), and (B) 829,383 Company Shares were reserved for issuance pursuant to the Company Equity Plan. All the outstanding Company Shares and Company Preferred Shares are, and all Company Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) the name of each holder of Company RSUs, (ii) the number of unvested shares of Company Common Stock subject to Company RSUs held by such holder, (iii) the number of deferred shares of Company Common Stock subject to Company RSUs held by such holder (excluding any such shares included in the number of issued and outstanding Company Shares set forth in Section 4.1(a) above), (iv) the number of shares of Company Common Stock accrued as dividends with respect to the Company RSUs held by such holder, (v) the Company Equity Plan under which the Company RSUs held by such holder were granted, and (vi) the vesting schedule with respect to the Company RSUs held by such holder, including any right of acceleration of such vesting schedule.

(c) Except as set forth in Section 4.2(a) and Section 4.2(b) above, as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding other than the Company Shares that have become outstanding after the Company Capitalization Date, but were reserved for issuance as set forth in Section 4.2(a) above, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other rights, agreements or commitments for the issuance of, or that correspond to, capital stock to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell, or make any payment with respect to, any shares in the capital or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for, or that correspond to, such shares or equity interests (in each case other than to the Company or a wholly owned Company Subsidiary); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. Except as set forth in Section 4.2(a) and Section 4.2(b) above, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal or right of first offer with respect to, (4) requiring the registration for sale of, or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e) There are no voting trusts or other agreements or commitments to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary.

(f) Assuming that Parent and Purchaser comply with the provisions of Section 1.1(g)(i)(5) and the terms of the Parent Series H Preferred Stock to be issued to the holders of the Company Preferred Stock pursuant to Section 3.1(d) are as set forth in the articles supplementary in the form set forth in Annex C, no holder of Company Common Stock or Company Preferred Stock has the right to demand as a result of the Merger or otherwise the fair value of their shares in accordance with the MGCL.

4.3 Corporate Authority.

(a) The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the Maryland Department. On or prior to the date hereof, at a meeting duly called and held, the Company Board of Directors, acting upon the unanimous recommendation of the Company Special Committee, has (i) determined that the terms of the Offer, the Merger and the other Transactions are in the best interests of, the Company and its stockholders, (ii) declared the Offer, the Merger and the other Transactions advisable, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer. As of the date hereof, none of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way.

(b) Assuming the Minimum Condition is satisfied and the terms of the Parent Series H Preferred Stock to be issued to the holders of the Company Preferred Stock pursuant to Section 3.1(d) are as set forth in the articles supplementary in the form set forth in Annex C, no vote of the holders of Company Shares, Company Preferred Shares or other capital stock of the Company is necessary to adopt this Agreement and consummate the Merger or other Transactions under applicable Law and the Company Governing Documents.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

4.4 Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the provisions of the MGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the Investment Advisers Act, (v) any applicable requirements of NASDAQ or FINRA, (vi) state and local transfer Taxes or state securities or “blue sky” Laws, and (vii) Required Consents and any other filings, notifications, consents or approvals required by any applicable Governmental Entity or Program Lenders as set forth in Schedule 4.4 of the Company Disclosure Letter, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity or Program Lender is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a) of the Company Disclosure Letter, the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or right of amendment to a third party or vesting of any Contract binding upon the Company or any of the Company

Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiaries, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary, or (iii) conflict with or violate any Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 SEC Reports and Financial Statements.

(a) From December 31, 2015, the Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act (such forms, documents and reports, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, the Company SEC Documents complied as to form in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of NASDAQ, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Documents (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act and absence of all notes thereto) in accordance with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to absence of notes and normal year-end adjustments).

(c) Other than the off-balance sheet financings disclosed in the Company SEC Documents filed or furnished prior to the date hereof or disclosed in Section 6.1 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

(d) To the knowledge of the Company, none of the Company SEC Documents is as of the date hereof the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date hereof as to any matters affecting the Company which has not been adequately addressed. None of the Company SEC Documents as of the date hereof is the subject of any confidential treatment request by the Company.

4.6 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs

(e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Since December 31, 2015, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (which disclosure (if any) has been made available to Parent prior to the date hereof) (a) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2015, neither the Company nor any Company Subsidiary has received any material, unresolved, written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiaries or their respective internal accounting controls. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

4.7 No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent disclosed or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2017 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for off-balance sheet financing as and to the extent specifically disclosed in the Company SEC Documents filed or furnished prior to the date hereof, or liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017 (other than any liability for any breaches of Contracts), (c) as incurred in connection with the preparation, negotiation and consummation of the Transactions contemplated under this Agreement, and (d) for liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.8 Absence of Certain Changes or Events.

(a) From December 31, 2017 through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From December 31, 2017 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement and consideration and negotiation of Acquisition Proposals prior to April 15, 2018, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business.

(c) From December 31, 2017 through the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require consent of Parent under, Sections 6.1(a), (b), (g), (l), (r) or (x) or, as it relates to any of the foregoing, (bb).

4.9 Compliance with Laws; Permits.

(a) The Company and each Company Subsidiary are and have been since December 31, 2015 in compliance with and are not in default under or in violation of any Laws (including Environmental Laws)

applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.9(a), the provisions of this Section 4.9(a) shall not apply to matters addressed in Section 4.9(c), Section 4.10, Section 4.11 and Section 4.12.

(b) The Company and the Company Subsidiaries are and since December 31, 2015 have been in possession of all grants, authorizations, licenses, permits, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity and/or Program Lender or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since December 31, 2015, neither the Company nor the Company Subsidiaries, in connection with the business of the Company or any Company Subsidiary, or, to the knowledge of the Company, any other third party, in each case, acting on behalf of the Company or any Company Subsidiary, have taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other applicable domestic or foreign anti-bribery or anti-corruption laws (collectively, “Bribery Legislation”).

(d) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since December 31, 2015, neither the Company nor the Company Subsidiaries have been subject to any actual, pending, or, to the Company’s knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.

(e) The Company and the Company Subsidiaries have taken all necessary action, including filing all necessary claims, and have met all the necessary requirements to qualify for the relief set forth in the no-action letter (No. 12-44) issued by the Commodity Futures Trading Commission Division of Swap Dealer and Intermediary Oversight on December 7, 2012 (the “No-Action Letter”). Prior to the date hereof, the Company has provided Parent with accurate and complete copies of all claims submitted by the Company or any of the Company Subsidiaries pursuant to the No-Action Letter and any other written communications with respect thereto.

(f) The Operators currently have all Permits which are required for the operation of their respective businesses as presently conducted and as presently intended to be conducted (the “Operator Permits”), other than those the failure of which to possess has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Operator is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Operator Permit, and there are no facts or circumstances which could form the basis for any such default or violation, in each case except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no legal proceedings pending or threatened, relating to the suspension, revocation or modification of any material Operator Permit. To the Knowledge of the Company, none of the Operator Permits will be impaired or in any material way affected by the consummation of the transactions contemplated by this Agreement.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plans” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has any obligation or liability including any plan, program, policy, or practice that is sponsored by a professional employer organization or co-employer organization (each, a “PEO”) under which an employee of the Company or any of its subsidiaries may be eligible to receive benefits in connection with the Company’s engagement of a PEO (each, a “PEO Company Benefit Plan”); provided, however, that the Company Benefit Plans shall not include any plans that both (x) do not cover current or former employees of the Company or any of its Subsidiaries and (y) are sponsored or maintained by MTGE Management, LLC or any of its ERISA Affiliates; provided further, however, that the Parties agree that neither the Company nor any of its Subsidiaries shall be deemed an ERISA Affiliate of MTGE Management, LLC for purposes of this Section 4.10(a). Each Company Employee Plan that is not a PEO Company Employee Plan is referred to in this Agreement as a “Sponsored Company Benefit Plan.” With respect to each material Company Benefit Plan (and, in the case of any PEO Company Benefit Plan, to the extent provided to the Company by the PEO and in the possession of the Company), the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement; (ii) the most recent Form 5500 Annual Report; (iii) the most recent audited financial statement and actuarial valuation; (iv) all material filings and correspondence with any Governmental Entity; and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Sponsored Company Benefit Plans, and to the knowledge of the Company each PEO Company Benefit Plan, has been operated and administered in compliance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder. No liability under Title IV of ERISA that would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the knowledge of the Company no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur a liability that would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole thereunder. Except as would not result in a material liability to the Company, all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has engaged in a transaction in connection with which the Company or any of the Company Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending, or to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would reasonably be expected to result in a material liability.

(c) No Company Benefit Plan (i) is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(d) No Company Benefit Plan provides retiree medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries following their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(e) (i) Each of the Sponsored Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (ii) to the knowledge of the Company there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(f) Except as provided under Section 3.4, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) entitle to compensation or any benefit or result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan, (ii) increase any compensation, equity award or any other benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such compensation, equity award or other benefits or trigger any other material obligation under any Company Benefit Plan, or (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan.

(g) Each Sponsored Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom.

(h) Neither the Company nor any Company Subsidiary is a party to nor does it have any obligation under any Company Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(i) This Section 4.10 constitutes the exclusive representations and warranties of the Company with respect to the subject matter set forth in this Section 4.10.

4.11 Tax Matters.

(a) The Company and each Company Subsidiary have (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Entity all U.S. federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them. True and materially complete copies of all U.S. federal income Tax Returns that have been filed with the IRS by the Company and each Company Subsidiary with respect to the taxable years ending on or after December 31, 2011 have been provided or made available to representatives of Parent.

(b) The Company (i) for its taxable years commencing with the Company’s taxable year that ended on December 31, 2011 and through and including its taxable year ended December 31, 2017 has been subject to taxation as a real estate investment trust within the meaning of and under the provisions of Sections 856 through 860 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2018 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of the Company, no such challenge is pending or threatened.

(c) Each Company Subsidiary has been since the later of its acquisition or formation treated for U.S. federal income (and applicable state) Tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association, a publicly traded partnership taxable as a corporation, or a taxable mortgage pool, (ii) a Qualified REIT Subsidiary of the Company, or (iii) a Taxable REIT Subsidiary of the Company.

(d) Neither the Company nor any Company Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) (i) There are no disputes, audits, examination, investigations or proceedings pending (or threatened in writing), or written claims asserted, for and/or in respect of any material Taxes or material Tax Returns of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any Company Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (iv) neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled other than automatic extensions of time obtained in the ordinary course of business; (v) neither the Company nor any Company Subsidiary has received a written claim by any Governmental Entity in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction, and (vi) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f) Neither the Company nor any Company Subsidiary has incurred any liability for excise Taxes under Sections 857(b), 860(c) or 4981 of the Code which have not been previously paid. Neither the Company nor any Company Subsidiary (other than a Taxable REIT Subsidiary or a Subsidiary of a Taxable REIT Subsidiary) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income” described in Section 857(b)(7) of the Code. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the previous sentences will be imposed upon the Company or any Company Subsidiary.

(g) The Company and each Company Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471-1474, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no material Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes that is still in effect.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than any agreements entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes.

(k) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a Company Subsidiary taxable as a Taxable REIT Subsidiary) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

(l) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m) Neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(n) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Offer and Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(p) No Company Subsidiary that is a Taxable REIT Subsidiary directly or indirectly (i) operates or manages a lodging facility or a healthcare facility or (ii) provides to any other Person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated, in each case, within the meaning of Section 856(l)(3) of the Code.

(q) This Section 4.11 constitutes the exclusive representations and warranties of the Company with respect to Tax matters.

4.12 Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor any Company Subsidiary is (or has during the past two years been) subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the knowledge of the Company, threatened involving employees of the Company or any Company Subsidiary.

(b) Except as has not had and not would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary are and have been since December 31, 2015 in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, within the six (6) months prior to the date of this Agreement that remains unsatisfied.

(c) This Section 4.12 constitutes the exclusive representations and warranties of the Company with respect to the matters set forth in this Section 4.12.

4.13 Investigation; Litigation. (a) To the knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any Company Subsidiary or any of their respective properties, rights or assets before any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, judgment or decree that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.14 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property used in the conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary, and (iv) to the knowledge of the Company, no Person is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.

4.15 Real Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a complete list as of the date hereof of: (i) all real property and interests in real property owned in fee by the Company and the Company Subsidiaries (individually, a “Healthcare Owned Property” and collectively, the “Healthcare Owned Properties”); (ii) all real property and interests in real property leased by the Company and the Company Subsidiaries as lessee (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Healthcare Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”); and (iii) the Operator Leases, including the name of the third party lessor under such Real Property Lease or lessee under such Operator Lease and the date of such Real Property Lease or Operator Lease and all amendments thereto. The Company and the Company Subsidiaries have good and marketable fee title to all Healthcare Owned Property, free and clear of all Liens, except for Permitted Liens. The Company Properties constitute all real property currently owned or leased by the Company and the Company Subsidiaries. To the knowledge of the Company, the Company Properties and buildings, fixtures and improvements thereon (i) are in good operating condition (ordinary wear and tear excepted), in all respects, and all mechanical and other systems located thereon are in good operating condition in all respects; and (ii) are suitable, sufficient and appropriate in all respects for their current uses, except, in each case as have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent (or its Representatives) true, correct and complete copies of: (i) the Existing Title Policies and Existing Surveys

for the Healthcare Owned Properties, in each case in the possession of the Company, the Company Subsidiaries or the Company’s Representatives; (ii) the Real Property Leases and Operator Leases, together with all amendments, modifications, supplements and guarantees, if any, relating thereto and (iii) all material environmental reports relating to conditions at the Healthcare Owned Properties, including material reports relating to compliance with Environmental Laws, which are in the possession or control of the Company, the Company Subsidiaries or the Company’s Representatives. Except for Permitted Liens, the Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy entered into or granted by the Company and the Company Subsidiaries, and neither the Company nor any Company Subsidiary has granted any party other than the applicable Operator (and any sublease or license entered into by any Operator) any right to use or occupy the Company Properties or any portion thereof except for permitted subtenants or assignees.

(b) The Company or a Company Subsidiary, as applicable, has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Liens. Each of the Real Property Leases is in full force and effect except as would not be reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in default in any material respect under any Real Property Lease or Operator Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Neither the Company nor any Company Subsidiary has received any written or, to the knowledge of the Company, oral notice of any material default which remains in existence or any event that with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary under any of the Real Property Leases or any of the Operator Leases and, to the knowledge of the Company, no other party is in material default thereof. No party to any Real Property Lease or Operator Lease has exercised any termination rights with respect thereto.

(c) There does not exist any actual, ongoing, or, to the knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any material Company Property, and neither the Company nor any Company Subsidiary has received any written notice of the intention of any Governmental Entity or other Person to take or use all or any material part thereof.

(d) Neither the Company nor any Company Subsidiary has received any written notice from any insurance company since January 1, 2017 that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property which the failure to perform such repairs or alterations would void the applicable insurance policy and which repairs or alterations have not been made.

(e) Neither the Company nor any Company Subsidiary owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.16 Material Contracts.

(a) Except for this Agreement or exhibits to the Company SEC Documents filed prior to the date hereof, Section 4.16 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.16(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts described in this Section 4.16(a) being referred to herein as a “Material Contract”):

(i) each Contract that contains any non-compete or exclusivity provisions or that otherwise limits in any respect the freedom of the Company, any of the Company Subsidiaries or any of their respective affiliates

(including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or to negotiate or, except for provisions requiring notice or consent to assignment by the counterparty thereto, consummate any of the Transactions;

(ii) any partnership, joint venture, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries), strategic alliance Contract;

(iii) other than (A) Contracts providing for the acquisition, purchase, sale, funding, pledging or divestiture of mortgage backed securities and credit risk transfer securities entered into by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice, and (B) repurchase Contracts entered pursuant to the Company’s existing master repurchase agreements (as in effect as of the date hereof) to finance the purchase price of assets or refinance the Company’s repurchase obligations pursuant to such master repurchase agreements, in each case in the ordinary course of the Company’s business consistent with past practice, each merger, business combination, acquisition, purchase, sale or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $750,000;

(iv) any settlement agreement or similar Contract with a Governmental Entity or Program Lender imposing operational restrictions or conduct requirements on the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

(v) each Contract not otherwise described in any other subsection of this Section 4.16(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $5,000,000 in the twelve (12) month period following the date hereof, excluding (A) Contracts providing for the acquisition, purchase, sale or divestiture of mortgage backed securities entered into by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice, (B) repurchase Contracts entered pursuant to the Company’s existing master repurchase agreements (as in effect as of the date hereof) to finance the purchase price of assets in the ordinary course of the Company’s business consistent with past practice or refinance the Company’s repurchase obligations pursuant to such master repurchase agreements in the ordinary course of the Company’s business and consistent with past practice, and (C) Contracts entered into for bona fide hedging purposes in the ordinary course of the Company’s business consistent with past practice;

(vi) any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $500,000;

(vii) each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of their respective affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

(viii) each Contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $5,000,000, other than obligations in respect of repurchase agreements, “dollar roll” transactions and similar financing arrangements, in each case entered into in the ordinary course of the Company’s business and consistent with past practice;

(ix) each Contract that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, other than Contracts entered into for bona fide hedging purposes in the ordinary course of the Company’s business consistent with past practice;

(x) each repurchase agreement that the Company or the Company Subsidiaries have used in their business (or had any amounts outstanding under) or entered into since January 1, 2018;

(xi) other than advances for reimbursable employee expenses or mortgage backed securities made, purchased or sold, or subservicing advances (including without limitation in respect of legal fees), in each case, in the ordinary course of the Company’s business consistent with past practice, each Contract that constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary in an amount in excess of $50,000;

(xii) each management or similar Contract between or among the Company or any Company Subsidiary, on the one hand, and a third party manager or operator of the Company Healthcare Owned Property, on the other hand (other than any Operator Leases);

(xiii) each Contract between or among the Company or any Company Subsidiary, on the one hand, and the Company Manager, or any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or of the Company Manager, on the other hand;

(xiv) any Contract that provides for the acquisition or disposition, directly or indirectly (including by merger, purchase of equity, business combination or otherwise) of any real or personal property for aggregate consideration under such Contract in excess of $750,000 that is pending or pursuant to which the Company or its Subsidiaries have continuing “earn-out” or similar contingent obligations relating to purchase price adjustments;

(xv) any Real Property Lease or Operator Lease that provided for payments to or by the Company or any of the Company Subsidiaries in excess of $750,000 in 2017 or provides for future payment to or by the Company or any of the Company Subsidiaries in the next 12 months in excess of $750,000; and

(xvi) any Contract not otherwise described in any other subsection of this Section 4.16(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) True and complete copies of each Material Contract in effect as of the date hereof has been made available to Parent or publicly filed with the SEC prior to the date hereof. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract where such breach or default has not had and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

4.17 Mortgage Backed Securities. As of April 30, 2018, the Company or a Company Subsidiary is the sole owner of each of the mortgage backed securities set forth in Section 4.17 of the Company Disclosure Letter (collectively, the “Company MBS”) and the related certificates and other instruments evidencing ownership of the Company MBS, free and clear of any Liens, except for Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.18 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and, to the knowledge of the Company, cover against such risks as are customary in all material respects for companies of similar size in the same lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any of the Company Subsidiaries has received a notice of cancellation or termination with respect to any material third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts).

4.19 Information Supplied. The information supplied or to be supplied by or on behalf of the Company and the Company Subsidiaries to be contained in, or the information relating to the Company and the Company Subsidiaries incorporated by reference in (and any information relating to the Company obtained from the Company SEC Filings), the Offer Documents, the Form S-4 and the Schedule 14D-9 will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to stockholders or at the time the Form S-4 is declared effective by the SEC or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.19, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents, the Form S-4 or the Schedule 14D-9, which information or statements were not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company SEC Filings.

4.20 Opinion of Financial Advisor. The Company Special Committee has received an opinion of Barclays Capital Inc. (“Barclays”) to the effect that, as of the date of this Agreement and subject to the various limitations, qualifications and assumptions set forth therein, the Offer Consideration and Common Merger Consideration to be received by the holders of Company Common Stock, other than Parent or Purchaser or any affiliate of Parent or Purchaser, pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock. A written copy of such opinion will be provided to Parent promptly following receipt by the Company solely for informational purposes.

4.21 State Takeover Statutes. The Company Board of Directors has (a) taken all action necessary to render inapplicable to the Offer and the Merger: (i) the provisions of Subtitle 6 of Title 3 of the MGCL, (ii) Subtitle 7 of Title 3 of the MGCL, and (iii) to the extent applicable to the Company, any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law; and (b) incorporated the requisite exemptions in the Company Bylaws or by resolution of the Company Board of Directors. The Company Board of Directors has adopted resolutions exempting the Transactions and the acquisition and ownership of capital stock of the Company by Purchaser and Parent as a result of the Offer and/or the Merger from the limitations on ownership of capital stock of the Company contained in the Company Governing Documents.

4.22 Investment Company Act. Neither the Company nor any of the Company Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

4.23 Finders and Brokers. Other than Barclays (whose fees are only payable pursuant to the terms of the engagement letter between the Company and Barclays, a true and complete copy of which has been provided to Parent prior to the date hereof), neither the Company nor any Company Subsidiary has employed any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon consummation of the Offer and/or the Merger.

4.24 No Other Representations. Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Purchaser or any Representative of Parent or Purchaser makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Purchaser or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forward-looking statements, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Except as disclosed (a) in the Parent SEC Documents filed with or furnished to the SEC since December 31, 2016 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature) or (b) in the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Purchaser jointly and severally represent and warrant to the Company as set forth below:

5.1 Qualification, Organization, Subsidiaries, etc.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Parent is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Parent Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

5.2 Capitalization.

(a) The authorized capital stock of Parent consists of 1,909,750,000 shares of Parent Common Stock, 12,000,000 shares of 7.625% Series C Cumulative Redeemable Preferred Stock (“Parent Series C Preferred Stock”), 18,400,000 shares of 7.50% Series D Cumulative Redeemable Preferred Stock (“Parent Series D Preferred Stock”), 11,500,000 shares of 7.625% Series E Cumulative Redeemable Preferred Stock (“Parent Series E Preferred Stock”), 28,800,000 shares of 6.95% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (“Parent Series F Preferred Stock”) and 19,550,000 shares of 6.50% Series G Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (“Parent Series G Preferred Stock”). As of April 30, 2018 (the “Parent Capitalization Date”), (i)(A) 1,159,697,587 shares of Parent Common Stock were issued and outstanding, (B) 7,000,000 shares of Parent Series C Preferred Stock were issued and outstanding, (C) 18,400,000 shares of Parent Series D Preferred Stock were issued and outstanding (D) 0 shares of Parent Series E Preferred Stock were issued and outstanding (E) 28,800,000 shares of Parent Series F Preferred Stock were issued and outstanding, (F) 17,000,000 shares of Parent Series G Preferred Stock were issued and outstanding, and (G) Parent Options covering 794,125 Parent Shares were outstanding, and (ii) 30,569,564 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Equity Plans. All the outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

(b) Except as set forth in Section 5.2(a) above, as of the date hereof: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date, but were reserved for issuance as set forth in Section 5.2(a) above, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other rights, agreements or commitments for the issuance of shares to which Parent or any of Parent Subsidiaries is a party obligating Parent or any of Parent Subsidiaries to (A) issue, transfer or sell any shares or other equity interests of Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly owned Parent Subsidiary); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned.

(c) Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) There are no voting trusts or other agreements or commitments to which Parent or any of the Parent Subsidiaries is a party with respect to the voting of the shares or other equity interests of Parent or any of the Parent Subsidiaries.

5.3 Corporate Authority.

(a) Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the Maryland Department.

(b) This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser, respectively, in accordance with its terms, subject to the Enforceability Limitations.

5.4 Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the MGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the Investment Advisers Act, (v) state and local transfer Taxes, (vi) Required Consents and any other filings, notifications, consents or approvals required by any applicable Governmental Entity or Program Lenders as set forth in Schedule 4.4 of the Company Disclosure Letter and (vii) any applicable requirements of the NYSE, NASDAQ, FINRA or state securities or “blue-sky” laws, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity or Program Lender is necessary or required, under applicable Law, for the consummation by Parent and Purchaser of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Purchaser of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any material Contract binding upon Parent or any of the Parent Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any of the Parent Subsidiaries, other than Parent Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the organizational documents of any Parent Subsidiary, or (iii) conflict with or violate any Laws applicable to Parent or any of the Parent Subsidiaries or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5 SEC Reports and Financial Statements.

(a) From December 31, 2015, Parent has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act prior to the date hereof (such forms, documents and reports the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, the Parent SEC Documents complied as to form in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Documents (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act and absence of all notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to absence of notes and normal year-end adjustments).

(c) Other than off-balance sheet financings disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

(d) To the knowledge of Parent, none of the Parent SEC Documents is as of the date hereof the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date hereof as to any matters affecting Parent which has not been adequately addressed. None of the Parent SEC Documents as of the date hereof is the subject of any confidential treatment request by Parent.

5.6 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since December 31, 2015, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the board of directors of Parent (a) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (b) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since December 31, 2015, neither Parent nor any Parent Subsidiary has received any material, unresolved, written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or the Parent Subsidiaries or their respective internal accounting controls. Since the enactment of the Sarbanes-Oxley Act, none of Parent or any Parent Subsidiary has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

5.7 No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent disclosed or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of December 31, 2017 included in Parent SEC Documents filed or furnished prior to the date hereof, (b) for off-balance sheet financing as and to the extent specifically disclosed in the Parent SEC Documents filed or furnished prior to the date hereof or liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, (c) as incurred in connection with the preparation, negotiation and consummation of the Transactions contemplated under this Agreement, and (d) for liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

5.8 Absence of Changes or Events.

(a) From December 31, 2017 through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) From December 31, 2017 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, the business of Parent and the Parent Subsidiaries has been conducted in all material respects in the ordinary course of business.

(c) From December 31, 2017 through the date of this Agreement, neither Parent nor any Parent Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require consent of the Company under, Section  6.2.

5.9 Compliance with Laws; Permits.

(a) Parent and the Parent Subsidiaries are and have been since December 31, 2015 in compliance with and are not in default under or in violation of any Laws (including Environmental Laws) applicable to Parent, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.9(a), the provisions of this Section 5.9(a) shall not apply to matters addressed in Section 5.9(c) and Section 5.14.

(b) Parent and the Parent Subsidiaries are and since December 31, 2015 have been in possession of all grants, authorizations, licenses, permits, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity and/or Program Lender or pursuant to any applicable Law necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent Permit and none of Parent or any Parent Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Parent Permit.

(c) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, since December 31, 2015, neither Parent nor the Parent Subsidiaries, in connection with the business of Parent or any Parent Subsidiary, or, to the knowledge of Parent, any other third party, in each case, acting on behalf of Parent or any Parent Subsidiary, have taken any action in violation of FCPA or any other applicable Bribery Legislation.

(d) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, since December 31, 2015, neither Parent nor the Parent Subsidiaries have been subject to any actual, pending, or, to Parent’s knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Parent or any Parent Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.

5.10 Investigations; Litigation. As of the date hereof, (a) to the knowledge of Parent, there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Parent, threatened) against Parent or any Parent Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a)  or (b), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.11 Information Supplied. The information supplied or to be supplied by or on behalf of Parent, the Parent Subsidiaries, and Purchaser to be contained in, or the information relating to the Parent or the Parent

Subsidiaries incorporated by reference in (and any information relating to the Parent obtained from the Parent SEC Filings) the Offer Documents, the Schedule 14D-9 and the Form S-4 will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to the Company Stockholders or at the time the Form S-4 is declared effective, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Offer Documents and the Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.11, no representation or warranty is made by Parent or Purchaser with respect to information or statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9 or the Form S-4, which information or statements were not supplied by or on behalf of Parent and not obtained from or incorporated by reference from the Parent SEC Filings.

5.12 Sufficient Funds. Parent has, or will have at the Effective Time, access to (including pursuant to commitments under existing credit facilities) all of the funds that are necessary for it to consummate the Offer and the Merger and the other Transactions, and to perform its obligations under this Agreement.

5.13 No Purchaser Activity. Since the date of its formation, Purchaser has not engaged in any activities other than in connection with this Agreement and the Transactions.

5.14 Tax Matters.

(a) Parent and each Parent Subsidiary have (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Entity all U.S. federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return.

(b) Parent (i) for its taxable years commencing with Parent’s taxable year that ended on December 31, 1997 and through and including its taxable year ended December 31, 2017 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2018 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2018; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of Parent, no such challenge is pending or threatened.

(c) Each Parent Subsidiary (other than Purchaser) has been since the later of its acquisition or formation treated for U.S. federal income (and applicable state) Tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association, a publicly traded partnership taxable as a corporation, or a taxable mortgage pool, (ii) a Qualified REIT Subsidiary of Parent, or (iii) a Taxable REIT Subsidiary of Parent. For U.S. federal income tax purposes, Purchaser has at all times been treated as (i) a Qualified REIT Subsidiary of Parent and (ii) a “disregarded entity” within the meaning of Section 1.368-2(b)(1)(i)(A) of the Treasury Regulations that is disregarded as separate from Parent.

(d) Neither Parent nor any Parent Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) (i) There are no disputes, audits, examination, investigations or proceedings pending (or threatened in writing), or written claims asserted, for and/or in respect of any material Taxes or material Tax Returns of

Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (iii) neither Parent nor any Parent Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (iv) neither Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled other than automatic extensions of time obtained in the ordinary course of business; (v) neither Parent nor any Parent Subsidiary has received a written claim by any Governmental Entity in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction; and (vi) neither Parent nor any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f) Neither Parent nor any Parent Subsidiary has incurred any liability for excise Taxes under Sections 857(b), 860(c) or 4981 of the Code which have not been previously paid. Neither Parent nor any Parent Subsidiary (other than a Taxable REIT Subsidiary or a Subsidiary of a Taxable REIT Subsidiary) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither Parent nor any Parent Subsidiary has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income” described in Section 857(b)(7) of the Code. To the knowledge of Parent, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the previous sentences will be imposed upon Parent or any Parent Subsidiary.

(g) Parent and each Parent Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471-1474, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no material Tax Liens upon any property or assets of Parent or any Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes that is still in effect.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than any agreements entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes.

(k) Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a Parent Subsidiary taxable as a Taxable REIT Subsidiary) or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

(l) Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m) Neither Parent nor any Parent Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(n) Neither Parent nor Purchaser is aware of any fact or circumstance that would reasonably be expected to prevent the Offer and the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) Neither Parent nor any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(p) This Section  5.14 constitutes the exclusive representations and warranties of Parent with respect to Tax matters.

5.15 Stock Ownership. None of Parent or any Parent Subsidiary for the past five years has been an “interested stockholder” (as defined in Section 3-601(j) of the MGCL) of the Company. None of Parent or any Parent Subsidiary is a “beneficial owner” (as defined in Section  3-601(d) of the MGCL) of any Company Shares as of the date hereof.

5. 16 Investment Company Act. Neither Parent nor any Parent Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

5.17 No Other Representations. Except for the representations and warranties contained in Article IV, Parent acknowledges that neither the Company nor any Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forward-looking statements, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

6.1 Conduct of Business by the Company. The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (a) as set forth in Section 6.1 of the Company Disclosure Letter, (b) as specifically permitted or required by this Agreement, (c) as required by Law, or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall maintain the status of the Company as a REIT and shall, , and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its and their present business organizations, goodwill and ongoing businesses and to preserve its and their present relationships with customers, suppliers, vendors, Governmental Entities, Program Lenders, employees and other Persons with whom it and they have material business relations, and to maintain compliance with the Liquidity Ratio Test, and (ii) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(a) amend, modify, waive, rescind or otherwise change its charter, bylaws, limited liability company agreement, partnership agreement or equivalent organizational documents, or with respect to any Person who has made or is considering making an Acquisition Proposal, unless this Agreement has been validly terminated pursuant to Section 9.1, waive the stock ownership limitation contained in Article VII of the Company Certificate;

(b) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), or enter into any agreement with respect to voting or registration of its capital stock or other equity interests, except for (i) the declaration and payment by the Company of regular quarterly cash dividends on the outstanding shares of Company Common Stock, with declaration, record and payments dates consistent with its past practice, at a rate not to exceed a quarterly rate of $0.50 per Company Share, (ii) the declaration and payment by the Company of dividends expressly provided for in Section 6.4, (iii) the declaration and payment by the Company of required quarterly cash dividends on the outstanding shares of Company Preferred Stock, with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.5078125 per Company Preferred Share, in accordance with the terms of such Company Preferred Stock, (iv) the declaration and payment of cash dividends or other cash distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, (v) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the organizational documents of such Company Subsidiary, and (vi) in coordination with Section 6.4, any distribution under section 857, 858 or 860 of the Code or applicable State Law reasonably necessary (after taking into account the Company’s ability to pay the Company Additional Dividend Amount pursuant to Section 6.4) for the Company to maintain its qualification as a REIT and to avoid the imposition of any entity level income or excise Tax under the Code or applicable State Law;

(c) split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for any such transaction by a wholly owned Company Subsidiary which remains a wholly owned Company Subsidiary after consummation of such transaction;

(d) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award under any existing Company Equity Plan, other than transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(e) except as required by applicable Law or any Company Benefit Plan as in existence as of the date hereof, (i) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees, (ii) grant to any of its directors, executive officers or employees any increase in severance or termination pay (other than as required by a Company Benefit Plans in effect as of the date hereof and made available to Parent), (iii) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, executive officers or employees, (iv) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, executive officers or employees, (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan or any arrangement that would be a Company Benefit

Plan if in existence on the date of this Agreement, (vi) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (vii) terminate the employment of any employee, other than for cause, (viii) hire any new employees, or (ix) provide any funding for any Company Benefit Plan through any rabbi trust or similar arrangement;

(f) (i) take any action that would increase the absolute notional value of the asset base of the Company and the Company Subsidiaries by more than 10% of the notional value of the asset base of the Company and the Company Subsidiaries as of the date hereof, excluding any increases in the size of the asset base resulting from mark to market valuation adjustments; or (ii) acquire (including by merger, consolidation or acquisition of stock or assets) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any assets or equity interests in any Person or any business or division thereof, or otherwise engage in any mergers, consolidations, acquisitions or business combinations on behalf of the Company or any Company Subsidiary, except, in the case of this clause (ii), for (A) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, (B) acquisitions of agency mortgage-backed securities (including “To Be Announced” agency mortgage-backed securities) in the ordinary course of business consistent with past practice, or (C) acquisitions of non-agency mortgage-backed securities (including agency credit risk transfer securities) in the ordinary course of business consistent with past practice;

(g) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, except for transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, except for (i) loans among the Company and its wholly owned Company Subsidiaries or among the Company’s wholly owned Company Subsidiaries, (ii) advances for reimbursable employee expenses in the ordinary course of business, consistent with past practices, (iii) subservicing advances (including without limitation in respect of legal fees) in the ordinary course of business consistent with past practice, and (iv) transactions under repurchase agreements entered into in the ordinary course of the Company’s business and consistent with past practice;

(i) except as otherwise permitted pursuant to other clauses of this Section 6.1: (i) sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including shares in the capital of the Company or any Company Subsidiary), except for sales of assets in the ordinary course of business, so long as such dispositions do not exceed a cumulative aggregate of $300 million in notional value in any 30-day period based on trade dates (excluding the monthly sale of agency flow new production mortgage-backed securities, “To Be Announced” agency mortgage-backed securities and transactions under repurchase agreements financing or refinancing of mortgage-backed securities and credit risk transfer securities in the ordinary course of business consistent with past practice); (ii) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, (iii) modify, amend or terminate any Material Contract or waive, release or assign any rights or claims thereunder, (iv) enter into repurchase Contracts or refinancings of such repurchase Contracts pursuant to master repurchase agreements except for repurchase agreements entered into in the ordinary course of the Company’s business and consistent with past practice, (v) execute dollar roll financing transactions except for such dollar roll financing transactions pursuant to the Company’s existing master securities forward transactions agreements (as in effect as of the date hereof) solely to finance the purchase price of one-month “To Be Announced” agency mortgage-backed securities and that are in the ordinary course of the Company’s business consistent with past practice, (vi) enter into any derivative financial Contracts except for any derivative financial Contracts entered into in the ordinary course of business consistent with past practice for the purpose of fixing or hedging interest rate or currency exchange rate risk and not for speculative purposes, (vii) acquire any properties, rights or assets that would be classified as a Healthcare Owned Property if owned by the Company or the Company Subsidiaries as of the date hereof, or (viii) subject any Healthcare Owned Property (either owned as of the date hereof by the Company or any Company Subsidiary or acquired after the date hereof by the Company or any Company Subsidiary) to any Lien (for the avoidance of doubt, neither the Company nor any Company Subsidiary will close on any new mortgage loans with respect to any Healthcare Owned Property);

(j) except in accordance with the Company’s capital budget provided to Parent prior to the date hereof and except as may be expressly required under any Operator Lease or Real Property Lease in existence as of the date hereof and made available to Parent, make any capital expenditures, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so;

(k) waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers and directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations or proceedings that are not brought by Governmental Entities and that: (i) is for an amount not to exceed, for any such compromise or settlement individually or in the aggregate, $500,000, provided that the foregoing monetary limitation shall not apply to (A) compromises or settlements of legal contingencies for an amount up to and including the amount reserved for such legal contingency reflected in the consolidated financial statements of the Company and the Company Subsidiaries made available to Parent and (B) compromises or settlements of legal contingencies for which the Company or a Company Subsidiary reasonably and in good faith determines based on past practice that the Company or Company Subsidiary, as applicable, will be reimbursed in full by investors for any such compromise or settlement, where such compromises and settlements do not exceed, in the aggregate, $2,000,000 (excluding amounts as to which the Company or a Company Subsidiary actually receives such reimbursement), (ii) does not impose any injunctive relief on the Company or the Company Subsidiaries or involve the admission of wrongdoing by the Company, any of the Company Subsidiaries or any of their respective officers or directors, and (iii) does not provide for the license of any Intellectual Property owned or licensed by the Company or any of its Subsidiaries;

(l) make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC regulations;

(m) make or change any material Tax election, liquidate any Company Subsidiary for U.S. federal income tax purposes, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any Company Subsidiary, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Tax authority, surrender any right to claim a material refund of Taxes, or, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, except in each case, to the extent necessary and based upon advice of counsel to (x) preserve the Company’s qualification as a REIT for U.S. federal income tax purposes or (y) qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership, or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary for U.S. federal income tax purposes, provided that prior to taking any action pursuant to clause (x) or (y) above, the Company shall promptly inform Parent of such action as soon as reasonably practicable and shall consult with and cooperate in good faith with Parent and shall consider in good faith all reasonable comments from Parent, in each case, with respect to such action, provided that nothing herein shall prevent the Company after such consultation from taking such action in its reasonable, good-faith discretion, except to the extent that taking such action would reasonably be expected to have a material adverse impact on Parent after the Closing;

(n) take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause (i) the Company to fail to qualify as a REIT or (ii) any Company Subsidiary (A) to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be or (B) that is not treated as a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code as the date hereof to be so treated;

(o) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries, (ii) transactions under master repurchase agreements entered into in the ordinary course of the Company’s business and consistent with past practice, (iii) guarantees by the Company of Indebtedness of Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness of the Company or any Company Subsidiary, which Indebtedness is incurred in compliance with the immediately preceding clause (ii), (iv) dollar roll financing transactions pursuant to the Company’s existing master securities forward transactions agreements (as in effect as of the date hereof) solely to finance the purchase price of one-month “To Be Announced” agency mortgage-backed securities and that are in the ordinary course of the Company’s business consistent with past practice, (v) Indebtedness not to exceed $500,000 in aggregate principal amount outstanding (other than Indebtedness otherwise allowed under this Section 6.1(o)), or (vi) any derivative financial Contracts entered into in the ordinary course of business consistent with past practice for the purpose of fixing or hedging interest rate or currency exchange rate risk and not for speculative purposes; provided that after giving effect to such transaction or incurrence, the duration, as calculated using the Blackrock Solutions model, of the portfolio of the Company and the Company Subsidiaries shall not be greater than a year more than or less than a year less than the duration, as calculated using the Blackrock Solutions model, of the portfolio of the Company and the Company Subsidiaries as of the date of this Agreement and set forth in Section 6.1(ii)(o) of the Company Disclosure Letter (provided that, if such duration becomes greater than one year more than or less than one year less than the duration as of the date of this Agreement, the Company will have seven (7) calendar days to effect transactions to bring the duration into compliance, and provided, further, that promptly upon the commencement of such seven (7) day period, but in any event no more than one (1) business day after such commencement, the Company will notify Parent if the duration becomes greater than one year more than or less than one year less than the duration as of the date of this Agreement, and will in engage in good faith consultation with Parent to bring the duration into compliance); provided further that nothing contained in this Section 6.1(ii)(o) shall prohibit the Company and the Company Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(p) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof);

(q) fail to duly and timely file all material reports and other material documents required to be filed with NASDAQ, the SEC or any Governmental Entity or Program Lender, subject to extensions permitted by Law or applicable rules and regulations;

(r) enter into any transactions or Contracts with (i) any affiliates, (ii) any other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (iii) the Company Manager or any of its affiliates;

(s) enter into any transactions or Contracts that would restrict the ability of Parent and the Surviving Corporation to engage after the Acceptance Time or Effective Time in all the activities in which the Company is engaged as of the date hereof;

(t) take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Company Subsidiaries to be required to be registered as an investment company under the Investment Company Act;

(u) take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Company Subsidiaries to fail to be eligible for the relief set forth in the No-Action Letter;

(v) enter into any new line of business;

(w) fail to pay the premiums on or cancel the Company’s insurance policies;

(x) amend in any material respect the investment policy of the Company or any of the Company Subsidiaries as in effect on the date hereof, or fail to comply with such investment policy;

(y) terminate, materially amend, materially restate, materially supplement or waive any material rights under any Operator Lease, except in connection with the exercise by the applicable Operator under any Operator Lease of any rights that do not require the consent of, or any action by, the Company or a Company Subsidiary;

(z) transfer, market, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, create or incur any Lien (other than Permitted Liens) on or allow to lapse or expire or otherwise dispose of, any Company Property, other than in the ordinary course of business consistent with past practice and other than (A) the lease or marketing for leasing of Company Property under existing Real Property Leases to current tenants, and (B) the leasing of Company Property pursuant to Real Property Leases entered into after the date hereof in the ordinary course of business consistent with past practice in all material respects;

(aa) enter into any partnership agreement, limited liability company agreement or other similar agreement with any Person that is not a wholly-owned Company Subsidiary, or distribute or otherwise make available any offering document for purposes of, or make any commitments with respect to, obtaining equity capital; or

(bb) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.4, nothing in this Agreement shall prohibit the Company or Company Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement (including Section 6.4) or otherwise.

6.2 Conduct of Business by Parent. Parent agrees that between the date of this Agreement and the date of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (a) as set forth in Section 6.2 of the Parent Disclosure Letter, (b) as specifically permitted or required by this Agreement, (c) as required by Law, or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent (i) shall maintain the status of Parent as a REIT and shall, and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its and their present business organizations, goodwill and ongoing businesses and to preserve its and their present relationships with customers, suppliers, vendors, Governmental Entities and other Persons with whom it and they have material business relations, and (ii) shall not, and shall not permit any Parent Subsidiary to, directly or indirectly:

(a) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of Parent or any Parent Subsidiary), except for (i) the declaration and payment by Parent of regular quarterly cash dividends on the outstanding shares of Parent Common Stock, with declaration, record and payments dates consistent with its past practice, (ii) the declaration and payment by Parent of the dividends contemplated by Section 6.4, (iii) the declaration and payment by Parent of required quarterly cash dividends, if any, on the outstanding shares of Parent Series C Preferred Stock, Parent Series D Preferred Stock, Parent Series F Preferred Stock and Parent Series G Preferred Stock, with declaration, record and payment dates consistent with past practice, at rates not to exceed quarterly rates of $0.476563, $0.46875, $0.434375 and $0.35660 per share, respectively, in accordance with the terms of each series of preferred stock, (iv) the declaration and payment of cash dividends or other cash distributions to Parent by any directly or indirectly wholly owned Parent Subsidiary, (v) distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary, and (vi) any distribution, including under Section 857, 858 or 860 of the Code or applicable State Law reasonably necessary for Parent to maintain its qualification as a REIT and to avoid the imposition of any entity level income or excise Tax under the Code or applicable State Law;

(b) split, combine, reduce or reclassify any of its issued or unissued shares, except for transactions (i) by a wholly owned Parent Subsidiary which remains a wholly owned Parent Subsidiary after consummation of such transaction, or (ii) that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(d) and Section 3.1(e), respectively, and for which the proper adjustment is made;

(c) amend the Parent Governing Documents in a manner that would prevent or materially impede or delay the consummation of the Offer, the Merger or the other Transactions or that would be material and adverse to the holders of Company Shares relative to the treatment of existing holders of Parent Common Stock;

(d) fail to duly and timely file all material reports and other material documents required to be filed with the SEC, the NYSE or any Program Lender, subject to extensions permitted by Law or applicable rules and regulations;

(e) adopt a plan of complete or partial liquidation of Parent or resolutions providing for a complete or partial liquidation, dissolution or recapitalization of Parent;

(f) take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Parent to fail to qualify as a REIT; or

(g) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.4, nothing in this Agreement shall prohibit Parent or Parent Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement (including Section 6.4) or otherwise.

6.3 Non-Solicitation by the Company.

(a) From and after the date of this Agreement until the earlier of the Acceptance Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, and except as otherwise provided in this Section 6.3, the Company agrees that it (including the Company Board of Directors) shall not, and shall cause each Company Subsidiary and Representative not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing non-public information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any non-public information relating to the Company or any Company Subsidiary in connection with, an actual or potential Acquisition Proposal (other than to state that the terms of this Agreement prohibit such negotiations), (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (v) if an

Acquisition Proposal that is an exchange or tender offer has been commenced, fail to publicly recommend against any such Acquisition Proposal within ten (10) business days of being requested to do so by Parent (provided that Parent may not make more than one request with respect to any such Acquisition Proposal unless such Acquisition Proposal is amended or supplemented, in which case Parent may make one request with respect to each amendment or supplement), (vi) if an Acquisition Proposal has been publicly disclosed, fail to reaffirm the Company Board Recommendation within ten (10) business days of being requested to do so by Parent (provided that Parent may not make more than one request with respect to any such Acquisition Proposal unless such Acquisition Proposal is amended or supplemented, in which case Parent may make one request with respect to each amendment or supplement), (vii) enter into any merger agreement, acquisition agreement, reorganization agreement, letter of intent or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement to the extent permitted by this Section 6.3), or (viii) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi) and (viii) (to the extent related to the foregoing clauses (iii), (iv), (v) and (vi)) above, a “Change of Recommendation”). The Company shall, and shall cause the Company Subsidiaries and its and their respective directors, officers, employees and other Representatives (including the Company Manager) to, immediately cease any and all existing discussions or negotiations with any parties (or provision of any non-public information to any parties) conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal. Promptly after the date hereof, the Company shall request that each Person that has heretofore within the preceding eighteen (18) months executed a confidentiality agreement relating to an Acquisition Proposal or a potential Acquisition Proposal promptly destroy or return to the Company all non-public information relating to such Acquisition Proposal or to the Company or its businesses or assets heretofore furnished by the Company or any of its Representatives to such Person or group or any of its representatives in accordance with the terms of such confidentiality agreement (provided that no such request is required to be made for confidentiality agreements executed more than one (1) year prior to the date hereof if the Company has made a similar request prior to the date hereof). For purposes of this Section 6.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiaries or any of their Representatives. Notwithstanding the foregoing, submission of an Acquisition Proposal by the Company Manager or its affiliates and their actions related thereto shall not be deemed a breach or violation of this Section 6.3(a) so long as the directors and officers and other Representatives of the Company not otherwise affiliated with the Company Manager did not take actions that would breach or violate this Section 6.3(a) with respect to such Acquisition Proposal.

(b) Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to the Acceptance Time, an unsolicited, written Acquisition Proposal that did not result from a breach of this Section 6.3, which the Company Board of Directors, upon the recommendation of the Company Special Committee, determines in good faith after consultation with the Company’s outside legal and financial advisors (i) constitutes a Superior Proposal or (ii) could reasonably be expected to result in a Superior Proposal, and in each case that the failure to take such action would be inconsistent with the directors’ duties under applicable Law, then in either event the Company may take the following actions: (x) furnish non-public information to the Person making such Acquisition Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Acquisition Proposal.

(c) The Company shall promptly (and in any event within the earlier of thirty-six (36) hours and one business day) notify Parent after receipt by the Company, any of the Company Subsidiaries or any of their respective Representatives of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for non-public information relating to the Company or any Company Subsidiary by any Person who has made or would reasonably be expected to make any Acquisition Proposal. Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including copies of all written requests, proposals, correspondence or offer, including proposed agreements received by the Company, any of the Company

Subsidiaries or any of their respective Representatives. The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and provide to Parent copies of all written materials received or sent by the Company related thereto. The Company shall promptly provide to Parent any material non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within the earlier of thirty-six (36) hours and one business day after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(b). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any Person (other than Parent and Purchaser) from the restrictions on “business combinations” contained in any applicable Takeover Statute or, with respect to any Person who has made or is considering making an Acquisition Proposal, stock ownership limitations contained in the Company Governing Documents or otherwise cause such restrictions or limitations not to apply.

(d) Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(e), at any time prior to the Acceptance Time, the Company Board of Directors may (i) make a Change of Recommendation in response to an Intervening Event if the Company Board of Directors, upon the recommendation of the Company Special Committee, has determined in good faith after consultation with the Company’s outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an unsolicited Acquisition Proposal, which the Company Board of Directors determined in good faith after consultation with the Company’s outside legal and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined, upon the recommendation of the Company Special Committee, in good faith after consultation with the Company’s outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law. “Intervening Event” means any event, change in circumstance or development that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known or reasonably foreseeable by the Company Board of Directors as of or prior to the date of this Agreement and which becomes known to the Company Board of Directors prior to the Acceptance Time; provided, however, that in no event shall the following events, developments or changes in circumstances, constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (B) changes, in and of itself, in the market price or trading volume of the Company Common Stock or Parent Common Stock or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published projections, forecasts or revenue or earnings predictions for any period.

(e) Prior to the Company taking any action permitted (i) under Section 6.3(d)(i), the Company shall provide Parent with three (3) business days’ prior written notice advising Parent it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such three (3) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate (and if Parent does negotiate, Parent shall cause its Representatives (including its executive officers) to negotiate in good faith)) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such three (3) business day period the Company Board of Directors again makes the determination under Section 6.3(d)(i) (after in good faith taking into account any amendments proposed by Parent), or (ii) under Section 6.3(d)(ii), the Company shall provide Parent with three (3) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, and during such three (3) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such three (3) business day period the Company Board of Directors again makes the determination under Section 6.3(d)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company’s stockholders would receive as a result of the Superior Proposal, whether or not material), the Company shall notify Parent of each such amendment, revision or change in compliance with Section 6.3(c) and the applicable three (3) business day period shall be extended until at least two (2) business days after the time that Parent receives notification from the Company of each such amendment, revision or change and the Company Board of Directors shall not make a Change of Recommendation prior to the end of any such period as so extended in accordance with the terms of this Section 6.3(e).

(f) Nothing in this Agreement shall prohibit the Company Board of Directors from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that this Section 6.3(f) shall not permit the Company Board of Directors to make a Change of Recommendation except to the extent permitted by Section 6.3(d) and Section 6.3(e).

(g) References in this Section 6.3 or in Article I to the “Company Board of Directors” shall mean the Company Board of Directors or, to the extent applicable, a committee thereof, including the Company Special Committee.

6.4 Additional Dividends.

(a) Prior to the Effective Time, the Company shall declare a dividend to its stockholders, the record date for which shall be the close of business on the fourth business day prior to the day on which the Acceptance Time occurs, and the payment date for which shall be the business day on which the Acceptance Time occurs, subject to funds being legally available therefor; provided that the payment of such dividend may be conditioned upon the occurrence of the Acceptance Time; provided, further, that the Company shall, not later than the payment date described above for such dividend, set aside and deliver to the paying agent for the payment of such dividend, the aggregate amount required to be paid pursuant to such dividend, and in no event shall Parent fund, directly or indirectly, the payment of such dividend. The per share dividend amount payable by the Company pursuant to this Section 6.4(a) shall be an amount equal to (i) the Company’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the business day prior to the day on which the Acceptance Time occurs, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “Company Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend.

(b) The Company and Parent shall cooperate in good faith to determine whether it is necessary to declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount. Such determination shall be made at least twelve (12) days prior to the then-applicable expiration date of the Offer. It is expected that, in addition to regular quarterly dividends, notwithstanding anything in this Agreement to the contrary, Parent will declare and pay a stub-period dividend to its stockholders, with a record date as of the close of business on the last business day prior to the day on which the Acceptance Time occurs, on a comparable basis as the Company dividend paid pursuant to Section 6.4(a)(i) (provided that Parent shall be permitted to take into account increases or anticipated increases in such dividend amount contemplated by Section 6.2(ii)(a)(i)), and including an additional per share amount equal to the Company Additional Dividend Amount (if any) (on a per share basis), divided by 0.9519.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, to the extent permitted by applicable Law, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, Contracts, personnel (which, for the avoidance of doubt, with respect to the Company shall not include the Company Manager’s portfolio management personnel), books and records and, during such period, the Company shall, and shall cause the Company Subsidiaries to, furnish reasonably promptly to Parent information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request, including but not limited to (x) information regarding financing reporting, cash management, accounts payable and receivable and portfolio level information, and (y) the duration, as calculated using the Blackrock Solutions model, of the portfolio of the Company and the Company Subsidiaries and the notional balance of Company MBS, “To Be Announced” agency mortgage-backed securities, credit risk transfer securities, legacy residential mortgage-backed securities and swaptions (collectively, the “Portfolio Information”), and, at the reasonable request of Parent, the Company shall provide regular updates to Parent regarding its portfolio risk and portfolio activities, including through weekly delivery of the Portfolio Information. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 7.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (B) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Laws. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any non-public information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Offer, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Annex B or give rise to any right to terminate under Article IX.

(d) Prior to the Closing, the Company shall use reasonable best efforts to cause the Company Manager and each affiliate of the Company Manager to deliver to the Company all Contracts and records in the Company Manager’s or any of its affiliates’ possession or control to the extent (with respect to Contracts) they are Contracts to which the Company or any Company Subsidiary is a party, and with respect to records, to the extent they pertain to the business of the Company and the Company Subsidiaries, provided that, for the avoidance of doubt, such records shall not include records that are the owned property of the Company Manager and are not owned property of the Company or any of its Subsidiaries.

(e) The Company shall give written notice to Parent as promptly as practicable if at any time the Liquidity Ratio Test is not satisfied, and the Company shall in good faith consider implementing the reasonable recommendations of Parent with respect to maintaining adequate liquidity.

7.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Offer, the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity and/or Program Lender in order to consummate the Offer, the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

(b) In connection with and without limiting the foregoing, each of the Parties shall give any notices to third parties, and each of the Parties shall use, and cause each of their respective Subsidiaries and affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Offer and Merger. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity or Program Lender and will cooperate in responding to any inquiry from a Governmental Entity or Program Lender, including promptly informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity or Program Lender, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity or Program Lender with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity or Program Lender in connection with the Offer and the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the Parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity or Program Lender in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity or Program Lender.

(c) In connection with obtaining any approval or consent from any Person with respect to the Offer or the Merger, the Company or any Company Subsidiary shall not pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The Parties shall cooperate to obtain such consents.

(d) For the avoidance of doubt, the Parties agree that no transfer of any interest in any project of the Company or any its Subsidiaries under this Agreement shall be effective prior to obtaining any applicable Required Consents of HUD. Prior to obtaining any such Required Consents of HUD, (i) Parent and its Subsidiaries will not take possession of any such project nor assume benefits of any such project ownership prior to such approval by HUD and (ii) Parent and its assigns will have no right upon any breach by the Company hereunder to seek damages, directly or indirectly, from the applicable project to which the HUD approval relates, including from any assets, rents, issues or profits thereof, and shall have no right to effect a lien upon such projects or the assets, rents, issues, or profits thereof.

7.3 Publicity. So long as this Agreement is in effect, none of the Company, the Company Subsidiaries, Parent, the Parent Subsidiaries or the manager of Parent shall issue or cause the publication of any press release or other public announcement with respect to the Offer, the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Offer, the Merger or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Parties shall not be required by this Section 7.3 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; provided, further, that each Party and their respective affiliates and Representatives may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3; and provided, further, that none of the limitations set forth in this Section 7.3 shall apply in connection with or following a Change of Recommendation.

7.4 D&O Insurance and Indemnification.

(a) For not less than six (6) years from and after the Effective Time, Parent shall and shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors, officers and agents of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the extent permitted by applicable Law; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions), in connection with such Persons serving as an officer, director, employee, agent or fiduciary of the Company or any of the Company Subsidiaries or of any Person if such service was at the request or for the benefit of the Company or any of the Company Subsidiaries, to the extent permitted by Law and provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement and which were provided to Parent prior to the date hereof (including the Management Agreement). Without limiting or being limited by the foregoing, the Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective charter or bylaws (or comparable organizational documents) or in any agreement (including the Management Agreement) shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For six (6) years after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and the organizational documents of any Company Subsidiary and (ii) except to the extent such agreement provides for an earlier termination, any other agreements of the Company and the Company Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors, agents and employees and advancement of expenses that are in existence on the date of this Agreement, copies of all of which have been provided to Parent prior to the date hereof (including the Management Agreement), and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions).

(c) At or prior to the Acceptance Time, in consultation with Parent as provided in this Section 7.4(c), the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that the Company shall, in cooperation with Parent, use commercially reasonably efforts to obtain the most favorable pricing and most comprehensive coverage reasonably available for such “tail” policy and the Company shall not commit or spend on such “tail” policy more than 300% of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount. After the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no Party shall have any other obligation to purchase or pay for insurance hereunder. The Company shall in good faith cooperate and consult with Parent prior to the Acceptance Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options, and shall in good faith consider Parent’s recommendations with respect thereto.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Offer and the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section  7.4, each of whom may enforce the provisions thereof.

7.5 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer, the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or otherwise to eliminate or minimize the effect of such Takeover Statute on the Offer, the Merger and the other Transactions. No Change of Recommendation shall change, or be deemed to change, the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Offer, the Merger or any of the other Transactions.

7.6 Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

7.7 Rule 16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, the Company shall promptly furnish Parent with all requisite information for Parent to take the actions contemplated by this Section 7.7.

7.8 Security Holder Litigation. Each Party shall provide the other Party prompt notice of any litigation brought by any stockholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Offer, the Merger, this Agreement or any of the other Transactions, and shall keep the other Party informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense and subject to a customary joint defense agreement) in the defense or settlement of any such litigation, the Company shall reasonably cooperate with Parent conducting the defense or settlement of such litigation, and no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.8 and Section 6.1 or Section 7.2, the provisions of this Section 7.8 shall control.

7.9 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist each of the Company Common Stock and Company Preferred Stock from NASDAQ and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

7.10 Director Resignations. The Company shall cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

7.11 Certain Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the Offer and the Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by executing and delivering customary tax representation letters to the Company’s and/or Parent’s counsel, as applicable, in form and substance reasonably satisfactory to such counsel, in connection with (i) any tax opinion or description of the U.S. federal income tax consequences of the Offer and the Merger contained or set forth in the Form S-4 or (ii) the tax opinions referenced in clauses (E)(5)(i) and (E)(5)(ii) of Annex B. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Offer and the Merger, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required pursuant to a “final determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law), shall report, for federal income tax purposes, the Offer and the Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) The Company shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to in clauses (E)(5)(ii) and (E)(6)(ii) of Annex B, (ii) deliver to each of Hogan Lovells US LLP and Hunton Andrews Kurth LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the date of the expiration of the Offer, respectively, and signed by an officer of the Company, as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP to render the opinion described in clause (E)(6)(ii) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer, and Hunton Andrews Kurth LLP to render the opinion described in clause (E)(6)(i) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer, and (iii) deliver to Wachtell, Lipton, Rosen & Katz and Cooley LLP officer’s certificates, dated as of the effective date of the Form S-4 and the date of the expiration of the Offer, respectively, and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render the opinion described in clause (E)(5)(i) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer, and Cooley LLP to render the opinion described in clause (E)(5)(ii) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer.

(c) Parent shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to in clauses (E)(5)(i) and (E)(6)(i) of Annex B, (ii) deliver to Hunton Andrews Kurth LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the date of the expiration of the Offer, respectively, and signed by an officer of Parent, as shall be reasonably necessary or appropriate to enable Hunton Andrews Kurth LLP to render the opinion described in clause (E)(6)(i) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer, and (iii) deliver to Wachtell, Lipton, Rosen & Katz and Cooley LLP officer’s certificates, dated as of the effective date of the Form S-4 and the date of the expiration of the Offer, respectively, and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render the opinion described in clause (E)(5)(i) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer, and Cooley LLP to render the opinion described in clause (E)(5)(ii) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer.

(d) The Company and its affiliates shall, with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), take any actions, including making or causing the Company Subsidiaries to make elections pursuant to Treasury Regulations Section 301.7701-3(c)(1)(i) and Section 856(l) of the Code, as are reasonably necessary to preserve its qualification as a REIT, and the Company and its affiliates shall cooperate with Parent and its Representatives in taking any such actions as Parent may reasonably request.

7.12 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger and the shares of Parent Series H Preferred Stock to be issued in the Merger to be approved for listing on the NYSE, in each case subject to official notice of issuance.

7.13 14d-10 Matters. The Parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”), to certain holders of Company Shares and holders of Company RSUs. The Compensation and Governance Committee of the Company Board of Directors (the “Company Compensation Committee”) (A) at a meeting held or to be held prior to the Acceptance Time, has duly adopted or will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (ii) the treatment of the Company RSUs, as applicable, in accordance with the terms set forth in this Agreement, and (iii) the terms of Section 7.4, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. The Company represents and warrants that each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

7.14 Treatment of Management Agreement. On the date hereof, the Company, MTGE TRS, LLC and the Company Manager have entered into an amendment to the Management Agreement, in the form of Exhibit 1 hereto, to which Parent is an express third party beneficiary, terminating the Management Agreement effective one (1) month following the Closing Date (such amendment, the “Termination Amendment”), and such termination shall be without any liability (except to the extent specifically set forth therein) to the Company, any of the Company Subsidiaries, Parent, any affiliate of Parent, or the Surviving Corporation. The Company has provided to Parent a true, correct and complete copy of the executed Termination Amendment. The Company shall not amend, modify or waive any rights under the Management Agreement or the Termination Amendment without Parent’s prior written consent. Notwithstanding anything herein to the contrary, in no event shall the Company pay the Company Manager any amounts in excess of the amounts that are expressly required to be paid by the Company pursuant to the terms of the Management Agreement.

7.15 Existing Indebtedness. The Company and the Company Subsidiaries shall, and shall use their commercially reasonable efforts to cause their Representatives to, (a) cooperate with Parent and Purchaser in connection with (i) the replacement, backstopping or amendment, as of the Effective Time, of outstanding financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments and obligations of the Company and the Company Subsidiaries, including granting any waivers in respect thereof and facilitating the migration of such financial products to the facilities of Parent or its affiliates and (ii) the satisfaction or amendment, as of the Effective Time, of derivative financial instruments or arrangements (including any swaps, caps, floors, futures, forward contracts and option agreements), and (b) obtain and deliver to Parent, no later than three (3) business days prior to the Effective Time, customary payoff letters for any Indebtedness of the Company or any Company Subsidiary, each executed (or to be executed no later than the Effective Time) by the holders of such Indebtedness (or the authorized representative thereof), in each case as reasonably requested by Parent.

7.16 Employees and Employee Benefit Plans.

(a) Parent shall, or shall cause the Surviving Corporation or a Subsidiary thereof to, comply with each severance agreement set forth in Section 7.16 of the Company Disclosure Letter to the extent that such agreement remains in effect as of the Effective Time, provided that, for the avoidance of doubt, after the Closing Parent and/or its Subsidiaries may amend, modify or otherwise alter each such severance agreement in accordance with its terms.

(b) On and after the Closing Date, (i) Parent shall ensure, or cause the Surviving Corporation or a Subsidiary thereof to ensure, that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any employees of the Company and its Subsidiaries as of immediately prior to the Effective Time who continue employment with Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) following the Effective Time (“Continuing Employees”) or their dependents or beneficiaries under any welfare benefit plans sponsored by Parent and its Subsidiaries (“Parent Plans”) in which such Continuing Employees or their dependents or beneficiaries first become eligible to participate after the Effective Time, except to the extent such exclusions, limitations or restrictions would apply under the analogous Company Benefit Plan in which any such Continuing Employee was a participant or was eligible to participate immediately prior to the Effective Time and (ii) any costs or expenses incurred by Continuing Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such Parent Plans for the plan year in which the Closing Date occurs, except to the extent such costs or expenses would not be taken into account for such purposes under the analogous Company Benefit Plan in which any such Continuing Employee was a participant or was eligible to participate immediately prior to the Effective Time.

(c) With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Parent or its Affiliates (including the Surviving Corporation following the Closing) in which the Continuing Employees become eligible to participate after the Effective Time, Parent shall grant, or cause to be granted to, all Continuing Employees from and after the Closing Date credit for all service with the Company, its Affiliates and their predecessors prior to the Closing Date for purposes of eligibility to participate, vesting credit, eligibility to commence benefits, and benefit accrual, but excluding (i) benefit accrual under any defined benefit pension plan or retiree medical program and (ii) any such credit that would result in a duplication of benefits.

(d) Nothing contained in this Section 7.16 or any other provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including any Company Benefit Plan or any employee benefit plan of Parent or any of its Subsidiaries, (ii) shall alter or limit the ability of any of Parent, the Surviving Corporation, or any of their respective Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any Person (including for the avoidance of doubt any current or former employee, director, officer or other service provider or any participant in a Company Benefit Plan or other employee benefit plan, agreement or other arrangement) any right as a third-party beneficiary of this Agreement.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Purchase of Shares of Company Common Stock. Purchaser shall have accepted for payment all of the Company Shares validly tendered and not validly withdrawn pursuant to the Offer.

(b) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time, or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned, at any time before the Acceptance Time, as follows (with any termination by Parent also being an effective termination by Purchaser):

(a) by mutual written consent of Parent and the Company;

(b) by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent and/or Purchaser shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Parent and Purchaser set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) in a manner that would give rise to the failure of any of the conditions to the Offer set forth in clauses (G)(1) or (G)(2) of Annex B and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent and/or Purchaser within thirty (30) calendar days following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c) by Parent, in the event that (i) neither Parent nor Purchaser is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement, or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) in a manner that would give rise to the failure of any of the conditions to the Offer set forth in clauses (E)(1) or (E)(2) of Annex B and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company within thirty (30) calendar days following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy;

(d) by either Parent or the Company, if the Acceptance Time has not occurred on or before 11:59 p.m., Eastern Time, on February 2, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of any of the conditions to the Offer set forth in Annex B having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement;

(e) by Parent, if, prior to the Acceptance Time, the Company or the Company Board of Directors (or any committee thereof) shall have effected a Change of Recommendation or breached Section 6.3 in any material respect;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer and/or the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the issuance of such order, injunction, decree or ruling;

(g) by the Company in order to enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied with the terms of Section 6.3(e)(ii) prior to any such termination and (ii) immediately prior (and as a condition) to the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b); or

(h) by either the Company or Parent if the Offer shall have terminated or expired in accordance with its terms without all conditions to the Offer set forth in Annex B having been satisfied (subject to the rights and obligations of Purchaser to extend the Offer pursuant to Section 1.1(e)(ii)); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(h) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of any of the conditions to the Offer set forth in Annex B having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement.

9.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided, however, nothing herein shall relieve any Party from liability for fraud or a Willful Breach of this Agreement prior to such termination or the requirement to make the payments set forth in Section 9.2(b).

(b) Termination Fee and Reimbursement of Expenses.

(i) If (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(d) or Section 9.1(h), or Parent terminates this Agreement pursuant to Section 9.1(c) as a result of the Company having breached, failed to perform or violated its covenants or agreements under this Agreement, (B) an Acquisition Proposal shall have been publicly disclosed after the date of this Agreement and prior to the date of such termination and shall not have been publicly withdrawn prior to the termination of this Agreement, and (C) within twelve (12) months of such termination, any Acquisition Proposal is consummated or a definitive agreement with respect to any Acquisition Proposal is entered into and such Acquisition Proposal is thereafter consummated, within two (2) business days after the date any such Acquisition Proposal is consummated, the Company shall pay a fee of $35,118,500.00 in cash (the “Termination Fee”) to Parent. Solely for purposes of this Section 9.2(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “20%” and “80%” therein shall be deemed to be references to “50%.”

(ii) If Parent terminates this Agreement pursuant to Section 9.1(e), within two (2) business days after such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(iii) If the Company terminates this Agreement pursuant to Section 9.1(g), immediately prior to such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(iv) For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c) Any payment required to be made under this Section 9.2 shall be made by wire transfer of same-day funds to the account or accounts designated by Parent.

(d) Each of the Parties acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that the Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Parent and Purchaser in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amount or amounts were due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Other than for Willful Breach, payment of the Termination Fee (and any additional amounts required under this Section 9.2(d)) to Parent by the Company in accordance with this Agreement shall be the sole and exclusive remedy of Parent and shall be deemed to be liquidated damages for any actual or purported breach of this Agreement and for any and all losses or damages suffered or incurred by Parent or any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination and, after such payment has been made, the Company and its Affiliates shall have no further liability for any such actual or purported breach or for any and all losses or damages suffered or incurred by Parent or any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination.

ARTICLE X

MISCELLANEOUS

10.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Purchaser, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Purchaser or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

10.3 Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

10.4 Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile transmission (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as

Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Parent or Purchaser, to:

Annaly Capital Management, Inc.
1211 Avenue of the Americas, 41st Floor
New York, New York 10036
Attention: Chief Legal Officer
Facsimile: (347) 442-3117

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Adam O. Emmerich Ronald C. Chen
Facsimile: (212) 403-2000

If to the Company, to:

MTGE Investment Corp.
2 Bethesda Metro Center, 12th Floor
Bethesda, Maryland 20814
Attention: Randy Dobbs
Facsimile: (202) 842-7899

with copies to (which shall not constitute notice):

Cooley LLP (US)
1299 Pennsylvania Avenue, NW Suite 700
Washington, D.C. 20004
Attention: Thomas R. Salley J. Kevin Mills
Facsimile: (202) 842-7899

10.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.6 Counterparts. This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.7 Entire Agreement Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1 hereof, Parent and Purchaser shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 7.4 and the last sentence of Section 7.16(c), nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

10.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Court of Baltimore City, Maryland and to the jurisdiction of the United States District Court for the State of Maryland and any appellate courts thereof (the “MD Courts”), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the MD Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the MD Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. In the event that any action or proceeding described in the preceding sentence is pending in the Circuit Court for Baltimore City, Maryland, each of the Parties shall cooperate in seeking to have the action or proceeding assigned to the Business & Technology Case Management Program. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

10.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER, THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties other than by virtue of the consummation of the Transactions. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.12 Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ANNALY CAPITAL MANAGEMENT, INC.

By	/s/ Anthony Green
Name:	Anthony Green
Title:	Chief Legal Officer

MOUNTAIN MERGER SUB CORPORATION

By	/s/ Anthony Green
Name:	Anthony Green
Title:	Chief Executive Officer and President

MTGE INVESTMENT CORP.

By	/s/ Donald Holley
Name:	Donald Holley
Title:	Chief Financial Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

TO

AGREEMENT AND PLAN OF MERGER

CERTAIN DEFINED TERMS

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions and shall not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person or group (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Person or group, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company (excluding Company Base Preferred Stock), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company (excluding Company Base Preferred Stock); (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“business days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of Maryland or New York or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) repurchase obligations for underlying securities of the types described in clauses (a) and (b) of this definition; (d) commercial paper issued by a corporation rated at least “A-2” or the equivalent thereof by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one (1) year after the date of acquisition; (e) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having a rating of at least A by Standard & Poor’s Corporation and A2 by Moody’s Investors Service, Inc. and a maturity of one year or less from the date of acquisition; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company as in effect on the date hereof.

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“Company Certificate” means the articles of incorporation of the Company, as amended, supplemented or restated, and as in effect on the date hereof.

“Company Equity Plan” means the American Capital Mortgage Investment Corp. Amended and Restated Equity Incentive Plan.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Manager” means MTGE Management, LLC.

“Company Material Adverse Effect” means (i) any material adverse effect on the ability of the Company to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date or (ii) any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, with respect to clause (ii) (and only clause (ii)) of this definition of “Company Material Adverse Effect” no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which the Company operates, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit, foreign exchange or capital market conditions, (d) any change in GAAP or interpretation thereof or other applicable accounting regulations or principles or interpretations thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity, (f) any failure by the Company to meet any internal or published projections for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (g) any change in the trading price of Company Common Stock (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (h) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (i) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement or pendency of this Agreement or the Transactions (other than for purposes of any representation or warranty contained in Section 4.4 (Governmental Consents; No Violation) or any other representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (j) any action expressly required to be taken by the Company by this Agreement, (k) any action or failure to take any action which action or failure to act is consented to or requested by Parent in each case in writing, and (l) any claims, actions, investigations, suits and proceedings brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of duty relating to this Agreement or violations of securities Laws solely in connection with the Offer or the Merger; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e), and (h), if such Effect has had a disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.

“Company RSU” means each restricted stock unit granted under any Company Equity Plan or otherwise that is outstanding immediately prior to the Effective Time.

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“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 16, 2018, between Parent and the Company (as amended or restated from time to time).

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding commitment, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or any amendment thereto or other legally binding undertaking of any nature.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Laws” means any Law relating to pollution or protection of the environment, natural resources or, to the extent relating to exposure to Hazardous Materials, human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Survey” means, with respect to each Healthcare Owned Property, the existing survey (if any) covering such Healthcare Owned Property in possession of the Company, any Company Subsidiary or any of their respective Representatives and made available to Parent.

“Existing Title Policy” means, with respect to each Healthcare Owned Property, any owner’s policy insuring the Company’s or any Subsidiary’s fee simple title to or leasehold estate in, as the case may be, such Healthcare Owned Property in the possession of the Company, any Company Subsidiary or any of their respective Representatives and made available to Parent.

“Expenses” means all reasonable out-of-pocket expenses (including all reasonable out-of-pocket fees and expenses of counsel, financing sources, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9, the Form S-4, any other filings with the SEC and all other matters related to the closing of the Offer, the Merger and the other Transactions.

“FINRA” means the Financial Industry Regulatory Authority.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition, including HUD, or (d) any self-regulatory body or organization having authority or jurisdiction over the activities of any Party or any affiliate or Subsidiary of any Party.

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“Hazardous Materials” means any material, substance or waste that is defined, classified or regulated by Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning or regulatory effect, including, but not limited to, petroleum and its byproducts, asbestos and asbestos-containing materials and polychlorinated biphenols.

“Indebtedness” means with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations in respect of repurchase agreements, “dollar roll” transactions, and similar financing arrangements, (d) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (d) all obligations issued, undertaken or assumed as the deferred purchase price for any property or services or as the deferred purchase price of a business or assets (including any so-called “earn-out” or similar payments (contingent or otherwise) in respect thereof, (e) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees of Indebtedness of others, (g) all capital lease obligations and all synthetic lease obligations, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (i) all securitization transactions, and (j) all obligations, contingent or otherwise, in respect of bankers’ acceptances.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) trade secrets and other know-how, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) Kevin G. Keyes, Anthony C. Green, Glenn A. Votek, David L. Finkelstein and Timothy P. Coffey with respect to Parent or Purchaser, or (b) Ken Pollack, Don Holley and Kasey Reisman with respect to the Company.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity, or any self-regulatory body or organization having authority or jurisdiction over the activities of any Party or any affiliate or subsidiary of any Party, including the rules of FINRA.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Liquidity Ratio Test” means the requirement that the percent that (a) the aggregate fair market value of all unencumbered mortgage-backed securities issued or guaranteed by a U.S. government agency, unencumbered valid and outstanding “factor” payment receivables due from a U.S. government agency and all unpledged and unrestricted cash and Cash Equivalents, in each case held by the Company or a Company Subsidiary, is of (b) the aggregate amount of all outstanding Indebtedness of the Company and the Company Subsidiaries in respect of

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repurchase agreements, warehouse facilities, “To Be Announced” contracts (“To Be Announced”, inclusive of both fixed rate and adjustable rate contracts), and similar financing arrangements, shall at all times during the term of this Agreement be greater than or equal to 3.0%.

“made available” means, with respect to any statement in this Agreement or the Company Disclosure Letter to the effect that any information, document or other material has been “made available”, that such information, document or material was: (i) uploaded for review by Parent and its Representatives in the virtual data rooms established in connection with the Transactions to the execution of this Agreement, or (ii) contained in a true and complete unredacted form in the Company SEC Documents filed prior to the date hereof.

“Management Agreement” means the management agreement between the Company, American Capital Mortgage Investment TRS, LLC and the Company Manager, dated as of July 1, 2016, as amended by the Termination Amendment.

“Merger Consideration” means the Common Merger Consideration and the Preferred Merger Consideration.

“Minimum Distribution Dividend” means such amount, if any, with respect to any taxable year of the Company ending on or prior to the Closing Date, which is required to be paid by the Company prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

“NASDAQ” means the Nasdaq Global Select Market.

“NYSE” means the New York Stock Exchange.

“Operator” means any Person acting as a tenant or lessee under an Operator Lease.

“Operator Lease” means any lease entered into by the Company or a Company Subsidiary (as applicable), acting as landlord or lessor, and another Person, as tenant or lessee, relating to a Company Property pursuant to which tenant or lessee operates the applicable Company Property as a residential healthcare facility, skilled nursing facility and/or senior housing.

“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.

“Parent Equity Plans” means all employee and director equity incentive plans of Parent and agreements for equity awards in respect of Parent Common Stock granted under the inducement grant exception.

“Parent Material Adverse Effect” means (i) any material adverse effect on the ability of Parent and Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date or (ii) any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that, with respect to clause (ii) (and only clause (ii)) of this definition of “Parent Material Adverse Effect” no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which Parent operates, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit, foreign exchange or capital market conditions, (d) any change in GAAP or interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity,

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(f) any failure by Parent to meet any internal or published projections for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (g) any change in the trading price of Parent Common Stock (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (h) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (i) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions (other than for purposes of any representation or warranty contained in Section 5.4 (Governmental Consents; No Violation) or any other representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (j) any action expressly required to be taken by Parent or Purchaser by this Agreement, (k) any action or failure to take any action which action or failure to act is consented to or requested by the Company in each case in writing, and (l) any claims, actions, investigations, suits and proceedings brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of duty relating to this Agreement or violations of securities Laws solely in connection with the Offer or the Merger; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e), and (h), if such Effect has had a disproportionate adverse impact on Parent relative to other companies of comparable size to Parent operating in the industry in which Parent operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect has occurred.

“Parent Series H Preferred Stock” means Parent’s 8.125% Series H Cumulative Redeemable Preferred Stock, with the terms of the Parent Series H Preferred Stock set forth in articles supplementary substantially in the form set forth in Annex C, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Preferred Stock immediately prior to the Merger.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Trading Price” means the volume weighted average closing sale price of one share of Parent Common Stock as reported on the NYSE for the ten (10) consecutive trading days ending on the trading day immediately preceding the Acceptance Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent or is being contested in good faith by the Company or any Company Subsidiary, as applicable, in appropriate proceedings, (iii) which, individually or in the aggregate together with all other Liens under this clause (iii), is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and the Company Subsidiaries as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property, (iv) which is a statutory or common law Lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements, (v) which affects the underlying fee interest in real property subject to a Real Property Lease, (vi) set forth in any Existing Title Policy or Existing Survey, (vii) pursuant to zoning or land use Laws or regulations, or applicable Environmental Law, (viii) that consists of public roads and highways or title to any portion of the premises lying within the right of way or boundary of any public road or private road that would not, individually or in the aggregate, reasonably be expected to materially impair the occupancy or use of any Company Property, (ix) pursuant to any Operator Lease made available to Parent or any subtenant of any Operator or any other

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person claiming by or through an Operator and (x) with respect to Company Properties, Liens that individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the Companies Properties or materially interfere with the use thereof as currently used by any Person.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Program Lenders” means each of Fannie Mae and its successor entities and the HUD lenders/servicers.

“Representatives” means, when used with respect to Parent, Purchaser or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and the Parent Subsidiaries or the Company Subsidiaries, as applicable.

“Required Consents” means the (i) applicable approval of the U.S. Department of Housing and Urban Development (“HUD”) of the applicable transactions contemplated by this Agreement Offer and the Merger as set forth in Form HUD 92266, Application for Transfer of Physical Assets, and supporting documents submitted to HUD and (ii) the applicable approvals of the Program Lenders applicable transactions contemplated by this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide Acquisition Proposal (with references to twenty percent (20%) being deemed replaced with references to fifty percent (50%) and references to eighty percent (80%) being deemed to be replaced with references to fifty percent (50%)) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors would result in a transaction more favorable to the stockholders of the Company from a financial point of view than the Offer and the Merger, taking into account all relevant factors as determined in good faith by the Company Board of Directors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and likelihood of consummation of such proposals) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3)).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

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“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act constitutes in and of itself a material breach of this Agreement.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Terms	Section
Acceptance Time	1.1(f)
Acquisition Proposal	9.2(b)(i)
Agreement	Preamble
Arrangements	7.3
Articles of Merger	2.3
Barclays	4.20
Base Amount	7.4(c)
Book-Entry Shares	3.2(b)
Bribery Legislation	4.9(c)
Cancelled Shares	3.1(b)
Cash Consideration	1.1(a)
Cash Election	1.1(c)(i)
Cash Election Shares	1.1(c)(i)
Certificates	3.2(b)
Change of Recommendation	6.3(a)
Closing	2.2
Closing Date	2.2
Common Merger Consideration	3.1(a)
Company	Preamble
Company Additional Dividend Amount	6.4(a)
Company Base Preferred Stock	4.2(a)
Company Benefit Plans	4.10(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	4.2(a)
Company Common Stock	Recitals
Company Compensation Committee	7.13
Company Disclosure Letter	Article IV
Company Permits	4.9(b)
Company Preferred Shares	3.1(d)
Company Preferred Stock	3.1(d)
Company Property	4.15(a)
Company SEC Documents	4.5(a)
Company Shares	Recitals
Company Special Committee	Recitals
Company Stockholders	Recitals
Continuing Employees	7.16(a)
Effective Time	2.3
Election	1.1(c)(i)
Election Deadline	3.1(e)(i)
Enforceability Limitations	4.3(c)

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Terms	Section
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
FCPA	4.9(c)
Form of Election in Merger	3.1(e)(i)
Form of Election in Offer	1.1(c)(i)
Form S-4	1.1(g)(ii)
Fractional Share Consideration	3.1(a)
GAAP	4.5(b)
Healthcare Owned Property	4.15(a)
Indemnified Parties	7.4(a)
Intervening Event	6.3(d)
Mailing Date	3.1(e)(i)
Maryland Department	2.3
Maryland Short Form Merger Notice	1.1(e)(ii)(C)
Material Contract	4.16(a)
Maximum Cash Shares in Merger	3.1(e)(iii)(1)
Maximum Cash Shares in Offer	1.1(c)(iii)(1)
Maximum Stock Shares in Merger	3.1(e)(iii)(3)
Maximum Stock Shares in Offer	1.1(c)(iii)(3)
MD Courts	10.9(b)
Merger	Recitals
Merger Cash Proration Factor	3.1(e)(iii)(2)
Merger Stock Proration Factor	3.1(e)(iii)(4)
MGCL	Recitals
Minimum Condition	1.1(a)(i)
Mixed Consideration	1.1(a)
Mixed Election	1.1(c)(i)
Mixed Election Shares	1.1(c)(i)
No-Action Letter	4.9(e)
No Election Share	1.1(c)(v)
Offer	Recitals
Offer Cash Proration Factor	1.1(c)(iii)(2)
Offer Consideration	1.1(a)
Offer Documents	1.1(g)(i)(1)
Offer Stock Proration Factor	1.1(c)(iii)(4)
Offer to Purchase	1.1(a)
Operator Permits	4.9(f)
Outside Date	9.1(d)
Parent	Preamble
Parent Capitalization Date	5.2(a)
Parent Disclosure Letter	Article V
Parent Governing Documents	5.1(a)
Parent Permits	5.9(b)
Parent SEC Documents	5.5(a)
Parent Series C Preferred Stock	5.2(a)
Parent Series D Preferred Stock	5.2(a)
Parent Series E Preferred Stock	5.2(a)
Parent Series F Preferred Stock	5.2(a)
Parties	Preamble
Party	Preamble
Person	6.3(a)

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Terms	Section
Preferred Merger Consideration	3.1(d)
Purchaser	Preamble
Qualified REIT Subsidiary	4.1(b)
Real Property Lease	4.15(a)
REIT	4.11(b)
Required Consents	4.4(a)
RSU Consideration	3.4(a)
Sarbanes-Oxley Act	4.6
Schedule 14D-9	1.2(b)
Schedule TO	1.1(g)(i)(1)
Stock Consideration	1.1(a)
Stock Election	1.1(c)(i)
Stock Election Shares	1.1(c)(i)
Surviving Corporation	2.1
Taxable REIT Subsidiary	4.1(b)
Termination Amendment	7.14(a)
Termination Fee	9.2(b)(i)
Transactions	Recitals

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ANNEX B

TO

AGREEMENT AND PLAN OF MERGER

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer or this Agreement, and in addition to (and not in limitation of) Parent’s and Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of this Agreement and applicable Law, and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to the terms and conditions of this Agreement and applicable Law, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer in the event that:

(A) the Minimum Condition shall not have been satisfied at the expiration of the Offer;

(B) any Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer, or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the Offer, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger;

(C) the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceeding seeking a stop order at the expiration of the Offer;

(D) the shares of Parent Common Stock to be issued in the Offer and the Merger and the shares of Parent Series H Preferred Stock to be issued in the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, at the expiration of the Offer;

(E) any of the following conditions exist or have occurred and continue to exist, in each case as of immediately prior to the expiration of the Offer:

(1)(A) the representations and warranties of the Company set forth in Section 4.8(a), Section 4.11(b)(i), Section 4.11(b)(ii) and Section 4.22 shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 4.2(a) and Section 4.2(c) shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any de minimis exceptions; (C) the representations and warranties of the Company set forth in Section 4.1(b), Section 4.2(b), Section 4.3(a), Section 4.20, Section 4.21 and Section 4.23 shall not be true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); and (D) all the other representations and warranties of the Company set forth in this Agreement shall not be true and correct as of the expiration of the Offer (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

B-1

(2) the Company shall not have, in all material respects, performed or complied with its obligations, agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the expiration of the Offer;

(3) an Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect shall have occurred after the date of this Agreement that is then continuing;

(4) Parent and Purchaser shall have failed to receive from the Company a certificate, dated the expiration date of the Offer and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in clauses (1), (2) and (3) immediately above have not occurred;

(5)(i) Parent shall not have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the date of the expiration of the Offer, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, the Offer and the Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (ii) the Company shall not have received an opinion of Cooley LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the date of the expiration of the Offer, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, the Offer and the Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(6) (i) the Company shall not have received a written opinion of Hunton Andrews Kurth LLP, tax counsel to Parent, in form and substance as set forth on Exhibit A-1 attached hereto and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, dated as of the date of the expiration of the Offer, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, (A) at all times since its taxable year ended December 31, 2014 through the date of the expiration of the Offer, Parent has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and (B) the proposed method of operation of Parent will enable Parent to continue to meet the requirements for qualification as a REIT under the Code; and (ii) Parent shall not have received a written opinion of Hogan Lovells US LLP, tax counsel to the Company, in form and substance as set forth on Exhibit A-2 attached hereto and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, dated as of the date of the expiration of the Offer, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, at all times commencing with its taxable year that ended on December 31, 2011 and through and including the taxable year that ends on the Effective Time, the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code;

(7) this Agreement shall have been terminated in accordance with its terms;

(F) the Required Consents of HUD and the Program Lenders shall not have been obtained at or prior to the expiration of the Offer; or

(G) any of the following conditions exist or have occurred and continue to exist, in each case as of immediately prior to the expiration of the Offer:

(1) (A) the representations and warranties of Parent and Purchaser set forth in the first sentence of Section 5.8(a), Section 5.14(b)(i), Section 5.14(b)(ii) and Section 5.16 shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); (B) the representations and warranties of Parent or Purchaser set forth in Section 5.2(a) and Section 5.2(b) shall not be true and correct in all respects as of immediately prior to the expiration of the Offer as though made on and as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date),

B-2

except for any de minimis exceptions; (C) the representations and warranties of Parent and Purchaser set forth in Section 5.3(a) shall not be true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); and (D) all the other representations and warranties of Parent and Purchaser set forth in this Agreement shall not be true and correct as of the expiration of the Offer (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(2) Parent and Purchaser shall not have, in all material respects, performed or complied with its agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the expiration of the Offer; and

(3) an Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect shall have occurred after the date of this Agreement that is then continuing.

Except as expressly set forth in this Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition or as set forth in Section 1.1(a) of this Agreement), in each case, subject to the terms of this Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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ANNEX C

TO

AGREEMENT AND PLAN OF MERGER

FORM OF ARTICLES SUPPLEMENTARY

OF

8.125% SERIES H CUMULATIVE REDEEMABLE PREFERRED STOCK

($25.00 LIQUIDATION PREFERENCE PER SHARE)

OF

ANNALY CAPITAL MANAGEMENT, INC.

Annaly Capital Management, Inc., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”) by duly adopted resolutions that reclassified not more than 2,200,000 shares of authorized but unissued Common Stock (as defined in the Charter) as shares of preferred stock of the Corporation, par value $0.01 per share, and designated such shares as “Series H Cumulative Redeemable Preferred Stock” with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections thereof:

Section 1. Designation and Amount. A series of Preferred Stock, designated the 8.125% Series H Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series H Preferred Stock”), is hereby established. The number of shares of Series H Preferred Stock initially shall be 2,200,000.

Section 2. Maturity. The Series H Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) the Corporation decides to redeem or otherwise repurchase the Series H Preferred Stock or (ii) the Series H Preferred Stock becomes convertible and is actually converted pursuant to Section 7 hereof. The Corporation is not required to set aside funds to redeem the Series H Preferred Stock.

Section 3. Ranking. The Series H Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on a parity with the Corporation’s 7.625% Series C Cumulative Redeemable Preferred Stock, 7.50% Series D Cumulative Redeemable Preferred Stock, 6.95% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 6.50% Series G Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, and with all other equity securities issued by the Corporation with terms specifically providing that those equity securities rank on a parity with the Series H Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series H Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. The term “equity securities” shall not include convertible debt securities.

Section 4. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series H Preferred Stock as to dividends, holders of shares of the Series H Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the

Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 8.125% per annum of the $25.00 liquidation preference per share of Series H Preferred Stock (equivalent to $2.03125 per annum per share). Such dividends with respect to each share of Series H Preferred Stock shall accumulate daily and shall be cumulative from, and including, [●]1, and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 (each, a “Dividend Payment Date”), commencing on [next payment date of Annaly preferred after merger closing]; provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on either the immediately preceding Business Day or the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series H Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation for the Series H Preferred Stock at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a Business Day, in which the applicable Dividend Payment Date falls or on such record date set by the Board, not more than 30 days preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

(b) Notwithstanding anything to the contrary contained in Section 4(a), if, following a Change of Control (as hereinafter defined), the Corporation has not exercised its option to redeem the Series H Preferred Stock pursuant to Section 6, the quarterly cumulative dividend rate shall be increased by three hundred (300) basis points per annum (such increased dividend rate, the “Special Dividend Rate”). Holders of shares of the Series H Preferred Stock will be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends from, and including, the first date on which the Change of Control has occurred at the Special Dividend Rate for so long as the Corporation has not exercised its option to redeem the Series H Preferred Stock pursuant to Section 6.

(c) No dividends on shares of Series H Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(d) Notwithstanding anything to the contrary contained herein, dividends on the Series H Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series H Preferred Stock which may be in arrears, and holders of the Series H Preferred Stock will not be entitled to any

[1]	NTD: Date expected to be April 1 or July 1. If Mountain has not declared the July 15 dividend by the time of the closing, accrual will begin on the first day of the first month of the second quarter (April 1), and payment dates will be the same as Annaly’s payment dates (i.e., second quarter dividend to be paid on June 30). If Mountain has declared the July 15 dividend and closing occurs prior to the payment date (i.e., closing occurs between June 16 and July 15), Annaly will assume the second quarter dividend payment obligation (i.e., second quarter dividend to be paid on July 15) and accrual for the third quarter will begin on the first day of the first month of the quarter (July 1), and future payment dates will be the same as Annaly’s payment dates. If closing occurs after July 15 and Mountain has not declared the third quarter dividend (i.e., closing occurs between July 16 and mid-September), accrual will begin on the first day of the first month of the third quarter (July 1), and payment dates will be the same as Annaly’s payment dates (i.e., third quarter dividend to be paid on September 30).

dividends in excess of full cumulative dividends described in Sections 4(a) and (b). Any dividend payment made on the Series H Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series H Preferred Stock.

(e) Except as provided in Section 4(f), unless full cumulative dividends on the Series H Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any class or series of Preferred Stock that the Corporation may issue ranking junior to the Series H Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series H Preferred Stock as to dividends or upon liquidation, (ii) no other distribution shall be declared or made upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series H Preferred Stock as to dividends or upon liquidation, and (iii) any shares of Common Stock and Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series H Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (x) by conversion into or exchange for other capital stock of the Corporation that it may issue ranking junior to the Series H Preferred Stock as to dividends and upon liquidation, and (y) for transfers made pursuant to the provisions of Article XI of the Charter).

(f) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series H Preferred Stock and the shares of any other class or series of Preferred Stock that the Corporation may issue ranking on a parity as to dividends with the Series H Preferred Stock, all dividends declared upon the Series H Preferred Stock and any other class or series of Preferred Stock that the Corporation may issue ranking on a parity as to dividends with the Series H Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series H Preferred Stock and such other class or series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series H Preferred Stock and accumulated or accrued dividends per share on such other class or series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series H Preferred Stock which may be in arrears.

(g) “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of Maryland are authorized or required by law, regulation or executive order to close.

Section 5. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series H Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation it may issue ranking senior to the Series H Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of Twenty-Five Dollars ($25.00) per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Series H Preferred Stock as to liquidation rights.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series H Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on a parity with the Series H

Preferred Stock in the distribution of assets, then the holders of the Series H Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Holders of Series H Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series H Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation, or a statutory share exchange, with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) The Series H Preferred Stock is not redeemable prior to May 22, 2019 except as described in this Section 6 and except that, as provided in Article XI of the Charter, the Corporation may purchase or redeem shares of the Series H Preferred Stock prior to that date in order to preserve its qualification as a real estate investment trust (“REIT”) for federal income tax purposes.

(b) Optional Redemption Right. On and after May 22, 2019, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series H Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If the Corporation elects to redeem any shares of Series H Preferred Stock as described in this Section 6(b), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(c) Special Optional Redemption Right. Notwithstanding anything to the contrary contained in Section 6(a), upon the occurrence of a Change of Control, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series H Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as hereinafter defined), the Corporation has provided notice of its election to redeem some or all of the shares of Series H Preferred Stock pursuant to this Section 6, the holders of Series H Preferred Stock will not have the Change of Control Conversion Right (as hereinafter defined) with respect to the shares called for redemption. If the Corporation elects to redeem any shares of Series H Preferred Stock as described in this Section 6(c), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(d) A “Change of Control” is deemed to occur when, after the Original Issue Date, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of capital stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American LLC (the “NYSE American”) or the NASDAQ Stock

Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.

(e) In the event the Corporation elects to redeem Series H Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series H Preferred Stock called for redemption at such holder’s address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series H Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series H Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(a), Section 6(b) or Section 6(c); (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (viii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series H Preferred Stock being so called for redemption will not be able to tender such shares of Series H Preferred Stock for conversion in connection with the Change of Control and that each share of Series H Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the shares of Series H Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series H Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series H Preferred Stock except as to the holder to whom notice was defective or not given.

(f) Holders of Series H Preferred Stock to be redeemed shall surrender the Series H Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(g) If notice of redemption of any shares of Series H Preferred Stock has been given and if the Corporation irrevocably sets aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series H Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series H Preferred Stock, those shares of Series H Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(h) If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next Business Day.

(i) If less than all of the outstanding shares of Series H Preferred Stock are to be redeemed, the shares of Series H Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Board shall determine that will not result in the automatic transfer of any shares of Series H Preferred Stock to a trust pursuant to Article XI of the Charter (as to restrictions on transfer and ownership of the Corporation’s capital stock).

(j) Immediately prior to any redemption of Series H Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series H Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series H Preferred Stock to be redeemed.

(k) Unless full cumulative dividends on all shares of Series H Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series H Preferred Stock shall be redeemed unless all outstanding shares of Series H Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series H Preferred Stock (except by exchanging it for its capital stock ranking junior to the Series H Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series H Preferred Stock to preserve its REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series H Preferred Stock.

(l) Subject to applicable law, the Corporation may purchase shares of Series H Preferred Stock in the open market, by tender or by private agreement.

(m) Any shares of Series H Preferred Stock that the Corporation acquires in any manner shall return to the status of authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

Section 7. Conversion Rights. Shares of Series H Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

(a) Upon the occurrence of a Change of Control, each holder of Series H Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series H Preferred Stock held by such holder pursuant to Section 6, in which case such holder will have the right only with respect to shares of Series H Preferred Stock that are not called for redemption) to convert some or all of the Series H Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series H Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series H Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series H Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the “Conversion Rate”); and (ii) [●]2 (the “Share Cap”), subject to adjustments provided in Section 7(b) below.

(b) The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split

[2]

NTD: Share cap to be adjusted to preserve the economics of the Mountain Series A Preferred Stock. Formula would be: New Share Cap is equal to (A) Old Share Cap, multiplied by (B) a fraction in which (i) the numerator is equal to the sum of (x) the cash portion of the mixed consideration and (y) the product of (1) the stock portion of the mixed consideration and (2) the Annaly stock price as of closing (measured using a 10-day VWAP prior to closing), and (ii) the denominator is the Annaly stock price as of closing.

and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series H Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

(c) The “Change of Control Conversion Date” is the date the Series H Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is no fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series H Preferred Stock.

(d) The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by OTC Link LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if Common Stock is not then listed for trading on a U.S. securities exchange.

(e) In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series H Preferred Stock will receive upon conversion of such Series H Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(f) If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(g) No fractional shares of Common Stock upon the conversion of the Series H Preferred Stock in connection with a Change of Control will be issued. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

(h) Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not then exercised its right to redeem all shares of Series H Preferred Stock pursuant to Section 6, the Corporation will provide to holders of Series H Preferred Stock a notice of occurrence of the

Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series H Preferred Stock at their addresses as they appear on the stock transfer records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series H Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series H Preferred Stock, holders will not be able to convert the shares of Series H Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series H Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series H Preferred Stock; (ix) the procedures that the holders of Series H Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series H Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(i) The Corporation shall also issue a press release containing such notice provided for in Section 7(h) for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first Business Day following any date on which it provides the notice provided for in Section 7(h) to the holders of Series H Preferred Stock.

(j) To exercise the Change of Control Conversion Right, the holders of Series H Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series H Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series H Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series H Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series H Preferred Stock to be converted; and (iii) that the Series H Preferred Stock is to be converted pursuant to the applicable provisions of these Articles Supplementary.

(k) Holders of Series H Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series H Preferred Stock; (ii) if certificated Series H Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series H Preferred Stock; and (iii) the number of shares of Series H Preferred Stock, if any, which remain subject to the holder’s conversion notice.

(l) Notwithstanding anything to the contrary contained in Sections 7(m) and (n), if any shares of Series H Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

(m) Series H Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the

Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series H Preferred Stock pursuant to Section 6, in which case only the shares of Series H Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series H Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series H Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6.

(n) The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(o) In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of Series H Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision of the Series H Preferred Stock, no holder of Series H Preferred Stock will be entitled to convert such Series H Preferred Stock into shares of Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in Article XI of the Charter, unless the Corporation provides an exemption from this limitation to such holder pursuant to Article XI of the Charter.

(p) Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series H Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series H Preferred Stock to be converted.

Section 8. Voting Rights.

(a) Holders of the Series H Preferred Stock will not have any voting rights, except as set forth in this Section 8 or as otherwise required by law. On each matter on which holders of Series H Preferred Stock are entitled to vote, each share of Series H Preferred Stock will be entitled to one vote, except that when shares of any other class or series of the Preferred Stock have the right to vote with the Series H Preferred Stock as a single class on any matter, the Series H Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

(b) Whenever dividends on any shares of Series H Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting the Board will, subject to the maximum number of directors authorized under the Bylaws of the Corporation then in effect, be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable and with which the Series H Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series H Preferred Stock (voting separately as a class with all other classes or series of Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the

Series H Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series H Preferred Stock or by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series H Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation), and at each subsequent annual meeting until all dividends accumulated on the Series H Preferred Stock for all past dividend periods and the then current dividend period (if after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the then current dividend period) shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of holders of the Series H Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, any directors elected by holders of the Series H Preferred Stock shall immediately resign and the number of directors constituting the Board shall be reduced accordingly. In no event shall the holders of Series H Preferred Stock be entitled pursuant to the voting rights under this Section 8 to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of its capital stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series H Preferred Stock (voting separately as a class with all other classes or series of Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series H Preferred Stock in the election of such directors) pursuant to the voting rights under this Section 8 exceed two.

(c) If a special meeting at a place within the United States designated by the Corporation is not called by the Corporation within 30 days after request from the holders of Series H Preferred Stock in Section 8(b), then the holders of record of at least 25% of the outstanding Series H Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place within the United States designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to Section 8(b), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

(d) If, at any time when the voting rights conferred upon the Series H Preferred Stock pursuant to Section 8(b) are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series H Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series H Preferred Stock in the election of directors pursuant to Section 8(b). Any director elected or appointed pursuant to Section 8(b) may be removed only by the affirmative vote of holders of the outstanding Series H Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which classes or series of Preferred Stock are entitled to vote as a class with the Series H Preferred Stock in the election of directors pursuant to Section 8(b), such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series H Preferred Stock and any such other classes or series of Preferred Stock, and may not be removed by the holders of the Common Stock.

(e) So long as any shares of Series H Preferred Stock remain outstanding (or as otherwise set forth below in this Section 8(e)), the Corporation will not, without the affirmative vote or consent, given in person or by proxy, either in writing or at a meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series H Preferred Stock and the holders of all other series of Preferred Stock ranking on a parity with the Series H Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable, voting as a class: (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series H Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series H Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii), so long as the Series H Preferred Stock remains outstanding with the terms thereof materially unchanged (or a substantially similar security to the Series H Preferred Stock is issued), taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series H Preferred Stock and, provided further, that any increase in the amount of the authorized Preferred Stock, including the Series H Preferred Stock, or the creation or issuance of any additional shares of Series H Preferred Stock or other classes or series of Preferred Stock that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series H Preferred Stock that the Corporation may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(f) The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series H Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series H Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 6.

(g) Except as expressly stated in this Section 8 or as may be required by applicable law, the Series H Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Section 9. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series H Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series H Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series H Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series H Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

Section 10. No Preemptive Rights. No holders of the Series H Preferred Stock will, as holders of Series H Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

Section 11. Restrictions on Ownership and Transfer. The Series H Preferred Stock shall be subject to the restrictions on ownership and transfer set forth in Article XI of the Charter. Any person who violates such restrictions in acquiring beneficial or constructive ownership of shares of Series H Preferred Stock is required to give written notice thereof immediately to the Corporation and provide the Corporation with such other information as the Corporation may request in order to determine the effect of such acquisition on the Corporation’s status as a REIT. Any certificates representing shares of the Series H Preferred Stock shall be marked with a legend sufficient under the laws of the State of Maryland to provide a purchaser of such shares with notice of the restrictions on transfer under Article XI of the Charter. Nothing in Article XI of the Charter shall preclude the settlement of any transactions entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that settlement of any transaction takes place shall not, however, negate the effect of any provision of Article XI of the Charter, and any transferee, and the shares of Series H Preferred Stock transferred to such transferee in such a transaction, shall be subject to all of the provisions and limitations in Article XI of the Charter.

Section 12. Record Holders. The Corporation and the transfer agent for the Series H Preferred Stock may deem and treat the record holder of any Series H Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

Section 13. Permissible Distributions. In determining whether a distribution (other than upon liquidation, dissolution or winding up), whether by dividend, or upon redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of any class or series of stock whose preferential rights upon dissolution are superior or prior to those receiving the distribution shall not be added to the Corporation’s total liabilities.

Section 14. Office or Agency. For so long as any shares of Series H Preferred Stock are outstanding, the Corporation shall at all times maintain an office or agency in one of the 48 contiguous States of the United States of America where shares of Series H Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

SECOND: The Series H Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter. The reclassification of shares of Common Stock into Preferred Stock pursuant to the first paragraph of Article FIRST increases the number of shares classified as Preferred Stock from                      shares immediately prior to the reclassification to                      shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock from                      shares immediately prior to the reclassification to                      shares immediately after the reclassification.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its [●] and attested to by [●] and Secretary as of the date first written above.

ANNALY CAPITAL MANAGEMENT, INC.

By:
Name:	[●]
Title:	[●]

ATTEST:

By:
Name:	[●]
Title:	[●]

EXHIBIT A-1

HUNTON ANDREWS KURTH LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

FILE NO: 87461.45

[            ], 2018

[                    ]

Annaly Capital Management, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Annaly Capital Management, Inc., a Maryland corporation (the “Company”), in connection with (i) the proposed exchange offer and subsequent merger (the “Merger”) of MTGE Investment Corp., a Maryland corporation, with and into Mountain Merger Sub Corporation (“Mountain Merger Sub”), a Maryland corporation and “qualified REIT subsidiary” within the meaning of section 856(i)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) of the Company, pursuant to the Agreement and Plan of Merger, by and among the Company, Mountain Merger Sub, and Mountain, dated as of May [●], 2018 (the “Merger Agreement”) and (ii) the preparation of the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission, as amended through the date hereof (the “Registration Statement”), with respect to the Merger. This opinion is being provided to you pursuant to section 7.11(c) of the Merger Agreement.

In giving this opinion letter, we have examined, and with your consent, relied upon, the following:

1.	the Registration Statement;

2.	the Merger Agreement;

3.	the Company’s Articles of Amendment and Restatement, as filed on February 4, 1997 with the Department of Assessments and Taxation of the State of Maryland, as amended and supplemented through the date hereof;

4.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

ATLANTA   AUSTIN   BANGKOK   BEIJING   BOSTON   BRUSSELS   CHARLOTTE   DALLAS   DUBAI   HOUSTON   LONDON   LOS ANGELES   MIAMI   NEW YORK   NORFOLK   RALEIGH/DURHAM   RICHMOND   SAN FRANCISCO   THE WOODLANDS   TYSONS   WASHINGTON, DC

www.HuntonAK.com

[                    ]

[            ], 2018

2. during its taxable year ending December 31, 2018, and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

3. during its taxable year ending on the date of the Merger, Mountain has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of Mountain (the “Mountain Officer’s Certificate” and together with the Company Officer’s Certificate, the “Officer’s Certificates”), true for such taxable year ending on the date of the Merger;

4. neither the Company nor Mountain will make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

5. no action will be taken by the Company or Mountain after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates and the factual matters discussed in the Registration Statement that relate to the Company’s status as a REIT. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, with respect to the Company Officer’s Certificate, where such factual representations involve terms defined in the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” (which is incorporated herein by reference), we are of the opinion that (A) at all times since its taxable year ended December 31, 2014 through the date of the expiration of the Offer, the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and (B) the proposed method of operation of the Company will enable the Company to continue to meet the requirements for qualification as a REIT under the Code.

We will not review on a continuing basis the Company’s or Mountain’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this letter or the Officer’s Certificates. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed. Moreover, we note that we did not represent the Company as tax counsel prior to June 1, 2016.

The foregoing opinion is based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of

[                    ]

[            ], 2018

any other country, or any state or locality. Additional issues may exist that could affect the federal tax treatment of the transaction that is the subject of the opinion, and this opinion letter does not consider or provide a conclusion with respect to any such additional issues. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and it speaks only as of the date hereof. This opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Very truly yours,

03352/09346/15606

EXHIBIT A-2

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

[●] [●], 2018

Annaly Capital Management, Inc.

1211 Avenue of the Americas

New York, New York 10036

Re: MTGE Investment Corp.

Ladies and Gentlemen:

We have acted as special tax counsel to MTGE Investment Corp., a Maryland corporation (the “Company”) in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of May [●], 2018 (the “Merger Agreement”), by and among the Company, Annaly Capital Management, Inc., a Maryland corporation (“Parent”), and Mountain Merger Sub Corporation, a Maryland corporation and a wholly-owned subsidiary of Parent (“Purchaser”) with respect to the proposed exchange offer and subsequent merger of the Company with and into Purchaser, with Purchaser surviving the merger, and certain other transactions. This opinion letter is being delivered to you pursuant to Section 7.11(b) of the Merger Agreement. Capitalized terms used herein which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless otherwise defined herein

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the U.S. Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the United States Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including but not

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante   Amsterdam   Baltimore   Beijing   Berlin   Brussels   Caracas   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong   Kong   Houston   London   Los   Angeles   Madrid   Miami   Milan   Moscow   Munich   New York   Northern Virginia   Paris   Philadelphia   Prague   Rome   San Francisco   Shanghai   Silicon Valley   Singapore   Tokyo   Ulaanbaatar   Warsaw   Washington DC Associated offices:     Budapest  Jakarta  Jeddah  Riyadh  Zagreb. For more information see www.hoganlovells.com

Annaly Capital Management, Inc.

[●] [●], 2018

limited to (1) the registration statement on Form S-4 (Registration No. 333-[]) initially filed by Parent with the Securities and Exchange Commission on [•] [•], 2018, as amended through the date hereof (together with the documents incorporated by reference therein (the “Registration Statement”) under the Securities Act of 1933, as amended, including the prospectus (the “Prospectus”) included therein, (2) the Merger Agreement, and (3) certain organizational documents of the Company and certain of its subsidiaries (those documents referred to in clauses (1) through (3), the “Reviewed Documents”).

The opinion set forth in this letter is premised on, among other things, the written representations of the Company contained in a letter to us dated as of the date hereof (the “Management Representation Letter”). Although we have discussed the Management Representation Letter with the signatories thereto, for purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letter. We consequently have relied upon the representations and statements of the Company and Parent as described in the Reviewed Documents and the Management Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed. Moreover, we note that we did not represent the Company as special tax counsel prior to April 19, 2018.

In this regard, we have assumed with your consent the following:

(1)    that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Management Representation Letter are true, correct and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)    the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(3)    that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

(4)    that the Merger Agreement is valid and binding in accordance with its terms;

(5)     that the Offer and the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment, waiver, or breach thereof);

(6)    that the Offer and the Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(7)    that Parent will timely file a U.S. federal income tax return on Form 1120-REIT for the Company for its taxable year that ends on the Effective Time;

(8)    that Parent will comply with the requirements of Code Section 857(f)(1) and Treas. Reg. Sections 1.857-8 and 1.857-9 (related to records to be maintained concerning stock ownership and information required to be requested from shareholders as specified in applicable Treasury Regulations) with respect to the Company for its taxable year that ends on the Effective Time; and

Annaly Capital Management, Inc.

[●] [●], 2018

(9)    that, from and after the date of this letter, the Company and Parent each will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company and/or Parent under the Code in order to correct any violations of the applicable real estate investment trust (“REIT”) qualification requirements of Sections 856 and 857 of the Code to the full extent the remedies under such provisions are available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Registration Statement, the Prospectus, and the Management Representation Letter) may adversely affect the conclusions stated herein.

Opinion

Based upon, and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next three paragraphs below, we are of the opinion that, commencing with the Company’s taxable year that ended on December 31, 2011 and through and including the taxable year that ends on the Effective Time, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company and/or Parent utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company and/or Parent under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinion set forth above does not foreclose the possibility that the Company and/or Parent may have to utilize one or more of these “savings provisions” in the future, which could require the Company and/or Parent to pay an excise or penalty tax (which could be significant in amount) in order to maintain the Company’s REIT qualification. We have not undertaken to review the Company’s and Parent’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared for your use in connection with the transactions contemplated by the Merger Agreement and speaks as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent. In addition, this opinion letter may not be relied on by any other person for any other purpose without our prior written consent.

Very truly yours,

HOGAN LOVELLS US LLP

EXHIBIT I

TO

AGREEMENT AND PLAN OF

MERGER

AMENDMENT TO MANAGEMENT AGREEMENT

THIS AMENDMENT TO MANAGEMENT AGREEMENT (this “Amendment”) is made and entered into as of this 2 day of May, 2018 by and between MTGE Investment Corp., a Maryland corporation (the “Company”), MTGE TRS, LLC, a Delaware limited liability company and a subsidiary of the Company (“MTGE TRS”), MTGE Management, LLC, a Delaware limited liability company (the “Manager”), and Annaly Capital Management, Inc., a Maryland corporation (“Parent”), solely for the purposes of Section 7 hereof. The Company, MTGE TRS, the Manager and Parent are each sometimes referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Merger Agreement (as defined below). For the avoidance of doubt, any reference herein to the Company shall mean, from and after the Effective Time, the Surviving Corporation.

RECITALS

WHEREAS, the Company (f/k/a American Capital Mortgage Investment Corp.), MTGE TRS (f/k/a American Capital Mortgage Investment TRS, LLC) and the Manager (f/k/a American Capital MTGE Management, LLC) previously entered into that certain Amended and Restated Management Agreement, dated as of July 1, 2016 (the “Management Agreement”);

WHEREAS, contemporaneously with the entry into this Amendment, the Company has entered into that certain Agreement and Plan of Merger, dated as of May 2, 2018, by and among Parent, Mountain Merger Sub Corporation, a Maryland corporation and a wholly owned subsidiary of Parent, and the Company (as may be amended from time to time, the “Merger Agreement”); and

WHEREAS, in connection with the Merger Agreement and the transactions contemplated thereby, the Parties desire, subject to the terms and conditions set forth herein, to amend the Management Agreement to provide, among other things, for: (i) the termination of the Management Agreement effective as of the Termination Time (as defined below); and (ii) certain additional obligations and agreements among the Parties and for the benefit of Parent.

NOW THEREFORE, in consideration of the mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. TERMINATION

Notwithstanding anything to the contrary in the Management Agreement, the Parties hereby agree that the Management Agreement and all rights and obligations of the Parties thereunder shall be terminated effective as of one (1) month following the Closing Date (as defined in the Merger Agreement) (the “Termination Time”, and such termination, the “Termination”) and without any further notice or action by each of the Parties, except that: (i) the Company shall reimburse the Manager for the Unreimbursed Expenses (as defined below) within five (5) business days following delivery to the Company of the Manager’s report of such expenses; (ii) the Company shall pay to the Manager the Accrued Management Fees (as defined below) within five (5) business days following delivery to the Company of the Manager’s written statement setting forth the computation of such fees; (iii) the Manager shall take those actions required by Section 13 of the Management Agreement upon the terms and conditions set forth therein; and (iv) Sections 3(c), 5, 7 (to the extent any Unreimbursed Expenses (as defined below) have previously been incurred or are incurred in connection with the Termination (which includes, for the avoidance of doubt, all third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company in connection with, or after public announcement of, the Merger Agreement, the Offer, the Merger or other

Transactions)), 8, 13 and 14 of the Management Agreement shall survive the Termination. The Termination shall be deemed a Termination Without Cause (as defined in the Management Agreement) for the purposes of Section 3(c) of the Management Agreement. For the avoidance of doubt, any covenant or agreement of the Parties contained in this Amendment which by its terms contemplates performance after the Termination Time shall survive the Termination, including, without limitation, such covenants and agreements contained in this Section 1 and Sections 4 through 11 hereof. For purposes of this Amendment, “Unreimbursed Expenses” shall mean unreimbursed expenses incurred by the Manager pursuant to the terms of the Management Agreement prior to the Termination Time in the ordinary course of business and consistent with past practice, to the extent reimbursable pursuant to Section 7 of the Management Agreement (including, for the avoidance of doubt, pursuant to the last sentence of Section 7(c) of the Management Agreement), subject to compliance with the provisions of Section 7(c) of the Management Agreement, and “Accrued Management Fees” shall mean an amount equal to the greater of (A) management fees payable for the period ending on the date ninety (90) days after the date hereof or (B) unpaid management fees accrued under Section 6 of the Management Agreement prior to the Termination Time, in each case calculated in accordance with the terms of the Management Agreement and whereby “Equity” (as defined in the Management Agreement) shall be determined as of the end of the month which occurred immediately prior to the Closing Date for any period following the Closing Date; provided, however, that the management fees for the month in which the Termination Time occurs shall be pro-rated based on the number of days in such month that have elapsed up to and including the date on which the Termination Time occurs compared to the total number of days in such month.

Following the Closing Date and until the Termination Time, the Manager hereby agrees to continue to provide the services and activities (other than investment advisory or investment management services) necessary or appropriate to allow for an orderly transition of the management of the Company’s assets to Parent or Parent’s manager, as Parent may determine, or as otherwise reasonably requested by Parent. For the avoidance of doubt, the Manager shall not provide data migration services (but nothing herein shall limit Parent’s ability to retain a third party service provider at its sole cost to provide such services, and the Manager shall reasonably cooperate at Parent’s sole cost in connection therewith).

The Parties shall comply in all respects with all the terms and conditions of the Management Agreement and shall not amend the Management Agreement or this Amendment, in each case without the prior written consent of Parent. Except as specifically permitted or required by the Merger Agreement, as required by law, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Manager shall conduct its activities with respect to the Company and the Company’s subsidiaries in the ordinary course of business consistent with past practice in all material respects.

2. TERMINATION PAYMENT

In consideration for the Termination and the other promises, undertakings and releases of the Manager hereunder, the Company shall pay the termination fee amount of $41,659,461.54 (the “Termination Payment”), which shall be the “Termination Fee” under the Management Agreement, to the Manager as follows: (i) on the Closing Date, $36,659,461.54 and (ii) on the date the Termination Time occurs, $5,000,000 (such payment, the “Post-Closing Termination Payment”), subject in each case to the Manager’s compliance with the terms and conditions of the Management Agreement (including, for the avoidance of doubt, as amended by this Amendment). Notwithstanding anything to the contrary in the Management Agreement, the Parties acknowledge and agree that the Termination Payment, together with any Unreimbursed Expenses and Accrued Management Fees payable hereunder, if any, shall be the entire amount payable to the Manager or any of its affiliates in connection with the Termination and thereafter under or in respect of the Management Agreement, as amended by this Amendment, unless the Merger Agreement is validly terminated pursuant to Section 9.1 of the Merger Agreement without the occurrence of the Effective Time, and except with respect to those rights and obligations which, pursuant to Section 1 of this Amendment, survive the Termination. For the avoidance of doubt, prior to the Termination, the Manager shall only be entitled to receive payments from the Company that are consistent with past practice and pursuant to the terms of the Management Agreement; provided that this sentence shall not

2

be deemed to limit any bona fide claims the Manager may have (and payment thereof) pursuant to Sections 3(c), 7 (to the extent any Unreimbursed Expenses have previously been incurred or are incurred in connection with the Termination (which includes, for the avoidance of doubt, all third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company in connection with, or after public announcement of, the Merger Agreement, the Offer, the Merger or other Transactions)), 8, 13 or 14 of the Management Agreement.

3. NON-SOLICITATION

From and after the date hereof until the earlier of the Acceptance Time or the date, if any, on which the Merger Agreement is validly terminated pursuant to Section 9.1 of the Merger Agreement without the occurrence of the Effective Time, the Manager agrees that it shall not intentionally and knowingly take any action, directly or indirectly, that is prohibited to be taken by the Company’s Representatives (as defined in the Merger Agreement), and shall otherwise comply with all obligations applicable to the Company’s Representatives, pursuant to Section 6.3 of the Merger Agreement. The Manager shall not intentionally and knowingly take any action that would reasonably be expected to cause any of the conditions to the Offer or the Merger to be failed to be satisfied, other than actions which the Company is permitted to take pursuant to the Merger Agreement or as required by applicable law. For the avoidance of doubt, nothing in this Amendment shall (i) restrict the Manager from assisting the Company in discussions or negotiations regarding an Acquisition Proposal with any Person, solely to the extent to which the Company is permitted to, and does, engage in such discussions or negotiations with such Person pursuant to Section 6.3 of the Merger Agreement, in each case in all respects in accordance with the Merger Agreement or (ii) limit or otherwise modify the Company’s obligations pursuant to Section 6.3 of the Merger Agreement. Notwithstanding the foregoing, actions or inactions taken or not taken by any affiliate of the Manager in its capacity as a stockholder of the Company with respect to the Company’s common stock owned by such stockholder shall not be deemed to be a breach by the Manager of this Section 3. Nothing in Section 6.3 of the Merger Agreement or this Section 3 shall require the Manager to issue any press release or make any public statement.

5. WAIVER

The Parties hereby waive, whether exercisable now or at any time in the future, any and all rights to notice under the Management Agreement, to the extent relating to the transactions contemplated by the Merger Agreement or this Amendment.

6. RELEASE

Effective as of, and contingent upon, the Termination, each Party and its affiliates hereby fully and unconditionally release and forever discharge each other Party and the affiliates of each other Party (including, as applicable, the Company Subsidiaries, Parent, the affiliates of Parent and the Surviving Corporation, and the affiliates of the Manager), and their respective administrators, executors, representatives, successors and assigns, from any and all actions, causes of action, suits, debts, accounts, covenants, liabilities, disputes, agreements, promises, damages, judgments, executions, claims, and demands whatsoever in law or in equity that they ever had, now have, or that they or their administrators, executors, representatives, successors and assigns hereafter can or may have, arising under or pursuant to the Management Agreement, except with respect to those rights and obligations which, pursuant to Section 1 of this Amendment, survive the Termination.

7. SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES; GUARANTEE

This Amendment shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns as provided in this Amendment. Parent and its affiliates, successors and assigns shall be entitled to rely on this Amendment in connection with the consummation of the transactions contemplated by the Merger Agreement. Parent shall be an express third party beneficiary of this Amendment (including applicable provisions of the Management Agreement) and Parent shall be entitled to enforce such provisions as though it was a party hereto or thereto.

3

Effective as of, and contingent upon, the Closing, Parent fully and unconditionally guarantees the timely and full performance of the indemnification and payment obligations of the Company under this Amendment and the Management Agreement as if it were the Company. Parent waives promptness, diligence, notice of acceptance and any other notice with respect to its guaranteed obligations and this paragraph and all demands whatsoever. Parent covenants that the guarantee in this paragraph will not be discharged, except by complete performance of the obligations contained in this Amendment. In addition, effective as of, and contingent upon, the Closing, Parent shall deposit the Post-Closing Termination Payment into an escrow fund or provide to the Manager a letter of credit in respect of the Post-Closing Termination Payment, in each case upon terms and conditions reasonably acceptable to the Manager and Parent.

8. ENTIRE AGREEMENT

The Management Agreement and this Amendment constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede all prior discussions between them relating thereto. Any amendment or modification to this Amendment shall be effective only if in writing and signed by each Party, with the prior written consent of Parent. This Amendment shall terminate and be of no force or effect in the event that the Merger Agreement is terminated without the occurrence of the Effective Time.

9. COUNTERPARTS

This Amendment may be executed in multiple counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which shall together constitute one and the same instrument.

10. PAYMENTS

All payments to be made pursuant to Section 1 and Section 2 hereof shall be made by wire transfer, in immediately available funds, to the account set forth on Schedule 1 or such other account designated by the Manager in writing at least three (3) business days prior to such payment.

11. GOVERNING LAW

This Amendment shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.

[Signature Pages Follow]

4

IN WITNESS WHEREOF, the Parties have executed this Amendment to Management Agreement as of the day and year first above written.

MTGE INVESTMENT CORP.

By:	/s/ Donald Holley
Title:	Chief Financial Officer

MTGE TRS, LLC

By:	/s/ Donald Holley
Title:	Vice President

MTGE MANAGEMENT, LLC

By:	/s/ Kenneth L. Pollack
Title:	Senior Vice President

ANNALY CAPITAL MANAGEMENT, INC., solely for the purposes of Section 7

By:	/s/ Anthony Green
Title:	Chief Legal Officer

[Signature Page to Amendment to Management Agreement]

ANNEX B

745 Seventh Avenue New York, NY 10019
United States

CONFIDENTIAL

May 2, 2018

Special Committee of the Board of Directors

MTGE Investment Corp.

2 Bethesda Metro Center, 12th Floor

Bethesda, Maryland 20814

Members of the Special Committee of the Board of Directors:

We understand that MTGE Investment Corp. (the “Company”) intends to enter into a transaction with Annaly Capital Management, Inc. (“Annaly”) pursuant to which (i) Mountain Merger Sub Corporation, a wholly-owned subsidiary of Annaly (“Merger Sub”), will commence an exchange offer for all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (the “Exchange Offer”) pursuant to which Merger Sub will exchange, for each share of Company Common Stock accepted, at the election of the holder thereof either (x) $19.65 in cash (the “Cash Consideration”), (y) 1.9037 shares of common stock, par value $0.01 per share (the “Annaly Common Stock”) of Annaly (the “Stock Consideration”) or (z) $9.82 in cash and 0.9519 shares of Annaly Common Stock (the “Mixed Consideration”), subject to proration and certain other procedures and limitations contained in the Agreement (defined below), and (ii) following consummation of the Exchange Offer, it is contemplated that Merger Sub will merge with and into the Company (the “Merger”, and together with the Exchange Offer, the “Proposed Transaction”) and each outstanding share of Company Common Stock not tendered in the Exchange Offer (other than shares to be cancelled pursuant to the Agreement (the “Cancelled Shares”)) will be converted into the right to receive, at the election of the holder thereof either (x) the Cash Consideration, (y) the Stock Consideration or (z) the Mixed Consideration, subject to proration and certain other procedures and limitations contained in the Agreement (defined below). We also understand that the Company will be paying a termination fee in the amount of $41,659,461.54 (“Termination Fee”) to the Company Manager (as defined below), as to which we express no opinion. The aggregate Cash Consideration, Stock Consideration and Mixed Consideration to be paid for all of the Company Common Stock pursuant to the Exchange Offer and the Merger are collectively referred to herein as the “Aggregate Consideration.” The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of May 2, 2018 (the “Agreement”) by and among Annaly, Merger Sub and the Company. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders (other than stockholders of Cancelled Shares) of the Aggregate Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of the Termination Fee or any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of May 1, 2018, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017; (3) publicly available information concerning Annaly that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by MTGE Management, LLC, the manager of the Company (the “Company Manager”) (the “Company Projections”); (5) financial and operating information with respect to the business, operations and prospects of Annaly furnished to us by Annaly, including financial projections of Annaly prepared by Annaly Management Company LLC, the manager of Annaly (the “Annaly Manager’) (the “Annaly Projections”); (6) a trading history of Company Common Stock from August 4, 2011 to May 1, 2018 and a trading history of Annaly Common Stock from August 4, 2011 to May 1, 2018, and a comparison of that trading history with those of other companies that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of the Company and Annaly with each other and with those of other companies that we deemed relevant; (8) published estimates of independent research analysts with respect to the future financial performance and net asset value of the Company and Annaly and price targets of the Company and Annaly; and (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the Company Manager and the Annaly Manager concerning Annaly’s business, operations, assets, liabilities, financial condition and prospects and have had discussions with the Company Manager concerning the Company’s business, operations, assets, liabilities, financial condition and prospects, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of each of the Company Manager and the Annaly Manager that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice and at the direction of the Company, we have assumed that such projections, based on the assumptions stated therein, (a) have been reasonably prepared and (b) reflect the most reasonable currently available estimates and judgments of the Company Manager as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the Annaly Projections, upon the advice and at the direction of the Company, we have assumed that such projections, based on the assumptions stated therein, (a) have been reasonably prepared and (b) reflect the most reasonable currently available estimates and judgments of the Annaly Manager as to the future financial performance of Annaly and that Annaly will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Annaly and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Annaly. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of Company Common Stock would trade following the announcement of the Proposed Transaction or shares of Annaly Common Stock would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of Annaly Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Aggregate Consideration to be offered to the stockholders of the Company (other than the stockholders of Cancelled Shares) in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and Annaly in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have not performed any investment banking and financial services for the Company or Annaly for which we have earned investment banking fees.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Annaly for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Special Committee of the Board of Directors of the Company and is rendered to the Special Committee of the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether to accept the Aggregate Consideration to be offered to the stockholders in connection with the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF ANNALY AND THE OFFEROR

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Annaly and the Offeror are set forth below. Unless otherwise indicated below, the current business address of each director and officer is c/o Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, New York, 10036. Unless otherwise indicated below, the current business telephone number of each director and officer is (212) 696-1000.

During the past five years, none of the directors and officers of Annaly or the Offeror listed below has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Each such person listed below is a citizen of the United States of America.

Directors and Executive Officers of Annaly

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Kevin G. Keyes, 50	Chairman of the Board, Chief Executive Officer and President	Kevin G. Keyes serves as Annaly’s Chairman, Chief Executive Officer and President. Mr. Keyes has served as Chairman since January 2018, Chief Executive Officer since September 2015 and President since October 2012. Previously, Mr. Keyes served as Chief Strategy Officer and Head of Capital Markets of Annaly from September 2010 until October 2012. Prior to joining Annaly as a Managing Director in 2009, Mr. Keyes worked for 20 years in senior Investment Banking and Capital Markets roles. From 2005-2009, Mr. Keyes served in senior management and business origination roles in the Global Capital Markets and Banking Group at Bank of America Merrill Lynch. Prior to that, he worked at Credit Suisse First Boston from 1997 until 2005 in various Capital Markets Origination roles and Morgan Stanley Dean Witter from 1990 until 1997 in the Mergers and Acquisitions Group and Real Estate Investment Banking Group. Mr. Keyes holds a B.A. in Economics and a B.S. in Business Administration (ALPA Program) from the University of Notre Dame.

Francine J. Bovich, 66	Director	Francine J. Bovich was elected to serve as an independent director of Annaly in 2014. Ms. Bovich has over 30 years of investment management experience lastly serving as a Managing Director of Morgan Stanley Investment Management from 1993 through 2010. Since 2011, Ms. Bovich has been a trustee of The Bradley Trusts. Ms. Bovich has also served as a board member of The Dreyfus Family of Funds since 2012, including currently serving as a board member of a number of registered investment

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
funds within the fund complex. These funds represent a broad scope of investment strategies including equities, taxable fixed income, municipal bonds, and cash management. From 1991 through 2005, Ms. Bovich served as the U.S. Representative to the United Nations Investment Committee, which advised a global portfolio of approximately $30 billion. Ms. Bovich is a member of The Economic Club of New York, and an emeritus trustee of Connecticut College and Chair of the Investment Sub-Committee for its endowment. Ms. Bovich has a B.A. in Economics from Connecticut College and an M.B.A. in Finance from New York University.

Kevin P. Brady, 63	Director	Kevin P. Brady was elected to serve as an independent director of Annaly in 1997. Mr. Brady has over 30 years in financial services experience including serving as the founder and Chief Executive Officer of ARMtech, LLC, a venture capital firm that invests and incubates technology start-ups. Prior to ARMtech, he served as Chief Executive Officer of TaxStream, a software company founded by Mr. Brady, which was acquired by Thompson Reuters in 2008. Mr. Brady was awarded a patent from the U.S. Patent and Trademark Office for the invention of the TaxStream product. Prior to that, he worked in various accounting and tax positions at PricewaterhouseCoopers and Merck. Mr. Brady holds a B.A. from McGill University, an M.B.A. from New York University and is a Certified Public Accountant (inactive).

Wellington J. Denahan, 54	Director	Wellington J. Denahan co-founded Annaly in 1996 and has served as a Director since that time. Until December 2017, Ms. Denahan served as Chairman of the Board of Annaly (from November 2012) and Executive Chairman of Annaly (from September 2015). Previously, Ms. Denahan served as Chief Executive Officer of Annaly from November 2012 to September 2015 and as Co-Chief Executive Officer of Annaly from October 2012 to November 2012. Ms. Denahan was Annaly’s Chief Operating Officer from January 2006 to October 2012 and Chief Investment Officer from 2000 to November 2012. Ms. Denahan has a B.S. in Finance from Florida State University.

Katie Beirne Fallon, 42	Director	Katie Beirne Fallon was appointed to serve as an independent director of Annaly effective January 2018. Ms. Fallon has served as Global Head of Corporate Affairs for Hilton Worldwide Holdings Inc., a multinational hospitality company, since

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
November 2016, where she is responsible for managing the company’s communications, government relations and corporate responsibility efforts. Prior to Hilton, from 2014 to 2016, Ms. Fallon was Senior Advisor and Director of Legislative Affairs for President Obama. Before becoming the President’s chief liaison to the Hill, Ms. Fallon served from May 2013 to December 2013 as President Obama’s Deputy Communications Director at the White House where she devised and executed communications strategies for the President to promote his economic agenda across the country. From 2011 until May 2013, Ms. Fallon was the Staff Director of the Senate Democratic Policy and Communications Center in the U.S. Congress. Ms. Fallon’s prior roles in government and politics include Legislative Director to Senator Chuck Schumer (D-NY), Deputy Staff Director of the Joint Economic Committee and Policy Director at the Democratic Senatorial Campaign Committee. Ms. Fallon received a B.A. in Government and International Studies from the University of Notre Dame and as a Marshall Scholar received a M.A. in Conflict Regulation from Queen’s University Belfast, Northern Ireland and a M.Sc. in Comparative Politics from the London School of Economics.

Jonathan D. Green, 71	Lead Independent Director	Jonathan D. Green was elected to serve as an independent director of Annaly in 1997. Mr. Green has over 30 years real estate industry experience including lastly serving as President, Chief Executive Officer and Vice Chairman of Rockefeller Group International, Inc., a wholly owned subsidiary of Mitsubishi Estate Company, Ltd., operating under the brand of The Rockefeller Group. Mr. Green served in various managerial and legal positions at The Rockefeller Group starting in 1980. He retired in 2010. Since 2011, Mr. Green served as a special advisor to The Rockefeller Group until December 2014. Prior to the Rockefeller Group, Mr. Green was associated with the law firm of Thacher, Proffitt & Wood. Mr. Green graduated from Lafayette College and the New York University School of Law.

Michael Haylon, 60	Director	Michael Haylon was elected to serve as an independent director of Annaly in 2008. Mr. Haylon has over 35 years real estate industry experience including currently serving as Managing Director and Head of Asset Management Sales, Products and Marketing at Conning, Inc. Mr. Haylon previously served as Managing Director and Head of Investment Products at

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Conning, Inc. Prior to Conning, Inc., he was Head of Investment Product Management at General Re-New England Asset Management. He was Chief Financial Officer of the Phoenix Companies from 2004 through 2007, and Chief Investment Officer of the Phoenix Companies in 2002 and 2003. From 1995 through 2002, he held the position of Executive Vice President and Chief Investment Officer of Phoenix Investment Partners, Ltd., a NYSE-listed company, and President of Phoenix Investment Counsel. From 1990 until 1994, he was Senior Vice President of Fixed Income at Phoenix Home Life Insurance Company. Prior to joining the Phoenix Company, he was Managing Director of Aetna Bond Investors, Senior Financial Analyst at Travelers Insurance Companies and in the commercial lending program at Philadelphia National Bank. Mr. Haylon has previously served on the boards of Aberdeen Asset Management and Phoenix Investment Partners. He has a B.A. from Bowdoin College and an M.B.A. from the University of Connecticut.

E. Wayne Nordberg, 79	Director	E. Wayne Nordberg was elected to serve as an independent director of Annaly in 2004. Mr. Nordberg has over 25 years real estate industry experience including currently serving as Chairman of Hollow Brook Wealth Management, LLC, an SEC registered investment advisor, which manages or advises $1.4 billion of investment assets, including the Lafayette College Endowment Fund. Prior to Hollow Brook Wealth Management, Mr. Nordberg served as a senior director of Ingalls & Snyder LLC, an NYSE member and registered investment advisor. He also served in various capacities for Lord Abbett & Co., a mutual fund company, including partner and director of its family of funds. Mr. Nordberg has previously served on the board of KBW Asset Management, Inc., an affiliate of Keefe, Bruyette, & Woods, Inc., a registered investment advisor. Mr. Nordberg holds a B.A. from Lafayette College, where he is a Trustee Emeritus.

John H. Schaefer, 66	Director	John H. Schaefer was elected to serve as an independent director of Annaly in 2013. Mr. Schaefer has over 40 years of financial services experience including serving as a member of the management committee of Morgan Stanley from 1998 through 2005. He was President and Chief Operating Officer of the Global Wealth Management division of Morgan Stanley from 2000 to 2005. Mr. Schaefer was Executive Vice President and Chief Strategic and Administrative Officer of Morgan Stanley from 1998 to 2000. From

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
1997 to 1998, Mr. Schaefer was Managing Director and Head of Strategic Planning and Capital Management at Morgan Stanley. Prior to the 1997 merger of Dean Witter, Discover and Morgan Stanley, Mr. Schaefer was Executive Vice President, Investment Banking and Head of Corporate Finance at Dean Witter, a position he had held since 1991. He began his investment banking career at E.F. Hutton & Company in 1976. Mr. Schaefer served as a board member and chair of the audit committee of USI Holdings Corporation from 2008 through 2012. Mr. Schaefer received a B.B.A. in Accounting from the University of Notre Dame and a M.B.A. from the Harvard Graduate School of Business.

Donnell A. Segalas, 60	Director	Donnell A. Segalas was elected to serve as an independent director of Annaly in 1997. Mr. Segalas has over 20 years financial services experience including as the Chief Executive Officer and a Managing Partner of Pinnacle Asset Management, L.P., a New York-based alternative asset management firm. Additionally, Mr. Segalas is a member of Pinnacle’s Investment Committee and sits on the Boards of its offshore funds. Prior to joining Pinnacle in 2003, Mr. Segalas was Executive Vice President and Chief Marketing Officer for alternatives at Phoenix Investment Partners. Mr. Segalas received a B.A. from Denison University.

Vicki Williams, 45	Director	Vicki Williams was appointed to serve as an independent director of Annaly effective January 2018. Ms. Williams has over 17 years of compensation and governance experience. Ms. Williams has served as Senior Vice President, Compensation, Benefits and HRIS at NBCUniversal, a multinational media conglomerate, since 2011. In addition to overseeing Compensation, Benefits and HRIS, she also oversees HR support for Corporate Legal, HR, Communications, Social Responsibility and Diversity for NBCUniversal. Prior to joining NBCUniversal, Ms. Williams was a Partner with Pay Governance LLC and a Principal with Towers Perrin (now Willis Towers Watson). Ms. Williams received a B.S. in Mathematics and Education and an M.B.A. with a concentration in finance and quantitative statistics, each with honors from the University of Georgia.

Timothy P. Coffey, 44	Chief Credit Officer	Timothy P. Coffey is Chief Credit Officer of Annaly. Prior to that, Mr. Coffey served as Head of Annaly Middle Market Lending LLC from 2010 until

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
January 2016. Mr. Coffey has over 20 years of experience in leveraged finance. Before joining Annaly in 2010, Mr. Coffey served as a Managing Director and Head of Debt Capital Markets in the Leverage Finance Group at Bank of Ireland. Previously, Mr. Coffey held positions at Scotia Capital, the holding company of Saul Steinberg’s Reliance Group Holdings, and SC Johnson International. Mr. Coffey received a B.A. in Finance from Marquette University.

David L. Finkelstein, 45	Chief Investment Officer	David L. Finkelstein is Chief Investment Officer of Annaly. Mr. Finkelstein has over 20 years of experience in fixed income investments. Prior to joining Annaly in 2013, Mr. Finkelstein served for four years as an Officer in the Markets Group of the Federal Reserve Bank of New York where he was the primary strategist and policy advisor for the MBS Purchase Program. Prior to that, Mr. Finkelstein held Agency MBS senior trading positions at Salomon Smith Barney, Citigroup Inc. and Barclays PLC. Mr. Finkelstein received a B.A. in Business Administration from the University of Washington and a M.B.A. from the University of Chicago, Booth School of Business. Mr. Finkelstein also holds the Chartered Financial Analyst® designation.

Anthony C. Green, 43	Chief Legal Officer	Anthony C. Green is the Chief Legal Officer of Annaly. Mr. Green has over 18 years of experience in corporate and securities law. Mr. Green was Deputy General Counsel of Annaly from 2009 until March 2017. Prior to joining Annaly in 2009, Mr. Green was a partner in the Corporate, Securities, Mergers & Acquisitions Group at K&L Gates LLP. Mr. Green holds a B.A. in Economics and Political Science from the University of Pennsylvania and a J.D. and LL.M. in International and Comparative Law from Cornell Law School.

Glenn A. Votek, 60	Chief Financial Officer	Glenn A. Votek is Chief Financial Officer of Annaly. Mr. Votek has over 30 years of experience in financial services. Prior to joining Annaly in 2013, Mr. Votek was an Executive Vice President and Treasurer at CIT Group since 1999 and President of Consumer Finance since 2012. Prior to that, he worked at AT&T and its finance subsidiary from 1986 to 1999 in various financial management roles. Mr. Votek holds a B.S. in Finance and Economics from Kean University/University of Arizona, a M.B.A in Finance from Rutgers University and attended the Executive Education Program of the Colgate W. Darden Graduate School of Business Administration at the University of Virginia.

Directors and Executive Officers of the Offeror

Name/Age	Title	Present Principal Occupation and Five-Year Employment History

Anthony Green, 43	Chairman of the Board of Directors, Chief Executive Officer and President	Anthony C. Green is the Chief Legal Officer of Annaly. Mr. Green has over 18 years of experience in corporate and securities law. Mr. Green was Deputy General Counsel of Annaly from 2009 until March 2017. Prior to joining Annaly in 2009, Mr. Green was a partner in the Corporate, Securities, Mergers & Acquisitions Group at K&L Gates LLP. Mr. Green holds a B.A. in Economics and Political Science from the University of Pennsylvania and a J.D. and LL.M. in International and Comparative Law from Cornell Law School.

Audrey Susanin, 36	Vice President and Secretary	Audrey K. Susanin has served as Deputy General Counsel at Annaly since January 2018. Prior to joining Annaly in December 2015, Ms. Susanin was a Vice President and Assistant General Counsel at News Corporation from January 2014 until November 2015. Prior to News Corporation, she was an associate at Weil, Gotshal and Manges LLP from September 2007 until December 2013. Ms. Susanin has a B.A. from Cornell University and J.D. from Harvard Law School.

Souren Ouzounian, 51	Treasurer	Souren G. Ouzounian has served as Deputy Chief Financial Officer and Treasurer at Annaly since April 2017. Mr. Ouzounian has over 25 years of experience in corporate finance, capital markets and real estate. Prior to joining Annaly, Mr. Ouzounian was Managing Director and Head of Americas Corporate Finance at Bank of America Merrill Lynch and Merrill Lynch & Co., where he had roles with increasing responsibility since he joined Merrill Lynch & Co. in 1999. Mr. Ouzounian has a M.B.A. in Finance from the Sloan School of Management at MIT and a B.A. in Economics from Columbia College.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law provides that a Maryland corporation may indemnify any director or officer of a corporation who is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was the result of active and deliberate dishonesty; or the person actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director or officer has met the applicable standard of conduct. On the other hand, unless limited by the corporation’s charter, the director or officer must be indemnified for expenses if he or she has been successful in the defense of the proceeding, or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors and officers.

Annaly’s charter provides that Annaly’s directors and officers shall, and its other employees and agents in the discretion of the Annaly board of directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Annaly’s charter contains a provision providing for elimination of the liability of Annaly’s directors and officers to Annaly or its stockholders for money damages to the maximum extent permitted by Maryland law.

Annaly maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Item 21.	Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference into this Item 21.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) To respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of May 2, 2018, by and among Annaly Capital Management, Inc., Mountain Merger Sub Corporation and MTGE Investment Corp. (incorporated by reference to the copy included as Annex A to Part I of this Registration Statement)

3.1	Articles of Amendment and Restatement of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to Annaly’s Registration Statement on Form S-11 (Registration No. 333-32913) filed August 5, 1997)

3.2	Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.1 of Annaly’s Registration Statement on Form S-3 (Registration No. 333-74618) filed June 12, 2002)

3.3	Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.1 of Annaly’s Form 8-K (filed August 3, 2006))

3.4	Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.4 of Annaly’s Form 10-Q (filed May 7, 2008))

3.5	Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.1 of Annaly’s Form 8-K (filed June 23, 2011))

3.6	Form of Articles Supplementary designating Annaly’s 7.875% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.3 to Annaly’s Registration Statement on Form 8-A filed April 1, 2004)

3.7	Articles Supplementary designating an additional 2,750,000 shares of Annaly’s 7.875% Series A Cumulative Redeemable Preferred Stock, as filed with the State Department of Assessments and Taxation of Maryland on October 15, 2004 (incorporated by reference to Exhibit 3.2 to Annaly’s Form 8-K filed October 4, 2004)

3.8	Articles Supplementary designating Annaly’s 6% Series B Cumulative Convertible Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.1 to Annaly’s Form 8-K filed April 10, 2006)

3.9	Articles Supplementary designating Annaly’s 7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.1 to Annaly’s Current Report on Form 8-K filed May 16, 2012)

3.10	Articles Supplementary designating Annaly’s 7.50% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.1 to Annaly’s Form 8-K filed September 13, 2012)

3.11	Amended and Restated Bylaws of Annaly, adopted February 23, 2016 (incorporated by reference to Exhibit 3.11 to Annaly’s Form 10-K filed February 26, 2016)

3.12	Articles Supplementary designating Annaly’s 7.625% Series E Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.12 to Annaly’s Form 8-A filed on July 12, 2016)

3.13	Articles Supplementary designating Annaly’s 6.95% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.13 to Annaly’s Form 8-A filed on July 27, 2017)

3.14	Articles Supplementary designating Annaly’s 6.50% Series G Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.16 to Annaly’s Form 8-A filed on January 10, 2018)

Exhibit Number	Description of Exhibit

3.15	Form of Articles Supplementary designating Annaly’s 8.125% Series H Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to the copy included as part of Annex A of this Registration Statement)

3.16	Articles Supplementary reclassifying and designating (1) 7,412,500 authorized but unissued shares of Annaly’s preferred stock, $0.01 par value per share, without designation as to series or class, as shares of undesignated Common Stock; (2) 650,000 authorized but unissued shares of Annaly’s 7.625% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share, as shares of undesignated Common Stock; and (3) 3,400,000 authorized but unissued shares of Annaly’s 6.95% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, as shares of undesignated Common Stock (incorporated by reference to Exhibit 3.15 of Annaly’s Quarterly Report on Form 10-Q filed November 3, 2017)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Annaly’s Registration Statement on Form S-11 (Registration No. 333-32913) filed September 17, 1997)

4.2	Specimen Preferred Stock Certificate (incorporated by reference to Exhibit 4.2 to Annaly’s Registration Statement on Form S-3 (Registration No. 333-74618) filed December 5, 2001)

4.3	Specimen Series A Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 of Annaly’s Registration Statement on Form 8-A filed April 1, 2004)

4.4	Specimen Series B Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 to Annaly’s Form 8-K filed April 10, 2006)

4.5	Specimen Series C Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 to Annaly’s Form 8-K filed May 16, 2012)

4.6	Specimen Series D Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 to Annaly’s Form 8-K filed September 13, 2012)

4.7	Specimen Series E Preferred Stock Certificate (incorporated by reference to Exhibit 4.7 to Annaly’s Registration Statement (Registration No. 333-211140) on Form S-4/A filed May 27, 2016)

4.8	Specimen Series F Preferred Stock Certificate (incorporated by reference to Exhibit 4.8 to Annaly’s Form 8-A filed July 27, 2017)

4.9	Specimen Series G Preferred Stock Certificate (incorporated by reference to Exhibit 4.9 to Annaly’s Form 8-A filed January 10, 2018)

4.10*	Specimen Series H Preferred Stock Certificate

4.11	Indenture, dated as of February 12, 2010, between Annaly and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 to Annaly’s Form 8-K filed February 12, 2010)

4.12	Supplemental Indenture, dated as of February 12, 2010, between Annaly and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 to Annaly’s Form 8-K filed February 12, 2010)

4.13	Form of 4.00% Convertible Senior Note due 2015 (incorporated by reference to Exhibit 4.9 of Annaly’s Form 10-K filed February 26, 2016)

4.14	Second Supplemental Indenture, dated as of May 14, 2012, between Annaly and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 to Annaly’s Form 8-K filed May 14, 2012)

4.15	Form of 5.00% Convertible Senior Note due 2015 (incorporated by reference to Exhibit 4.11 of Annaly’s Form 10-K filed February 26, 2016)

4.16	Form of Indenture between Annaly and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.6 to Annaly’s Form S-3 filed February 9, 2016)

Exhibit Number	Description of Exhibit

5.1*	Opinion of DLA Piper LLP (US) regarding legality of securities being registered

8.1*	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters

8.2*	Opinion of Cooley LLP as to tax matters

8.3*	Opinion of Hunton Andrews Kurth LLP as to tax matters

8.4*	Opinion of Hogan Lovells US LLP as to tax matters

10.1	Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to Annaly’s Registration Statement on Form S-11 (Registration No. 333-32913) filed August 5, 1997)

10.2	Form of Master Repurchase Agreement (incorporated by reference to Exhibit 10.7 to Annaly’s Registration Statement on Form S-11 (Registration No. 333-32913) filed August 5, 1997).

10.3	Amended and Restated Management Agreement, dated as of April 12, 2016, by and among Annaly and Annaly Capital Management Company LLC (incorporated by reference to Exhibit 10.1 to Annaly’s Form 8-K filed April 12, 2016)

10.4	Annaly’s 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Annaly’s Form 8-K filed June 1, 2010)

10.5	Annaly’s Deferred Compensation Plan for Directors (incorporated by reference to Exhibit 10.5 to Annaly’s Annual Report on Form 10-K filed on February 23, 2017)

10.6	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Registration’s Current Report on Form 8-K filed on March 20, 2017)

12.1*	Computation of Annaly Ratio of Earnings to Fixed Charges

12.2*	Computation of MTGE Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of Annaly (incorporated by reference to Exhibit 21.1 of Annaly’s Form 10-K filed February 16, 2018)

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of DLA Piper LLP (US) for legality opinion (included in the opinion filed as Exhibit 5.1 and incorporated herein by reference)

23.4*	Consent of Wachtell, Lipton, Rosen & Katz for tax matters opinion (included in the opinion filed as Exhibit 8.1 and incorporated herein by reference)

23.5*	Consent of Cooley LLP for tax matters opinion (included in the opinion filed as Exhibit 8.2 and incorporated herein by reference)

23.6*	Consent of Hunton Andrews Kurth LLP for tax matters opinion (included in the opinion filed as Exhibit 8.3 and incorporated herein by reference)

23.7*	Consent of Hogan Lovells US LLP for tax matters opinion (included in the opinion filed as Exhibit 8.4 and incorporated herein by reference)

99.1*	Consent of Barclays Capital

99.2†	Form of Letter of Election and Transmittal

99.3†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4†	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

*	Filed herewith.
†	Filed previously.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 31, 2018.

ANNALY CAPITAL MANAGEMENT, INC.

By:	/s/ KEVIN G. KEYES
	Name:	Kevin G. Keyes
	Title:	Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on May 31, 2018.

Signature	Title

/s/ KEVIN G. KEYES Kevin G. Keyes	Chairman, Chief Executive Officer and President (Principal Executive Officer)

* Glenn A. Votek	Chief Financial Officer (Principal Financial and Accounting Officer)

*	Director
Francine J. Bovich

* Kevin P. Brady	Director

* Wellington J. Denahan	Director

* Katherine Beirne Fallon	Director

Signature	Title

* Jonathan D. Green	Director

* Michael E. Haylon	Director

* E. Wayne Nordberg	Director

* John H. Schaefer	Director

* Donnell A. Segalas	Director

* Vicki Williams	Director

By:	/s/ Kevin G. Keyes
Attorney-in-Fact May 31, 2018